As filed pursuant to Rule 424(b)(4)

Registration No. 333-287060

Up to 18,800,000 Ordinary Shares

VivoPower International PLC (“VivoPower,” “we,” “us” or the “Company”) is offering in a best efforts offering under this prospectus of up to 18,800,000 Ordinary Shares, nominal value $0.12 (the “Ordinary Shares”). The offering price of the Ordinary Shares is $6.05 per Ordinary Share.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “VVPR.” The last sale price of our Ordinary Shares on May 27, 2025 was $6.04 per share.

We have engaged Chardan Capital Markets LLC (“Chardan”) as our exclusive placement agent, or the Placement Agent, to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent is not purchasing or selling any of the securities we are offering and is not required to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth below and throughout this prospectus. We have agreed to pay the Placement Agent the placement agent fees set forth in the table below. See “Plan of Distribution” on page 95 of this prospectus for more information.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the Ordinary Shares offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Ordinary Shares sufficient to pursue the business goals described in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of Ordinary Shares offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

This offering will terminate fifteen days following the date of the placement agency agreement between the Company and the Placement Agent (the “placement agency agreement”), unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. The Ordinary Shares will be offered at a fixed price and we expect to have one or more closings for all the securities purchased in this offering.

	Per Ordinary Share	Total
Public offering price	$6.05	$113,740,000
Placement agent fees (1)(2)	$0.39325	$7,393,100
Proceeds to us (before expenses) (1)	$5.65675	$106,346,900

(1)	Assumes the sale of 100% of the Ordinary Shares offered in this offering. Since this is a best efforts offering, we may not sell all or any of the Ordinary Shares offered pursuant to this prospectus.

(2)	In connection with this offering, we have agreed to pay to Chardan, as Placement Agent, a cash fee equal to 6.5% of the gross proceeds received by us in the offering. For a description of the additional compensation to be received by Chardan, see “Plan of Distribution.”

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

We are a “foreign private issuer” as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary—Implications of Being a Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

We will deliver the Ordinary Shares being issued to the investors electronically, upon closing and receipt of investor funds for the purchase of the Ordinary Shares offered pursuant to this prospectus.

The date of this prospectus is May 27, 2025

Chardan

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any amendments thereto. Neither we nor the Placement Agent have authorized anyone else to provide you with different information. We do not, and the Placement Agent and its affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

On October 5, 2023, we effected a 1-for-10 reverse share split of our issued and outstanding Ordinary Shares (the “Reverse Stock Split”). Unless indicated or the context otherwise requires, all per share amounts and numbers of Ordinary Shares in this prospectus have been adjusted to account for the Reverse Stock Split.

As a U.K. incorporated company, we are subject to applicable laws of England and Wales including the Companies Act 2006. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

For investors outside of the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “VivoPower,” the “Group,” the “company,” “we,” “us” and “our” refer to VivoPower International PLC and its consolidated subsidiaries, except where the context otherwise requires.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position and market opportunity, is based on our management’s estimates and research, as well as industry and general publications and research, surveys and studies conducted by third parties. We believe that the information from these third-party publications, research, surveys and studies included in this prospectus is reliable. Management’s estimates are derived from publicly available information, their knowledge of our industry and their assumptions based on such information and knowledge, which we believe to be reasonable. These data involve a number of assumptions and limitations which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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PROSPECTUS SUMMARY

This summary highlights selected information about us and the Ordinary Shares that we are offering. It may not contain all of the information that may be important to you. Before investing in the Ordinary Shares, you should read this entire prospectus and other information incorporated by reference from our other filings with the SEC carefully for a more complete understanding of our business and this offering, including our consolidated financial statements, and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

Company Overview

VivoPower is an award-winning global sustainable energy solutions B Corporation company focused on electric solutions for customized and ruggedized fleet applications, battery and microgrids, solar and critical power technology and services. The Company’s core purpose is to provide its customers with turnkey decarbonization solutions that enable them to move toward net-zero carbon status. VivoPower has operations and personnel in Australia, Canada, the Netherlands, the United Kingdom, the United States, and the Philippines.

VivoPower was incorporated on February 1, 2016, under the laws of England and Wales, with company number 09978410, as a public company limited by shares. VivoPower recertified as a B Corporation in 2022 and was recognized in the Best For The World program as being in the top 5% amongst B Corporations for Governance.

Management analyses the business in five segments: Electric Vehicles, Solar Development, Sustainable Energy Solutions, Critical Power Services and Corporate Office.

Electric Vehicles

Tembo e-LV B.V. (“Tembo”) is the electric vehicle business unit and brand of VivoPower. It has operating subsidiaries in the Netherlands, Australia, and Asia. Founded in the Netherlands in 1969, as a specialist off-road vehicle ruggedization and modification company, Tembo now designs and develops of electric battery conversion kits to replace internal combustion engines (“ICE”) in light utility vehicle fleets, particularly for the mining sector. VivoPower first acquired a shareholding in Tembo in October 2020 before securing full control in February 2021. Since then, the Tembo business has been transformed into a global business and brand with partners and customers globally.

Today, Tembo has three divisions and product lines being the Electric Utility Vehicle (“EUV”) conversion kits for mining and other off-road and ruggedized or customized on-road applications, the Public Utility Vehicle (“PUV”) electric powertrain conversion kits for the jeepneys in the Philippines and the recently established full Tembo OEM light utility pick up truck range called the Tembo Tuskers (“Tuskers”).

Tembo’s customers and partners are located across the globe and span a broad spectrum of sectors including mining, infrastructure, construction, government services, humanitarian aid, tourism and agriculture. See the section entitled “Recent Developments – Proposed Tembo Business Combination” below for additional information.

Sustainable Energy Solutions

VivoPower’s Sustainable Energy Solutions (“SES”) segment designs, evaluates, sells, and implements renewable energy infrastructure. This segment complements our electric vehicle offerings, enabling clients to adopt comprehensive decarbonization measures through on-site renewable generation, batteries and microgrids, EV charging stations, emergency backup power solutions and digital twin technology.

Critical Power Services

VivoPower’s Critical Power Services business was known as Aevitas. Aevitas was a key player in the manufacture, distribution, installation and servicing of critical energy infrastructure solutions. Its portfolio spans the design, procurement, installation, and upkeep of power and control systems, including those catering to utility and industrial scale solar farms. Under Aevitas, there were three operating companies, J.A. Martin Electrical, NDT Services and Kenshaw Electrical. J.A. Martin and NDT Services were sold in July 2022 and Kenshaw Electrical was sold in July 2024. VivoPower is completing a restructure of Aevitas given it is now a discontinued operation.

Solar Development

VivoPower’s portfolio of U.S. solar projects is held in its wholly owned subsidiary, Caret, LLC (“Caret”).

This segment has historically been characterized as the Solar Development segment and encompassed the Company’s solar development activities in the U.S. and Australia. The Company no longer has solar development activities in Australia following the sale of its interests in solar farm projects in FY2021.

In October 2023, VivoPower announced its board approved a plan to spin off the majority of its Caret business unit’s portfolio, comprising up to ten solar projects totaling 586MW-DC. This excluded two projects committed to a joint venture. VivoPower shareholders had approved this spinoff during the November 2022 Annual General Meeting (“AGM”).

VivoPower’s focus for its solar development business remains to monetize its portfolio of US solar projects, with the aim of using any funds generated to be redeployed to its Electric Vehicle and Sustainable Energy Solutions business units.

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Recent Developments

Proposed XRP Treasury Strategy

The Company announced on January 31, 2025, that Tembo would begin accepting certain payments in Bitcoin, Ripple (“XRP”) and Dogecoin and that the Company would incorporate these digital assets into its corporate treasury management strategy. Additionally, the Company noted that its treasury may elect to hold a portion of its reserves in Bitcoin, XRP, and/or Dogecoin, subject to ongoing market assessments and risk management considerations.

Building on this, and subject to raising a minimum of US$50 million in gross proceeds in this offering, the Company intends to implement an XRP-focused treasury strategy using funds that are in excess of its working capital and debt reduction requirements toward such purpose. If implemented, the Company would adopt a treasury policy under which the principal holding in its treasury reserve on the balance sheet will be allocated to XRP, by applying a public-market treasury model to an asset that is earlier in its lifecycle, structurally reflexive, and which benefits from a substantial and growing ecosystem of real world financial use-cases. We refer to this proposed strategy throughout this prospectus as the “Proposed XRP Treasury Strategy”.

The Board of Directors has approved the Company’s new treasury policy, authorizing long-term accumulation of such digital assets.

Proposed Takeover Proposal by Energi Holdings Limited

On March 24, 2025, the Company disclosed that it had received an unsolicited, non-binding all-cash takeover proposal from Energi Holdings Limited (“Energi”), an Abu Dhabi-headquartered energy solutions company. The proposal was to acquire all non-affiliated free float shares of the Company at an enterprise value of US$120 million, subject to Energi’s satisfactory completion of due diligence.

Subsequently, on March 27, 2025, the Company agreed to grant Energi an exclusivity period of eight weeks to conduct due diligence, contingent upon Energi increasing its non-binding all-cash takeover proposal to an enterprise valuation of US$180 million.

On April 9, 2025, the Company announced that Energi had amended its proposal to a proportional offer to acquire 80% of the unaffiliated free float shares of the Company. This revised proposal is subject to the completion of due diligence and the negotiation and execution of definitive transaction documents.

On May 7, 2025, Energi confirmed that it has completed phase 1 of due diligence in relation to the proposal to proportionally acquire 80% of the unaffiliated free float shares of the Company. The phase 2 due diligence is anticipated to take a further 4 weeks and be completed by the 2nd week of June. As of the date of this filing, the Company remains in exclusive discussions with Energi and continues to evaluate the proposal in consultation with its financial and legal advisors. There can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated on the terms currently contemplated, or at all.

Proposed Tembo Business Combination

On August 29, 2024, Cactus Acquisition Corp. 1 Limited, a Cayman Islands exempted company (“CCTS”), entered into a Business Combination Agreement (the “Tembo Business Combination Agreement”), by and among (i) CCTS, (ii) the Company, (iii) Tembo e-LV B.V., a private company with limited liability incorporated under the laws of the Netherlands and a subsidiary of the Company (“Tembo”), (iv) Tembo Group B.V., a private company with limited liability incorporated under the laws of the Netherlands and a wholly-owned subsidiary of Tembo (“Holdco”), and (v) Tembo EUV Investment Corporation Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Merger Sub”).

Pursuant to the Tembo Business Combination Agreement, in connection with the closing of the transactions contemplated thereby (the “Tembo Business Combination” and such closing, the “Tembo Business Combination Closing”), among other things, (i) each shareholder of Tembo (each, a “Company Shareholder”) will contribute and transfer each share of Tembo held by it to Holdco in exchange for ordinary shares of Holdco (the “Share Exchange”), (ii) immediately following the Share Exchange, the legal form of Holdco will be converted from a private company with limited liability to a public limited liability company (the “Holdco Reorganization”) and (iii) following the Holdco Reorganization, Merger Sub will merge with and into CCTS, with CCTS being the surviving company in the merger (the “Merger”) and, by virtue of the Merger, each outstanding security of CCTS immediately prior to the effective time of the Merger will convert into the right to receive a substantially equivalent security of Holdco, all upon the terms and subject to the conditions set forth in the Tembo Business Combination Agreement and in accordance with the provisions of applicable law. The consummation of the Tembo Business Combination is subject to customary closing conditions.

Under the Business Combination Agreement, the consideration to be paid to the equity holders of Tembo is $838,000,000, and will be paid entirely in the form of newly issued ordinary shares of Holdco, with each share valued at $10.00.

The parties are working diligently toward filing a Form F-4 registration statement relating to the Tembo Business Combination and intend to list the shares of the combined company on Nasdaq following the Closing.

Other Recent Developments

On June 5, 2024, VivoPower announced the Australian launch of Tembo’s range of 100% electric utes, the Tembo Tusker, marking a significant milestone Tembo’s mission to electrify off-road vehicles is showcased by the Tusker’s sector-leading price, reflecting its advanced design and global partnerships. The Tembo Tusker, a fully electric single and dual cab ute, combines innovation with a sector-leading price from $74,000 + GST and ORC. With 65Kwh and 77Kwh options, it offers ranges of 330km to 400km on a single charge.

On June 18, 2024, VivoPower announced that its subsidiary, Tembo, has secured a minimum of 200 orders worth $10 million in initial commitments for its fully electric pick-up utility vehicle, Tembo Tusker, for delivery to customers and partners in Australia and New Zealand by February 2026. The Tembo Tusker range is expected to augment the Tembo conversion programs, increasing choices for Tembo’s B2B customer base and target market.

On June 29, 2024, VivoPower signed an amendment and extension to its $34 million shareholder loan financing agreement with AWN Holdings Limited, its largest shareholder (collectively with its affiliates and subsidiaries, “AWN”). The agreement consolidates all shareholder loans into a single tranche and reclassifies them as non-current, improving VivoPower’s balance sheet. In connection with the amendment, AWN also received an option to acquire 1,150,000 Tembo shares following the Tembo Business Combination at an exercise price of $1.35 per share. The loan has a weighted average interest rate of 11.3% and will mature in June 30, 2030.

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On July 7, 2024, as part of the Company’s previously announced strategic focus on its fast-growing business units being Electric Vehicles and Sustainable Energy Solutions, the Company announced the sale of its non-core business unit, Kenshaw Electrical, for gross consideration of approximately A$5.0 million. By divesting non-core assets, VivoPower believes it can concentrate on advancing its core sustainable energy solutions and electric vehicle businesses.

In September 2024, VivoPower signed a Heads of Agreement with Sansure Biotech to distribute Mpox diagnostic  test kits in Singapore, Hong Kong, and Australia. The partnership aims to address rising demand for Mpox diagnostics in the Asia-Pacific region by leveraging VivoPower’s distribution capabilities and Sansure’s advanced diagnostic technologies.

On September 17, 2024, VivoPower announced it signed a strategic merger Heads of Agreement with Canadian hydrogen solutions provider, FAST. The proposed merger aims to create a combined entity with a pro forma equity value of US$1.13 billion, targeting growth in the hydrogen and electrification markets. The merger aligns with both companies’ decarbonization objectives and plans to leverage their complementary technologies.

 On October 3, 2024, Tembo entered a definitive agreement with Sarao Motors, a leading jeepney manufacturer in the Philippines. The collaboration aims to electrify the country’s jeepney fleet, targeting the estimated US$10 billion Philippine jeepney market. This partnership supports Tembo’s strategy to expand into Southeast Asia while contributing to the region’s transport decarbonization efforts.

On November 11, 2024, VivoPower’s Caret Digital announced plans to develop up to 55MW of its solar farm portfolio for digital asset mining, including Dogecoin and Litecoin. The initiative is expected to leverage renewable energy from these solar farms and could potentially generate up to US$150 million in revenues, contributing to the company’s goal of building sustainable crypto-mining operations.

In November 2024, Tembo secured full on-road homologation for its Tembo Tusker electric vehicles in Australia and New Zealand. This approval enables the Tembo Tusker to enter the US$10 billion Australasian pick-up truck market, targeting sectors such as mining and infrastructure. The homologation marks a key step in Tembo’s strategy to commercialize its ruggedized electric utility vehicles for both on-road and off-road applications.

On November 22, 2024, VivoPower received a notification from Nasdaq regarding non-compliance with its periodic filing requirements due to a delayed Form 20-F filing. The company stated it is working to address the issue and intends to file the report promptly to regain full compliance with Nasdaq’s listing standards. In December, 2024, VivoPower filed its annual report on Form 20-F, fulfilling Nasdaq compliance requirements.

On December 5, 2024, VivoPower’s Caret Digital announced the activation of its Dogecoin mining operations as part of its broader digital asset strategy. The mining operations will use renewable energy sources and support Caret Digital’s goal of generating additional free cash flow and diversifying revenue streams. This marks the company’s entry into active crypto mining with a focus on sustainable practices.

On December 8, 2024, Tembo announced it will launch its EUV25 ePower conversion kits for Toyota LandCruisers at Automechanika Dubai 2024, one of the largest global automotive trade shows, with an estimated 60,000 attendees from 160 countries. The EUV25 kits are designed for electrifying LandCruisers used in sectors like mining, construction, and safari tourism, further supporting Tembo’s strategy to decarbonize off-road fleet vehicles.

On December 9, 2024, VivoPower’s Caret Digital announced securing an asset-backed financing facility to acquire up to 1,000 Antminer L9 mining rigs. This move is aimed at accelerating Dogecoin mining revenues and enhancing free cash flow generation. The facility will allow Caret Digital to scale its crypto-mining operations while optimizing capital efficiency.

On January 10, 2025, the Company filed a Form 6-K disclosing that it had received a notice from the Nasdaq Listing Qualifications Department (the “Nasdaq Notice”), indicating that it was not in compliance with Nasdaq Listing Rule 5550(b)(1). The Company did not meet the minimum stockholders’ equity requirement of US$2.5 million and also did not satisfy the alternative continued listing criteria based on market value of listed securities or net income from continuing operations. In response to the Nasdaq Notice, the Company submitted its initial compliance plan to Nasdaq on January 13, 2025, within the prescribed 45-day period. Updated plans were subsequently submitted on March 3, March 18 and April 17, 2025, reflecting refinements to the Company’s strategy to regain and maintain compliance. On April 25, 2025, the Company received an extension letter from Nasdaq granting it until July 2, 2025, to regain compliance.

On January 13, 2025, VivoPower’s Caret Digital announced securing a CAD$140 million binding investment commitment from GEM Global Yield (GGY). The investment is structured as a share subscription facility, providing Caret Digital with capital flexibility to support its business expansion, including upcoming acquisitions and product development in the digital solutions space.

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On January 22, 2025, VivoPower confirmed that Tembo is on track to fulfill orders and commence deliveries of its Tembo Tuskers electric utility vehicles (EUVs) from Sydney, Australia, in February 2025. The deliveries are part of Tembo’s subscription program, targeting mining and industrial fleet operators in Australia. This milestone supports Tembo’s commitment to providing ruggedized EV solutions for demanding sectors.

On February 10, 2025, Tembo announced signing a definitive supply agreement with Asilia Africa, a leading safari operator. The agreement covers the supply of Tembo’s electric utility vehicles (EUVs) to support Asilia’s sustainable safari operations across East Africa. This deal aligns with Tembo’s mission to advance electrification in environmentally sensitive industries and regions.

On March 3, 2025, VivoPower announced the activation and extension of its stock buyback program, authorizing the repurchase of up to US$5 million of its ordinary shares. The decision reflects the company’s belief that its shares are undervalued and highlights its commitment to enhancing shareholder value while maintaining capital flexibility.

On March 18 2025, VivoPower’s Tembo signed a Heads of Agreement with Associated Vehicle Assemblers Ltd. (AVA), East Africa’s leading vehicle assembler. The agreement sets out terms for assembling Tembo’s electric utility vehicles (EUVs) in Kenya, targeting regional markets in East and Southern Africa. This partnership supports Tembo’s strategy to localize assembly and distribution while contributing to regional decarbonization efforts.

On March 20 2025, VivoPower announced its intent to spin off Caret Digital via a direct listing on Nasdaq, accompanied by a dividend share distribution to existing VivoPower shareholders. The spin-off is designed to unlock value and provide direct exposure to Caret Digital’s growing digital asset and AI-focused businesses. The dividend distribution will be made to all eligible VVPR shareholders as of a future record date, which will be announced closer to the listing.

On April 11, 2025, the Company announced that Tembo had signed a Definitive Distribution Agreement worth up to an estimated US$85 million with leading Saudi Arabian energy and environmental solutions provider Green Watt to sell and distribute 1,600 Tembo electric utility vehicle (EUV) units across the Kingdom of Saudi Arabia over the next five years.

Corporate Information

VivoPower International PLC, a public limited company incorporated under the laws of England, was formed on February 1, 2016. Our registered and principal executive offices are located at Blackwell House, Guildhall Yard, London EC2V 5AE, United Kingdom. Our general telephone number is +44-203-667-5158 and our internet address is http://www.vivopower.com. Our website and the information contained on or accessible through our website are not part of this prospectus, and our website address is included in this document as an inactive textual reference only. Our agent for service of process in the United States is Corporation Service Company, 251 Little Falls Drive Wilmington, DE 19808.

VivoPower, the VivoPower logo and other trademarks or service marks of VivoPower International PLC including Tembo appearing in this prospectus are the property of VivoPower International PLC. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names.

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Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.

The Nasdaq Listing Rules allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case the U.K.) in lieu of the otherwise applicable Nasdaq corporate governance requirements, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws. We currently do not intend to take advantage of any such exemptions.

Risk Factor Summary

An investment in our securities involves a high degree of risk. A summary of the risk categories that affect us is set out below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary.

Risks related to our business and operations

●	Our operational and financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

●	We require additional financing to execute our strategy to operate and grow our business and additional requisite funding may not be available to us when we need or want it.

●	If we continue to experience losses and we are not able to raise additional financing to grow the revenue streams of the Company to become profit making, or generate cash through sales of assets, we may not have sufficient liquidity to sustain our operations and to continue as a going concern.

●	If we fail to meet changing customer demands, we may lose customers and our sales could suffer.

●	We face competition in the markets, industries and business segments in which we operate, which could adversely affect our business, operating results, financial condition and future prospects.

●	Our inability to protect our intellectual property could adversely affect our business. We may also be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

●	Our brand and reputation are key assets of our business, and if our brand or reputation is damaged, our business and results of operations could be materially adversely affected.

●	Our future business depends in part on our ability to make strategic acquisitions, investments and divestitures and to establish and maintain strategic relationships, and our failure to do so could have a material and adverse effect on our market penetration and revenue growth.

●	Our insurance coverage strategy may not be adequate to protect us from all business risks.

●	Our operations may be adversely affected by failure to maintain or renegotiate distribution, supply, manufacturing or license agreements on favorable terms

●	We may incur unexpected warranty and performance guarantee claims that could materially and adversely affect our financial condition or results of operations.

●	Our group Sustainable Energy Solutions (SES) strategy, including electric vehicles and electrical services to the solar power industry market, may not be successful, could disrupt our existing operations and increase costs, decrease profitability and reduce cash flows across the group

●	Our ability to scale up Tembo, our commercial EV segment, is dependent on securing new business opportunities and orders, meeting the requirements of customers and the timely delivery of orders across different market sectors.

●	The future growth and success of Tembo is dependent upon acceptance of its zero-emission specialist battery-electric off-road vehicle kits amongst key target customers in the mining, infrastructure, government services, humanitarian, tourism and utilities sectors.

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●	Tembo faces certain operational risks as it seeks to scale up its assembly and delivery capabilities and if it fails to execute properly, this will expose us to material losses and compromise our cash flows.

●	Constant innovation and product development is required for Tembo to ensure it remains competitive and relevant.

●	If the Tembo business does not perform in line with our expectations, we may be required to write-down the carrying value of our investment, including goodwill and intangible assets.

●	The market value of our investment in our SES assets may decrease, which may cause us to take accounting charges or to incur losses if we decide to sell them following a decline in their values.

●	We have a limited operating track record in the development and sale of SES solutions and, as a result, we may not be successful developing and scaling up this business segment profitably.

●	Our Netherlands electric vehicle workforce may become unionized, resulting in higher costs of operations and reduced labor efficiency.

●	Development and sales of our solar projects may be delayed or may not be fully realized, which could have a material adverse effect on our financial condition, results of operations or cash flows.

●	We plan to use a portion of our capital raised that is not required to provide working capital for our ongoing operations to invest in Ripple (“XRP”), which may adversely affect our financial results and the market price of our securities.

●	We face other risks related to our proposed XRP treasury reserve strategy.

Risks related to raising of capital and financing

●	We may not be able to generate sufficient cash flow to service all our indebtedness, any additional debt we may incur and our other ongoing liquidity needs, and we may be forced to take other actions to satisfy our obligations under our indebtedness or any additional debt we may incur, which may not be successful.

●	If we fail to adequately manage our planned growth, our overall business, financial condition and results of operations could be materially adversely affected.

●	We may be unable to obtain favorable financing from our vendors and suppliers, which could have a material adverse effect on our business, financial condition or results of operations and prospects.

●	If we are unable to enter into new financing agreements when needed, or upon desirable terms, or if any of our current financing partners discontinue or materially change our financing terms, we may be unable to finance our operations and development projects or our borrowing costs could increase, which would have a material adverse effect on our business, financial condition and results of operations.
●	We are a holding company whose material assets consist of our holdings in our subsidiaries, upon whom we are dependent for distributions.

●	Tembo has entered into a Business Combination Agreement for a business combination with Cactus Acquisition Corp. 1 Limited (CCTS), a special purpose acquisition company. This process involves significant risks and uncertainties that could adversely affect our business, financial condition, results of operations, and prospects.

Risks related to ownership of our Ordinary Shares

●	The trading price of our Ordinary Shares is highly volatile and likely to continue to be so, presenting litigation risks.

●	We may issue additional securities in the future, which may result in dilution to our shareholders and may depress our share price.

●	We do not intend to pay any dividends on our Ordinary Shares at this time.

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●	We cannot assure you that our Ordinary Shares will always trade in an active and liquid public market. In addition, at times trading in our Ordinary Shares on The Nasdaq Capital Market (“Nasdaq”) has been highly volatile with significant fluctuations in price and trading volume, and such volatility and fluctuations may continue to occur in the future. Low liquidity, high volatility, declines in our stock price or a potential delisting of our Ordinary Shares may have a negative effect on our ability to raise capital on attractive terms or at all and may have a material adverse effect on our operations.

●	As a foreign private issuer whose shares are listed on Nasdaq, we may follow certain home country corporate governance practices instead of certain Nasdaq requirements.

●	The market price of our shares may be significantly and negatively affected by factors that are not in our control.

●	Our largest shareholder has substantial influence over us and its interests may conflict with or differ from interests of other shareholders.

●	The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

Risks related to climate, economic and geopolitical factors

●	We face risks related to natural disasters, health epidemics, such as COVID-19, and other catastrophes, which could significantly disrupt our operations or compromise our business continuity.

●	General economic conditions, including levels of inflation and official interest rates in different jurisdictions in which we operate, could adversely impact demand for our solutions, products and services.

●	Commodity prices (particularly for natural gas and coal) could impact the economic viability of our businesses, in particular SES and Solar Development.

●	Our operations span multiple markets and jurisdictions, exposing us to numerous legal, political, operational, foreign currency exchange and other risks that could negatively affect our operations and profitability.

●	Seasonal variations in demand linked to construction cycles and weather conditions may influence our results of operations and severe weather, including extreme weather conditions associated with climate change, may negatively affect our operations.

●	A deterioration or other negative change in economic or financial conditions in the countries in which we operate or in the global financial markets could have a material adverse effect on our business or results of operations.

Risks related to information systems, internal controls, cybersecurity, record keeping and reporting

●	Our operations depend on proper performance of various information technology systems.

●	If we are unable to maintain effective internal controls over financial reporting or effective disclosure controls and procedures, or if material weaknesses in our internal controls over financial reporting or in our disclosure controls and procedures develop, it could negatively affect the reliability or timeliness of our financial reporting and result in a reduction of the price of our Ordinary Shares or have other adverse consequences.

●	The accounting treatment for many aspects of our business is complex and any changes to the accounting interpretations or accounting rules governing our business could have a material adverse effect on our reported results of operations and financial results.

●	Security breaches, cyber-attacks, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

●	We make estimates and assumptions in connection with the preparation of our consolidated financial statements, and any changes to those estimates and assumptions could have a material adverse effect on our reported results of operations.

●	We currently report our financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

●

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our XRP holdings, we may lose some or all of those assets, and our financial condition and results of operations could be materially adversely affected.

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Risks related to regulations and governance

●	Regulations and policies governing the electric utility industry, as well as changes to these regulations and policies, may adversely affect demand for our solutions, projects and services and materially adversely affect our business, results of operations and/or financial condition.

●	Regulations and policies governing electric vehicles may materially adversely affect the adoption of electric vehicles and hence the demand for and/or financial viability of our electric vehicle business.

●	Regulations and policies governing solar power project development, installation and energy generation may adversely affect demand for solutions, products and services including SES, Critical Power and Solar Development.

●	Changes to our tax liabilities or changes to tax requirements in the jurisdictions in which we operate could significantly and negatively affect our profitability.

●	Changes in, or any failure to comply with, privacy laws, regulations, and standards may adversely affect our business.

●	As a foreign private issuer under the rules and regulations of the SEC, we are exempt from a number of rules under U.S. securities laws that apply to U.S.-based issuers and are permitted to file less information with the SEC than such companies.

●	U.S. holders of our shares could be subject to material adverse tax consequences if we are considered a “passive foreign investment company” for U.S. federal income tax purposes.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	U.S. investors may have difficulty enforcing civil liabilities against our Company, our directors or members of senior management and the experts named in this prospectus.

●	Changes in U.S. federal income tax policy, including in relation to investment tax credits, may affect the appetite of investors for renewable project investments that are eligible for such credits and could therefore have a negative impact on the economic viability of our U.S. solar development projects.

●	From time to time, we may become involved in costly and time-consuming litigation and other regulatory proceedings which require significant attention from our management.

●	We are subject to the U.K. Bribery Act, the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations.

Risks related to attracting and retaining talent

●	Our future success depends on our ability to retain our chief executive officer and other key executives.

●	The success of our Company is heavily dependent on the continuing services of key personnel as well as the recruitment and retention of additional personnel.

Risks related to this offering

●	The best efforts structure of this offering may have an adverse effect on our business plan.

●	Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

●	Sales of a substantial number of our Ordinary Shares in the public market by the investors in this offering and/or by our existing shareholders could adversely affect the trading price of our Ordinary Shares.

●	You may experience future dilution as a result of future equity offerings.

●	The trading price of our Ordinary Shares has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

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THE OFFERING

Ordinary shares offered by us	Up to 18,800,000 Ordinary Shares on a best-efforts basis

Ordinary shares outstanding prior to this offering	10,112,212 Ordinary Shares

Offering price	$6.05 per Ordinary Share

Ordinary shares to be outstanding after this offering	28,912,212 Ordinary Shares (assuming we sell the maximum number of Ordinary Shares offered in this offering)

Use of proceeds	Assuming we sell the maximum number of Ordinary Shares offered in this offering, we estimate the net proceeds that we will receive from this offering will be approximately $106.1 million, based on the public offering price of $6.05 per share, after deducting placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to implement the Proposed XRP Treasury Strategy and power-to-x applications, fund working capital needs in connection with the expansion of our operations to the commercial electronic vehicle segment, to reduce our debts, including monies owed to shareholders, as well as for general corporate purposes. See the “Use of Proceeds” section of this prospectus for additional information. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. For example, if we sell only 25%, 50% or 75% of the maximum amount offered, our net proceeds will be approximately $26.3 million, $52.9 million, or $79.5 million, respectively.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 11 for a discussion of factors to consider carefully before deciding to invest in our Ordinary Shares.

Transfer Agent	The registrar and transfer agent for the Ordinary Share is Computershare Trust Company, N.A.

The Nasdaq Capital Market symbol	“VVPR”

Best Efforts	We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 95 of this prospectus.

The number of our Ordinary Shares to be outstanding after this offering is based on 10,112,212 of our Ordinary Shares outstanding as of May 1, 2025, and excludes the following:

●	423,077 Ordinary Shares upon exercise of Series A warrants issued to investors on August 2, 2022, at an exercise price of $13.00 per share;

●	25,000 Ordinary Shares upon exercise of warrants contracted to be conditionally issued to corporate advisors at an exercise price of $6.60 per share;

●	86,942 Ordinary Shares upon exercise of warrants issued at an exercise price of $6.00 per share to Kevin Chin in lieu of salary. In turn, Kevin Chin gifted this to a benevolent foundation; and

●	33,144 Ordinary Shares issued upon the settlement of outstanding restricted stock units, performance stock units or bonus stock awards under our equity plans as of April 4, 2024. Additional restricted stock units, performance stock units or bonus stock awards for the quarter up to June 30, 2024, are also excluded as they have yet to be granted.

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RISK FACTORS

Investing in our Ordinary Shares involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus before you decide to purchase our securities. Any of the risks and uncertainties set forth below could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus. As a result, you could lose all or part of your investment.

Risks related to our business and operations

Our operational and financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

In order to facilitate the growth of our Sustainable Energy Solutions (“SES”) strategy, we will need to make significant investments of both an operational expenditure and a capital expenditure nature.

We may not be profitable from period to period because we do not know the rate at which our revenue will grow, if it will grow at all, and we do not know the rate at which we will incur expenses. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our revenue and operating results are difficult to predict and may vary significantly from period to period. Sustained losses could have a material adverse effect on our business, financial condition or results of operations.

We expect our period to period financial results to vary based on our operating costs, which we anticipate will fluctuate as the pace at which we continue to design, develop and manufacture new products and to increase production capacity by expanding our current manufacturing facilities and adding future facilities. Additionally, our revenues from period to period may fluctuate as we introduce existing products to new markets for the first time and as we develop and introduce new products. Moreover, our financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may focus on short-term financial results. Accordingly, the trading price of our stock could decline substantially, either suddenly or over time.

We require additional financing to execute our strategy to operate and grow our business and additional requisite funding may not be available to us when we need or want it.

Our operations and our future plans for expansion are capital intensive requiring significant investment in operational expenditures and capital expenditures to realize the growth potential of our electric vehicle, sustainable energy solutions and solar development businesses. In addition, we are subject to substantial and ongoing administrative and related expenses required to operate and grow a public company. Together these items impose substantial requirements on our cash flow and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. As a result, we require a combination of additional financing options in order to execute our strategy and meet the operating cash flow requirements necessary to operate and grow our business. We may need or want to raise additional funds through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with our principal sources of liquidity, the costs of developing and manufacturing our current or future products, to pay any significant unplanned or accelerated expenses or for new significant strategic investments, or to refinance our significant consolidated indebtedness, even if not required to do so by the terms of such indebtedness. As of December 31, 2024, we had a net current liability position of $28.1 million. To address this, the Company is pursuing a combination of strategic measures, including raising sufficient capital over the next 12 months, further reducing its cash burn rate, negotiating payment plans with key creditors and lenders, and generating sufficient revenues and cash flows from its expanded range of products and solutions. However, we may not be able to obtain the additional or requisite funding on favorable terms when required, or at all, or negotiate favorable payment plans with key creditors and lenders or execute our strategic development plans or to meet our cash flow needs. Our inability to obtain funding or engage in strategic transactions could have a material adverse effect on our business, our strategic development plan for future growth, our financial condition, and our results of operations.

If we continue to experience losses and we are not able to raise additional financing to grow the revenue streams of the Company to become profit making, or generate cash through sales of assets, we may not have sufficient liquidity to sustain our operations and to continue as a going concern.

We experienced a loss of $4.5 million and $7.8 million during the six months ended December 31, 2024 and 2023 respectively; we also experienced a loss of $46.7 million, $24.3 million, and $22.1 million for the years ended June 30, 2024, 2023 and 2022, respectively. If we are unable to generate sufficient revenue from the operation of our businesses, grow our electric vehicle sales, and generate sales of SES projects, or if we are unable to reduce our expenses sufficiently, we may continue to experience substantial losses.

The accompanying consolidated financial statements are prepared on a going concern basis and do not include any adjustments that result from uncertainty about our ability to continue as a going concern. However, if losses continue, and if we are unable to raise additional financing on sufficiently attractive terms or renegotiate with our creditors and lenders on favorable terms, or generate cash through sales of EV conversion Kits, EV Pickup trucks and electric Jeepneys solar projects or other material assets or other means, then we may not have sufficient liquidity to sustain our operations or meet our financial obligations and may not be able to continue as a going concern. Similarly, the report of our independent registered public accounting firm on our consolidated financial statements as of and for the year ended June 30, 2024 includes an explanatory paragraph indicating that a material uncertainty exists which may cast material doubt on the group’s ability to continue as a going concern if it is unable to secure sufficient funding. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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If we fail to meet changing customer demands, we may lose customers and our sales could suffer.

The industry in which we operate changes rapidly. Changes in our customers’ requirements result in new and more demanding technologies, product specifications and sizes, and manufacturing processes. Our ability to remain competitive will depend upon our ability to develop technologically advanced products and processes. We must continue to meet the increasingly sophisticated requirements of our customers on a cost-effective basis. We cannot be certain that we will be able to successfully introduce, market and cost-effectively source any new products, or that we will be able to develop new or enhanced products and processes that satisfy customer needs or achieve market acceptance. Any resulting loss of customers could have a material adverse effect on our business, financial condition or results of operations

We face competition in the markets, industries and business segments in which we operate, which could adversely affect our business, operating results, financial condition and future prospects.

We face competition in each of the business segments and jurisdictions in which we operate. Some of our competitors (i) have more financial, technological, engineering and manufacturing resources than we do to develop products, services and solutions that may compete favorably against our products; (ii) are developing or are currently producing products, services and solutions based on new technologies that may ultimately have costs similar to or lower than ours; (iii) have government-backed financial resources or parent companies with greater depths of resources than are available to us; (iv) have access to a lower cost of capital than we do; (v) have stronger distribution partnerships and channels than we do, enabling access to larger customer bases; and (vi) may have longer operating histories, greater name and brand recognition and greater economies of scale than we do.

In addition, new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, adversely impacting our business in the process.

We expect that our competitors will continuously innovate to improve their ability to deliver products, services and solutions to meet customer demands. Should we fail to compete effectively, this could have a material adverse effect on our business, results of operations and financial condition.

Our inability to protect our intellectual property could adversely affect our business. We may also be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Any failure to protect our proprietary rights adequately could result in our competitors offering similar sustainable energy solutions more quickly than anticipated, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. We rely on intellectual property laws, primarily a combination of copyright and trade secret laws in the U.S., U.K., Europe, and Australia, as well as license agreements and other contractual provisions, to protect our proprietary technology and brand. We cannot be certain our agreements and other contractual provisions will not be breached, including a breach involving the use or disclosure of our trade secrets or know-how, or that adequate remedies will be available in the event of any breach. In addition, our trade secrets may otherwise become known or lose trade secret protection.

We cannot be certain our products and our business do not or will not violate the intellectual property rights of a third party. Third parties, including our competitors, may own patents or other intellectual property rights that cover aspects of our technology or business methods. Such parties may claim we have misappropriated, misused, violated or infringed upon third-party intellectual property rights and if we gain greater recognition in the market, we face a higher risk of being the subject of claims we have violated others’ intellectual property rights. Any claim we violated a third party’s intellectual property rights, whether with or without merit, could be time-consuming, expensive to settle or litigate and could divert our management’s attention and other resources, all of which could adversely affect our business, results of operations, financial condition and cash flows. If we do not successfully settle or defend an intellectual property claim, we could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content or brands. To avoid a prohibition, we could seek a license from third parties, which could require us to pay significant royalties, increasing our operating expenses. If a license is not available at all or not available on commercially reasonable terms, we may be required to develop or license a non-violating alternative, either of which could adversely affect our business, results of operations, financial condition and cash flows.

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Our brand and reputation are key assets of our business, and if our brand or reputation is damaged, our business and results of operations could be materially adversely affected.

If we fail to deliver our renewable products, critical power services and electric vehicle (“EV”) conversion kits within planned timelines and contracted obligations, or our products and services do not perform as anticipated, or if we materially damage any of our clients’ properties, or cancel projects, our brand name and reputation could be significantly impaired. If customers or potential customers have or develop a less favorable view of our brand or reputation, for the reasons stated above or for any other reason, it could materially adversely affect our business, results of operations and financial condition.

Our future business depends in part on our ability to make strategic acquisitions, investments and divestitures and to establish and maintain strategic relationships, and our failure to do so could have a material and adverse effect on our market penetration and revenue growth.

We frequently look for and evaluate opportunities to acquire other businesses, make strategic investments or establish strategic relationships with third parties to improve our market position or expand our products and services. When market conditions permit and opportunities arise, we may also consider divesting part of our current business to focus management attention and improve our operating efficiency. Investments, strategic acquisitions and relationships with third parties could subject us to a number of risks, including risks associated with integrating their personnel, operations, services, internal controls and financial reporting into our operations as well as the loss of control of operations that are material to our business. If we divest any material part of our business, we may not be able to benefit from our investment and experience associated with that part of the business and may be subject to intensified concentration risks with less flexibility to respond to market fluctuations. Moreover, it could be expensive to make strategic acquisitions, investments, divestitures and establish and maintain relationships, and we may be subject to the risk of non-performance by a counterparty, which may in turn lead to monetary losses that materially and adversely affect our business. We cannot assure you that we will be able to successfully make strategic acquisitions and investments and successfully integrate them into our operations or make strategic divestitures or establish strategic relationships with third parties that will prove to be effective for our business. Our inability to do so could materially and adversely affect our market penetration, our revenue growth and our profitability.

Additionally, any acquisition involves potential risks, including, among other things:

●	mistaken assumptions about assets, revenues and costs of the acquired company, including synergies and potential growth;

●	an inability to successfully integrate the assets or businesses we acquire;

●	complexity of coordinating geographically disparate organizations, systems and facilities;
●	the assumption of unknown liabilities for which we are not indemnified or for which our indemnity is inadequate;

●	mistaken assumptions about the acquired company’s suppliers or dealers or other vendors;

●	the diversion of management’s and employees’ attention from other business concerns;

●	unforeseen difficulties operating in new geographic areas and business lines;

●	customer or key employee losses at the acquired business; and

●	acquiring poor quality assets, systems and processes.

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Our insurance coverage strategy may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. Additionally, the policies that we do have may include significant deductibles or self-insured retentions, policy limitations and exclusions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which may harm our business, operating results and financial condition.

Our operations may be adversely affected by failure to maintain or renegotiate distribution, supply, manufacturing or license agreements on favorable terms

We have distribution, supply, manufacturing and license agreements for our businesses. These agreements vary depending on the particular business, but tend to be for a fixed number of years. There can be no assurance that our businesses will be able to renegotiate rights on favorable terms when these agreements expire or that they will not be terminated. Failure to renew these agreements on favorable terms, or any disputes with distributors of our businesses’ products or suppliers of materials, could have an adverse impact on our business and financial results.

In particular in the case of Tembo we depend on suppliers for the components of our kit to maintain or improve their prices as volumes ordered increase and to deliver their products to Tembo within agreed timeframes. There can be no assurance that our volumes of orders and our suppliers’ pricing and lead times will be aligned with our agreements or forecast, which may have an adverse impact on our business and financial results.

We may incur unexpected warranty and performance guarantee claims that could materially and adversely affect our financial condition or results of operations.

In connection with our products and services, we may provide various system warranties and/or performance guarantees. While we generally are able to pass through manufacturer warranties we receive from our suppliers to our customers, in some circumstances, our warranty period may exceed the manufacturer’s warranty period, or the manufacturer warranties may not otherwise fully compensate for losses associated with customer claims pursuant to a warranty or performance guarantee we provided. For example, most manufacturer warranties exclude many losses that may result from a system component’s failure or defect, such as the cost of de-installation, re-installation, shipping, lost electricity, lost renewable energy credits or other solar incentives, personal injury, property damage, and other losses. In addition, in the event we seek recourse through manufacturer warranties, we will also be dependent on the creditworthiness and continued existence of these suppliers. These risks are exacerbated in the event such manufacturers cease operations or fail to honor their warranties.

As a result, warranty or other performance guarantee claims against us that exceed reserves could cause us to incur substantial expense to repair or replace defective products. Warranty reserves include management’s best estimates of the projected costs to repair or to replace items under warranty, which are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. Such estimates are inherently uncertain and subject to change based on our historical or projected experience. Significant repair and replacement costs could materially and negatively impact our financial condition or results of operations, as well divert employee time to remedying such issues. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our reputation, any of which could also adversely affect our business or operating results.

14

Our group Sustainable Energy Solutions (SES) strategy, including electric vehicles and electrical services to the solar power industry market, may not be successful, could disrupt our existing operations and increase costs, decrease profitability and reduce cash flows across the group.

Our strategy is to focus on delivering end-to-end sustainable energy solutions to corporate customers (including electric vehicles and electrical services to the solar power industry market) to help them accelerate achievement of their net zero carbon goals.

There can be no assurance that the SES strategy will succeed, especially as it is a new business model. For example, there may not be enough customers who engage us to deliver full end-to-end SES solutions to drive the growth that our management is targeting. We may not be able to perfect solutions that meet the expectations of customers, and we may be surpassed by competitors with better technologies. We may not be able to scale up Tembo appropriately or sufficiently integrate it with our existing business operations.

The new SES strategy may transform our growth trajectory but in doing so it will involve significant investment and place strain on our financial and management resources, as well as our business and compliance systems, people and processes. We may not be able to scale up our systems, hire enough people and upgrade our processes effectively so as to realize this growth. If we fail to achieve the targeted growth upon which our investments are made, this could have a material adverse effect on our business, results of operations and financial condition.

Any of the above could have a material adverse effect on our business, results of operations and financial condition.

Our ability to scale up Tembo, our commercial EV segment, is dependent on securing new business opportunities and orders, meeting the requirements of customers and the timely delivery of orders across different market sectors.

We plan to expand significantly in the commercial electric vehicle market, providing electric utility vehicles (“EUV”) with a key focus initially on servicing EUV customers in the mining, infrastructure, government services, humanitarian, tourism, and utilities sectors. As we look to develop these opportunities, monetize our pipeline and secure firm orders, we will incur increased operational expenditures and capital expenditures that may impact our profitability and cash flows.

We will continue to be engaged in product innovation with Tembo as we look to introduce new products, including EUV conversion kits with a longer range and/or greater payload capacity. To the extent that such innovation does not successfully meet regulatory requirements, quality and safety standards and/or customer expectations more generally, future sales could be impaired.

Following the acquisition of Tembo, we signed distribution agreements with a number of partners in North America, Australia, the Middle East, Africa, Southeast Asia and Europe to sell Tembo EUV conversion kits. If Tembo is not able to meet the technical specifications, quality and safety standards of our customers and partners, this will have a material adverse effect on Tembo’s brand, reputation, revenue and future prospects. Furthermore, if Tembo is unable to fulfill product delivery volumes in accordance with timelines agreed with our customers and partners, this could have a material adverse effect on future sales, operating results and the financial condition of the business.

Following the planned reverse merger of Tembo (deSPAC), Tembo will become a separately listed entity, providing it with direct access to capital markets to fund its growth and operational needs. This structure is expected to enhance its ability to scale independently while allowing VivoPower to focus on strategic oversight as a major shareholder. If the planned reverse merger of Tembo does not occur, VivoPower will need to explore alternative strategies, such as raising additional capital or restructuring operations, to support Tembo’s growth and meet its operational and financial objectives.

The future growth and success of Tembo is dependent upon acceptance of its zero-emission specialist battery-electric off-road vehicle kits amongst key target customers in the mining, infrastructure, government services, humanitarian, tourism and utilities sectors.

Our strategy for Tembo is to focus its vehicle fleet electrification efforts on the ruggedized, customized and off-road segments of the electric vehicle market including for the mining, infrastructure, government services, humanitarian, tourism and utilities sectors. This market is relatively new, rapidly evolving, and characterized by rapidly changing technologies, new competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. If this market does not develop as we expect or develops more slowly than we expect, our business, results of operations, financial condition and prospects will be materially adversely affected.

15

Factors that may influence the market acceptance of new zero-emission vehicles and the conversion of existing vehicles to zero-emission electric vehicles include:

●	perceptions about zero-emission electric vehicle quality, safety design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of any electric vehicle;

●	perceptions about the limitations on the range over which zero-emission electric vehicles may be driven on a single battery charge;

●	perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced or new technology;

●	the availability of, and perceptions about, alternative fuel vehicles, including hydrogen, as well as the cost of these fuels, which may reduce demand for battery electric vehicles;

●	the availability of service infrastructure for zero-emission electric vehicles;

●	changes in the costs of oil, diesel and gasoline;

●	government regulations and economic incentives, including a change in the administrations and legislations of federal and state governments, promoting fuel efficiency and alternate forms of energy;

●	access to charging stations, standardization of electric vehicle charging systems and perceptions about convenience and cost to charge an electric vehicle;

●	the availability of tax and other governmental incentives and rebates to purchase and operate electric vehicles or future regulation requiring increased use of zero-emission or hybrid electric vehicles, such as the Infrastructure Investment and Jobs Act enacted in November 2021 in the United States; and

●	macroeconomic factors.

The influence of any of the factors described above may cause current or potential customers not to purchase Tembo’s electric vehicles, which would materially adversely affect our business, results of operations, financial condition and prospects.

Tembo faces certain operational risks as it seeks to scale up its assembly and delivery capabilities and if it fails to execute properly, this will expose us to material losses and compromise our cash flows.

The Tembo business faces operational risks as a maker of battery-electric ruggedized and off-road vehicles embarking on a scale up of its assembly and delivery capabilities. These risks include:

●	industrial accidents or pollution which may result in operational disruptions such as work stoppages and which could result in increased production costs as well as financial and regulatory liabilities;

●	actual and potential supply chain shortages, in particular with regard to batteries and other vehicle inputs, as well as increases in the prices of such inputs, which may have a material adverse effect on the operations, profits and cash flow of Tembo;

●	issues relating to design or manufacturing defects;

●	issues relating to safety, including compliance with safety regulations and standards;

●	inability to secure appropriate premises and equipment;

●	inability to attract and retain appropriately qualified personnel; and

●	delays in launching or scaling up production and assembly of new products and features.

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Constant innovation and product development is required for Tembo to ensure it remains competitive and relevant.

Tembo operates in a market that is relatively new, rapidly evolving, and characterized by rapidly changing technologies, new competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. In order to stay competitive and relevant, it needs to continuously innovate and invest in product development and new technologies.

In particular, we are in the process of testing EV conversion kits with new battery platforms. Our ability to execute on the research, development and design of the EV conversion kit within the intended time and budget is key to deliver to our distribution partners and customers in accordance with our existing and upcoming agreements and to grow revenues at Tembo.

If Tembo fails to innovate and evolve to meet customer demands and stay ahead of competing technologies and companies, it may become obsolete or non-competitive. This would have a material adverse effect on our business, results of operations and financial condition.

If the Tembo business does not perform in line with our expectations, we may be required to write-down the carrying value of our investment, including goodwill and intangible assets.

Under IFRS, we are required to test the carrying value of long-term assets or cash-generating units for impairment at least annually and more frequently if we have reason to believe that our expectations for the future cash flows generated by these assets may no longer be valid. If the results of operations and cash flows generated by Tembo are not in line with our expectations, we may be required to write-down the carrying value of the investment. Any write-down could materially affect our business, financial condition and results of operations.

The market value of our investment in our SES assets may decrease, which may cause us to take accounting charges or to incur losses if we decide to sell them following a decline in their values.

The fair market value of investments we have made in our U.S. solar projects may decline. The fair market values of the investments we have made or may make in the future may increase or decrease depending on a number of factors, many of which are beyond our control, including the general economic and market conditions affecting the renewable energy industry, wholesale electricity prices, expectations of future market electricity prices, land owners’ expectations on terms of their leases, availability of alternative opportunities to land owners, unforeseen development delays, unfavorable project development costs, prohibitive deposit requirements by power offtakers and utilities for interconnection, and long-term interest rates.

Any deterioration in the market values of our investments could cause us to record impairment charges in our financial statements, which could have a material adverse effect on our business, financial condition and results of operations. If we sell any of our investments when prices for such investments have fallen, the sale may be at less than the investments’ carrying value on our financial statements, which could result in a loss, which could also have a material adverse effect on our business, financial condition and results of operations.

We have a limited operating track record in the development and sale of SES solutions and, as a result, we may not be successful developing and scaling up this business segment profitably.

The SES business segment aims to deliver solutions that combine electrification of customers’ light commercial vehicles; the design, development, construction and electrification of renewable energy powered sites that address customers’ critical power requirements (which will typically involve a solar power system, microgrid and charging stations); and the reuse or recycling of batteries from fleets of electric vehicles once the batteries reach the end of their useful life for vehicle applications.

We have experience in developing, financing and building solar power systems. However, we have limited experience and track record in combining this experience to develop and offer a complete SES solution with electric vehicles, renewable microgrids, battery recycling and reuse and we are still in the process of developing such capabilities.

Should we fail to appropriately scale up the SES business segment, we may incur operating losses that reduce our cash flows and have a material adverse effect on our financial condition.

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Our Netherlands electric vehicle workforce may become unionized, resulting in higher costs of operations and reduced labor efficiency.

Our Netherlands workforce for our electric vehicles business segment is currently not unionized. However, as we grow that workforce, some of the expanded workforce may be unionized.

Should such increased unionization occur, it could have a material adverse effect on our business, financial condition or results of operation.

Development and sales of our solar projects may be delayed or may not be fully realized, which could have a material adverse effect on our financial condition, results of operations or cash flows.

In the U.S., we have a portfolio of utility-scale solar projects under development. These projects are at varying stages of development and will take many months or even years to complete and sell. The successful development and sale of these projects is subject to a range of risks and uncertainties, including risks and uncertainties relating to economic and market conditions, political and regulatory conditions, and business and other factors beyond our control.

In addition, the attractiveness of these projects to potential purchasers is subject to numerous risks, including: (i) unfavorable changes in forecast construction costs; (ii) engineering or design problems; (iii) problems with obtaining permits, licenses, approvals or property rights necessary or desirable to consummate the projects; (iv) interconnection or transmission related issues; (v) environmental issues; (vi) force majeure events; (vii) access to project financing (including debt, equity or tax credits) on insufficiently attractive terms; and (viii) inability to secure off-takers, including pursuant to power purchase agreements (“PPA”). Failure to secure off-takers on terms favorable to us, or at all, may render projects economically unviable. Even if we are able to secure off-takers, we may experience extended delays in entering into PPAs for some of our solar power projects. Any delay in entering into PPAs may adversely affect our ability to secure the cash flows generated by such projects and impact the economics of those projects. Furthermore, any PPAs may be subject to price adjustments over time. If the price under any of our solar project PPAs is reduced below a level that makes a project economically viable, our financial conditions, cash flows and results of operations could be materially adversely affected.

Accordingly, the actual amount of proceeds from sales realized and the actual periods during which these proceeds are realized may vary substantially from our plans and projections. Our inability to realize some or all of the cash from the sale of solar projects could have a material adverse effect on our financial condition, results of operations or cash flows and create a risk that we will not be able to continue as a going concern.

We plan to use a portion of our capital raised that is not required to provide working capital for our ongoing operations to invest in Ripple (“XRP”), which may adversely affect our financial results and the market price of our securities.

If we implement the Proposed XRP Treasury Strategy, we plan to use a portion of our capital raised that is not required to provide working capital for our ongoing operations to invest in XRP. The price of XRP has historically been subject to dramatic price fluctuations and is highly volatile. Moreover, digital assets are relatively novel, and the application of securities laws and other regulations to such assets is unclear in many respects. It is possible that regulators may interpret laws in a manner that adversely affects the liquidity or value of our XRP holdings.

Any decrease in the fair value of XRP below our carrying value for such assets could require us to incur an impairment charge, and such a charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our securities. In addition, the application of generally accepted accounting principles with respect to digital assets remains uncertain in some respects, and any future changes in the manner in which we account for our XRP holdings could have a material adverse effect on our financial results and the market price of our securities.

In addition, if investors view the value of our securities as dependent upon or linked to the value or change in the value of our XRP holdings, the price of such digital assets may significantly influence the market price of our securities.

We face other risks related to our Proposed XRP Treasury Strategy.

If we implement our XRP Treasury Strategy, such reserve model would expose us to various risks, including the following:

●	Digital assets are subject to significant legal, commercial, regulatory, and technical uncertainty, and such a strategy may subject us to enhanced regulatory oversight;

●	Regulatory changes could impact our ability to operate validators or receive rewards;

●	Regulatory scrutiny of our activities may increase, potentially limiting our operations;

●	Potential litigation risks exist related to smart contract vulnerabilities, validator operations, or other business activities;

●	We could be subject to lawsuits alleging violations of securities laws if any XRP we hold is deemed a security;

●	If XRP is deemed a “security” for purposes of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and our holdings of XRP and related activities cause us to be deemed an “investment company” under the Investment Company Act, we could be required to register as an investment company and comply with enhanced regulatory requirements or could subject us to potential enforcement actions;

●	The SEC has previously referred to certain digital assets as potential securities in enforcement actions against major exchanges;

●	Our operations may be subject to enhanced scrutiny and compliance requirements if the XRP we hold are classified as securities in the future;

●	Uncertainty around the regulatory status of digital assets may impact our ability to list on certain exchanges;

●	Changes in political administration may not guarantee a favorable regulatory environment for digital assets;

●	Future SEC actions or court decisions could retroactively classify certain digital assets as securities, potentially leading to penalties or forced unwinding of transactions; and

●	Increased regulatory focus on Layer-1 blockchains beyond Bitcoin and Ethereum could result in new compliance requirements.

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Risks related to raising of capital and financing

We may not be able to generate sufficient cash flow to service all our indebtedness, any additional debt we may incur and our other ongoing liquidity needs, and we may be forced to take other actions to satisfy our obligations under our indebtedness or any additional debt we may incur, which may not be successful.

For the period ending December 31, 2024, debt obligations amounted to $29.0 million, compared to June 30, 2024, where we had an aggregate of $29.1 million in debt obligations. Our ability to make scheduled payments on or to refinance our debt obligations and to fund our ongoing liquidity needs depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. There can be no assurance that we will maintain a level of cash flow from operating activities or that future borrowings will be available to us in an amount or on terms sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, sell material assets, or to seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We could also face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations or risk not being able to continue as a going concern. In addition, we may be able to incur additional indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

If we fail to adequately manage our planned growth, our overall business, financial condition and results of operations could be materially adversely affected.

We are targeting significant growth across our businesses over the next 5 years, underpinned by strong industry tailwinds including the electrification of fleet vehicles, the adoption and acceleration of net zero carbon goals by corporate customers, and growth of the renewable and infrastructure sectors in our key geographic markets.

We expect that this significant growth in activity will place significant stress on our operations, management, employee base and ability to meet working capital requirements sufficient to support this growth over the next 12 to 36 months. Any failure to address the needs of our growing business successfully could have a material adverse effect on our business, operating results and financial condition.

We may be unable to obtain favorable financing from our vendors and suppliers, which could have a material adverse effect on our business, financial condition or results of operations and prospects.

In addition to obtaining financing from certain financial parties, we have also historically utilized financing from our vendors and suppliers through customary trade payables or account payables. At times, we have increased the number of days’ payables outstanding. There can be no assurance that our vendors and suppliers will continue to allow us to maintain existing or planned payables balances, and if we were forced to reduce our payables balances below our planned level without obtaining alternative financing, our inability to fund our operations would materially adversely affect our business, financial condition and results of operations. We could also face substantial liquidity problems and might be required to dispose of material assets or enter into economically unfavorable financing arrangements to meet creditor demands or risk not being able to continue as a going concern.

If we are unable to enter into new financing agreements when needed, or upon desirable terms, or if any of our current financing partners discontinue or materially change our financing terms, we may be unable to finance our operations and development projects or our borrowing costs could increase, which would have a material adverse effect on our business, financial condition and results of operations.

We continue to require working capital and credit facilities to fund the growth of our critical power services businesses, and we may require additional working capital and credit facilities to fund the growth of the electric vehicles business and the up-front costs associated with the development and sale of sustainable energy solutions projects. Without access to sufficient and appropriate financing, or if such financing is not available at desirable rates or on terms we deem appropriate, we would be unable to grow our business. Our ability to obtain financing in the future depends on banks’ and other financing sources’ continued confidence in our business model and the industries in which we operate as a whole. In addition, wholesale regulatory changes within financial services markets within specific jurisdictions in which we operate can affect the availability of financing for our businesses resulting from capital availability in the market and appetite of the market for certain industries, risks, or businesses. Changes to our business, the business of our lenders, or the financing market in a region or as a whole could result in us being unable to obtain new financing or maintain existing credit facilities. Failure to obtain the necessary financing to fund our operations would materially adversely affect our business, financial condition and results of operations. To date, we have obtained financing for our business from a limited number of financial parties. If any of these financial parties decided not to continue financing our business or to materially change the terms under which they are willing to provide financing, we could be required to identify new financial parties and negotiate new financing documentation. The process of identifying new financing partners and agreeing on all relevant business and legal terms could be lengthy and could require us to reduce the rate of growth of our business until such new financing arrangements are in place. In addition, there can be no assurance that the terms of the financing provided by a new financial party would compare favorably with the terms available from our current financing partners. In any such case, our borrowing costs could increase, which could have a material adverse effect on our business, financial condition, and results of operations.

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We are a holding company whose material assets consist of our holdings in our subsidiaries, upon whom we are dependent for distributions.

We are a holding company whose material assets consist of our holdings in our subsidiaries. We do not have independent sources of revenue generation. Although we intend to cause our subsidiaries to make distributions to us in an amount necessary to cover our obligations, expenses, taxes and any dividends we may declare, if one or more of our operating subsidiaries become restricted from making distributions under the provisions of any debt or other agreements or applicable laws to which it is subject, or is otherwise unable to make such distributions, it could have a material adverse effect on our financial condition and liquidity.

Tembo has entered into a Business Combination Agreement for a business combination with Cactus Acquisition Corp. 1 Limited (CCTS), a special purpose acquisition company. This process involves significant risks and uncertainties that could adversely affect our business, financial condition, results of operations, and prospects.

In August 2024, we signed a Business Combination Agreement for a business combination transaction between Tembo with CCTS, which values Tembo at a pre-money equity valuation of US$838 million. Should this merger be consummated, we expect that the combined company will trade on Nasdaq. Though the transaction is expected to close in the second half of 2025, the business combination is subject to regulatory and shareholder approvals, compliance with applicable laws and jurisdictions, and prevailing economic and market conditions, and there is no assurance that the transaction will be completed within the timeframe or at all.

Delays in the completion, or the possibility of termination, of the business combination could adversely affect our financial condition, strategic goals, and Tembo’s ability to secure additional financing. Furthermore, factors such as, but not limited to, market sentiment, regulatory developments, and legal exposures related to the business combination can influence our share price, potentially leading to increased volatility and fluctuations prior to or upon the completion of the business combination, among other related risks. As a result, there can be no assurance that the expected benefits of the business combination will be realized, or that Tembo or the Company’s business operations or financial conditions will not be adversely affected.

Risks related to ownership of our Ordinary Shares

The trading price of our Ordinary Shares is highly volatile and likely to continue to be so, presenting litigation risks.

The trading price of our Ordinary Shares has been highly volatile and will likely continue to be subject to wide fluctuations in response to various factors, most of which are beyond our control. Our Ordinary Shares have experienced an intra-day trading high of $9.90 per share and a low of $1.02 per share during FY2024.

The stock market in general, and the market for technology-oriented companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Furthermore, short sellers and activists may seek to sensationalize selected news about companies, including ours, so as to influence supply and demand for the Ordinary Shares, further influencing volatility in its market price. Public perception and other factors outside of our control may additionally impact our stock price.

Following periods of volatility in the overall market and our share price, there is a risk that securities class action litigation may be filed against us. While we would defend any such actions vigorously, any judgement against us or any future stockholder litigation could result in substantial costs and a diversion of our management’s attention and resources.

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We may issue additional securities in the future, which may result in dilution to our shareholders and may depress our share price.

We are not restricted from issuing additional Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares. Because we anticipate we will need to raise additional capital to operate and/or expand our business, we expect to conduct equity offerings in the future.

There is no limit on the number of Ordinary Shares we may issue under our articles of association, however the directors’ authority to allot Ordinary Shares is limited to the extent authorized by the shareholders of the Company. On December 28, 2023, at the Company’s annual general meeting, the directors were generally and unconditionally authorised, in accordance with section 551 of the Companies Act 2006, to exercise all powers of the Company to allot shares and grant rights to subscribe for or convert any security into shares in the Company up to an aggregate nominal amount of US$3.6 million. This authority will expire on December 27, 2028, unless renewed, varied, or revoked, although the Company may make offers or agreements prior to expiration that would or might require the allotment of shares or granting of rights after the expiry. The directors may act on such offers or agreements as if the authority had not expired. To the extent we conduct additional equity offerings, additional Ordinary Shares will be issued, which may result in dilution to our shareholders. The Ordinary Shares underlying our securities may be eligible for public resale in the future, either pursuant to registration or an exemption from registration. Sales of substantial numbers of shares in the public market could adversely affect the market price of our Ordinary Shares. In addition, issuances of a substantial number of shares will reduce the equity interest of our existing investors and could cause a change in control of our Company.

Future sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional shares. Furthermore, the market price of our Ordinary Shares could drop significantly if our executive officers, directors, or certain large shareholders sell their shares, or are perceived by the market as intending to sell them.

We do not intend to pay any dividends on our Ordinary Shares at this time.

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends on our Ordinary Shares in the future will be dependent upon our revenue and earnings, if any, capital requirements, and general financial condition, as well as the limitations on dividends and distributions that exist under the applicable laws and regulations of England and Wales and will be within the discretion of our board of directors (the “Board”). It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends on our Ordinary Shares in the foreseeable future. As a result, any gain you will realize on our Ordinary Shares will result solely from the appreciation of such shares.

We cannot assure you that our Ordinary Shares will always trade in an active and liquid public market. In addition, at times trading in our Ordinary Shares on The Nasdaq Capital Market (“Nasdaq”) has been highly volatile with significant fluctuations in price and trading volume, and such volatility and fluctuations may continue to occur in the future. Low liquidity, high volatility, declines in our stock price or a potential delisting of our Ordinary Shares may have a negative effect on our ability to raise capital on attractive terms or at all and may have a material adverse effect on our operations.

The market price of our Ordinary Shares may be influenced by many factors, many of which are beyond our control, including those described above in “Risks related to our business and operations.” As a result of these and other factors, investors in our Ordinary Shares may not be able to resell their shares at or above the price they paid for such shares or at all. The market price of our Ordinary Shares has frequently been highly volatile and has fluctuated in a wide range. The liquidity of our Ordinary Shares as reflected in daily trading volume on Nasdaq has usually been low.

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At a certain point in FY23, the trading price of our Ordinary Shares on Nasdaq fell to a minimum of $0.23 per share, and also traded to a maximum of $1.50 per share. The Company was first notified by Nasdaq that it no longer met the minimum bid price of $1.00 per share requirement, based on the closing bid price of the Company’s Ordinary Shares for the last 30 consecutive business days, on October 28, 2022, and was given an initial 180-day period, until April 26, 2023, to regain compliance. On April 27, 2023, the Company received written notification from Nasdaq granting the Company’s request for a 180-day extension to regain compliance with Nasdaq’s minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Company was given until October 23, 2023, to meet the Minimum Bid Price Requirement that the bid price of the Company’s Ordinary Shares close at, or above, $1.00 per share for a minimum of ten consecutive business days. On October 4, 2023, the Company announced a one-for-ten (1-10) reverse stock split and par value change of its Ordinary Shares to meet with the Minimum Bid Price Requirement. Ordinary Shares began trading on a post-split basis on October 6, 2023, and as of May 27, 2025, the Ordinary Shares were trading at $6.04 per share.

On November 12, 2024, the Company received another notice from Nasdaq for non-compliance with the $1.00 minimum bid price requirement. As of December 10, 2024, the company regained compliance after maintaining a closing bid price of $1.00 or more for 10 consecutive business days.

There can be no assurance that the Company will be able to maintain compliance with the Minimum Bid Price Requirement or that, if the Company receives a delisting notice and appeals the delisting determination by Nasdaq, such appeal would be successful.

Separately, on January 10, 2025, we filed a Form 6-K disclosing that we received a notice from the Nasdaq Listing Qualifications Department indicating that we were not in compliance with Nasdaq Listing Rule 5550(b)(1), due to our failure to meet the minimum stockholders’ equity requirement of US$2.5 million, or to qualify under the alternative standards for market value of listed securities or net income. In response to the Notice, the Company submitted its initial compliance plan to Nasdaq on January 13, 2025, within the prescribed 45-day period. Updated plans were subsequently submitted on March 3, March 18 and April 17, 2025, reflecting refinements to the Company’s strategy to regain and maintain compliance. On April 25, 2025, the Company received an extension letter from Nasdaq granting it until July 2, 2025, to regain compliance.

Low liquidity, high volatility, declines in our stock price or potential delisting of our Ordinary Shares may have a material adverse effect on our ability to raise capital on attractive terms or at all and a material adverse effect on our operations.

As a foreign private issuer whose shares are listed on Nasdaq, we may follow certain home country corporate governance practices instead of certain Nasdaq requirements.

As a foreign private issuer whose shares are listed on Nasdaq, we are permitted to follow certain home country corporate governance practices instead of certain requirements of Nasdaq. Among other things, as a foreign private issuer we may follow home country practice with regard to the composition of the Board, director nomination procedure, and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of Nasdaq rules, which require that we obtain shareholder approval for certain dilutive events such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company, and certain acquisitions of the stock or assets of another company. Accordingly, our shareholders may not be afforded the same protection as provided under Nasdaq’s corporate governance requirements. For example, Nasdaq Listing Rule 5615(a)(3) permits a foreign private issuer like us to follow home country practices in lieu of certain requirements of Listing Rule 5600, provided that certain requirements are met. Accordingly, we have elected to follow home country practice in lieu of the requirements under Nasdaq Listing Rule 5635(d), which requires companies to seek shareholder approval for the issuance of securities in connection with certain transactions other than a public offering involving the sale, issuance or potential issuance of our Ordinary Shares at a price less than certain referenced prices, if such shares equal 20% or more of the Company’s Ordinary Shares or voting power outstanding before the issuance. Instead, and in accordance with Nasdaq home country accommodations, we comply with applicable U.K. corporate and securities laws, which do not require shareholder approval for such dilutive events.

The market price of our shares may be significantly and negatively affected by factors that are not in our control.

The market price of our shares may vary significantly and may be significantly and negatively affected by factors that we do not control. Some of these factors include: variance and volatility in global markets for equity and other assets; changes in legal, regulatory or tax-related requirements of governmental authorities, stock exchanges, or other regulatory or quasi-regulatory bodies; the performance of our competitors; and the general availability and terms of corporate and project financing.

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Our largest shareholder has substantial influence over us and its interests may conflict with or differ from interests of other shareholders.

Our largest shareholder AWN Holdings Limited (collectively with its affiliates and subsidiaries, “AWN”) owned approximately 8.8% of our outstanding Ordinary Shares as at May 1, 2025. Accordingly, AWN can exert substantial influence over the election of our directors, the approval of significant corporate transactions such as mergers, tender offers, and the sale of all or substantially all of our assets, the adoption of equity compensation plans, and all other matters requiring shareholder approval. The interests of AWN could conflict with or differ from interests of other shareholders. For example, the concentration of ownership held by AWN could delay, defer, or prevent a change of control of the Company or impede a merger, takeover, or other business combination, which other shareholders may view favorably.

In addition, AWN is our largest creditor, having provided us with a shareholder loan on a secured basis, and also some short-term loans. The principal balance on the outstanding loans with AWN, the Company’s most significant shareholder, was $28.9 million as of December 31, 2024. This loan carries a weighted average interest rate of 11.3% per annum and matures on June 30, 2030. AWN has the ability to exert rights that are customary for a secured first ranking loan if we are in breach of covenants or otherwise default on the loans. Any exertion of such rights may adversely affect the value of our share price.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under English law. The rights of holders of our Ordinary Shares are governed by English law, including the provisions of the Companies Act 2006, and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. Pursuant to the Companies Act 2006, before rights to subscribe for shares are granted, the directors must have in place the relevant shareholder authorities to allot the shares. In addition, shareholders are required to disapply pre-emption rights in respect of shares to be allotted as a result of such rights to subscribe. There is no requirement to seek such authority where awards are made pursuant to an “employees’ share scheme” however, where awards are made to non-employees those will not be made pursuant to an employees’ share scheme. The Company will however take steps to seek ratification in relation to the allotment. See “Issued Share Capital—Differences in Corporate Law”, for a description of the principal differences between the provisions of the Companies Act 2006 applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

Risks related to climate, economic and geopolitical factors

We face risks related to natural disasters, health epidemics, such as COVID-19, and other catastrophes, which could significantly disrupt our operations or compromise our business continuity.

Our business could be materially and adversely affected by natural disasters or other catastrophes, such as earthquakes, fire, floods, hail, windstorms, severe weather conditions, environmental accidents, power loss, communications failures, explosions, terrorist attacks as well as epidemics and pandemics, including but not limited to outbreaks of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, the 2019 novel coronavirus (“COVID-19”) and other similar public health emergencies.

General economic conditions, including levels of inflation and official interest rates in different jurisdictions in which we operate, could adversely impact demand for our solutions, products and services.

Russia’s invasion of Ukraine and the escalating military conflict in the region has, among other things, resulted in elevated geopolitical instability and economic volatility. The economic volatility attributable initially to COVID-19 and then Russia’s invasion of Ukraine is part of and contributing to a larger trend of rising inflation around the globe, which may have a significant adverse effect on economic activity and VivoPower’s business.

Given general cost inflation pressures, to the extent that we are unable to fully pass on any increases in input costs including materials and labor, this will adversely affect our profit margins, cash flows and ultimately our business, results of operations and financial condition.

Market interest rates are rising in the countries in which we operate, and any further increase in interest rates may have a material adverse impact on our businesses. For example, customers and investors would apply a higher discount rate in their decision making and this may compromise our ability to sell SES projects and adversely impact the value of our solar projects and other assets. To the extent we are unable to mitigate these risks, there could be a material adverse effect on our business, results of operations and financial condition.

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The demand for our solutions, products and services is influenced by macroeconomic factors such as global economic conditions, demand for electricity, and supply and prices of other energy products, such as oil, coal and natural gas. Economic slowdowns, global, regional or local recessions or depressions could lead to eroded confidence from our customers and decreased spending more generally, which in turn could reduce demand for the Company’s products. Unfavorable economic conditions could also negatively impact the Company’s customers, distributors, suppliers, and financial counterparties, who may experience cash flow problems, increased credit defaults or other financial issues, in turn affecting our business, results of operations and financial condition.

The demand for our solutions, products and services is also affected by microeconomic factors, such as government regulations and policies concerning the electric vehicle industry, the electric utility industry and the renewable energy industry and more broadly, the environment and carbon emissions.

Our growth and profitability depend on the demand for and the prices of our solutions, products and services, which are underpinned by the relative cost of electricity and solar power as well as EV conversion kit components. If we experience negative macroeconomic and microeconomic conditions, our business, results of operations and financial condition may be materially adversely affected.

Commodity prices (particularly for natural gas and coal) could impact the economic viability of our businesses, in particular SES and Solar Development.

Traditional forms of electricity generation using commodities such as natural gas and coal provide a source of competition for renewable energy, including solar power. Commodity prices are inherently volatile and from time-to-time traditional forms of generation can be cheaper and more competitive than renewable power. Increased competition caused by prolonged low commodity prices for traditional forms of generation could adversely impact the economic viability of our SES and Solar Development business units. This has the potential to negatively impact our ability to achieve our earnings or cash flow targets, which could have a consequential material adverse effect on our business, results of operations and financial condition.

Our operations span multiple markets and jurisdictions, exposing us to numerous legal, political, operational, foreign currency exchange and other risks that could negatively affect our operations and profitability.

With operations in the United States, the United Kingdom, Europe, the Philippines and Australia, we are exposed to various financial, political and economic factors. Our customers and suppliers are also located in various countries across the world. We are subject to regulation in all of the jurisdictions in which we operate. Compliance with a variety of laws may require additional costs for sufficient controlling mechanisms or legal advice. Difficulties with enforcement of agreements and receivables in foreign legal systems may result in loss of revenue, depreciations, and lower cash flows. Changes in regulatory requirements may cause, among other things, expensive production reorganizations. Decision-making processes may become more complex, requiring more management resources. Trade wars, imposition of tariffs and export controls caused by geopolitical developments may impede supply chains and customer deliveries. In addition, the circulation of goods which are vital to our business success due to our international orientation can been adversely affected by pandemics such as COVID-19.

We continue to explore expansion of our international operations in certain markets where we currently operate and in selected new or developing markets. New markets and developing markets can present many risks including the actions and decisions of local and national authorities and regulators, the imposition of limits on foreign ownership of local companies, changes in laws (including tax laws and regulations) as well as their application or interpretation, civil disturbances and political instability, difficulties in protecting intellectual property, fluctuations in the value of the local currency, restrictions that prevent us from transferring funds from these operations out of the countries in which they operate or converting local currencies we hold into U.S. dollars, British Pounds or other currencies, as well as other adverse actions by governmental authorities and regulators, such as the retroactive application of new requirements on our current and prior activities or operations. Additionally, evaluating or entering into a developing market may require considerable time from management, as well as start-up expenses for market development before any significant revenues and earnings are generated. Engaging with foreign representatives and consultants may be vital for the success of our operations in certain countries and hence create a significant dependency on their abilities. Operations in new markets may achieve low margins or may be unprofitable, and expansion in existing markets may be affected by local political, economic and market conditions. As we continue to operate our business internationally, our success will depend, in part, on our ability to anticipate and effectively manage these and other related risks. The impact of any one or more of these or other factors could adversely affect our business, financial condition or results of operations.

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We generate revenues and incur costs in a number of currencies. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations or expropriation. Because our financial results are reported in U.S. dollars, if we generate revenue or earnings in other currencies, the translation of those results into U.S. dollars can result in a significant increase or decrease in the amount of those revenues or earnings.

Foreign exchange rates have seen significant fluctuation in recent years, and significant increases in the value of the U.S. dollar relative to foreign currencies could have a material adverse effect on the Group’s (as defined below) reported financial results.

Seasonal variations in demand linked to construction cycles and weather conditions may influence our results of operations and severe weather, including extreme weather conditions associated with climate change, may negatively affect our operations.

Our business is subject to seasonal variations in demand linked to weather conditions. The demand for our solutions, products and services from some countries may also be subject to significant seasonality due to adverse weather conditions. Furthermore, extreme weather conditions such as hurricanes, droughts, heat waves, fires, winter storms and other severe weather events associated with climate change could cause these seasonal fluctuations to be more pronounced. Seasonal variations and unseasonal weather could adversely affect our results of operations, including preventing our workforce from progressing projects as planned and making them more volatile and unpredictable.

Destruction caused by severe weather events, such as hurricanes, flooding, tornados, severe thunderstorms, snow and ice storms, can result in lost operating revenues due to outages, property damage including downed transmission and distribution lines, and additional and unexpected expenses to mitigate storm damage, any of which may have a material adverse impact on our business, results of operations and financial condition.

A deterioration or other negative change in economic or financial conditions in the countries in which we operate or in the global financial markets could have a material adverse effect on our business or results of operations.

Our business depends on the availability of third-party financing on attractive terms. If a deterioration, volatility, or other negative changes occurred in economic or financial conditions, either in the countries in which we operate or in the global financial markets in general, our access to such financing, or the terms on which we are able to access such financing, could be significantly and negatively affected. Financial markets are subject to periods of substantial volatility and such volatility is difficult or impossible to predict in advance.

If we are unable to secure third party financing on commercially viable terms, this could have a material adverse impact on our business, prospects, operating results and financial condition.

Risks related to information systems, internal controls, cybersecurity, record keeping and reporting

Our operations depend on proper performance of various information technology systems.

The majority of our operational steps are covered by complex information technology (“IT”) systems and Enterprise-Resource-Planning (“ERP”) systems such as NetSuite. We rely on integrated IT systems, in particular for purposes of production planning, scheduling, control and quality assurance, recording our order intake, sales volumes and distribution, and maintaining our accounting systems. In addition, new IT systems are implemented continuously across our Group.

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Our IT systems may fail for a number of reasons in the future. Rapid growth of our business, fire, lightning, flooding, earthquake or other natural disasters, technological or human error or other events may cause disruptions. In addition, we may be the subject of cyber-attacks in the future, and we cannot ensure entirely that our IT security will successfully prevent such hacks, denial of service attacks, data theft or other cyber-attacks. Our back-up systems may fail to fully protect us against the effects of such events. Consequently, any failure of our IT systems could lead to difficulties meeting customers’ demands, delays in delivery, less effective hedging or accounting or risk management failures. Moreover, confidential or private information, including third-party information, may be leaked, stolen, or manipulated or compromised in other ways. In this event, we may also be subject to contractual penalties or claims for damages, administrative fines or other sanctions under secrecy, confidentiality, or data protection laws and regulations. Our insurance may not adequately cover potential damages which may reduce our customer base and ultimately result in lower revenue.

If we are unable to maintain effective internal controls over financial reporting or effective disclosure controls and procedures, or if material weaknesses in our internal controls over financial reporting or in our disclosure controls and procedures develop, it could negatively affect the reliability or timeliness of our financial reporting and result in a reduction of the price of our Ordinary Shares or have other adverse consequences.

There can be no assurance that our internal controls or our disclosure controls and procedures will provide adequate control over our financial reporting and disclosures and enable us to comply with the requirements of the Sarbanes-Oxley Act. In addition, carrying out our growth plan may require our controls and procedures to become more complex and may exert additional resource requirements in order for such controls and procedures to be effective. Any material weaknesses in our internal controls over financial reporting, or in our disclosure controls and procedures, may negatively affect the reliability or timeliness of our financial reporting and could result in a decrease in the price of our Ordinary Shares, limit our access to capital markets, harm our liquidity or have other adverse consequences.

The accounting treatment for many aspects of our business is complex and any changes to the accounting interpretations or accounting rules governing our business could have a material adverse effect on our reported results of operations and financial results.

The accounting treatment for many aspects of our business is complex, and our future results could be adversely affected by changes in the accounting treatment applicable to our business. In particular, any changes to the accounting rules regarding the following matters may require us to change the manner in which we operate and finance our business:

●	revenue recognition and related timing;

●	intercompany contracts;

●	operation and maintenance contracts;

●	long-term vendor agreements; and

●	foreign holding company tax treatment.

Security breaches, cyber-attacks, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect and store sensitive data, intellectual property and proprietary business information owned or controlled by ourselves or our customers. This data encompasses a wide variety of business-critical information including research and development information, commercial information, and business and financial information. We face four primary risks relative to protecting this critical information: loss of access; inappropriate disclosure; inappropriate modification; and inadequate monitoring of our controls over the first three risks.

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The secure processing, storage, maintenance, and transmission of this critical information is vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses, breaches, interruptions due to employee error, malfeasance, lapses in compliance with privacy and security mandates, or other disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost, or stolen.

Any such security breach or interruption, as well as any action by us or our employees or contractors that might be inconsistent with the rapidly evolving data privacy and security laws and regulations applicable within the United States and elsewhere where we conduct business, could result in enforcement actions by U.S. states, the U.S. federal government or foreign governments, liability or sanctions under data privacy laws that protect personally identifiable information, regulatory penalties, other legal proceedings such as but not limited to private litigation, the incurrence of significant remediation costs, disruptions to our development programs, business operations and collaborations, diversion of management efforts and damage to our reputation, which could harm our business and operations. Because of the rapidly moving nature of technology and the increasing sophistication of cybersecurity threats, our measures to prevent, respond to and minimize such risks may be unsuccessful.

In addition, the European Parliament and the Council of the European Union adopted a comprehensive general data privacy regulation, or GDPR, in 2016 to replace the current European Union Data Protection Directive and related country specific legislation. The GDPR took effect in May 2018 and governs the collection and use of personal data in the European Union. The GDPR, which is wide-ranging in scope, will impose several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, the security and confidentiality of the personal data, data breach notification and the use of third-party processors in connection with the processing of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the European Union to the United States, enhances enforcement authority and imposes large penalties for noncompliance, including the potential for fines of up to €20 million or 4% of the annual global revenues of the infringer, whichever is greater. While we have taken steps to comply with the GDPR, including such as reviewing our security procedures and entering into data processing agreements with relevant contractors, we cannot assure you that our efforts to remain in compliance will be fully successful.

Further, unauthorized access, loss or dissemination of sensitive information could also disrupt our operations, including our ability to conduct research and development activities, process and prepare company financial information, manage various general and administrative aspects of our business and damage our reputation, any of which could adversely affect our reputation and our business. In addition, there can be no assurance that we will promptly detect any such disruption or security breach, if at all. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our products could be delayed.

We make estimates and assumptions in connection with the preparation of our consolidated financial statements, and any changes to those estimates and assumptions could have a material adverse effect on our reported results of operations.

In connection with the preparation of our consolidated financial statements included in this prospectus, we used certain estimates and assumptions, which are more fully described in Notes 2 and 3 of the financial statements. The estimates and assumptions we use in the preparation of our consolidated financial statements affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from our estimates. While we believe that these estimates and assumptions are reasonable under the circumstances, they are subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material adverse effect on our financial statement presentation, financial condition, results of operations and cash flows, any of which could cause our stock price to decline.

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We currently report our financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

We report our financial statements under IFRS. There have been and there may be in the future certain significant differences between IFRS and U.S. GAAP, including but not limited to differences related to revenue recognition, share-based compensation expense, income tax, impairment of long-lived assets and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our XRP holdings, we may lose some or all of those assets, and our financial condition and results of operations could be materially adversely affected.

If we implement the Proposed XRP Treasury Strategy, a security breach or cyberattack that targets our XRP holdings, whether directly or indirectly, could have a significant and material adverse effect on our business, financial condition and results of operation. While we plan to use highly reviewed and audited custody solutions, a successful security breach or cyberattack could result in a partial or total loss of our XRP holdings in a manner that may not be covered by insurance or indemnity provisions of our custody agreements. Such a loss could have a material adverse effect on our financial condition and results of operations. Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader XRP ecosystem or in the use of the XRP network to conduct financial transactions, which could negatively impact us.

Risks related to regulations and governance

Regulations and policies governing the electric utility industry, as well as changes to these regulations and policies, may adversely affect demand for our solutions, projects and services and materially adversely affect our business, results of operations and/or financial condition.

The market for electricity generation is heavily influenced by local country factors including federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by public utility commissions and electric utilities. These regulations and policies govern, among other matters, electricity pricing and the technical interconnection of distributed electricity generation to the grid. The regulations and policies also regulate net metering in the U.S., which relates to the ability to offset utility-generated electricity consumption by feeding electricity produced by onsite renewable energy sources, such as solar energy, back into the grid. Purchases of renewable energy, including solar power, by customers could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our sustainable energy solutions. Changes in consumer electricity tariffs or peak hour pricing policies of utilities, including the introduction of fixed price policies, could also reduce or eliminate the cost savings derived from sustainable energy solutions and, as a result, reduce customer demand for our systems. Any such decrease in customer demand could have a material adverse effect on our business, financial condition or results operations.

Regulations and policies governing electric vehicles may materially adversely affect the adoption of electric vehicles and hence the demand for and/or financial viability of our electric vehicle business.

Electric vehicle sales are subject to foreign, federal, state and local laws, rules, regulations and policies which affect both demand and supply. These include incentives for purchase as well as manufacturing. Should these incentives be removed or reduced, the demand and/or supply of electric vehicles may decline. In addition, each jurisdiction will have their own laws, rules and regulations in relation to on road usage of electric vehicles, including homologation requirements.

Electric vehicles are also subject to industry specific laws, rules and regulations for use in different industries. For example, there are specific mining regulations which define certain technical and safety requirements that must be met in order for electric vehicles to be eligible for use on mine sites. Road use of our electric vehicles will also require adhering to local laws and regulations in order to be operated on public roads.

These laws, rules and regulations may adversely affect the technical and economic viability of our Tembo EUV products and solutions which in turn could have a material adverse effect on our business, results of operations and financial condition.

Regulations and policies governing solar power project development, installation and energy generation may adversely affect demand for solutions, products and services including SES, Critical Power and Solar Development.

Our SES, Critical Power and Solar Development segments each have revenue generating elements that involve solar power project and systems development, installation and/or generation. Hence, each of these business segments are impacted by regulations and policies that affect solar power project development, installation and generation.

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Energy and electricity markets are influenced by foreign, federal, state and local laws, rules and regulations. These laws, rules and regulations, which differ across jurisdictions may affect electricity pricing and electricity generation and could have a substantial impact on the relative cost and attractiveness of renewable energy, including solar power compared to other forms of energy generation. Furthermore, there may be rules introduced to curtail the generation and/or supply of renewable power generation so as to reduce the effects of power intermittency, which adversely affects the economic viability of solar power projects and systems.

In addition, the financial viability and attractiveness of projects which comprise of renewable power generation heavily depends on equipment prices which are affected by laws, rules and regulations. For example, trade and local content laws, rules and regulations, such as tariffs on solar panels, can increase the pricing of solar equipment, thereby raising the cost of developing solar projects and reducing the savings and returns achievable by off-takers and investors, and also potentially reducing profit margins on projects. These and any other tariffs or similar taxes or duties may increase the cost of solar power project and systems development, thereby reducing their economic appeal.

Furthermore, the installation of solar power equipment is subject to a broad range of federal, state, local and foreign regulations relating to trade, construction, safety, environmental protection, utility interconnection and metering, and related matters. Any new regulations or policies in this regard may result in significant additional cost of solar power project and systems installation, thereby reducing their economic appeal.

In some cases, the economic viability of a solar project and/or system will depend on securing a power purchase agreement (“PPA”). Such PPAs are typically subject to approval by the relevant regulatory authority in the local market. There can be no assurance that any such approval will be obtained, and in certain markets, the regulatory bodies have recently demonstrated a heightened level of scrutiny on solar PPAs that have been brought for approval. If the required approval is not obtained for any particular solar PPA, the PPA counterparty may exercise its right to terminate such agreement, and we may lose invested development capital, which could have a material adverse effect on our business, results of operations and financial condition.

Changes to our tax liabilities or changes to tax requirements in the jurisdictions in which we operate could significantly and negatively affect our profitability.

We are subject to income taxes and potential tax examinations in various jurisdictions, and taxing authorities may disagree with our interpretations of U.S. and foreign tax laws and may assess additional taxes. The taxes ultimately paid upon resolution of such examinations could be materially different from the amounts previously included in our income tax provision, which could have a material impact on our profitability and cash flow. Moreover, changes to our operating structure, losses of tax holidays, changes in the mix of earnings in countries with tax holidays or differing statutory tax rates, changes in tax laws, and the discovery of new information in the course of our tax return preparation process could each have a negative impact on our tax burden and therefore our financial condition. Changes in tax laws or regulations or interpretations may also increase tax uncertainty and adversely affect our results of operations. Any increase in corporation or other tax rates to which the Company is exposed or adverse changes in the basis of calculation could result in the Company paying higher taxes and could have an adverse impact on the Company’s cash flows, financial condition, and results of operations.

Changes in, or any failure to comply with, privacy laws, regulations, and standards may adversely affect our business.

The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Governmental bodies around the world have adopted, and may in the future adopt, laws and regulations affecting data privacy. Industry organizations also regularly adopt and advocate for new standards in this area. In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that apply to us. Any changes in such laws, regulations or standards may result in increased costs to our operations, and any failure by us to comply with such laws, regulations and standards may have a significant and negative impact on our business or reputation.

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As a foreign private issuer under the rules and regulations of the SEC, we are exempt from a number of rules under U.S. securities laws that apply to U.S.-based issuers and are permitted to file less information with the SEC than such companies.

We are a “foreign private issuer” under the rules and regulations of the SEC. As a result, we are not subject to all of the disclosure requirements applicable to U.S.-based issuers. For example, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that impose disclosure and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to securities registered under the Exchange Act. In addition, we are not required to file periodic reports and consolidated financial statements with the SEC as frequently or as promptly as U.S.-based public companies. As a result, there may be less publicly available information concerning our Company than there is for U.S.-based public companies. Furthermore, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules.

U.S. holders of our shares could be subject to material adverse tax consequences if we are considered a “passive foreign investment company” for U.S. federal income tax purposes.

We do not believe that we are a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, and we do not expect to become a PFIC. However, the determination of whether we are a currently, or may become in the future, a PFIC, depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. Because that factual determination is made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable years.

If we are a PFIC, U.S. holders of our Ordinary Shares would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. holder of our Ordinary Shares may be able to mitigate some of the adverse U.S. federal income tax consequences described above with respect to owning the Ordinary Shares if we are classified as a PFIC, provided that such U.S. investor is eligible to make, and validly makes, a “mark-to-market” election. In certain circumstances a U.S. Holder can make a “qualified electing fund” election to mitigate some of the adverse tax consequences described with respect to an ownership interest in a PFIC by including in income its share of the PFIC’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable a U.S. Holder to make a qualified electing fund election.

Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to our Ordinary Shares. For more information related to classification as a PFIC, see Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Considerations.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As a foreign private issuer, we are not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. In the future, we would lose our foreign private issuer status if we failed to meet the requirements set forth in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”). If we were to lose our status as a foreign private issuer, we would become subject to the regulatory and compliance costs associated with being a U.S. domestic issuer under U.S. securities laws, rules and regulations and stock exchange requirements, which costs may be significantly greater than costs we incur as a foreign private issuer. We would be required under current SEC rules to prepare our consolidated financial statements in accordance with U.S. GAAP and modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers. These requirements would be additional to, and not in place of, those under U.K. law to prepare consolidated financial statements under IFRS and comply with applicable U.K. corporate governance laws. If we do not qualify as a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. Such conversion and modifications will involve additional costs, both one-off in nature on conversion and ongoing costs to meet reporting in both U.S. GAAP and IFRS, which would reduce our operating profit. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers. Therefore, the additional costs that we would incur if we lost our foreign private issuer status could have a significant and negative impact on our financial condition, operating results or cash flows.

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U.S. investors may have difficulty enforcing civil liabilities against our Company, our directors or members of senior management and the experts named in this prospectus

Most of our directors and the experts are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgements obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. There may be doubt as to whether the courts of England and Wales would accept jurisdiction over and enforce certain civil liabilities under U.S. securities laws in original actions or enforce judgements of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere are likely to be unenforceable in England and Wales (an award for monetary damages under the U.S. securities laws may be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and appears to be intended to punish the defendant). The enforceability of any judgement in England and Wales will depend on a number of criteria, including public policy, as well as the laws and treaties in effect at the time. The United States and the U.K. do not currently have any treaties providing for recognition and enforcement of judgements (other than arbitration awards) in civil and commercial matters.

Changes in U.S. federal income tax policy, including in relation to investment tax credits, may affect the appetite of investors for renewable project investments that are eligible for such credits and could therefore have a negative impact on the economic viability of our U.S. solar development projects.

Among other factors, the economic viability of our solar development projects in the United States may depend upon U.S. federal income tax rates as well as the investment tax credit regime under Section 48 of the Internal Revenue Code (the “Code”). The federal income tax reform enacted under the Tax Cuts and Jobs Act of 2017 included a substantial reduction to the federal income corporate tax rate which reduced the economic value of federal investment tax credits. However, the Inflation Reduction Act of 2022 lifted ITCs to 30% and extended them for projects beginning construction before January 1, 2025, with solar projects also being able to take the Production Tax Credit in lieu of ITCs. Any future changes in taxation policy, including in relation to investment tax credits may have a negative impact on the economic viability of our U.S. solar development projects, all other things being equal.

From time to time, we may become involved in costly and time-consuming litigation and other regulatory proceedings which require significant attention from our management.

In addition to potential litigation related to defending our intellectual property rights, we may be named as a defendant from time to time in other lawsuits and regulatory actions relating to our business, some of which may claim significant damages.

On May 31, 2022 the William Q. Richards Estate (the “Plaintiff” or the “Estate”) filed a complaint against VivoPower USA LLC, Caret, LLC (“Caret”), formerly Innovative Solar Ventures I, LLC (“ISV”), and related entities (the “VivoPower Defendants”) alleging the VivoPower Defendants improperly included land owned by the Estate in the reinvestment zone of the tax abatement agreements executed on March 14, 2022 between Cottle County, Texas and the Company’s subsidiaries Innovative Solar 144, LLC and Innovative Solar 145, LLC. The complaint sought to nullify and/or declare the tax abatement agreements void. The Estate filed an amended complaint on August 18, 2022, further detailing their claims and requesting unspecified damages. On September 16, 2022, the VivoPower Defendants filed a motion to dismiss Plaintiff’s Amended Complaint, which the Court subsequently granted on January 23, 2023, stating that the Plaintiff had failed “to establish that the amount in controversy had been met.” On February 20, 2023, the Estate filed a second amended complaint to argue that the amount in controversy was met. Regina, widow of the late William Q. Richards, was added as a plaintiff in the second amended complaint. On March 6, 2023, the VivoPower Defendants filed a new motions to dismiss the Plaintiffs’ second amended complaint. On May 5, 2023, the Plaintiffs filed an instant opposition to the VivoPower Defendants’ motions to dismiss. On May 19, 2023, the VivoPower Defendants submitted a reply supporting their motion to dismiss requesting the dismissal of the Plaintiffs’ claim. The suit was settled with a payment of $50,000 in September 2024 to be followed by 12 equal monthly payments of $14,583.33 USD. A litigation provision of $0.2 million has been made in the accounts at the end of FY24.

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In addition to the foregoing litigation, we may be subject in the future to, or may file ourselves, claims, lawsuits or arbitration proceedings related to matters in tort or under contracts, employment matters, securities class action lawsuits, whistleblower matters, tax authority examinations or other lawsuits, regulatory actions or government inquiries and investigations. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business and financial condition, results of operations or cash flows or limit our ability to engage in certain of our business activities. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are often expensive, lengthy, disruptive to normal business operations and require significant attention from our management.

We are subject to the U.K. Bribery Act, the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations.

Our operations are subject to anti-corruption laws, including the U.K. Bribery Act 2010, or the Bribery Act, the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where we do business. The Bribery Act, the FCPA and these other laws generally prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage.

Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. We, and those acting on our behalf, operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and we participate in collaborations and relationships with third parties whose corrupt or illegal activities could potentially subject us to liability under the Bribery Act, FCPA or local anticorruption laws, even if we do not explicitly authorize or have actual knowledge of such activities. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted. Furthermore, compliance with the Bribery Act, the FCPA and these other laws is expensive and difficult, particularly in countries in which corruption is a recognized problem.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United States and the U.K., and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as Trade Control laws.

There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the Bribery Act, the FCPA and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control laws by United States, U.K. or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition. Further, the failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting.

Any such violation, even if prohibited by our policies, could subject us and such persons to criminal and/or civil penalties or other sanctions, which could have a material adverse effect on our reputation and results of operations.

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Risks related to attracting and retaining talent

Our future success depends on our ability to retain our chief executive officer and other key executives.

We are highly dependent on Kevin Chin, our Chairman and Chief Executive Officer, and other principal members of our management team. Although we have formal employment agreements with each of our executive officers, these agreements do not prevent our executives from terminating their employment with us. We do not maintain “key person” insurance on any of our executive officers. The unplanned loss of the services of any of these persons could materially impact our business and results of operations.

The success of our Company is heavily dependent on the continuing services of key personnel as well as the recruitment and retention of additional personnel.

Our industry is characterized by intense competition for personnel, particularly technically skilled personnel. The success of our Company is highly dependent on the contributions of executives and other key personnel, and if we were to lose the contributions of any such personnel, it could have a negative impact on our business and results of operations.

Moreover, our growth plan will require us to hire additional personnel in the future. If we are not able to attract and retain such personnel, our ability to realize our growth objectives will be compromised. For Tembo in particular, given its potential growth trajectory, there is a need to hire a significant number of additional personnel including embedded engineers, software engineers, mechanical engineers and electrical engineers. Tembo’s current location in the Netherlands may not have a sufficiently deep pool of talent in this regard and/or Tembo may face competition for talent from other companies in the region. There can be no assurance that we will be able to successfully recruit the employees we need to achieve our business objectives.

In addition, talented employees may choose to leave the Company because of competing companies offering better remuneration packages. When talented employees leave, we may have difficulty replacing them and our business may suffer. While we strive to maintain our competitiveness in the marketplace, there can be no assurance that we will be able to successfully retain the employees that we need to achieve our business objectives.

The loss of one or more of our key management or operating personnel, or the failure to attract and retain additional key personnel, could have a material adverse impact on our business, results of operations, financial condition and prospects.

Risks related to this offering

The best efforts structure of this offering may have an adverse effect on our business plan.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us. The success of this offering will impact our ability to use the proceeds to execute our business plan. We may have insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

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Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund working capital needs in connection with the expansion of our operations to the commercial electronic vehicle segment and to reduce our debts, including monies owed to shareholders, as well as for general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

Sales of a substantial number of our Ordinary Shares in the public market by the investors in this offering and/or by our existing shareholders could adversely affect the trading price of our Ordinary Shares.

This prospectus relates to the sale and issuance of up to 18,800,000 Ordinary Shares constituting approximately 185% of the total Ordinary Shares outstanding as of May 1, 2025. The Ordinary Shares being offered by this prospectus represent a high percentage of our outstanding Ordinary Shares, and the sales of such securities, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares but the sale of a large number of Ordinary Shares could result in a significant decline in the public trading price of our Ordinary Shares.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares that could result in further dilution to the investor purchasing our Ordinary Shares in this offering or result in downward pressure on the price of our Ordinary Shares. We may sell our Ordinary Shares or other securities in any other offering at prices that are higher or lower than the prices paid by the investor in this offering, and the investor purchasing shares or other securities in the future could have rights superior to existing shareholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our Ordinary Shares in the future and those options, warrants or other securities are exercised, converted or exchanged, shareholders may experience further dilution.

The trading price of our Ordinary Shares has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

Our share price has been, and is likely to continue to be, highly volatile. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your Ordinary Shares at or above the public offering price and you may lose some or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference herein, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. These forward-looking statements include, among other things, statements about:

●	our expectations regarding our revenue, expenses and other results of operations;

●	our plans to acquire, invest in, develop or sell our investments in energy projects or joint ventures, including in the electric vehicle sector;

●	our ability to attract and retain customers;

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●	the growth rates of the markets in which we compete;

●	our liquidity and working capital requirements;

●	our ability to raise sufficient capital to realize development opportunities and thereby generate revenue;
●	our anticipated strategies for growth;

●	our ability to anticipate market needs and develop new and enhanced solutions to meet those needs;

●	anticipated trends and challenges in our business and in the markets in which we operate;

●	our expectations regarding demand for electric vehicle conversion kits;

●	our expectations regarding changes in the cost of materials for electric vehicle conversion kits;

●	our expectations regarding demand for solar power by energy users or investor in projects;

●	our expectations regarding changes in the cost of developing and constructing solar projects;

●	our ability to compete in our industry and innovation by our competitors;

●	our ability to develop competitive electric vehicle products and build scalable assembly processes;

●	the extent to which events with a global impact on supply chains, such as pandemics or wars, affects our business, financial condition and results of operations;

●	our expectations regarding our ongoing legal proceedings;

●	our ability to consummate the proposed Tembo Business Combination (as defined herein) and our ability to recognize the anticipated benefits of the proposed Tembo Business Combination;

●	our ability to adequately protect our intellectual property; and

●	our plans to pursue strategic acquisitions.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this prospectus or in the documents incorporated by reference in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. For a summary of such factors, please refer to the section titled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus, as well as any amendments thereto, as filed with the SEC and which are incorporated by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

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In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus, or the date of the document incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

Assuming the maximum number of Ordinary Shares are sold in this offering, we estimate that we will receive net proceeds of approximately $106.1 million from the sale of our Ordinary Shares offered in this offering, based on the public offering price per share of $6.05, after deducting the placement agent fees and estimated offering expenses payable by us. However, this is a best efforts offering with no minimum number of Ordinary Shares or amount of proceeds as a condition to closing, and we may not sell all or any of the Ordinary Shares offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. For example, if we sell only 25%, 50% or 75% of the maximum amount offered, our net proceeds will be approximately $26.3 million, $52.9 million, or $79.5 million, respectively.

We intend to use the net proceeds of this offering as in the following order of priority (assuming the maximum number of Ordinary Shares are sold in this offering):

●	Approximately $21.0 million to $31.6 million, or approximately 20% to 30% of the net proceeds, to repay a portion of our outstanding shareholder loan owed to AWN Holdings Limited, our largest shareholder, which bears a weighted average interest rate of 11.3% per annum and matures on June 30, 2030. As of December 31, 2024, the total amount outstanding under this loan consisted of $28,845,415 in principal, $12,167,845 in accrued interest, and $2,065,806 in facility fees;
●	Approximately $15.7 million to $26.3 million, or approximately 15% to 25% of the net proceeds, to support the scaling of our commercial electric vehicle operations, including securing vehicle units and core components to fulfil orders, commitments and projected customer demand generally;
●	Approximately $52.9 million to $63.5 million, or approximately 50% to 60% of the net proceeds for the implementation of the Proposed XRP Treasury Strategy and power-to-x applications, including, but not limited to digital asset mining.
●	Approximately $5.0 million, or approximately 5% of the net proceeds, for working capital, general corporate purposes, including administrative costs, compliance obligations, and other operational needs.

The foregoing represents our current intentions based upon our present plans and business conditions. While we believe the net proceeds of this offering will be sufficient to fund the proposed purposes, our management will have broad discretion in the application of the net proceeds from this offering. To the extent that the net proceeds from this offering are not immediately used for the purposes described above, we intend to invest them in short-term, interest-bearing bank deposits or similar instruments.

MARKET FOR ORDINARY SHARES AND DIVIDEND POLICY

Our Ordinary Shares are traded on The Nasdaq Capital Market under the symbol “VVPR.” The last reported sale price of our Ordinary Shares on May 27, 2025 on the Nasdaq Capital Market was $6.04 per share.

We have never declared or paid any dividends on our Ordinary Shares, and we currently do not plan to declare dividends on our Ordinary Shares in the foreseeable future. Any determination to pay dividends to holders of our Ordinary Shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in our debt arrangements and other factors that our board of directors deem relevant.

CAPITALIZATION

The following table sets forth our unaudited historical capitalization and cash and cash equivalents and capitalization as of December 31, 2024, as follows:

●	on an actual historical basis as at December 31, 2024;

●	on a pro forma adjusted basis to give effect to the following:

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(1)	the proposed Tembo Business Combination; and

	(2)	qualifying for the full $10 million of the United Arab Emirates (“UAE”) family office investment direct into Tembo (net of monies already received) (the “UAE Investor”).

●	on a further pro-forma as adjusted basis to give further effect to the issuance and sale by us in this offering of our Ordinary Shares offered by us in this prospectus (assuming we sell 100% of the offered shares) at the public offering price of $6.05 per Ordinary Share, after deducting the placement agent fees and other estimated offering expenses payable by us, and after giving effect to the use of proceeds described herein.

As of December 31, 2024
(US dollars in thousands)	Historical	UAE Tembo investment (1)	Tembo Business Combination (2)	Pro Forma	Pro-Forma as adjusted
Cash and cash equivalents	26	8,700	-	8,726	114,783
Shareholders’ equity:
Liabilities
Non-current loans & borrowings	26,734	-	-	26,734	26,734
Current loans	2,258	-	-	2,258	2,258
Total debt	28,992	-	-	28,992	28,992
Equity
Issued capital	1,043	833	-	1,876	4,132
Share premium	114,660	9,167	-	123,827	227,628
Retained earnings / (accumulated deficit) and other reserves	(153,619)	-	830,876	677,257	677,257
Total shareholders’ equity	(37,916)	10,000	830,876	802,960	909,017
Total capitalization	(11,182)	10,000	830,876	829,694	935,751

It is important to note that the information above is not necessarily indicative of what the Company’s cash and cash equivalents and capitalization would have been had the transactions noted in the table below been completed as at December 31, 2024. In addition, it is not indicative of the Company’s future capitalization. This table should be read in conjunction with, the “Unaudited Pro Forma Condensed Consolidated Financial Information” sections included elsewhere in this prospectus.

The number of our Ordinary Shares to be outstanding after this offering is based on 10,112,212 of our Ordinary Shares outstanding as of May 1, 2025, and excludes the following:

●	423,077 Ordinary Shares that may be issued upon exercise of Series A warrants issued to investors on August 2, 2022, at an exercise price of $13.00 per share;

●	25,000 Ordinary Shares that may be issued upon exercise of warrants contracted to be conditionally issued to corporate advisors at an exercise price of $6.60 per share;

●	86,942 Ordinary Shares that may be issued upon exercise of warrants issued at an exercise price of $6.00 per share to Kevin Chin in lieu of salary. In turn, Kevin Chin gifted these warrants to a benevolent foundation; and

●

58,599 Ordinary Shares that may be issued upon the settlement of outstanding restricted stock units, performance stock units or bonus stock awards under our equity plans as of April 4, 2024. Additional restricted stock units, performance stock units or bonus stock awards for the quarter up to June 30, 2024, are also excluded as they have yet to be granted.

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(1)	The UAE family office investment direct into Tembo is recorded for the purposes of the above Capitalization table as a cash equivalent as it is a contracted receivable as at 30 June 2024. Of the $10m contractually committed, $1.3 m had already been received prior to 31 December 2023. However, as at 31 December 2024, no Tembo shares had been allotted to the UAE family office investor, pending receipt of the full proceeds of the investment. The pro-forma transaction accounting adjustments reflect the receipt of the contracted receivable balance and the issuance of Tembo shares to the UAE family office investor prior to any Tembo Closing (as defined below).

(2)	These pro-forma transaction accounting adjustments reflect the anticipated impact of the proposed business combination between the Company’s subsidiary, Tembo, with CCTS. In connection with the proposed transaction, Tembo and CCTS will become subsidiaries of a new holding company (“New Pubco”), which will become a separately traded company on Nasdaq, and all shares of Tembo will be exchanged for shares of New Pubco at the closing of the business combination (the “Tembo Closing”).

A definitive Business Combination Agreement was signed on 29 August 2024 (see the section entitled “Prospectus Summary – Recent Developments – Proposed Tembo Business Combination” for additional information); accordingly, the terms of the proposed transaction are now subject to the provisions of the signed agreement.

The pro-forma transaction accounting adjustments in the table above do not reflect the following, which are still subject to finalization of negotiations and/or transaction structuring:

(a)	The proposed distribution by the Company of a certain percentage of its New Pubco shares to the Company’s shareholders after the Tembo Closing (the “Dividend Shares”);

(b)	The proposed allotment of New Pubco shares to Tembo LTIP (“Long Term Incentive Plan”) participants, including new executive leaders and board members that may be recruited by New Pubco;

(c)	The final allotment of shares to the Emirati family office investor; and

(d)	Transaction costs and fees payable to lawyers, accountants, tax advisers and investment bankers. It is noted that a portion of the fees may be payable in New PubCo shares depending on the outcome of negotiations with service providers.

If the proposed business combination proceeds and culminates in a Tembo Closing, it is anticipated that the Company will continue to remain the majority controlling shareholder with more than 50% shareholding. Furthermore, the Company is expected to have a majority of directors represented on the board of New Pubco. As a consequence, the Company will still consolidate New Pubco in its financial statements, even after any Tembo Closing.

unaudited pro forma financial information

The following unaudited pro forma condensed consolidated statement of financial position as of December 31, 2024 is presented as if the proposed Tembo Business Combination and UAE Tembo Investment (collectively, the “Pro Forma Transactions”) had all occurred as of December 31, 2024. The unaudited pro forma condensed consolidated statements of income and comprehensive income for the six months ended December 31, 2024 and the year ended July 30, 2024 are presented as if the Pro Forma Transactions had occurred on July 1, 2023.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial statements. The historical consolidated financial statements were derived from the Company’s audited financial statements included in this prospectus and have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the Pro Forma Transactions; (2) factually supportable; and (3) expected to have a continuing impact on the results following the Pro Forma Transactions.

The pro forma amounts in the tables below are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the Company that would have actually occurred had the Pro Forma Transactions been consummated on the date or during the periods presented or of the future financial position or future results of operations of the Company or Tembo. The unaudited pro forma consolidated financial statements also should not be considered representative of the Company’s or Tembo’s future results of operations.

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Unaudited Pro Forma Consolidated Statement of Financial Position as of December 31, 2024

	As of December 31, 2024
(US dollars in thousands)	Historical	UAE Tembo investment (1)	Tembo Business Combination (2)	Pro Forma	Pro-Forma as adjusted

Non-current assets
Property, plant and equipment	415			415	415
Intangible assets	15,795		2,876	18,671	18,671
Deferred tax assets	3,842			3,842	3,842
Investment in subsidiaries	-		828,000	828,000	828,000
Total non-current assets	20,052	-	830,876	850,928	850,928
Current assets
Cash and cash equivalents	26	8,700		8,726	114,783
Restricted cash	210			210	210
Trade and other receivables	10,268			10,268	10,268
Inventory	1,540			1,540	1,540
Total current assets	12,044	8,700	-	20,744	126,801
TOTAL ASSETS	32,096	8,700	830,876	871,672	977,729
Current liabilities
Trade and other payables	35,365	(1,300)		34,065	34,065
Provision for income tax	271			271	271
Provisions - CL	2,291			2,291	2,291
Loans and borrowings - CL	2,258			2,258	2,258
Total current liabilities	40,185	(1,300)	-	38,885	38,885
Non-current liabilities
Other payables	-			-	-
Loans and borrowings - NCL	26,734			26,734	26,734
Provisions - NCL	57			57	57
Deferred tax liability	3,036			3,036	3,036
Total non-current liabilities	29,827	-	-	29,827	29,827
TOTAL LIABILITIES	70,012	(1,300)	-	68,712	68,712
Equity
Share capital	1,043	833	-	1,876	4,132
Share premium	114,660	9,167		123,827	227,628
Non-controlling interest			64,462	64,462	64,462
Cumulative translation reserve	396			396	396
Other reserves	(6,548)			(6,548)	(6,548)
Retained earnings	(147,467)		766,414	618,947	618,947
Total Equity	(37,916)	10,000	830,876	802,960	909,017
TOTAL EQUITY AND LIABILITIES	32,096	8,700	830,876	871,672	977,729

Unaudited Pro Forma Consolidated Statements of Income and Comprehensive Income for the six months Ended December 31, 2024

	Six months ended December 31, 2024
(US dollars in thousands)	Historical	UAE Tembo investment (1)	Tembo Business Combination (2)	Pro Forma	Pro-Forma as adjusted
Revenue	63			63	63
Cost of sales	(63)			(63)	(63)
Gross profit	-	-	-	-	-
General and administrative expenses	(2,350)			(2,350)	(2,350)
Gain/(loss) on sale of assets	16			16	16
Other income	-			-	-
Depreciation of property, plant and equipment	(52)			(52)	(52)
Amortization of intangible assets	(185)			(185)	(185)
Operating loss	(2,571)	-	-	(2,571)	(2,571)
Restructuring & other non-recurring costs	4		766,414	766,418	766,418
Finance income	-			-	-
Finance expense	(3,216)			(3,216)	(3,216)
Loss before income tax	(5,783)	-	766,414	760,631	760,631
Income tax	(381)			(381)	(381)
Loss from continuing operations	(6,164)	-	766,414	760,250	760,250
Income/ (loss) from discontinued operations	1,688			1,688	1,688
Loss for the period	(4,476)	-	766,414	761,938	761,938

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Unaudited Pro Forma Consolidated Statements of Income and Comprehensive Income for the Year Ended June 30, 2024

	Year Ended June 30, 2024
(US dollars in thousands)	Historical	UAE Tembo investment (1)	Tembo Business Combination (2)	Pro Forma	Pro-Forma as adjusted
Revenue	16			16	16
Cost of sales	27			27	27
Gross profit	43	-	-	43	43
General and administrative expenses	(7,521)			(7,521)	(7,521)
Gain/(loss) on sale of assets	89			89	89
Other income	-			-	-
Depreciation of property, plant and equipment	(307)			(307)	(307)
Amortization of intangible assets	(823)			(823)	(823)
Operating loss	(8,519)	-	-	(8,519)	(8,519)
Restructuring & other non-recurring costs	(31,078)		766,414	735,336	735,336
Finance income	1,396			1,396	1,396
Finance expense	(6,015)			(6,015)	(6,015)
Loss before income tax	(44,216)	-	766,414	722,198	722,198
Income tax	(1,603)			(1,603)	(1,603)
Loss from continuing operations	(45,819)	-	766,414	720,595	720,595
Income/ (loss) from discontinued operations	(881)			(881)	(881)
Loss for the period	(46,700)	-	766,414	719,714	719,714

Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 1: Basis of Presentation

As described elsewhere in this prospectus, for periods prior to the Pro Forma Transactions, our financial statements are the historical financial statements of the Company.

The unaudited pro forma condensed consolidated statement of financial position as of December 31, 2024 is presented as if the proposed Tembo Business Combination and UAE Tembo Investment (collectively, the “Pro Forma Transactions”) had all occurred as of December 31, 2024. The unaudited pro forma condensed consolidated statements of income and comprehensive income for the six months ended December 31, 2024 and the year ended July 30, 2024 are presented as if the Pro Forma Transactions had occurred on July 1, 2023.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial statements. The historical consolidated financial statements were derived from the Company’s financial statements included in this prospectus and have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the Pro Forma Transactions; (2) factually supportable; and (3) expected to have a continuing impact on the results following the Pro Forma Transactions.

Note 2: UAE Investor Tembo Investment

The UAE family office investment direct into Tembo is recorded for the purposes of the above Capitalization table as a cash equivalent as it is a contracted receivable as at 30 June 2024. Of the $10m contractually committed, $1.3m had already been received prior to 31 December 2023. However, as at 31 December 2024, no Tembo shares had been allotted to the UAE family office investor, pending receipt of the full proceeds of the investment.

The pro-forma transaction accounting adjustments reflect the receipt of the contracted receivable balance and the issuance of Tembo shares to the UAE family office investor prior to any Tembo closing.

Note 3: Tembo DeSPAC

These pro-forma transaction accounting adjustments reflect the anticipated impact of the proposed business combination between the Company’s subsidiary, Tembo, with CCTS. In connection with the proposed transaction, Tembo and CCTS will become subsidiaries of a new holding company (“New Pubco”), which will become a separately traded company on Nasdaq, and all shares of Tembo will be exchanged for shares of New Pubco at the closing of the business combination (the “Tembo Closing”).

A definitive Business Combination Agreement was signed on 29 August 2024 (see the section entitled “Prospectus Summary – Recent Developments – Proposed Tembo Business Combination” for additional information).

The pro-forma transaction accounting adjustments in the table above do not reflect the following, which are still subject to finalization of negotiations and/or transaction structuring:

(a)	The proposed distribution by the Company of a certain percentage of its New Pubco shares to the Company’s shareholders after the Tembo Closing (the “Dividend Shares”);

(b)	The proposed allotment of New Pubco shares to Tembo LTIP (“Long Term Incentive Plan”) participants, including new executive leaders and board members that may be recruited by New Pubco;

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(c)	The final allotment of shares to the Emirati family office investor; and

(d)	Transaction costs and fees payable to lawyers, accountants, tax advisers and investment bankers. It is noted that a portion of the fees may be payable in New Pubco shares depending on the outcome of negotiations with service providers.

As a consequence of the above, any final pro-forma transaction accounting adjustments may end up being materially different from that set out in the table above.

If the proposed business combination proceeds and culminates in a Tembo Closing, it is anticipated that the Company will continue to remain the majority controlling shareholder with more than 50% shareholding, as per the following indicative pro-forma capitalization table of New Pubco. The table below sets out the different shareholding levels that VVPR, being the Company, would hold, based on different redemption levels.

Furthermore, the Company is expected to have a majority of directors represented on the board of New Pubco. As a consequence, the Company will still consolidate New Pubco in its financial statements, even after any Tembo Closing.

Pro-Forma Capitalization Table of New Pubco

	0% Redemptions		50% Redemptions		100% Redemptions
Shareholders	Shares Issued	Ownership (%)	Shares Issued	Ownership (%)	Shares Issued	Ownership (%)
Dividend Shares	16,760,000	19%	16,760,000	19%	16,760,000	19%
Tembo LTIP Shares	15,991,660	18%	15,991,660	18%	15,991,660	18%
UAE Investor Shares	3,926,795	4%	3,926,795	4%	3,926,795	5%
Company shareholding in Tembo (post Tembo Closing)	47,121,545	53%	47,121,545	54%	47,121,545	54%
Total	83,800,000	94%	83,800,000	95%	83,800,000	96%
CCTS Public Shareholders	1,912,371	2%	956,185	1%	-	0%
CCTS Sponsor	3,162,500	4%	3,162,500	4%	3,162,500	4%
Total	88,874,871	100%	87,918,685	100%	86,962,500	100%

Fully Diluted Capitalization Table of New Pubco

	0% Redemptions		50% Redemptions		100% Redemptions
Shareholders	Shares Issued	Ownership (%)	Shares Issued	Ownership (%)	Shares Issued	Ownership (%)
Dividend Shares	16,760,000	17%	16,760,000	17%	16,760,000	17%
Tembo LTIP Shares	15,991,660	16%	15,991,660	16%	15,991,660	16%
UAE Investor Shares	3,926,795	4%	3,926,795	4%	3,926,795	4%
Company shareholding in New PubCo (post Tembo Closing)	47,121,545	47%	47,121,545	48%	47,121,545	48%
Total	83,800,000	84%	83,800,000	85%	83,800,000	85%

CCTS Public Shareholders	1,912,371	2%	956,185	1%	0	0%
CCTS Shares Underlying Public Warrants	6,325,000	6%	6,325,000	6%	6,325,000	6%
Total	8,237,371	8%	7,281,185	7%	6,325,000	6%

CCTS Sponsor	3,162,500	3%	3,162,500	3%	3,162,500	3%
CCTS Shares Underlying Private Warrants	4,866,667	5%	4,866,667	5%	4,866,667	5%
Total	8,029,167	8%	8,029,167	8%	8,029,167	8%

Grand Total	100,066,538	100%	99,110,352	100%	98,154,167	100%

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OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion and analysis of our financial condition and results of our operations for the years ended June 30, 2024, 2023 and 2022 should be read in conjunction with our audited consolidated financial statements and the related notes and for the six months ended December 31, 2024 and 2023 should be read in conjunction with our unaudited financial statements and related notes thereto, in each case, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of numerous factors, including, but not limited to, the risks discussed in this prospectus or in other parts of this prospectus. Our consolidated financial statements included elsewhere in this prospectus are prepared in accordance with IFRS, as issued by the International Accounting Standards Board and are presented in U.S. dollars.

Note, results reported in year ended June 30, 2023, and 2022, and six months ended December 31, 2023 have been adjusted to exclude the results of the Kenshaw Electrical and shown as a single line item in the income statement after profit after tax. Details of results for discontinued operations are included in Note 22 to the audited financial statements included in this prospectus.

A. Operating Results

A. Overview

Unaudited

	Six Months Ended December 31
	2024			2023
(US dollars in thousands)	Continuing	Discontinued	Total	Continuing	Discontinued	Total
Revenue from contracts with customers	63	-	63	-	5,910	5,910
Cost of sales	(63)	-	(63)	(16)	(5,357)	(5,373)
Cost of sales - non-recurring events	-	-	-	-	-	-
Gross profit	-	-	-	(16)	553	537
General and administrative expenses	(2,350)	-	(2,350)	(3,738)	(612)	(4,350)
Gain/(loss) on sale	16	1,688	1,704	-	-	-
Other income	-	-	-	(2)	48	46
Depreciation and amortization	(237)	-	(237)	(563)	(143)	(706)
Operating (loss)/profit	(2,571)	1,688	(883)	(4,319)	(154)	(4,473)
Restructuring and other non-recurring costs	4	-	4	(1,261)	-	(1,261)
Finance income	-	-	-	7	-	7
Finance expense	(3,216)	-	(3,216)	(2,155)	(142)	(2,297)
Loss before income tax	(5,783)	1,688	(4,095)	(7,728)	(296)	(8,024)
Income tax	(381)	-	(381)	196	-	196
Loss for the period	(6,164)	-	(4,476)	(7,532)	(296)	(7,828)
Income tax credit	381	-	381	(196)	-	(196)
Restructuring and other non-recurring costs (1)	(4)	-	(4)	1,261	-	1,261
Net finance expense	3,216	-	3,216	2,148	142	2,290
Share based compensation	-	-	-	208	-	208
Depreciation and amortisation	237	-	237	563	143	706
Adjusted EBITDA (2)	(2,334)	1,688	(646)	(3,548)	(11)	(3,559)

(1) Restructuring and other non-recurring costs during the half year ended 31 December 2023 relate to impairments on two Solar projects that form part of the Caret solar development portfolio in the United States. This impairment is due to the commercial decision to not renew the lease extension on both of these Solar projects.

(2) Adjusted EBITDA is a non-IFRS financial measure. See “Non-IFRS Financial Information” below for additional information about this measure and a reconciliation of this measure to the most directly comparable financial measure calculated in accordance with IFRS.

Management analyzes our business in five reportable segments: Critical Power Services, Electric Vehicles, Sustainable Energy Solutions, Solar Development, and Corporate Office.

During the six month period ending December 31, 2024, the Group generated (including discontinued operations) unaudited total revenues of $63 thousand, gross profit of $nil, and an operating loss of $0.9 million. In comparison, for the six months ended December 31, 2023, the Group (including discontinued operations) generated total revenues of $5.9 million, gross profit of $0.5 million, and an operating loss of $4.5 million.

42

Operating loss (including discontinued operations) before income tax for the half year ended December 31, 2024 was a loss of $4.1 million, which included $4 thousand of reversal on restructuring and other non-recurring costs. This compared to a loss before income tax of $8.0 million, which included $1.3m of restructuring and other non-recurring costs, for the previous corresponding period.

As at December 31, 2024, the Group’s current assets were $12.0 million (as at Dec 31, 2023: $8.6 million), representing an increase, mostly due to an increase in trade and other receivables. Current assets were comprised of $26 thousand of cash and cash equivalents (as at Dec 31, 2023: $0.1 million), $0.2 million of restricted cash (as at Dec 31, 2023: $0.5 million); and $10.3 million of trade and other receivables (as at Dec 31, 2023: $5.7 million), and $1.5 million of inventory (as at Dec 31, 2023: $2.4 million).

Current liabilities were $40.2 million as at December 31, 2024 (as at Dec 31, 2023: $23.5 million). The increase reflects an increase in trade and other payables. Current asset-to-liability ratio as at December 31, 2024 was 0.30:1 (as at Dec 31, 2023: 0.37:1)

As at December 31, 2024, the Company had net liabilities of $37.9 million (as at Dec 31, 2023, $4.0 million), including intangible assets of $15.8 million (as at Dec 31, 2023 restated: $42.9 million). Property, plant and equipment of $0.4 million as at December 31, 2023 (as at, $3.7 million).

Unaudited cash outflows for the six-month period ended December 31, 2024 was $0.2 million, arising from cash outflows from operating activities of $6.1 million and cash outflows used in investing activities of $0.8 million mostly offset by cash inflow from financing activities of $6.7 million. At December 31, 2024, the Company had cash reserves of $0.2 million (Dec 31, 2023: $0.6 million) and debt of $28.9 million (Dec 31, 2023: $33.2 million), giving a net debt position of $28.7 million (Dec 31, 2023: $32.6 million).

Unaudited net cash outflows from investing activities of $0.8 million in the six month period ended December 31, 2024 comprised $0.03 million net purchases of property, plant and equipment and $0.7 million investment in additional intangible assets.

Unaudited net cash inflows from financing activities of $6.7 million in the half year ended December 31, 2024 comprises $6.7 million issuance of share capital $0.1 million transfer from restricted cash, less $0.1 million repayments of related party and other borrowings paid.

	Year Ended June 30
	2024			2023			2022
(US dollars in thousands)	Continuing	Discontinued	Total	Continuing	Discontinued	Total	Continuing	Discontinued	Total

Revenue from contracts with customers	16	11,811	11,827	4,055	11,005	15,060	10,160	27,456	37,616
Cost of sales	27	(10,268)	(10,241)	(4,294)	(9,178)	(13,472)	(9,489)	(24,661)	(34,150)
Cost of sales - non-recurring events	-	-	-	(3,850)	-	(3,850)	(1,881)	-	(1,881)
Gross profit	43	1,543	1,586	(4,089)	1,827	(2,262)	(1,210)	2,795	1,585
General and administrative expenses	(7,521)	(1,228)	(8,749)	(6,425)	(1,195)	(7,620)	(12,397)	(2,899)	(15,296)
Other gains/(losses)	89	4	93	31	(4,208)	(4,177)	(54)	41	(13)
Other income	-	99	99	82	37	119	78	908	986
Depreciation of property and equipment	(307)	(439)	(746)	(508)	(242)	(750)	(471)	(744)	(1,215)
Amortization of intangible assets	(823)	-	(823)	(831)	-	(831)	(850)	(322)	(1,172)
Operating (loss)/profit	(8,519)	(21)	(8,540)	(11,740)	(3,781)	(15,521)	(14,904)	(221)	(15,125)
Restructuring and other non-recurring costs	(1,392)	2	(1,390)	(1,662)	(1)	(1,663)	(448)	5	(443)
Impairment losses	(29,686)	(552)	(30,238)	(421)	-	(421)	-	-	-
Finance income	1,396	17	1,413	1,156	-	1,156	173	2	175
Finance expense	(6,015)	(327)	(6,342)	(6,839)	(527)	(7,366)	(8,481)	(297)	(8,778)
Loss before income tax	(44,216)	(881)	(45,097)	(19,506)	(4,309)	(23,815)	(23,660)	(511)	(24,171)
Income tax	(1,603)	-	(1,603)	(559)	19	(540)	1,142	975	2,117
Loss for the period	(45,819)	(881)	(46,700)	(20,065)	(4,290)	(24,355)	(22,518)	464	(22,054)

Adjusted EBITDA	(7,389)	418	(6,971)	(6,403)	(3,539)	(9,942)	(9,122)	166	(8,956)

(1) Adjusted EBITDA is a non-IFRS financial measure. See “Non-IFRS Financial Information” below for additional information about this measure and a reconciliation of this measure to the most directly comparable financial measure calculated in accordance with IFRS.

43

Management analyzes our business in five reportable segments: Critical Power Services, Electric Vehicles, Sustainable Energy Solutions, Solar Development, and Corporate Office.

During the year ended June 30, 2024, the Group (including discontinued operations) generated total revenue of $11.8 million, gross profit of $1.6 million, operating loss of $8.5 million and a net loss of $46.7 million. Of these amounts, continuing operations of the Group generated revenue of $0.02 million, gross profit of $0.04 million, operating loss of $8.5 million and a net loss of $45.8 million. For the year ended June 30, 2023, the Group (including discontinued operations) generated total revenue of $15.1 million, gross loss of $2.3 million, operating loss of $15.5 million and a net loss of $24.4 million. Of these amounts, continuing operations of the Group generated revenue of $4.1 million, gross loss of $4.1 million, operating loss of $11.7 million and a net loss of $20.1 million.

Adjusted EBITDA (including discontinued operations) for the year ended June 30, 2024 was a loss of $7.0 million, compared to a loss of $9.9 million for the previous year. Adjusted EBITDA for continuing operations was a loss of $7.4 million, compared to a loss of $6.4 million for the previous year. Adjusted EBITDA is a non-IFRS financial measure. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, impairment of assets, impairment of goodwill, other finance income and expenses, one-off non-recurring costs including restructuring expenses and non-cash equity remuneration.

The results for the year ended June 30, 2024, including discontinued operations, reflect a strategic shift towards prioritizing profitable revenue streams, particularly within the Critical Power Services business unit, as well as the impact of adverse foreign exchange movements involving the Australian dollar relative to the USD, and increased efforts to scale up the Electric Vehicle business unit as the company remains focused on research and development and the launch of new products.

Revenue in Critical Power Services (including discontinued operations) declined by $3.2 million to $11.8 million in the year, reflecting a strategic shift towards prioritizing more profitable revenue streams and phasing out less profitable ones within the Critical Power Services business unit, and adverse foreign exchange movements related to the Australian dollar relative to the USD. In July 2024, we completed the sale of Kenshaw Electrical (part of Critical Power Services), to ARA Group Limited for a consideration of approximately AU$1.2 million, Kenshaw is now classified as a discontinued operation This divestment aligns with VivoPower’s strategy to reinvest in its high-growth businesses, particularly its Electric Vehicle business unit. On a continuing operations basis, revenue in Critical Power Services declined $2.6 million to nil. Electric Vehicles contributed $16 thousand revenue in the year, (year ended June 30, 2023: $1.5 million) predominantly from non-EV ruggedization conversions, whilst EV activity is focused entirely on product development. There was no revenue contribution from Solar Development or Sustainable Energy Solutions in the year ended June 30, 2024 (year ended June 30, 2023: nil).

Gross profit (including discontinued operations) increased by $3.8 million to a gross profit of $1.6 million, although on a continuing basis excluding Kenshaw Electrical operations, gross profit increased by $4.1 million to a gross profit of $0.04 million. In percentage terms, gross margin from continuing operations rose from -5.9% to 264% (13.4% including discontinued operations). The higher gross profit (including discontinued operations) during FY24 reflects a focus on higher margin revenue streams and operational efficiencies, as well as cessation of any weather related losses from solar projects in Australia that impacted the company in the last financial year.

The results for the year ended June 30, 2024 also reflect a $1.1 million increase in general and administrative costs related to continuing operations bringing the total to $7.5 million. The increase includes a $0.1 million decrease in marketing expenses, a $0.2 million decrease in other overheads, $0.6 million increase IT licensing and support expenses, and a $0.8 million increase in salaries and benefits.

The results of continuing operations for the year ended June 30, 2024 include $31.1 million restructuring and other non-recurring costs primarily due to impairment of goodwill and write offs of assets.

Net finance costs from continuing operations of $4.6 million for the year ended June 30, 2024 include $4.6 million interest on related party loans, $0.9 million net foreign exchange gains and $0.9 million combined from dividends from Aevitas Preference Shares, interest on leases and interest on other debt.

44

As at June 30, 2024, the Group’s current assets were $17.7 million (as at June 30, 2023: $10.3 million; June 30, 2022: $21.7 million) representing an increase from June 30, 2023, mostly due to Kenshaw’s assets held for sale amounting to $5.5 million (as at June 30, 2023: nil) and an increase in Trade and Other Receivables. Current assets also comprised of $0.2 million of cash and cash equivalents (as at June 30, 2023: $0.6 million; June 30, 2022: $1.3 million), $0.3 million of restricted cash (as at June 30, 2023: $0.6 million; June 30, 2022: $1.2 million), $10.0 million of trade and other receivables (as at June 30, 2023: $7.0 million; June 30, 2022: $9.5 million), and $1.6 million of inventory (as at June 30, 2023: $1.5m of inventory; June 30, 2022: $1.4 million). 30 June 2022 current assets were restated for a $0.5 million reclassification from Intangible Assets to Deposits.

Current liabilities were $54.1 million as of June 30, 2024 (as at June 30, 2023: $18.9 million; June 30, 2022, $23.3 million restated). The increase from prior year reflects an increase in both Trade and other Payables and Loans and Borrowing. At June 30, 2024, current liabilities included, Kenshaw’s Liabilities held for sale worth $5.5 million (as at June 30, 2023, nil), Loans and Borrowing amounting to $8.2 million (as at June 30, 2023, $2.4 million) and Trade and Other Payables of $37.9 million (as at June 30, 2023, $14.6 million). 30 June 2022 current liabilities were restated for an accrual of $0.5 million expenses relating to 2022 but incurred in 2023.

Current asset-to-liability ratio as at June 30, 2024 was 0.33:1 (as at June 30, 2024: 0.54:1; June 30, 2022 restated: 0.93:1)

As at June 30, 2024, the Company had net liabilities of $40.5 million (as at June 30, 2023: $3.7 million; June 30, 2022, $21.6 million), including intangible assets of $15.2 million (as at June 30, 2023: $42.3 million June 30, 2022: $39.6 million). Property, plant and equipment decreased to $0.4 million as at June 30, 2024 (as at June 30, 2023, $3.7 million).

Cash outflow for the year ended June 30, 2024, was $0.4 million, arising from cash generated from operating activities of $1.5 million, cash outflow from investing activities of $4.6 million and cash inflow from financing activities of $2.7 million. On June 30, 2024, the Company had cash reserves of $0.2 million (June 30, 2023: $0.6 million) and debt of $29.1 million (June 30, 2023: $32.4 million), giving a net debt position of $28.9 million (June 30, 2023: $31.8 million).

Net cash outflow from investing activities of $4.6 million in the year ended June 30, 2024 comprised of $0.6 million cash outflow from the purchase of property, plant and equipment, a $4.0 million net cash outflow attributable to additional investment in capital projects in Tembo.

Cash generated from financing activities for the year ended June 30, 2024, was $2.7 million. This comprised $0.8 million inflow from AWN loans, $1.0 million proceeds from investors, $2.5 million capital raises net of capital raise costs, and $0.3 million transfer from restricted cash. This is partly offset by $1.6 million repayments of other financings and borrowing, and $0.2 million lease repayments.

Non-IFRS Financial Information

Adjusted EBITDA is a non-IFRS financial measure that we calculate as earnings before interest, taxes, depreciation and amortization, impairment of assets, impairment of goodwill, other finance income and expenses, one-off non-recurring costs including restructuring expenses and non-cash equity remuneration. Adjusted EBITDA is disclosed here and elsewhere in this prospectus to provide investors with additional information regarding our results of operations. We have presented Adjusted EBITDA for continuing operations, discontinued operations and the total Group for comparative purposes.

We have included Adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses, non-operating income/(expense), and material non-recurring items. Accordingly, we believe that Adjusted EBITDA provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and board of directors.

45

We believe it is useful to exclude non-cash charges, such as depreciation and amortization and share-based compensation expense, from our Adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude income tax benefit/(expense) and net finance expenses as these items are not components of our core business operations. We believe it is useful to exclude material non-recurring items, which is not indicative of our performance in the future. Adjusted EBITDA has limitations as a financial measure, and you should not consider it in isolation or as a substitute for profit/loss for the period as a profit measure or other analysis of our results as reported under IFRS. Some of these limitations are:

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures;

●	Adjusted EBITDA does not reflect share-based compensation, which has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy;

●	Although share-based compensation expenses are non-cash charges, we cannot assure that we will not perform a buy-back or other similar transaction which leads to a cash outflow;

●	While losses have resulted from material non-recurring events, there is no assurance that such or similar losses will not recur in the future; and

●	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, operating profit/loss, profit/loss for the period and our other IFRS results.

Half Year Ended December 31, 2024, Compared to Half Year Ended December 31, 2023

	Six Months ended 31 December
	2024			2023
(US dollars in thousands)	Continuing	Discontinued	Total	Continuing	Discontinued	Total
Loss for the period	(6,164)	1,688	(4,476)	(7,532)	(296)	(7,828)
Income tax credit	381	-	381	(196)	-	(196)
Restructuring and other non-recurring costs (1)	(4)	-	(4)	1,261	-	1,261
Net finance expense	3,216	-	3,216	2,148	142	2,290
Share based compensation	-	-	-	208	-	208
Depreciation and amortisation	237	-	237	563	143	706
Adjusted (Underlying) EBITDA for continuing operations	(2,334)	1,688	(646)	(3,548)	(11)	(3,559)

(1)	Restructuring and other non-recurring costs during the half year ended 31 December 2024 included a reversal of $ 4 thousand on previously booked impairments. Restructuring and other non-recurring costs during the half year ended 31 December 2023 relate to impairments on two Solar projects that form part of the Caret solar development portfolio in the United States. This impairment is due to the commercial decision to not renew the lease extension on both of these Solar projects

46

Year Ended June 30, 2024, Compared to Years Ended June 30, 2023 and June 30, 2022

(US dollars in thousands)	2024			2023			2022 (restated)
Adjusted EBITDA	Continuing	Discontinued	Total	Continuing	Discontinued	Total	Continuing	Discontinued	Total
Net Profit / (loss)	(45,819)	(881)	(46,700)	(20,148)	(4,207)	(24,355)	(22,518)	464	(22,054)
Income Tax	1,603	-	1,603	540	-	540	(1,968)	(149)	(2,117)
Net finance expense / (income)	4,619	310	4,929	6,210	-	6,210	8,431	172	8,603
Share based compensation	-	-	-	148	-	148	1,900		1,900
Restructuring & other non-recurring costs[1]	1,392	(2)	1,390	1,663	-	1,663	443	-	443
Impairment costs[2]	29,686	552	30,238	421	-	421	-	-	-
Depreciation and amortization	1,130	439	1,569	1,581	-	1,581	1,620	767	2,387
Subtotal	(7,389)	418	(6,971)	(9,585)	(4,207)	(13,792)	(12,092)	1,254	(10,838)
COS - Non recurring[3]	-	-	-	3,850	-	3,850	1,881	-	1,881
Adjusted EBITDA	(7,389)	418	(6,971)	(5,735)	(4,207)	(9,942)	(10,211)	1,254	(8,957)

(1)	For the year ended June 30, 2024, the Company incurred non-recurring costs primarily related to $1.4 million worth of fiscal refunds provision which includes VAT Liability in the UK to HMRC. For the year ended June 30, 2023, restructuring costs include restructuring activities of $0.2 million, $1.8 million worth of fiscal refunds provision offset by a $0.4 million release of remediation provision. For the year ended June 30, 2022, the Company incurred non-recurring costs related to restructuring activities of $0.2 million and one-off remediation expenses of $0.4 million, offset by $0.1 million release of unutilized provision related to the Comberg Claims.

(2)	During the year ended June 30, 2024, the company recorded total impairments of $29.8 million relating to intangible assets and goodwill. This includes $11.2 million for Caret solar projects (excluding TX75 and TX341), $9.5 million following the sale of Kenshaw Electric Pty Ltd, and $9.1 million related to VivoPower Pty Ltd, which entered voluntary administration. The TX75 and TX341 sites were retained at carrying value based on their strategic importance and a supporting third-party valuation.

(3)	2023 amounts include $3.9 million in non-recurring costs resulting from increased costs and delays on Aevitas Solar’s Edenvale project due to unprecedented high levels of rainfall (both in terms of frequency and amount versus historical averages) across Queensland in FY2023. The rainfall damaged many of the trenches dug across the 6km interconnection works, which led to significant delays in completion of the project and required additional labor and material costs to fix and then complete the project within the project deadline.

2022 amounts include $1.9 million relating to non-recurring costs incurred during the execution phase of Aevitas Solar’s Blue Grass project, due to Australian state border closures during the COVID-19 pandemic which resulted in the leadership and project management teams not being able to travel to and manage the project for three months. During those three months the Company was not able to find a suitable, local project management team which led to the project not being managed to the Company’s satisfaction. As a result, the Company had to incur significant additional costs for labor and materials to correct the existing work and recover the delays in completion of the project once the borders were reopened.

47

For further information on these non-recurring, non-operational costs, please refer to the section entitled “Restructuring and Other Non-Recurring Costs” below.

	Continuing operations						Discontinued operations
Six months ended December 31, 2024 (US dollars in thousands)	Critical Power Services	Electric Vehicle	Solar	SES	Corporate	Total	Critical Power Services	Total
Revenue from contracts with customers	-	63	-	-	-	63	-	63
Cost of Sales	-	(63)	-	-	-	(63)	-	(63)
Gross profit	-	-	-	-	-	-	-	-
General and administrative expenses	(8)	(720)	(11)	(54)	(1,558)	(2,351)	-	(2,351)
Gain/(loss) on solar development	-	-	-	16	-	16	1,688	1,704
Other income	-	-	-	-	-	-	-	-
Depreciation and amortization	-	(235)	-	(1)	(1)	(237)	-	(237)
Operating loss	(8)	(955)	(11)	(39)	(1,559)	(2,572)	1,688	(884)
Restructuring & other non-recurring costs	-	-	4	-	-	4	-	4
Finance income	-	-	-	-	-	-	-	-
Finance expense	(187)	(532)	-	2	(2,498)	(3,215)	-	(3,215)
Loss before income tax	(195)	(1,487)	(7)	(37)	(4,057)	(5,783)	1,688	(4,095)
Income tax	-	(380)	-	-	(1)	(381)	-	(381)
Loss for the period	(195)	(1,867)	(7)	(37)	(4,058)	(6,164)	1,688	(4,476)

	Continuing operations						Discontinued
Six months ended December 31, 2023	Critical Power Services	Electric Vehicle	Solar	SES	Corporate	Total	Critical Power Services	Total
Revenue from contracts with customers	-	-	-	-	-	-	5,910	5,910
Cost of Sales	(16)	-	-	-	-	(16)	(5,357)	(5,373)
Gross profit	(16)	-	-	-	-	(16)	553	537
General and administrative expenses	(49)	(748)	(30)	(172)	(2,739)	(3,738)	(612)	(4,350)
Gain/(loss) on solar development	-	-	-	-	-	-	-	-
Other income	47	-	-	(49)	-	(2)	48	46
Depreciation and amortization	(221)	(335)	-	(2)	(5)	(563)	(143)	(706)
Operating loss	(239)	(1,083)	(30)	(223)	(2,744)	(4,319)	(154)	(4,473)
Restructuring & other non-recurring costs	-	-	(1,261)	-	-	(1,261)	-	(1,261)
Finance income	7	-	-	-	-	7	-	7
Finance expense	(1,752)	(137)	-	(27)	(239)	(2,155)	(142)	(2,297)
Loss before income tax	(1,984)	(1,220)	(1,291)	(250)	(2,983)	(7,728)	(296)	(8,024)
Income tax	-	196	-	-	-	196	-	196
Loss for the period	(1,984)	(1,024)	(1,291)	(250)	(2,983)	(7,532)	(296)	(7,828)

48

	Continuing operations						Discontinued operations
Year Ended June 30, 2024	Critical Power	Solar	Electric	Sustainable Energy	Corporate	Total	Critical Power
(US dollars in thousands)	Services	Development	Vehicles	Solutions	Office	Continuing	Services	Total
Revenue from contracts with customers	-	-	16	-	-	16	11,811	11,827
Costs of sales - other	(52)	-	102	(23)	-	27	(10,268)	(10,241)
Cost of sales - non-recurring events	-	-	-	-	-	-	-	-
Gross profit	(52)	-	118	(23)	-	43	1,543	1,586
General and administrative expenses	(53)	(344)	(1,794)	(324)	(5,006)	(7,521)	(1,228)	(8,749)
Other gains/(losses)	47	-	10	32	-	89	4	93
Other income	-	-	-	-	-	-	99	99
Depreciation and amortization	(448)	-	(671)	(3)	(8)	(1,130)	(439)	(1,569)
Operating loss	(506)	(344)	(2,337)	(318)	(5,014)	(8,519)	(21)	(8,540)
Restructuring and other non-recurring costs	-	-	-	-	(1,392)	(1,392)	2	(1,390)
Impairment losses	48,315	(11,187)	(366)	10,877	(77,325)	(29,686)	(552)	(30,238)
Finance expense - net	(3,741)	(2)	(2,726)	(68)	1,918	(4,619)	(310)	(4,929)
Profit/(loss) before income tax	44,068	(11,533)	(5,429)	10,491	(81,813)	(44,216)	(881)	(45,097)
Income tax	(797)	-	277	(1,083)	-	(1,603)	-	(1,603)
Loss for the year	43,271	(11,533)	(5,152)	9,408	(81,813)	(45,819)	(881)	(46,700)

	Continuing operations						Discontinued operations
Year Ended June 30, 2023	Critical Power	Solar	Electric	Sustainable Energy	Corporate	Total	Critical Power
(US dollars in thousands)	Services	Development	Vehicles	Solutions	Office	Continuing	Services	Total
Revenue from contracts with customers	2,591	(0)	1,464	-	-	4,055	11,005	15,060
Costs of sales - other	(2,722)	-	(1,572)	-	-	(4,294)	(9,178)	(13,472)
Cost of sales - non-recurring events	(3,850)	-	-	-	-	(3,850)	-	(3,850)
Gross profit	(3,981)	(0)	(108)	-	-	(4,089)	1,827	(2,262)
General and administrative expenses	(195)	(297)	(1,005)	(367)	(4,561)	(6,425)	(1,195)	(7,620)
Gain/(loss) on solar development	1	-	-	30	-	31	(4,208)	(4,177)
Other income	13	69	-	-	-	82	37	119
Depreciation and amortization	(653)	-	(673)	(3)	(10)	(1,339)	(242)	(1,581)
Operating loss	(4,815)	(228)	(1,786)	(340)	(4,571)	(11,740)	(3,781)	(15,521)
Restructuring and other non-recurring costs	-	-	200	-	(1,862)	(1,662)	(1)	(1,663)
Impairment losses			414		7	421		421
Finance expense - net	(6,314)	(34)	936	(50)	(221)	(5,683)	(527)	(6,210)
Profit/(loss) before income tax	(11,129)	(262)	(1,064)	(390)	(6,661)	(19,506)	(4,309)	(23,815)
Income tax	(638)	-	(40)	119	-	(559)	19	(540)
Loss for the year	(11,767)	(262)	(1,104)	(271)	(6,661)	(20,065)	(4,290)	(24,355)

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	Continuing operations						Discontinued operations
Year Ended June 30, 2022	Critical Power	Solar	Electric	Sustainable Energy	Corporate	Total	Critical Power
(US dollars in thousands)	Services	Development	Vehicles	Solutions	Office	Continuing	Services	Total
Revenue	8,670	-	1,490	-	-	10,160	27,456	37,616
Costs of sales - other	(7,985)	-	(1,504)	-	-	(9,489)	(24,661)	(34,150)
Cost of sales - non-recurring events	(1,881)	-	-	-	-	(1,881)	-	(1,881)
Gross profit	(1,196)	-	(14)	-	-	(1,210)	2,795	1,585
General and administrative expenses	(154)	(80)	(2,901)	(1,660)	(7,602)	(12,397)	(2,899)	(15,296)
Other gains/(losses)	62	(139)	-	23	-	(54)	41	(13)
Other income	78	-	-	-	-	78	908	986
Depreciation and amortization	(866)	-	(443)	(3)	(9)	(1,321)	(1,066)	(2,387)
Operating profit/(loss)	(2,076)	(219)	(3,358)	(1,640)	(7,611)	(14,904)	(221)	(15,125)
Restructuring and other non-recurring costs	40	-	(429)	-	(59)	(448)	5	(443)
Finance expense - net	(7,347)	-	(974)	23	(10)	(8,308)	(295)	(8,603)
Profit/(loss) before income tax	(9,383)	(219)	(4,761)	(1,617)	(7,680)	(23,660)	(511)	(24,171)
Income tax	523	-	575	192	(148)	1,142	975	2,117
Loss for the year	(8,860)	(219)	(4,186)	(1,425)	(7,828)	(22,518)	464	(22,054)

Income Statement from continuing operations

Revenue

Unaudited revenues from continuing operations for half year ended December 31, 2024 increased $0.06 million to $0.06 million, from $nil in half year ended December 31, 2023.

Revenue from continuing operations by product and service as of half year ended December 31, 2024 is as follows:

	Six months ended December 31
(US dollars in thousands)	2024	2023
	Unaudited	Audited
Electrical products and related services	-	-
Electric vehicles & related products & services	63	-
Total revenue	63	-

Revenue in Electric Vehicle division was recognized in the Australian business during the half year ended 31 December, 2024.

Revenue in Electric Vehicle division was not recognized during the half year ended 31 December, 2023, notwithstanding the receipt of some deposits for orders. This reflects a conservative accounting policy that only recognizes revenue upon full deliver of the vehicles. In addition, it reflects the cessation of non-electric vehicle related revenues that formed part of the legacy Tembo business.

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Revenue from continuing operations for the year ended June 30, 2024 decreased $4.0 million or -100% to $0.02 million, from $4.1 million in the year ended June 30, 2023. Revenue from continuing operations for the year ended June 30, 2023 decreased $6.1 million or 70% to $4.1 million, from $10.2 million in the year ended June 30, 2022.

Revenue from continuing operations by product and service is follows:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Electrical products and related services	$-	$2,591	$8,670
Electric vehicles & related products & services	16	1,464	1,490
Total revenue	$16	$4,055	$10,160

The sale of electrical products, related services and solutions is generated from our Australian-based Critical Power Services businesses and is focused on the design, supply, installation and maintenance of power and control systems. Revenue generated in these operations is recognized in two ways. On smaller projects, revenue is recognized when the project is completed and is invoiced at that time. On larger projects, revenue is recognized on the achievement of specific milestones defined in each individual project. When the milestones and performance obligations are reached, the customer is invoiced, and the revenue is then recognized.

Revenue from continuing operations from electrical products, related services and solutions for the year ended June 30, 2024, of nil compared to the $2.6 million earned for the year ended June 30, 2023. This is due to the subsequent sale of Kenshaw, which has now been classified as a discontinued operation.

Revenue from electric vehicles, related products, services and solutions is generated from our Electric Vehicles businesses, Tembo eLV B.V. in the Netherlands focused on electric vehicle conversion kits, and vehicle ruggedization products; Tembo EV PTY Ltd. In Australia which recently launched the Tembo Tusker; and Tembo Technologies PTY Ltd which is developing the all electric Jeepney for the Philippines transport market. Revenue generated in these operations is recognized when the products are delivered to customers. Revenue from electric vehicles and related products and services amounted to $0.02 million for the year ended June 30, 2024 compared to $1.5 million for the year ended June 30, 2023. No revenue was recognized on EUV conversion kit development whilst the EUV23 and EUV24 development project advanced towards production. Revenue from vehicle conversions focused on ruggedization of non-EV vehicles totaled $0.02 million for the year ended June 30, 2024, compared to $1.4 million for the year ended June 30, 2023. In FY23, the company benefitted from a substantial ruggedization contract involving 15 vehicles with the Boliden mine in Ireland.

Revenue from continuing operations by geographic location is follows:

	Six months ended December 31
(US dollars in thousands)	2024	2023
Australia	63	-
Netherlands	-	-
United States	-	-
Total revenue	63	-

Revenues for the half year period ended December 31, 2024 were booked in Australia.

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Australia	$-	$2,591	$8,670
Netherlands	16	1,464	1,490
Total revenue	$16	$4,055	$10,160

Australian revenue from continuing operations of nil for the year ended June 30, 2024 compares to $2.6 million in the year ended June 30, 2023 and $8.7 million for the year ended June 30, 2022. The decrease is due to the sale of our Australian entity, Kenshaw Electric which has now been classified as a discontinued operation.

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Netherlands revenue was $0.02 million for the year ended June 30, 2024 and $1.5 million for the year ended June 30, 2023, representing contribution from the Electric Vehicle business unit, FY23’s revenue was driven by Boliden ruggedization contracts during the year. The business remains primarily focused on development of its core EUV23 and EUV24 conversion kit solution for which it has already received orders.

The Group had one customer representing more than 10% of revenue for the year ended June 30, 2024 (year ended June 30, 2023: one).

Cost of Sales

Cost of sales from continuing operations by product or service is as follows:

	Six months ended December 31
(US dollars in thousands)	2024	2023
	unaudited	audited
Electrical products and related services	-	-
Extreme weather and/or COVID 19 disruptions	-	-
Electric vehicles & related products & services	63	116
Total cost of sales	63	116

Total cost of sales from continuing operations were $0.01 million for the half year ended December 31, 2024, decreasing as compared to $0.1 million covering the same period ended December 31, 2023. Cost of sales covers material and labor related to Electric Vehicle sales.

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Electrical products and related services - other	$52	$2,722	$7,985
Electrical products and related services - extreme weather and COVID 19 disruption	-	3,850	1,881
Electric vehicles & related products & services	(102)	1,572	1,504
Other revenue	23	-	-
Total cost of sales	$(27)	$8,144	$11,370

Total cost of sales from continuing operations were $-0.03 million for the year ended June 30, 2024, as compared to $8.1 million for the year ended June 30, 2023, and $11.4 million for the year ended June 30, 2022.

Cost of sales related to electrical products and related services consists of material purchases and direct labor costs, motor vehicle expenses and any directly related costs attributable to manufacturing, service, or other cost of sales.

Cost of sales for electrical products and related services for the prior year ended June 30, 2023 included $3.9 million of non-recurring costs resulting from increased costs and delays on Aevitas Solar’s Edenvale project due to unprecedented high levels of rainfall (both in terms of frequency and amount versus historical averages) across Western Australia in FY23. The rainfall damaged many of the trenches dug across the 6km interconnection works, which led to significant delays in completion of the project and required additional labor and material costs to fix and then complete the project within the project deadline. FY22 included $1.9 million of non-recurring costs during the execution phase of the Aevitas Solar’s Blue Grass project, due to Australian state border closures during the COVID-19 pandemic which resulted in the leadership and project management teams not being able to travel to and manage the project for three months. During those three months, the Company was not able to find a suitable local project management team which led to the project not being managed to the Company’s satisfaction. As a result, the Company had to incur significant additional costs for labor and materials to correct the existing work and recover the delays in completion of the project once the borders were reopened. Neither of the foregoing events are expected to repeat due to their unprecedented nature and so the Company has categorized such related costs as non-recurring.

Other cost of sales related to electrical products and related services was $0.05 million for the year ended June 30, 2024, as compared to $2.7 million for the year ended June 30, 2022 and $8.0 million for the year ended June 30, 2022.

Cost of sales related to electric vehicles and related products consists of material purchases and direct labor costs and any other costs directly attributable to assembly. Cost of sales related to electric vehicles and related products were $-0.1million for the year ended June 30, 2024 and $1.6 million for the year ended June 30, 2023. The cost of sales was a credit amount on account of provision reversals on inventory.

Cost of sales on other revenue totaled $0.03 million for the year ended June 30, 2024.

Gross Profit

Gross profit from continuing operations by product and service is as follows:

Gross profit/(loss) by product or service is as follows:

	Six months ended December 31
(US dollars in thousands)	2024	2023
	unaudited	audited
Electrical products and related services	-	-
Electric vehicles & related products & services	-	(116)
Other revenue	-	-
Total gross (loss)/profit	-	(116)

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The Company’s gross (loss)/ profit from continuing operations is equal to revenue less cost of sales and totaled a gross profit of nil for the half year ended December 31, 2024 increasing from the gross loss of $0.2 million for the same period ended December 31, 2023.

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Electrical products and related services	$(52)	$(3,981)	$(1,196)
Electric vehicles & related products & services	118	(108)	(14)
Other revenue	(23)	-	-
Total gross (loss)/profit	$43	$(4,089)	$(1,210)

For the year ended June 30, 2024, gross (loss)/ profit from continuing operations is equal to revenue less cost of sales and totaled a profit of $0.04 million in comparison to the loss of $4.1 million for the year ended June 30, 2023, and a loss of $1.2 million for the year ended June 30, 2022. In percentage terms, gross margins from continuing operations increased from -100% in the prior year, to 269% in FY24.

The gross (loss) / profit from electrical products and related services (the Critical Power Services business) was a loss of $0.05 million for the year ended June 30, 2024, compared to the loss of $4.0 million in the prior year. In percentage terms, gross margins decreased from -154% in the prior year, to n/a in FY24.

The Electric Vehicle business generated a gross profit of $0.1 million in the year ended June 30, 2024, (June 30, 2023, loss of $0.1 million), reflecting negative cost of sales due to reversals of provisions.

General and Administrative Expenses

	Six months ended December 31
(US dollars in thousands)	2024	2023
Salaries and benefits	$1,094	$1,853
Professional fees	746	1,008
Insurance	158	244
Travel	38	85
IT licensing and support	170	451
Marketing and public relations	26	40
Office and other expenses	118	57
Total general and administrative expenses	$2,350	$3,738

General and administrative expenses consist primarily of operational expenses, including employee salaries and benefits, professional fees, insurance, travel, IT, office and other expenses. General and administrative expenses from continuing operations for the first half of the current fiscal year ending June 30, 2024, were $2.4 million, decreasing in comparison to $3.8 million in the prior fiscal year.

Salaries and benefits were $1.1 million for the half year ended December 31, 2024, (half year ended December 31, 2023, $1.9 million), accounting for 47% of total general and administrative expenses, (half year ended December 31, 2023, 50%). Professional fees of $0.8 million for the half year ended December 31, 2024 or 32% of total general and administrative expenses (half year ended December 31, 2023, $1.0 million), were comprised of audit and accounting fees, consulting fees to support business development and legal fees.

	Year Ended June 30
(US dollars in thousands)	2024	2023
Salaries and benefits	$3,200	$2,416
Professional fees	2,240	2,317
Insurance	405	526
Travel	169	145
IT licensing and support	1,201	633
Marketing and public relations	66	162
Office and other expenses	240	226
Total general and administrative expenses	$7,521	$6,425

General and administrative expenses from continuing operations increased by $1.1 million to $7.5 million for the year ended June 30, 2024, compared to $6.4 million for the year ended June 30, 2023. These expenses consist primarily of operational expenses, such as those related to employee salaries and benefits, professional fees, insurance, travel, IT, marketing, office and other expenses, as well as vesting at grant date share price of non-cash equity incentive costs of share awards previously granted under the Company’s Omnibus Incentive Plan, in accordance with IFRS 2 Share-based Payments.

Salaries and benefits were $3.2 million for the year ended June 30, 2024, (year ended June 30, 2023, $2.4 million), accounting for 43% of total general and administrative expenses, (year ended June 30, 2023, 38%). Non-cash equity incentive costs contributed nil (year ended June 30, 2023: $0.1 million) to the salaries and benefits expense. Underlying cash salaries and benefits increased to $3.2 million in FY24 in comparison to the $2.3 million prior year.

Professional fees of $2.2 million for the year ended June 30, 2024 or 30% of total general and administrative expenses (year ended June 30, 2023, $2.3 million), were comprised of audit and accounting fees, consulting fees to support business development and legal fees.

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Insurance expense of $0.4 million for the year ended June 30, 2024 was marginally lower than the $0.6 million for the year ended June 30, 2023.

IT licensing and support expenses represent the costs of accounting, operations, email and office, file storage, and security software products and licenses. IT expenses increased by $0.6 million to $1.2 million for the year ended June 30, 2024, due to increased activity to support growth activities and automate processes with scalable software.

Marketing expenses include promotional advertisements and trade shows. Marketing costs of $0.07 million for the year ended June 30, 2024 reduced significantly compared to the prior year expense $0.2 million, relying more efficiently on sales team-driven partnerships and customer presentations, than paid marketing arrangements.

Office and other expenses include office and meeting space rental, communication, bank fees and general office administrative costs. Office and other expenses of $0.2 million for the year ended June 30, 2024 increased marginally in the year.

Discontinued operations

On July 2, 2024, Kenshaw Electrical was sold for $0.8 million (AU$1.2 million) consideration.

Other Income

There was nil other income from continuing operations in the half year ended December 31, 2024 which compares to a negative Other Income of $2 thousand for the half year ended December 31, 2023.

There was nil of other income from continuing operations in the year ended June 30, 2024 which compares to $0.1 million for the year ended June 30, 2023. Other Income in FY23 mainly related to COVID-19 grants and subsidies in Critical Power Services in Australia.

Depreciation and amortization

Depreciation is charged on property, plant and equipment on a straight-line basis and is charged in the month of addition. We depreciate the following class of assets at differing rates dependent on their estimated useful lives. The net book value of assets held as of the period ended December 31, 2024 was $0.4 million (June 30, 2024 was $0.4 million).

Depreciation and amortization charges from continuing operations were $0.1 million and $0.2 million, respectively, in the first half of the current fiscal year ending June 30, 2025, compared to $0.8 million and $0.4 million, respectively, in the fiscal year ended June 30, 2024. Amortization costs relate to the amortization of intangible assets generated on the acquisition of VivoPower Australia and Aevitas in 2016 and of Tembo in November 2020.

Tangible asset	Estimated useful life (in years)
Computer equipment	3
Fixtures and fittings	3 to 20
Motor vehicles	5
Plant and equipment	3.5 to 10
Right-of-use assets	Remaining useful life

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Amortization costs relate to the amortization of intangible assets generated on the acquisition of:

●	VivoPower Australia and Aevitas - customer relationships and trade names

●	Caret - solar project development expenditure

●	Tembo - customer relationships and trade names

The intangible assets identified above, and their estimated useful life is provided in the table below

Identifiable intangible asset	Estimated useful life (in years)
Development expenditure	5 to 10
Customer relationships	10
Trade names	15 to 25
Favorable supply contracts	15
Other	5

Under IFRS, intangible assets and goodwill are subject to an annual impairment review. Impairment of goodwill and intangibles amounted to $29.7 million during the year. This impairment includes Kenshaw intangibles and goodwill which was impaired due to the subsequent sale on July 2, 2024. VivoPower Pty Ltd has also gone into voluntary administration after the year and as such we have also impaired the goodwill related to it. For Caret LLC we have fully impaired all solar projects that were abandoned, reflecting the company’s decision to discontinue these sites and focus on higher-priority projects. However, the active projects—TX75 and TX341—have been retained at their carrying value, as these sites are considered strategically critical and have demonstrated a valuation exceeding their carrying value. The company used a valuation matrix of $80,000 per MW-DC, derived from the term sheet received from a potential joint venture partner in September 2023, to assess the value of these active sites.

An impairment review tests the recoverable amount of the cash-generating unit which gave rise to the intangible asset or goodwill in order to determine the existence or extent of any impairment loss. The recoverable amount is the higher of fair value less costs to sell and the value in use to the Group. An impairment loss is recognized to the extent that the carrying value exceeds the recoverable amount. In determining a cash-generating unit’s or asset’s value in use, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time-value of money and risks specific to the cash-generating unit or asset that have not already been included in the estimate of future cash flows. All impairment losses are recognized in the Statement of Comprehensive Income.

The Group conducts impairment tests on the carrying value of goodwill and intangibles annually, or more frequently if there are any indications that goodwill might be impaired. The recoverable amount of the Cash Generating Unit (“CGU”) to which goodwill has been allocated is determined from value in use calculations. The key assumptions in the calculations are the discount rates applied, expected operating margin levels and long-term growth rates. Management estimates discount rates that reflect the current market assessments while margins and growth rates are based upon approved budgets and related projections.

The Group prepares cash flow forecasts using the approved budgets for the coming fiscal year and management projections for the following two years. Cash flows are also projected for subsequent years as management believe that the investment is held for the long term. These budgets and projections reflect management’s view of the expected market conditions and the position of the CGU’s products and services within those markets.

Following the sale of Kenshaw Electric on July 2, 2024, the CGU represented by Aevitas (being Critical Power Services) was written off as no longer being capable of being recovered from ongoing operations.

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With the sale of Kenshaw and the writing off of all goodwill and intangibles, it was then required to affect a similar write off of the goodwill and intangibles held by VIWR AU Pty Ltd, formerly VivoPower Pty Ltd (PTY) as also no longer being capable of being recovered. On July 5th following a detailed internal review of PTY it was decided to place it into Voluntary Administration, hence requiring the final write off of all PTY’s goodwill and intangibles held in other subsidiaries. This review considered PTY’s ability to generate sufficient revenues, which traditionally have been from Management Fees charges to the businesses of Kenshaw electric and J. A. Martin. With both of these entities now disposed of the income from their Management Fees is no longer available.

The intangibles represented by Tembo e-LV and its subsidiaries was assessed to have a value in excess of its carrying value. Key assumptions used in the assessment of impairment were discount rate based on the weighted average cost of capital of 13.7% (June 30, 2023: 12%, June 30, 2022: 12%) and an EBITDA compound average annual growth rate (CAGR) of 283% over the next 5 years. We have conducted a discounted cashflow for the impairment testing model; we have not included the terminal value in our analysis. Growth rates reflect the commencement of planned series production at volume during the 5 year period, as the product development project is completed for the current variant, to meet customer demand per sales agreements.

We conducted a sensitivity analysis to assess the impact of changes in key assumptions on the impairment testing outcome for Tembo. In this analysis, we considered a 5% increase in the discount rate (WACC) and a 50% reduction in the compound annual growth rate (CAGR). The results indicate that, even with these adjusted assumptions, no impairment would need to be recognized. The analysis further revealed that an impairment would only be triggered if the CAGR falls below 71% at a WACC of 18.2%.

In reviewing past performance and lack of Revenues we have analyzed the following;

●	Supply Chain issues relating to limited cash flows to procure components
●	Staffing issues relating to the changing nature of our R&D activities
●	Moving from Design to Test and potential rework
●	Customer appetite to place orders and commit

Customer acceptance of our revised Terms of Trade. Now aligned with what other EV Conversion Kits suppliers are requiring

●	Supplier’s capability to deliver the volumes we believe we can sell
●	Tembo’s ability to train and support the early adopters of our kits

The CGU represented by Caret’s active solar projects (TX75 and TX341) was assessed to have a value in excess of its carrying value and, therefore, no further adjustments to the capitalized development costs were considered necessary. This assessment was based on a valuation matrix of $80,000 per MW-DC, derived from the term sheet received from a potential joint venture partner in September 2023. While this valuation was not based on a formal discounted cash flow (DCF) model or realizable value, it reflects market-based inputs that reasonably indicate the potential recoverable value of these assets.

For the solar projects that were discontinued during the year, their carrying values were fully impaired in line with accounting standards, as their expected recoverable amounts were determined to be nil. The impairment was recognized to reflect the abandonment of these sites and the absence of a viable pathway for development or monetization in their current state.

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Restructuring and Other Non-Recurring Costs

	Six months ended December 31
(US dollars in thousands)	2024	2023
Corporate restructuring - legal and other fees	-	-
Corporate restructuring - litigation provision	-	-
Fiscal refunds provision	-	-
Impairment and write-off	(4)	1,261
Relocation	-	-
Remediation costs	-	-
Gain on sale of assets	-	-
Total restructuring costs	(4)	1,261

The results of operations for the first half of the current fiscal year ending December 31, 2024, include a reversal of $4 thousand relating to the impairment of intangible assets in the Solar development division. The first half of the prior fiscal year include $1.3m relating to the impairment of intangible assets in the Solar development division.

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Corporate restructuring - legal and other fees	$-	$200	$194
Corporate restructuring - litigation provision	-	-	(128)
Fiscal refunds provision	1,389	1,768	-
Remediation costs	-	(361)	382
Acquisition related costs	3	55
Total restructuring costs	$1,392	$1,662	$448

For the year ended June 30, 2024, the Company incurred non-recurring costs primarily related to $1.4 million worth of fiscal refunds provision which includes VAT Liability in the UK to HMRC. For the year ended June 30, 2023, restructuring costs include restructuring activities of $0.2 million, $1.8 million worth of fiscal refunds provision offset by a $0.4 million release of remediation provision. For the year ended June 30, 2022, the Company incurred non-recurring costs related to restructuring activities of $0.2 million and one-off remediation expenses of $0.4 million, offset by $0.1 million release of unutilized provision related to the Comberg Claims.

Finance Income and Expense

Finance income for the half year period ended December 31, 2024 was nil and less than $0.01 million for the same period in 2023.

In the six months ended December 31, 2024, the Company incurred net finance costs of $3.2 million, consisting of $2.4 million interest on related party loans, $0.6 million net foreign exchange loss, $0.2 million combined expense from convertible preference shares and interest on other debt. Finance expense of $2.1 million for the six months ended December 31, 2023 consists primarily of interest expense associated with the interest payable on outstanding related party loans with AWN of $2.9 million, $0.6 million combined expense from convertible preference shares and interest on other debt offset by foreign exchange gains of $1.3 million.

The components of net finance expense from continuing operations are as follows:

	Six months ended December 31
(US dollars in thousands)	2024	2023
Shareholder loan	2,410	2,840
Convertible preference shares and loan notes	150	103
Debtor invoice financing	-	15
Interest on leases	-	8
Other finance costs	75	1
Foreign exchange	581	(1,281)
Waived dividends and interest on convertible preference shares and loan notes	-	462
Total net finance expenses	3,216	2,148

Finance income reported was $1.5 million, $1.2 million, and $0.2 million for the years ended June 30, 2024 and 2023 and 2022.

In the year ended June 30, 2024, the Company incurred net finance costs of $4.6 million, consisting of $4.6 million interest on related party loans, $0.9 million net foreign exchange gains offset by $0.9 million combined expense from interest on leases, preference shares and interest on other debt. Finance expense of $5.7 million for the year ended June 30, 2023 consists primarily of interest expense associated with the interest payable on outstanding related party loans with AWN of $3.8 million and foreign exchange losses of $1.4 million.

The components of net finance expense from continuing operations are as follows:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Shareholder loan	$4,637	$3,801	$3,351
Convertible preference shares and loan notes	267	204	217
Interest on leases	13	15	4
Other finance costs	630	273	149
Foreign exchange	(928)	1,391	4,588
Total net finance expenses	$4,619	$5,684	$8,308

Foreign exchange gain/losses consists primarily of foreign exchange fluctuations related to short-term intercompany accounts and foreign currency exchange gains and losses related to transactions denominated in currencies other than the functional currency for each of our subsidiaries. We expect our foreign currency exchange gains and losses to continue to fluctuate in the future as foreign currency exchange rates change. The Group’s investments in overseas subsidiaries are not hedged as those currency positions are either USD denominated and/or considered to be long-term in nature. AWN loans of $29.1 million are mostly denominated in USD, upon which there is minimal foreign currency risk.

Income Tax

We are subject to income tax for the period ended December 31, 2024 at rates of 19% to 25%, 21%, 25%, and 19% in the U.K., the U.S., Australia, and the Netherlands respectively. We use estimates in determining our provision for income taxes. We account for income taxes in accordance with IFRS Standard IAS 12 Income Taxes, using an asset and liability approach that requires recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax basis, and for net operating loss and tax credits.

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Key Factors Affecting Our Performance

We believe that the growth of our business and our future success are dependent upon a number of key factors, including the following:

Market demand for our products and services. Our business and revenues depend on the demand for our products and services. The market demand for electric vehicles, critical power services, sustainable energy solutions and solar development projects is heavily influenced by a range of factors that include the governmental economic, fiscal, and political polices at both the national and state levels in the U.S., Australia, Europe, the United Kingdom and the rest of the world, as well as global economic and political factors affecting the cost, availability, and desirability of renewable energy, other energy sources. Other external factors such as pandemics and geopolitical tension in Ukraine may also affect demand for our products and services.

Competitiveness of our products and services. Our products and services need to be competitive in terms of price and quality with competition in each of our markets. Tembo in particular operates in a market that is relatively new, rapidly evolving, characterized by rapidly changing technologies, new competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. In order to stay competitive and relevant, it needs to continuously innovate and invest in product development and new technologies. Our critical power services businesses face pricing pressure in a competitive market and must continually improve cost efficiencies.

Operational scale up of electric vehicle assembly and delivery capabilities. Tembo faces operational risks as a maker of battery-electric ruggedized and off-road vehicles embarking on an exponential scale up of its assembly and delivery capabilities. Growth is dependent on securing appropriate premises and equipment, achieving design and manufacturing process goals, achieving compliance with safety regulations and ns, recruiting and retaining suitably qualified personnel, overcoming any delays and, resolving any supply chain shortages, to be able to deliver the volume and quality of products required to meet customer commitments.

Delivering electric vehicle products and services to customers’ requirements and regulatory standards. Following the acquisition of Tembo, we signed distribution agreements with a number of partners globally, to sell Tembo EUV conversion kits. Meeting the technical specifications, quality and safety standards of our customers and partners is a key driver of ensuring Tembo’s brand, reputation, revenue and future prospects. Product failures in service could leave us exposed to future warranty claims. Failure to meet the required regulations and standards in the markets we serve could require product recalls and fines and penalties.

Development and scale up of the SES solutions business. Whilst we have experience in developing, financing, building and operating solar power systems and distributed generation solar systems, we have limited experience and track record in combining this experience to then develop and offer a complete SES solution with microgrids, battery recycling and reuse and are still in the process of building the capabilities in the team. Developing and/or acquiring these capabilities is a key factor in expanding our SES solutions business.

Supply chain execution. Materials deliveries from suppliers are at risk of disruption due to external events and factors such as pandemics, semiconductor shortages and conflict in Ukraine. Overcoming challenging supply chain issues is a key factor in our businesses being able to deliver goods and services to our customers in line with their requirements and meet our revenue growth targets.

Inflation. The economic volatility attributable initially to COVID-19 and then to Russia’s invasion of Ukraine is part of and contributing to a larger trend of rising inflation around the globe, which may have a significant adverse effect on economic activity and our business.

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Ability to secure capital at attractive rates and terms. Our businesses are capital intensive requiring significant investment in operational expenditure and capital expenditure to realize the growth potential of our electric vehicle, critical power services, sustainable energy solutions and solar development businesses. In addition, we are subject to significant and ongoing administrative and related expenses required to operate and grow a public company. Together these items impose substantial legal and financial compliance costs. As a result, we expect to require some combination of additional financing options in order to execute our strategy and meet the operating cash flow requirements necessary to operate and grow our business.

Currency fluctuations. We conduct business in the U.S., Australia, the Netherlands and the U.K. As a result, we are exposed to risks associated with fluctuations in currency exchange rates, particularly between the U.S. dollar, the British Pound, the Euro and the Australian dollar.

Ability to attract and retain talent. We are looking to rapidly hyperscale our business in the face of fierce competition for talent and short timeframes. To achieve our operational goals, we need to attract high caliber talent quickly.

B.	Liquidity and Capital Resources

Our principal sources of liquidity in the first half of the half year ended December 31, 2024 were $6.7 million net proceeds from capital raises. The principal uses of cash have been to support operating activities, including capital expenditure on electric vehicle product development costs in Tembo. The following table shows net cash provided by (used in) operating activities, net cash used in investing activities, and net cash provided by (used in) financing activities for the half year ended December 31, 2024 and 2023:

	Six months ended December 31
(US dollars in thousands)	2024	2023
	unaudited	audited
Net cash used in operating activities	(6,087)	110
Net cash used in investing activities	(764)	(2,124)
Net cash provided by financing activities	6,691	1,582
Total cash flow	(160)	(433)

Our principal sources of liquidity in the fiscal year ended June 30, 2024 were from AWN loans (with a principal outstanding balance of $29.1 million, increasing from $28.6 million at June 30, 2023), Arowana United Enterprises Pte Ltd loan amounting to $48,000, Arowana Partners Group cost recharges amounting to $0.7 million, Arowana Internation UK Limited representing cost recharges amounting to $1.2 million and $2.5 million net proceeds from capital raises. The principal uses of cash have been to support operating activities, including development of intangibles.

In the year ended June 30, 2023, the Company’s principal sources of liquidity were $3.6 million from AWN loans, $5.1 million net proceeds from capital raises, $2.9m of proceeds on sale of J.A. Martin and $1.3 million from debtor financing. Our principal uses of cash have been $8.6 million outflow from operating activities, including $17.2 million growth focused operating costs in the Electric Vehicles, Solar Development, Sustainable Energy Solutions and Corporate segments less a $8.6 million decrease in working capital comprising movements in trade and other receivables and payables, $1.0 million purchase of property, plant and equipment including capitalized lease facilities in Tembo and Kenshaw, $3.9 million development capital expenditure in Tembo and Caret.

The following table shows net cash provided by (used in) operating activities, net cash used in investing activities, and net cash provided by (used in) financing activities for the year ended June 30, 2024, 2023 and 2022:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022

Net cash used in operating activities	1,493	(5,442)	(5,130)
Net cash used in investing activities	(4,566)	(1,921)	(5,343)
Net cash provided by financing activities	2,719	6,694	3,555
Total cash flow	(354)	(669)	(6,918)

Operating Activities

Our net cash outflow from operating activities in the half year ended December 31, 2024 was $6.1 million primarily driven by decrease in trade and other payables. In the half year period ended December 31, 2023, net cash inflow from operating activities was $0.1 million this was primarily driven by the increase in trade and other payables, amortization/impairment of intangible assets, and movements in finance expenses.

Our net cash inflow from operating activities in the year ended June 30, 2024, was $1.5 million. This was attributable to a net inflow from working capital movements of $9.3 million and a net cash outflow after tax from operations of $7.8 million. The working capital movements of $9.3 million comprise of increase in trade and other payables of $7.7 million, decrease in trade and other receivables of $1.3 million, $0.2 million increase in inventory and increase in provisions of $0.5 million. The $7.8 million outflow after tax from operations consists of the $45.8 million loss, other non-cash and non-operating components of earnings including $4.6 million of net finance expense, $1.6 million depreciation and amortization, $0.5 million loss on disposal of property, plant and equipment, $29.8 million impairment of goodwill and intangibles, $0.8 million share-based payments and $1.8 million tax.

Our net cash outflow from operating activities in the year ended June 30, 2023, was $5.4 million. This was attributable to a net inflow from working capital movements of $11.7 million and a net cash outflow after tax from operations of $17.2 million. The working capital movements of $11.7 million comprise of increase in trade and other payables of $5.3 million, decrease in trade and other receivables of $6.4 million, an increase in inventory of $0.7 million and increase in provisions of $0.7 million. The $17.1 million outflow after tax from operations consists of the $24.4 million loss, other non-cash and non-operating components of earnings including $5.0 million of net finance expense, $1.6 million depreciation and amortization, $0.1 million share-based payments, and $0.6 million tax.

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Investing Activities

Net cash used in investing activities of $0.8 million in the half period ended December 31, 2024 was primarily driven by $0.7 million capital expenditure on electric vehicle product development costs in Tembo. In the same period ended December 31, 2023, cash outflows from investing activities of $2.1 million were primarily driven by $1.8 million capital expenditure on electric vehicle product development costs in Tembo and $0.3 million investment in property, plant and equipment.

Net cash outflow from investing activities of $4.6 million in the year ended June 30, 2024 comprised of $0.6 million purchase of property, plant and equipment, a $4.0 million net cash outflow attributable to additional investment in capital projects in Tembo.

Net cash outflow from investing activities of $1.9 million in the year ended June 30, 2023 comprised of $1.0 million investment in property, plant and equipment in particular new leased properties for Tembo and Kenshaw, and a net $3.9 million net cash outflow attributable to additional investment in capital projects in Tembo and Caret. This is offset by $2.9 million proceeds from the sale of J.A Martin operations.

No companies were acquired by the Group in the years ended June 30, 2024, June 30, 2023 and June 30, 2022.

Financing Activities

As of December 31, 2024, the Company had $29.0 million of loans and borrowings outstanding, compared to $33.2 million at December 31, 2023.

Cash generated from financing activities for the half year ended December 31, 2024 was $6.7 million ($1.6 million in the same period last year) from the issuance of share capital at $6.7 million. As at December 31, 2024, the Company had a principal balance on outstanding loans with AWN, the Company’s most significant shareholder, of $28.9 million in comparison to $29.4 million as at December 31, 2023.

Borrowing obligations outstanding at the end of the period were as follows:

	December 31	December 31
(US dollars in thousands)	2024	2023
Current liabilities:
Debtor financing	67	1,220
Lease liabilities		150
Short-term shareholder loan	2,191	880
Chattel mortgage		65
	2,258	2,315
Non-current liabilities:
Shareholder loan – payments due beyond 12 months	26,734	28,480
Financing agreement		1,982
Chattel mortgage		37
	26,734	30,499
Total borrowings	28,992	32,814

Cash generated from financing activities for the year ended June 30, 2024, was $2.7 million. This comprised $0.8 million inflow from AWN loans, $1.0 million proceeds from investors, $2.5 million capital raises net of capital raise costs, and $0.3 million transfer from restricted cash. This is partly offset by $1.6 million repayments of other financings and borrowing, and $0.2 million lease repayments.

Cash generated from financing activities for the year ended June 30, 2023, was $6.7 million. This comprised $3.6 million AWN loans, $1.3 million debtor financing and $5.5 million capital raises net of capital raise costs, partly offset by $0.9 million repayment of other financing costs and $3.2 million of finance cost.

Cash generated from financing activities for the year ended June 30, 2022, was $3.6 million. This comprised $4.2 million AWN short term loans and $0.2 million capital raises net of capital raise costs. This is partly offset by $0.6 million interest paid to AWN on shareholder loans, and other financing costs.

Borrowing obligations outstanding at the end of the period were as follows:

	June 30	June 30	June 30
(US dollars in thousands)	2024	2023	2022

Current liabilities:
Debtor financing	67	1,329	-
Lease liabilities	-	462	505
Short-term shareholder loan	8,104	497	4,285
Bank loan	-	7	145
Chattel mortgage	-	89	142
Other borrowings	-	-	32
	8,171	2,384	5,109
Non-current liabilities:
Shareholder loan – payments due beyond 12 months	20,915	28,111	21,121
Lease liabilities	-	1,843	1,959
Financing agreement	-	-	108
Chattel mortgage	-	50	264
	20,915	30,004	23,452
Total borrowings	29,086	32,388	28,561

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Lease liabilities have decreased from $2.3 million at June 30, 2023 to nil at June 30, 2024 as they were reclassified to liabilities held for sale as part of the sale of Kenshaw Electrical. The obligation for future minimum lease payments under the facilities are as follows:

	Minimum lease payments			Present value of minimum lease payments
	As at June 30			As at June 30
(US dollars in thousands)	2024	2023	2022	2024	2023	2022

Amounts payable under finance leases:
Less than one year	-	576	546	-	462	444
Later than one year but not more than five	-	2,223	2,545	-	1,843	2,020
	-	2,799	3,091	-	2,305	2,464
Future finance charges	-	(494)	(627)	-	-	-
Total obligations under finance lease	-	2,305	2,464	-	2,305	2,464

On June 30, 2021, the Company agreed a refinancing of its existing $21.1 million shareholder loan with AWN, with repayment of principal from January 1, 2023 in sixty monthly instalments of $0.35 million to loan maturity on December 31, 2027. The interest rate and line fee were agreed at 8% and 0.8% respectively, but no interest or line fee settlements were required until after a corporate liquidity event had occurred. In addition, the Company agreed to a refinancing fee of $0.34 million in two tranches on June 30, 2022 and December 31, 2022. Security granted to AWN comprised of a specific security deed over the assets of Aevitas (the “Specific Security Deed”) and a general security over the assets of the Company (the “General Security”).

On June 30, 2022 further amendments to the loan were agreed with AWN:

i.	to defer repayment of principal to commence on October 1, 2023, with repayments over 60 months to September 30, 2028,

ii.	to defer interest payments from October 1, 2021, becoming due and payable on the earlier of a) completion by VivoPower of a debt or equity raise of at least $25 million, and b) October 1, 2023.

iii.	to increase the interest rate and line fee to 10.00% and 2.00% per annum respectively during the period from October 1, 2021 to the earlier of a) September 30, 2023 or b) the date a minimum prepayment of $1,000,000 is made.

iv.	the initial refinancing fee of $0.34 million is to be amended to accrue incrementally at 1.6% per annum from July 1, 2021 and become payable at the earlier of a) $1.0 million prepayment being made or b) October 1, 2023.

v.	a new fixed facility extension fee of $0.355 million is payable in return for this amendment, to accrue immediately but becoming payable on October 1, 2023.

On January 11, 2023, further amendments to the loan were agreed with AWN:

i.	to defer repayment of principal to commence on April 1, 2025, with repayments over 60 months to March 31, 2030.

ii.	to defer interest payments from October 1, 2023, becoming due and payable on the earlier of a) completion by VivoPower of a debt or equity raise of at least $25 million, and b) October 1, 2024.

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iii.	to extend the increased interest rate and line fee of 10.00% and 2.00% per annum respectively commenced on October 1, 2021 to the earlier of a) March 31, 2025 or b) the date a minimum prepayment of $1,000,000 is made.

iv.	to extend the initial refinancing fee accruing incrementally at 1.6% per annum from July 1, 2021 and become payable at the earlier of a) $1.0 million prepayment being made or b) April 1, 2025.

v.	to defer the repayment date of the previous fixed facility extension fee of $0.355 million, becoming payable on April 1, 2025.

In addition to previously agreed refinancing fees, an additional $0.855 million fixed refinancing fee will accrue immediately and become payable on April 1, 2025.

On June 30, 2023, further amendments to the loan were agreed with AWN:

(i)	to defer interest payments from October 1, 2024 to April 1, 2025, and to replace the conditional requirement to repay accrued interest upon completion by VivoPower of a debt or equity raise of at least $25 million, with the conditional requirement to make repayments of interest and/or principal to meet the mandatory repayment schedule described in sections (ii) and (iii) below following a qualifying liquidity event.

(ii)	upon completion by VivoPower International PLC of a qualifying liquidity event of at least $5.0 million, Aevitas O Holdings Pty Limited are required to make mandatory prepayment of principal and interest to AWN in accordance with the following schedule:

a)	proceeds $5 million to $7.5 million - pay 25% of amounts raised;
b)	proceeds $7.5 million to $12.5 million - pay $1.875 million plus 45% of amounts raised;
c)	proceeds $12.5 million and above - pay $4.125 million plus 50% of amounts raised.

(iii)	for the purposes of the mandatory prepayment requirement, a ‘qualifying liquidity event’ excludes direct investments into VivoPower’s subsidiary, Tembo, and debt raised in respect of working capital finance facilities, but includes:

a)	equity or debt raise;
b)	trade sale of underlying subsidiary or business unit (including, for example, Aevitas and Caret); and
c)	loan repayment from Tembo to VivoPower.

(iv)	as consideration for the concessions agreed with AWN, VivoPower International PLC committed to issue AWN with 500,000 warrants, with a duration of 12 months, at an exercise price of $6.7 per share.

On June 30, 2024, VivoPower amended its shareholder loan financing agreement with AWN. The loan includes a facility limit of $34 million, of which a drawdown of $8.1 million principal is due to be repaid in the current period, and $20.9 million principal is non-current. In addition there is $12 million in interest and fees on the AWN loan due to be repaid in the current period. The agreement consolidated all shareholder loans into a single tranche. AWN also received an option to acquire 1,150,000 Tembo shares post-business combination with Cactus Acquisition Corp 1 Limited at $1.35 per share.

In December 2024, the independent directors of VivoPower and AWN agreed that AWN would extend the maturity date of part of the loan that would otherwise have been due for payment within 12 months of December 31, 2024. Subsequently, it was agreed that VivoPower would issue 1.2 million warrants with an exercise price of $1 to AWN as consideration for the extension of the maturity date.  These warrants have not yet been issued, but once issued, they will be immediately exercisable for ordinary shares, subject to the appropriate corporate governance and regulatory requirements.

In December 2021, a short-term loan of $1.1 million (AU$1.5 million) was provided from AWN to Aevitas O Holdings Pty Limited at an interest rate of 10.0%, increasing to 12.5% from January 1, 2022. The loan is set to expire on April 1, 2025 (initially set as April 30, 2022, then extended on June 30, 2022, to October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower International PLC of a debt or equity raise of at least $25 million was dropped on June 30, 2023. Facility extension fees of $29,000 (AU$40,000) and $43,500 (AU$60,000) are payable upon maturity, relating to the two extensions respectively.

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On February 22, 2022, a short term $3.0 million loan was provided from AWN to Aevitas O Holdings Pty Limited, with interest rate of 10.00% per annum payable on the principal sum upon maturity. The loan is set to expire on April 1, 2025 (initially set as May 13, 2022, then extended on June 30, 2022, to October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower of a debt or equity raise of at least $25 million was dropped on June 30, 2023. Facility extension fees of $85,000 and $110,000 are payable upon maturity, relating to the two extensions respectively.

On December 22, 2022, a short term $3.0 million loan was provided from AWN to Aevitas O Holdings Pty Limited, with interest rate of BBSY bid floating rate (on average 3.60% for the period from inception to June 30, 2023) plus fixed margin of 15.0% per annum payable on the principal sum upon maturity. A 1% facility establishment fee of $30,000 was deducted upon initial loan drawdown, and a further 3% exit fee of $90,000 is payable on expiry. The loan is set to expire on April 1, 2025 (initially set as October 1, 2023, then extended on January 11, 2023, to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower of a debt or equity raise of at least $25 million was agreed on January 11, 2023, then dropped on June 30, 2023. A facility extension fee of $115,000 is payable upon maturity.

In February and March 2023, further short-term loans of AU$0.5 million and AU$0.25 million were established between AWN and Aevitas O Holdings Pty Limited, drawn down between February and May 2023. The loans have interest rate of BBSY bid floating rate plus fixed margin of 15.0% per annum payable on the principal sum upon maturity, with expiry dates of June 30, 2023. 1% facility establishment fees of total AU$7,500 were deducted upon loan drawdowns, and further 3% exit fees of total AU$22,500 are payable on expiry. On June 30, 2023, the expiry of the loans was amended to August 31, 2023.

Following the sale of ex-solar J.A. Martin operations on July 1, 2022, the J.A. Martin debtor finance facility was cancelled, but a new facility with a limit of AU$2.5 million and variable interest rate (initial rate 7.75%) was opened by Kenshaw, as well as a trade finance facility of $0.5 million. The debtor finance facility was partially drawn down at June 30, 2023, with an outstanding balance of $1.3 million (AU$2.0 million), due to timing of operating activities (June 30, 2022: nil). As of June 30, 2024, this facility amounting to AU$1.8 million is reclassified to “Assets held for sale” as a result of Kenshaw Electrical Pty Ltd sale.

Cash Reserves and Liquidity

Cash reserves at half year period ended December 31, 2024 of $0.0 million are unrestricted and are domiciled as follows:

	Local currency	Amount in USD
AUD	23	15
EUR	-	-
USD	11	11
GBP	-	-
Total cash reserve		26

Cash reserves at June 30, 2024, of $0.2 million are unrestricted and are domiciled as follows:

(in thousands)	Local currency	Amount in USD
AUD	301	188
EUR	-	-
USD	11	11
GBP	-	-
Total cash reserve		199

Our treasury policy aims to maintain cash reserves in the necessary currencies for near-term working capital, helping to manage currency fluctuation risk. Cash reserves are monitored daily to enhance capital efficiency, and senior management conducts weekly reviews to ensure optimal alignment with business needs. While certain operational challenges, such as limited access to specific accounts during the year, influenced cash flow management, the company continues to take measures to support liquidity and financial planning effectively.

The SES business is reliant for liquidity on the completion of and, or sale of specific projects that are designed to support the EV business with the development of Charging stations, Change Management Education along with driver and Maintenance team training. As these projects are dependent on negotiations with external parties, delays in the sale process could adversely affect our liquidity.

The Electric Vehicles business is reliant for liquidity on financing from asset and working capital financing, equity capital raises, and a growing revenue stream as the business scales.

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We review our forecasted cash flows on an on-going basis to ensure that we will have sufficient capital from a combination of internally generated cash flows and proceeds from financing activities, if required, in order to fund our working capital and capital expenditure requirements and to meet our short-term debt obligations and other liabilities and commitments as they become due.

If we continue to experience losses and we are not able to raise additional financing to provide the funding to grow the revenue streams of the Company to become profit making, or generate cash through sales of assets, we may not have sufficient liquidity to sustain our operations and to continue as a going concern, accordingly there is a material uncertainty that may cause significant doubt about the going concern nature of the Group. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

C. Research and Development, Patents and Licenses, etc.

Research and development expenditure includes the product development project for Tembo’s ruggedized electric vehicles, comprising pre-series-production expenditure on developing vehicle specifications and production processes that are fit for purpose for rugged off-road environments including mining sites. Capitalized costs include primarily internal payroll costs, external expert consultants, equipment and technology hardware and software. In addition, there is additional research and development being conducted into other elements of vehicle electrification for off-road and rugged environments, including specialized batteries, charging devices, electric wire harnesses, telemetry, data capture and analytics and software tools.

Development expenditure on U.S. solar projects includes securing land rights, completing feasibility studies, negotiating power purchase agreements, and other costs incurred to prepare project sales for Notice to Proceed with construction and hence sale to a partner as a shovel ready project.

The Company expects to obtain adequate technical, financial and other resources to complete the projects, and management consider that it is probable for the future economic benefits attributable to the development expenditure to flow to the entity; and that the cost of the asset can be measured reliably. Accordingly, the development expenditure is recognized under IAS 38 – Intangible Assets as an intangible asset.

D. Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material adverse effect on our net revenues, income, profitability, liquidity or capital resources.

E. Critical Accounting Estimates

In preparing the consolidated financial statements, the directors are required to make judgements in applying the Group’s accounting policies and in making estimates and making assumptions about the future. These estimates could have a significant risk of causing a material adjustment to the carrying value of assets and liabilities in the future financial periods. The critical judgements that have been made in arriving at the amounts recognized in the consolidated financial statements are discussed below.

Revenue from contracts with customers – determining the timing of satisfaction of services

As disclosed in Note 2.15 to the Financial Statements, the Group concluded that Solar Development revenue and revenue from other long-term projects is recognized over time as the customer simultaneously receives and consumes the benefits provided. The Group determined that the percentage completion basis is the best method in measuring progress because there is a direct relationship between the Group’s effort and the transfer of services to the customer. The judgement used in applying the percentage completion basis affects the amount and timing of revenue from contracts.

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Impairment of non-financial assets

The carrying values of property, plant and equipment, investments and intangible assets other than goodwill are reviewed for impairment only when events indicate the carrying value may be impaired. Goodwill is tested annually for impairment or when events or changes to circumstances indicate that it might be impaired.

Impairment assessments require the use of estimates and assumptions. To assess impairment, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time-value of money and risks specific to the related cash-generating unit. Judgement was applied in making estimates and assumptions about the future cash flows, including the appropriateness of discounts rates applied and operating performance (which includes production and sales volumes), as further disclosed in Note 13. These estimates and assumptions are subject to risk and uncertainty. Therefore, there is a possibility that changes in circumstances will impact these projections, which may impact the recoverable amount of assets and/or CGUs.

Operating profit/(loss)

In preparing the consolidated financial statements of the Group, judgement was applied with respect to those items which are presented in the Consolidated Statement of Comprehensive Income as included within operating profit/(loss). Those revenues and expenses which are determined to be specifically related to the on-going operating activities of the business are included within operating profit/(loss). Expenses or charges to earnings which are not related to operating activities, are one-time costs determined to be not representative of the normal trading activities of the business, or that arise from revaluation of assets, are reported below operating profit/(loss).

Litigation provision

A litigation provision of $0.2 million has been made in the accounts as at June 30, 2024 as settlement of the lawsuit with the Estate of the Late W.Q. Richards over Caret leases TX144 and TX145.

The suit was settled with a payment of $50k USD made in October 2024 to be followed by 12 equal monthly payments of $14,583.33 USD. As part of the settlement agreement VivoPower approved the permanent abandonment of the two leases in dispute, namely TX144 and TX145.

 Capitalization of product development costs

The Group capitalizes costs for product development projects in the EV segment. The capitalization of costs is based on management’s judgement that technological and economic feasibility is confirmed, and all other recognition criteria within IAS 38 can be demonstrated. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation, discount rates to be applied and the expected period of benefits. As of December 31, 2024, the carrying amount of capitalized development costs were $12.6 million (June 30, 2024: $11.6 million).

Income taxes

In recognizing income tax assets and liabilities, management makes estimates of the likely outcome of decisions by tax authorities on transactions and events whose treatment for tax purposes is uncertain. Where the outcome of such matters is different, or expected to be different, from previous assessments made by management, a change to the carrying value of the income tax assets and liabilities will be recorded in the period in which such determination is made. The carrying values of income tax assets and liabilities are disclosed separately in the Consolidated Statement of Financial Position.

Deferred tax assets

Deferred tax assets for unused tax losses amounting to $3.8 million on December 31, 2024 (June 30, 2024: $4.1 million), due to recognition of development phase recoverable tax losses in Electric Vehicles, and are recognized to the extent that it is probable that sufficient taxable profit will be available against which the losses can be utilized. Management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the deferred tax assets recorded at the reporting date could be impacted.

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Fair value measurement

The fair values of financial assets and liabilities recorded in the statement of financial position are measured using valuation techniques including discounted cash flow (“DCF”) models. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. Changes in assumptions about these factors could affect the reported fair value. When the fair values of non-financial assets/CGUs need to be determined, for example in business combinations and for impairment testing purposes, they are measured using valuation techniques including the DCF model.

BUSINESS

A. History and Development of the Company

VivoPower was incorporated on February 1, 2016, under the laws of England and Wales, with company number 09978410, as a public company limited by shares. It listed on Nasdaq in December 2016.

VivoPower became a B Corporation in 2018. It recertified as a B Corporation in 2022 and was recognized in the Best For The World program as being in the top 5% amongst B Corporations for Governance.

On November 5, 2020, the Company completed the acquisition of 51% of Tembo e-LV B. V. and its subsidiaries: Tembo 4x4 B.V. and FD 4x4 Centre B.V. (“Tembo”) for a total consideration of €4.0 million. On February 2, 2021, the Company acquired the remaining 49% of Tembo e-LV for €1.8 million cash consideration and €0.2m of Ordinary Shares. The primary business activity of Tembo is assembly of ruggedized electric vehicles and related products, suitable for use in off-road and ruggedized environments, including mining, infrastructure, utilities, government services, humanitarian, tourism and agriculture sectors. Tembo’s capabilities are a key element of VivoPower’s sustainable energy solutions strategy and offering.

On June 30, 2021, the Company acquired the remaining 50% interest in its joint venture, Caret, from the other joint venture partner, Innovative Solar Systems, LLC (“ISS”), for $1. The primary business activity of Caret is the development of utility scale solar farms in the U.S.

On July 1, 2022 the Company disposed of the business and assets of J.A. Martin except its solar division and the business and assets of Non-Destructive Testing Services in a sale to ARA Electrical Engineering Services Pty Limited (ARA).

On July 2, 2024, the Company disposed of Kenshaw, its critical power services business in Australia.

In January 2024, VivoPower was named a 2025 Real Leaders Top Impact Company, recognizing its leadership in sustainable business practices and positive social and environmental contributions. This accolade reflects VivoPower’s commitment to delivering decarbonization solutions globally through its electric vehicle, battery storage, and microgrid offerings.

In March 2025, VivoPower announced the activation and extension of its stock buyback program, authorizing the repurchase of up to US$5 million of its ordinary shares. The decision reflects the company’s belief that its shares are undervalued and highlights its commitment to enhancing shareholder value while maintaining capital flexibility.

Corporate and Other Information

Our registered office is located at The Scalpel, 18th Floor, 52 Lime Street, London EC3M 7AF, United Kingdom. Our telephone number is +44-203-667-5158 and our internet address is https://www.vivopower.com. Our website and the information contained on or accessible through our website are not part of this prospectus. Our agent for service of process in the U.S. is CSC Global / The Law Debenture Trust. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

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B. Business Overview

VivoPower is an award-winning global sustainable energy solutions B Corporation company focused on electric solutions for customized and ruggedized fleet applications, battery and microgrids, solar and critical power technology and services. The Company’s core purpose is to provide its customers with turnkey decarbonization solutions that enable them to move toward net-zero carbon status. VivoPower has operations and personnel in Australia, Canada, the Netherlands, the United Kingdom, the United States, and the Philippines.

Management analyzes our business in five reportable segments: Critical Power Services, Electric Vehicles, Sustainable Energy Solutions, Solar Development and Corporate Office. Critical Power Services is represented by VivoPower’s wholly owned-subsidiary Aevitas. In turn, Aevitas wholly owned Kenshaw Electrical Pty Limited (“Kenshaw”) and Kenshaw Solar Pty Ltd (previously J.A. Martin) (“Aevitas Solar”), both of which operate in Australia with a focus on the design, supply, installation and maintenance of critical power, control and distribution systems, including for solar farms. J.A. Martin and NDT Services were sold in July 2022 and Kenshaw Electrical was sold in July 2024. Electric Vehicles is represented by Tembo e-LV B.V. (“Tembo Netherlands”) and Tembo EV Australia Pty Ltd (“Tembo Australia”), (in combination “Tembo”) a specialist battery-electric and off-road vehicle company delivering electric vehicles (“EV”) for mining and other industrial customers globally. Sustainable Energy Solutions (“SES”) is the design, evaluation, sale and implementation of renewable energy infrastructure to customers, both on a standalone basis and in support of Tembo EVs. Solar Development is represented by Caret and comprises seven active utility-scale solar projects under development in the United States. Corporate Office is the Company’s corporate functions, including costs to maintain the Nasdaq public company listing, comply with applicable SEC reporting requirements, and related investor relations and is located in the U.K.

Electric Vehicles

Tembo e-LV B.V. (“Tembo”) is the electric vehicle business unit and brand of VivoPower. It has operating subsidiaries in the Netherlands, Australia, and Asia. Founded in the Netherlands in 1969, Tembo’s genesis was as a specialist off-road vehicle ruggedization and modification company. This led to the design and development of electric battery conversion kits to replace internal combustion engines (“ICE”) in light utility vehicle fleets, particularly for the mining sector. VivoPower first acquired a shareholding in Tembo in October 2020 before securing full control in February 2021. Since then, the Tembo business has been transformed into a global business and brand with partners and customers globally.

Today, Tembo has three product lines being the Electric Utility Vehicle (“EUV”) conversion kits for mining and other off-road and ruggedized or customized on-road applications, the Public Utility Vehicle (“PUV”) electric powertrain conversion kits for the jeepneys in the Philippines and the recently established full Tembo OEM light utility pick up truck range called the Tembo Tuskers.

Tembo’s customers and partners are located across the globe and span a broad spectrum of sectors including mining, infrastructure, construction, government services, humanitarian aid, tourism and agriculture.

Tembo’s EUV conversion architecture is designed to allow a ‘plug and play’ approach that allows our global partner community to install and maintain thousands of kits, whether in left-hand drive or right-hand drive, 2 door or 4 door vehicles in the harshest of environments. Tembo’s “plug and play’ architecture allows us to replace components as technologies change therefore ensuring that the maximum benefit can be obtained from the customers investment.

In September 2023, Tembo signed a definitive joint venture agreement with Francisco Motors, the pioneering manufacturer of jeepneys in the Philippines, which marked the launch of its PUV jeepney division. Under the agreement, Tembo will develop and supply EUV electrification kits for a new generation of electric jeepneys. One of the country’s cultural icons, jeepneys are the most common utility vehicle in the Philippines and the main mode of public transportation, accounting for just over 40% of public transportation in the country. There are more than 200,000 jeepneys on the road in the Philippines, of which more than 90% are at least 15 years old and running on second-hand diesel engines. Under the Public Utility Vehicle Modernization Program, the Philippine Government requires that all jeepneys and other public utility vehicles with at least 15 years of service be replaced with Euro 4-compliant or electric-powered vehicles. There is a US$10bn+ addressable market for the replacement of the old jeepneys.

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In January 2024, VivoPower announced that its subsidiary, Tembo, has met the necessary milestones to obtain a further follow-on strategic direct equity investment of US$5 million from a UAE-based private investment office backed by a member of the Al Maktoum family, for an aggregate total investment of US$7.5 million.

In April 2024, VivoPower signed a heads of agreement for a business combination between Tembo and Nasdaq-listed Cactus Acquisition Corp. 1 Limited (“CCTS”) at a pre-money equity value of US$838 million (such transaction, the “Tembo Business Combination”). Should the Tembo Business Combination be consummated, it would result in Tembo becoming a separate listed company on Nasdaq. However, it is expected that VivoPower will continue to be the major shareholder in the post-Tembo Business Combination company and, on that basis, Tembo would continue to be a controlled subsidiary of VivoPower and consolidated in its financial statements. The business combination is targeted to be completed by November 2024.

In April 2024, VivoPower announced that its subsidiary Tembo met all milestones to secure the final $2.5 million of a $10 million investment from a UAE-based private investment office backed by a member of the Al Maktoum family. This brings the total investment to $10 million at a pre-money valuation of $120 million. VivoPower will retain its majority stake in Tembo.

In May 2024, VivoPower announced that its subsidiary, Tembo, has launched a fully electric OEM pickup utility vehicle. This strategic development allows Tembo to bypass the capex-intensive assembly process and accelerate revenue generation. The new vehicle features a range from 330 km on a single charge, 1-tonne payload capacity, and unbraked towing capacity of 750 kg. Initial orders have been secured, with full homologation expected by late 2024.  This initiative significantly expands Tembo’s B2B market and complements its existing EUV conversion kit program, while reducing direct costs for both EUV and jeepney programs.

In June 2024, VivoPower announced the Australian launch of Tembo’s range of 100% electric utes, the Tembo Tusker, marking a significant milestone Tembo’s mission to electrify off-road vehicles is showcased by the Tusker’s sector-leading price, reflecting its advanced design and global partnerships. The Tembo Tusker, a fully electric single and dual cab ute, combines innovation with a sector-leading price from $74,000 + GST and ORC. With 65Kwh and 77Kwh options, it offers ranges of 330km to 400km on a single charge.

In June 2024, VivoPower announced that its subsidiary, Tembo, has secured a minimum of 200 committed orders for its fully electric pick-up utility vehicle, Tembo Tusker, for delivery to customers and partners in Australia and New Zealand by February 2026. The Tembo Tusker range will augment the Tembo conversion programs, increasing choices for Tembo’s B2B customer base and target market.

On July 2 and 29, 2024, VivoPower announced that Tembo and CCTS agreed to a one-month extension of their exclusive heads of agreement to July 31, 2024 and August 31, 2024, respectively. These extensions provide additional time to finalize the definitive business combination agreement and the independent fairness opinion related to the proposed transaction.

In August 2024, Tembo executed a definitive Business Combination Agreement (BCA) with Cactus Acquisition Corp. 1 Limited (CCTS) at a combined enterprise value of US$904 million. The agreement paves the way for Tembo’s listing on Nasdaq, subject to shareholder and regulatory approvals. The merger supports Tembo’s expansion and growth strategy in the electric utility vehicle (EUV) market.

In October 2024, Tembo entered a definitive agreement with Sarao Motors, a leading jeepney manufacturer in the Philippines. The collaboration aims to electrify the country’s jeepney fleet, targeting the estimated US$10 billion Philippine jeepney market. This partnership supports Tembo’s strategy to expand into Southeast Asia while contributing to the region’s transport decarbonization efforts.

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In November 2024, Tembo secured full on-road homologation for its Tembo Tusker electric vehicles in Australia and New Zealand. This approval enables the Tembo Tusker to enter the US$10 billion Australasian pick-up truck market, targeting sectors such as mining and infrastructure. The homologation marks a key step in Tembo’s strategy to commercialize its ruggedized electric utility vehicles for both on-road and off-road applications.

In December 2024, Tembo announced it will launch its EUV25 ePower conversion kits for Toyota LandCruisers at Automechanika Dubai 2024, one of the largest global automotive trade shows, with an estimated 60,000 attendees from 160 countries. The EUV25 kits are designed for electrifying LandCruisers used in sectors like mining, construction, and safari tourism, further supporting Tembo’s strategy to decarbonize off-road fleet vehicles.

In January 2024, VivoPower confirmed that Tembo is on track to fulfill orders and commence deliveries of its Tembo Tuskers electric utility vehicles (EUVs) from Sydney, Australia, in February 2025. The deliveries are part of Tembo’s subscription program, targeting mining and industrial fleet operators in Australia. This milestone supports Tembo’s commitment to providing ruggedized EV solutions for demanding sectors.

In February 2024, Tembo signed a definitive supply agreement with Asilia Africa, a leading safari operator. The agreement covers the supply of Tembo’s electric utility vehicles (EUVs) to support Asilia’s sustainable safari operations across East Africa. This deal aligns with Tembo’s mission to advance electrification in environmentally sensitive industries and regions.

In March 2025, VivoPower’s Tembo signed a Heads of Agreement with Associated Vehicle Assemblers Ltd. (AVA), East Africa’s leading vehicle assembler. The agreement sets out terms for assembling Tembo’s electric utility vehicles (EUVs) in Kenya, targeting regional markets in East and Southern Africa. This partnership supports Tembo’s strategy to localize assembly and distribution while contributing to regional decarbonization efforts.

In April 2025, Tembo signed a Definitive Distribution Agreement worth up to an estimated US$85 million with leading Saudi Arabian energy and environmental solutions provider Green Watt to sell and distribute 1,600 Tembo electric utility vehicle (EUV) units across the Kingdom of Saudi Arabia over the next five years.

Sustainable Energy Solutions

VivoPower’s Sustainable Energy Solutions (“SES”) segment designs, evaluates, sells, and implements renewable energy infrastructure. This segment complements our electric vehicle offerings, enabling clients to adopt comprehensive decarbonization measures through on-site renewable generation, batteries and microgrids, EV charging stations, emergency backup power solutions and digital twin technology.

Augmenting its Electric Vehicle business, which deploys EUV conversion products and services to fleet owners, VivoPower is also focused on an SES strategy with its core mission being to help corporate customers achieve their decarbonization goals. The SES business delivers full-suite, holistic SES to industrial customers and other large energy users and is comprised of four key elements:

●	Critical power “electric-retrofit” of customer’s sites to enable optimised EV battery charging, encompassing charging stations, renewables, battery storage and microgrids;
●	Digital twin technology;

●	EV and battery leasing;

●	EV battery reuse and recycling; and

●	Change management and training services

Since its establishment in FY2021, the SES business has signed several key agreements to complete its offering.

In December 2021, VivoPower executed a Memorandum of Understanding signed with Relectrify, a leading supplier of battery energy storage systems utilizing second-life EV batteries, with the collaboration extended to explore future redeployment of Tembo batteries.

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In August 2022, the Company invested in Green Gravity Energy Pty Ltd, an Australian company specializing in energy storage solutions in former mining locations.

In May 2023, VivoPower signed a definitive partnership agreement for VivoPower to market and distribute Vital EV Solutions (“Vital EV”) fleet charging solutions globally. Vital EV is a specialist U.K-headquartered company, offering a comprehensive range of electric vehicle charging solutions for fleet owners and is the official re-seller of Kempower charging stations and service solutions in the U.K and across Africa. Kempower, headquartered in Finland, has high-speed EV fleet charging solutions including for off-highway working environment applications. Under the Agreement, VivoPower will be able to offer to its customers and partners a wide range of EV fleet charging products and services from Vital EV and Kempower for an initial term of 3 years. These products include multi-voltage lightweight movable rapid chargers, hub-and-spoke rapid and ultra-rapid charging systems, satellite dispensers as well as conventional station chargers.

In October, 2023, VivoPower signed a definitive joint venture agreement with Geminum, a digital twin technology company. This partnership aims to design, test, and implement digital twins for Tembo electric utility vehicles and VivoPower’s sustainable energy solutions. The joint venture will enhance VivoPower’s capabilities in fleet electrification and decarbonization solutions, providing clients with near real-time analytics and carbon abatement data. This technology will be relevant for the mining sector in particular, to assist in optimizing the total cost of ownership and operational efficiency.

Critical Power Services

VivoPower’s Critical Power Services business was known as Aevitas. Aevitas was a key player in the manufacture, distribution, installation and servicing of critical energy infrastructure solutions. Its portfolio spans the design, procurement, installation, and upkeep of power and control systems, including those catering to utility and industrial scale solar farms. Under Aevitas, there were three operating companies, J.A. Martin Electrical, NDT Services and Kenshaw Electrical. J.A. Martin and NDT Services were sold in July 2022 and Kenshaw Electrical was sold in July 2024. VivoPower is completing a restructure of Aevitas given it is now a discontinued operation.

Solar Development

VivoPower’s portfolio of U.S. solar projects is held in its wholly owned subsidiary, Caret, LLC (“Caret”).

This segment has historically been characterized as the Solar Development segment and encompassed the Company’s solar development activities in the U.S. and Australia. The Company no longer has solar development activities in Australia following the sale of its interests in solar farm projects in FY2021.

VivoPower’s historic strategy in relation to solar development has been to minimize capital intensity and maximize return on invested capital by pursuing a business model predicated on developing and selling projects prior to construction and continually recycling capital rather than owning assets. The stages of solar development can be broadly characterized as: (i) early stage; (ii) mid-stage; (iii) advanced stage; (iv) construction; and (v) operation. Our business model has been to work through the development process from early stage through to advanced stage, and then sell those projects that have completed the advanced stage of development, also known as “shovel-ready” projects, to investors who will finance construction and ultimately own and operate the project.

In July 2021, VivoPower announced the formation of Caret.

In October 2023, VivoPower announced its board approved a plan to spin off the majority of its Caret business unit’s portfolio, comprising up to ten solar projects totaling 586MW-DC. This excluded two projects committed to a joint venture. VivoPower shareholders had approved this spinoff during the November 2022 Annual General Meeting (AGM).

In November 2024, VivoPower’s Caret Digital announced plans to develop up to 55MW of its solar farm portfolio for digital asset mining, including Dogecoin and Litecoin. The initiative is expected to leverage renewable energy from these solar farms and could potentially generate up to US$150 million in revenues, contributing to the company’s goal of building sustainable crypto-mining operations.

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In December 2024, VivoPower’s Caret Digital announced the activation of its Dogecoin mining operations as part of its broader digital asset strategy. The mining operations will use renewable energy sources and support Caret Digital’s goal of generating additional free cash flow and diversifying revenue streams. This marks the company’s entry into active crypto mining with a focus on sustainable practices.

In December 2024, VivoPower’s Caret Digital secured an asset-backed financing facility to acquire up to 1,000 Antminer L9 mining rigs. This move is aimed at accelerating Dogecoin mining revenues and enhancing free cash flow generation. The facility will allow Caret Digital to scale its crypto-mining operations while optimizing capital efficiency.

In January 2025, VivoPower’s Caret Digital secured a CAD$140 million binding investment commitment from GEM Global Yield (GGY). The investment is structured as a share subscription facility, providing Caret Digital with capital flexibility to support its business expansion, including upcoming acquisitions and product development in the digital solutions space.

In March 2025, VivoPower announced its intent to spin off Caret Digital via a direct listing on Nasdaq, accompanied by a dividend share distribution to existing VivoPower shareholders. The spin-off is designed to unlock value and provide direct exposure to Caret Digital’s growing digital asset and AI-focused businesses. The dividend distribution will be made to all eligible VVPR shareholders as of a future record date, which will be announced closer to the listing.

VivoPower’s focus for its solar development business remains to monetize its portfolio of US solar projects, with the aim of using any funds generated to be redeployed to its Electric Vehicle and Sustainable Energy Solutions business units. In addition, VivoPower will utilize proceeds from this offering to further the ambitions of the company as a Digital Asset treasury vehicle. The company will invest in relevant Digital Assets and accumulate treasury assets under the announced Digital Asset strategy. VivoPower will engage with investors to seek continued investment in appropriate capital for deployment towards the Digital Asset strategy.

For additional information regarding these and other updates, including the Proposed XRP Treasury Strategy, please refer to the section entitled “Prospectus Summary – Recent Developments.”

C. Organizational Structure

VivoPower has 21 subsidiaries (collectively with VivoPower, “the Group”). The following list shows the Company’s shareholdings in subsidiaries owned directly and indirectly as at December 31, 2024.

No.	Subsidiaries	Incorporated	% Owned	Purpose
1	VivoPower International Services Limited	Jersey	100%	Operating company
2	VivoPower USA, LLC	United States	100%	Holding company
3	VivoPower US-NC-31, LLC	United States	100%	Dormant
4	VivoPower US-NC-47, LLC	United States	100%	Dormant
5	VivoPower (USA) Development, LLC	United States	100%	Holding company
6	Caret, LLC (formerly Innovative Solar Ventures I, LLC)	United States	100%	Operating company
7	Caret Decimal, LLC	United States	100%	Operating company
8	VIWR AU Pty Ltd (formerly VivoPower Pty Ltd)	Australia	100%	Holding company
9	Aevitas O Holdings Pty Ltd	Australia	100%	Holding company
10	Aevitas Group Limited	Australia	100%	Holding company
11	Aevitas Holdings Pty Ltd	Australia	100%	Holding company
12	Electrical Engineering Group Pty Limited	Australia	100%	Holding company
13	KESW EL Pty Ltd (formerly Kenshaw Electrical Pty Ltd)	Australia	100%	Operating company
14	Tembo Technologies Pty Ltd (formerly Tembo EV Australia Pty Ltd)	Australia	100%	Operating company
15	TemboDrive Pty Ltd	Australia	100%	Operating company
16	VivoPower Philippines Inc.	Philippines	64%	Dormant
17	VivoPower RE Solutions Inc.	Philippines	64%	Dormant
18	V.V.P. Holdings Inc	Philippines	40%	Dormant
19	Tembo e-LV B.V.	Netherlands	100%	Holding company
20	Tembo EV Pty Ltd	Australia	100%	Operating company
21	Tembo 4x4 e-LV B.V.	Netherlands	100%	Operating company
22	FD 4x4 Centre B.V.	Netherlands	100%	Operating company

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Notwithstanding a 40% ownership by the Company, V.V.P. Holdings Inc is under the control of VivoPower Pty Ltd, and therefore is consolidated into the group financial statements of VivoPower International PLC.

D. Property, Plant and Equipment

Our corporate headquarters is located in London, United Kingdom.

All our facilities are leased and we do not own any real property. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate planned expansion of our operations. Leased real property as at June 30, 2024 is as follows:

Company	Office Location	Purpose
VIWR AU Pty Ltd (formerly VivoPower Pty Ltd)	Sydney, Australia	SES and Solar Development
Tembo 4x4 e-LV B.V.	Eindhoven, Netherlands	Head office, workshop, service
VivoPower International PLC	London, United Kingdom	Corporate office

The Company has $0.4 million invested in property, plant, and equipment at December 31, 2024 (June 30, 2024: $0.4 million). This includes plant and equipment of $0.1 million (June 30, 2024: $0.1 million), motor vehicles of $0.3 million (June 30, 2024: $0.3 million), computer equipment, fittings and equipment of $0.0 million (June 30, 2024: $0.0 million), and right-of-use assets of nil (June 30, 2024: nil), representing leases for property and motor vehicles.

In addition, as part of our business model, we invest in solar development projects that include long-term leases, easements or other real property rights relating to the property on which such projects are developed. The costs of these leases are capitalized as part of project development costs and accounted for as investments.

MANAGEMENT

A. Directors and Senior Management

The following table sets forth the names, ages and positions of our directors and executive officers as of June 30, 2024. Unless otherwise indicated, the business address of all of our directors and executive officers is Blackwell House, Guildhall Yard, London EC2V 5AE, United Kingdom.

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Name	Age	Position	Appointed
Directors:
Kevin Chin (1)(4)	51	Chairman	April 27, 2016
Peter Jeavons (1)(2)(3)(4)	59	Non-Executive Director	June 16, 2020
William Langdon (1)(2)(3)	63	Non-Executive Director	June 16, 2020
Michael Hui	44	Non-Executive Director	January 22, 2020

Executive Officers:
Kevin Chin (1)(4)	51	Chief Executive Officer	March 25, 2020
Gary Challinor	70	Chief Financial Officer	November 04, 2020
Jacqui Johnson	58	Global HR Director	July 01, 2021
Chris Mallios	53	Chief Commercial Officer	January 29, 2024

(1)	Member (or in the case of Mr. Chin, non-voting observer) of the Audit and Risk Committee.
(2)	Member of the Remuneration Committee.
(3)	Member of the Nomination Committee.
(4)	Member of the Sustainability Committee

The following sets forth biographical information regarding our directors and executive officers. There are no family relationships between any director or executive officer and any other director or executive officer.

There are no other arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management, except that: Kevin Chin, our Chairman, beneficially owns 13.3% of VVPR at December 31, 2024, through his holdings as the Chairman of AWN, which is a beneficial owner of 9.2% of VivoPower as of December 31, 2024 for which Mr. Chin has shared voting power and individually is the beneficial owner of 4.4% of VivoPower as of December 31, 2024.

Recent Changes to the Board of Directors and Senior Management

Ms. Gemma Godfrey, Independent Director of VivoPower International PLC, announced her resignation as a member of the Board of Directors of VivoPower, effective June 13, 2024. Ms. Godfrey remains involved in the Company as a member of VivoPower’s Advisory Council, where she continues to provide her input to the Company’s leadership team.

Executive Officers

Kevin Chin

Kevin Chin has served as our Chief Executive Officer since March 2020. Reference is made to his biography below.

Gary Challinor

Gary is currently VivoPower’s Chief Financial Officer and has been with the Company since November 2020. Gary has over 30 years of experience across a range of senior executive roles in the technology industry, both in Australia and around the world. He has worked with Fortune 1000, FTSE and ASX companies and various government organisations across finance, human resources, customer experience, manufacturing, distribution, digital workspace, cloud solutions and more, and been a part of a number of successful start-ups and hyper-turnarounds.

Jacqui Johnson

Jacqui is VivoPower’s Global HR Director. Jacqui is a qualified member of the Chartered Institute of Personnel and Development (CIPD), with over 20 years’ experience in Human Resources and Change Management, in a variety of industries, most recently, EV Automotive, Engineering and Construction with experience in both unionised and non-unionised environments.

Jacqui has held many leadership roles, and her area of expertise is in Human Resources, Employment Law, Recruitment, Organisational Planning, Employee Engagement, Strategic Staffing Plan, developing company culture and Wellbeing.

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Chris Mallios

Chris is a seasoned executive with nearly 30 years of experience in the automotive, technology, resources, utilities and infrastructure industries, and is the current Chief Commercial Officer. He has held several leadership positions at Nissan Motor Corporation, including as director of global business operations for Infiniti, managing director of Infiniti’s Asia and Oceania regions and director of business development in China. In the latter role, he oversaw the joint venture of Nissan and the Dongfeng Motor Corporation to produce Infiniti vehicles for the world’s biggest automotive market.

His background also includes nearly 5 years as the CEO of CFC Group – an investment and development group that provides distribution, logistics and transport services – and nearly a decade as Asia Pacific CFO for TE Connectivity, a global technology company whose solutions power, among other things, electric vehicles.

Directors

Kevin Chin

Kevin Chin is the founder of Arowana, a global B Corporation certified investment group with operating companies across the U.K., U.S., Europe, Asia and Australia, as well as owning other unlisted companies and investments. One of those operating companies is AWN, which is the largest shareholder in VivoPower..

Over his 25-plus year career, Mr. Chin has accumulated extensive experience in “hands on” strategic and operational management having served as CEO, CFO and COO of various public and private companies across a range of industries, including solar energy, software, traffic management, education, funds management and vocational education. He is the author of the business book, HyperTurnaround! which chronicles the privatization, rapid turnaround and subsequent global scale up of a software company called RuleBurst Haley culminating in a sale to Oracle. Mr. Chin regularly writes for Inc.com on topics such as turnarounds and growing pains challenges. He also has significant international experience in private equity, buyouts of public companies, mergers and acquisitions and capital raisings as well as funds management, accounting, litigation support and valuations with prior roles at LFG, J.P. Morgan, PWC and Deloitte.

Mr. Chin holds a Bachelor of Commerce degree from the University of New South Wales where he was one of the inaugural University Co-Op Scholars with the School of Banking and Finance. He is also a qualified Chartered Accountant and a Fellow of FINSIA, where he was a curriculum writer and lecturer in the Master of Applied Finance program. Mr. Chin divides his time between the UK, UAE and Australasia.

William Langdon

William Langdon has had a 25-plus year career in the software, technology and enterprise data sectors after starting his career at Disney in finance and marketing. He served as CFO of venture-backed OmniTicket Network and after served in a series of senior management roles at digital mapping leader NAVTEQ (acquired by Nokia). After starting in European Sales, he became General Manager of the global Distribution division and President of NAVTEQ’s first acquisition, a digital mapping company based in Seoul, South Korea. Since that time, he has served in a series of senior management roles with venture-backed French technology start-ups including Goldman Sachs backed Nuxeo and Intersec, backed by Highland Europe.

Mr. Langdon received his MBA from Yale University and is a member of the Board of Directors of Tech2Deal, a private French company, and Singula Institute, a New York City based mental health non-profit organization. He resides in Long Island outside of New York City, United States.

Mr. Langdon serves as Chairman of the Audit and Risk Committee of the Company.

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Peter Jeavons

Peter Jeavons has over 30 years’ experience working in a number of executive-level international roles predominantly focused on leading technology and enterprise software solutions across many industry sectors. His career has been spent working for small start-ups, medium-sized and large corporate businesses, helping to drive strong growth, turnarounds and with involvement from both sides in successful merger and acquisition activities. He specializes in policy, regulatory and legislative compliance-based solutions and has a strong interest in how technology can help to drive sustainability and save the planet.

Mr. Jeavons was part of the global leadership team of RuleBurst Haley, which was acquired by Oracle and then successfully relaunched their regulatory compliance solution as a native SaaS platform internationally. During his career he has also worked for companies including Infor, who are another large enterprise software company and was responsible for the European business at Nuxeo, a Goldman Sachs backed, open source, enterprise content management software provider. He recently completed an interim CEO role for a next generation events management SaaS business.

He currently works as an advisor to several SaaS businesses and start-ups, specialising in innovative technologies that make the world better, less complex, and more sustainable. Mr. Jeavons completed his Non-Executive Director’s diploma with Pearson in 2013. He resides in the Cotswolds, United Kingdom.

Mr. Jeavons is the Senior Independent Director at VivoPower and Chairman of the Remuneration and Sustainability Committees of the Company.

Michael Hui

Michael Hui brings a unique background to the Board given his dual Information Technology and Law degrees and experiences. During his career, he has built significant expertise across a diverse range of sectors in both an investment as well as an operational capacity.

Mr. Hui serves as Managing Director (Australasia) for VivoPower’s largest shareholder, AWN, and also the broader Arowana group. In 2011, he joined Arowana as an Investment Director, and since then he has worked across a range of Arowana’s operating businesses including education and asset management. Mr. Hui led the formation and structuring of the Arowana Australasian Special Situations Fund (AASSF) and most recently, the building of Arowana’s education business, EdventureCo. His primary focus at present is driving corporate development (including mergers and acquisitions and technology-based transformation), working alongside the leadership of EdventureCo. Previously, Michael was Co-founder and CEO of an online-payments business, and spent more than 10 years as a lawyer practicing corporate and commercial law. He resides in Brisbane, Australia.

B. Board Diversity

The table below provides certain information regarding the diversity of our Board for the period ended December 31, 2024.

Board Diversity Matrix
Country of Principal Executive Offices:	United Kingdom
Foreign Private Issuer	Yes
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	4
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	0	4	0	0
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction	2
LGBTQ+	0
Did Not Disclose Demographic Background	0

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C. Compensation

Directors and Executive Management Compensation

The tables below set out the compensation paid to our directors and executive officers for the year ended June 30, 2024 and year ended June 30, 2023 (in US Dollars).

Year Ended June 30, 2024	Salary & Fees	Benefits	Pension	Long Term Incentives	Severance	Total
Directors:
Kevin Chin (Chair) 1	$85,571	$-	$-	$-	$-	$85,571
Peter Jeavons 2	$73,000	$-	$-	$-	$-	$73,000
William Langdon 3	$65,500	$-	$-	$-	$-	$65,500
Michael Hui 4	$57,361	$-	$-	$7,361	$-	$64,721
Gemma Godfrey 5	$69,500	$-	$-	$-	$-	$69,500
Executive Officers:
Kevin Chin 6	$409,108	$-	$-	$74,860	$-	$483,968

1	Mr. Chin is paid a salary of £68,000 ($85,571) per annum as Chairman during the year, payable to Arowana Global Impact Pty Ltd (formerly Arowana Partners Group Pty Ltd).

2	Mr. Jeavons was paid fees of $50,000 per annum during the year. Mr. Jeavons also received an annual fee of $7,500 as chair of the sustainability committee, $7,500 annual fee as chair of the remuneration committee, $4,000 annual fee as member of the audit and risk committee and $4,000 annual fee as member of the nomination committee. Mr. Jeavons elected to receive 100% of his fees for the year in cash.

3	Mr. Langdon is paid fees of $50,000 per annum during the year. Mr. Langdon also received an annual fee of $7,500 as chair of the audit and risk committee, $4,000 annual fee as a member of the remuneration committee and $4,000 annual fee as member of the nomination committee. Mr. Langdon elected to receive 100% of his fees in cash.

4	Mr. Hui was paid fees of $57,361 per annum during the year. Mr. Hui elected to receive 100% of his fees in cash. Mr. Hui also received equity-based remuneration in relation to his involvement in his project management of the divestment of the Critical Power Services segment. He also received remuneration in the form of LTIP shares worth $7,361.

5	Ms. Godfrey was paid fees of $69,500 per annum before she resigned from the Board in June 2024. Ms. Godfrey also received $4,000 annual fee as member of the audit and risk committee, $4,000 as member of the remuneration committee and $4,000 annual fee as member of the nomination committee. Ms. Godfrey elected to receive 100% of her fees in cash.

6	Comprises £325,000 base fees per annum, £38,000 annual professional development allowance per annum.

Year Ended June 30, 2023	Salary & Fees	Benefits	Pension	Long Term Incentives	Severance	Total
Directors:
Kevin Chin (Chair) [1]	81,819	-	-	-	-	81,819
Peter Jeavons [2]	73,000	-	-	-	-	73,000
William Langdon [3]	65,500	-	-	-	-	65,500
Michael Hui [4]	50,000	-	-	7,361	-	57,361
Gemma Godfrey [5]	69,500	-	-	-	-	69,500
Executive Officers:
Kevin Chin [6]	455,863	45,991	-	312,002	-	813,856

1.	Mr. Chin was paid a fee of £68,000 ($81,819) per annum as Chairman during the year, payable to Arowana Partners Group Pty Ltd.

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2.	Mr. Jeavons was paid fees of $50,000 per annum during the year. Mr. Jeavons also received an annual fee of $7,500 as chair of the sustainability committee, $7,500 annual fee as chair of the remuneration committee, $4,000 annual fee as member of the audit and risk committee and $4,000 annual fee as member of the nomination committee. Mr. Jeavons elected to receive 100% of his fees for the year in cash.
3.	Mr. Langdon was paid fees of $50,000 per annum during the year. Mr. Langdon also received an annual fee of $7,500 as chair of the audit and risk committee, $4,000 annual fee as member of the remuneration committee and $4,000 annual fee as member of the nomination committee. Mr. Langdon elected to receive 100% of his fees in cash.
4.	Mr. Hui was paid fees of $50,000 per annum during the year. Mr. Hui elected to receive 100% of his fees in cash. Mr. Hui also received equity-based remuneration in relation to his involvement in his project management of the divestment of the Critical Power Services segment.
5.	Ms. Godfrey was paid fees of $50,000 per annum before she resigned from the Board in June 2024. Ms. Godfrey also received $4,000 annual fee as member of the audit and risk committee, $4,000 as member of the remuneration committee and $4,000 annual fee as member of the nomination committee. Ms. Godfrey elected to receive 100% of her fees in cash.
6.	Comprises £325,000 base fees per annum, £38,000 annual professional development allowance per annum. For the year ended 30 June 2023, of the base salary £325,000, 4 months were paid in cash, whilst for 8 months, Mr. Chin agreed to receive payment in the form of 541,666 cashless warrants in VivoPower shares, exercisable in the period 3 June 2024 to 3 June 2029 at an exercise price of $6.0. Shares issued following exercising of warrants will remain restricted for 12 months. Mr. Chin has gifted these warrants to a benevolent foundation.

Employment Agreements

Executive Agreements

Mr. Chin’s remuneration as Chief Executive Officer has remained at £325,000 per annum as Chief Executive since July 1, 2020, payable monthly in arrears. This remuneration plan was decided upon by the Remuneration Committee following a market benchmarking by Pearl Meyer, to align to the new strategy and additional responsibilities. The remuneration includes the cost of any support resources required by Mr. Chin to fulfil the roles. The Committee also approved an additional annual £38,000 fee payable as a professional development allowance to Mr. Chin as Chief Executive Officer. This payment will be made on 1 January each year.

Mr. Chin is also paid an annual Chairman’s fee of £68,000 as Chairman of the Board, payable by the Company to Arowana Global Impact Pty Ltd (formerly Arowana Partners Group Pty Ltd). The fee was increased as from July 1, 2021, following a review by the Remuneration Committee of Mr. Chin’s compensation, including market benchmarking by Pearl Meyer but has been held at this level since then.

Potential Payments Upon Termination or Change in Control

Kevin Chin, Executive Chairman and Chief Executive Officer, may be terminated upon twelve months’ notice at any time, for any reason, with or without cause. Other than the twelve-month notice period, there are no other special payments upon termination or change of control.

The appointment letters of the non-executive directors of the Company are generally terminable upon one month’s written notice and do not contain provisions providing for special payments upon termination or change of control.

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D. Board Practices

Board Composition and Classification of Directors

In accordance with the terms of our articles of association, our Board is divided into three staggered classes of directors of the same or nearly the same number and each will be assigned to one of the three classes. At each annual general meeting of the shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual general meeting of stockholders to be held during the years 2024 for Class B directors, 2025 for Class C and 2026 for Class A directors:

●	our Class A directors are Peter Jeavons and Michael Hui.

●	our Class B director is William Langdon.

●	our Class C directors is Kevin Chin.

Our articles of association provide that the number of our directors shall not be subject to any maximum but shall not be less than two, unless otherwise determined by a majority of our Board.

The division of our Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Director Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgement in carrying out the responsibilities of a director.

Our Board has determined that Peter Jeavons and William Langdon (and, prior to her resignation, Ms. Godfrey) are “independent directors” under Rule 5605 of the Nasdaq Listing Rules.

Corporate Governance

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including our company, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practice in lieu of the Nasdaq corporate governance requirements, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Nasdaq Listing Rule 5615(a)(3) permits a foreign private issuer like us to follow home country practices in lieu of certain requirements of Listing Rule 5600, provided that certain requirements are met. Accordingly, we have elected to follow home country practice in lieu of the requirements under Nasdaq Listing Rule 5635(d), which requires companies to seek shareholder approval for the issuance of securities in connection with certain transactions other than a public offering involving the sale, issuance or potential issuance of our Ordinary Shares at a price less than certain referenced prices, if such shares equal 20% or more of the Company’s Ordinary Shares or voting power outstanding before the issuance. Instead, and in accordance with the Nasdaq home country accommodations, we comply with applicable U.K. corporate and securities laws, which do not require shareholder approval for such dilutive events.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable requirements of the rules adopted by the SEC.

Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

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Committees of the Board

We have an Audit and Risk Committee, a Remuneration Committee, a Nomination Committee and a Sustainability Committee and have a charter for each of these committees.

Audit and Risk Committee

The Audit and Risk Committee is comprised of William Langdon (who is Chair of the Audit and Risk Committee) and Peter Jeavons, each of whom the Board has determined to be independent under the applicable Nasdaq listing standards. Peter Jeavons and William Langdon joined the committee on June 16, 2020.

The Audit and Risk Committee has a written charter, a form of which is available on VivoPower’s website at www.vivopower.com.

The purpose of the Audit and Risk Committee, as specified in the Audit and Risk Committee charter, includes, but is not limited to, assisting the Board in overseeing and monitoring:

●	the Company’s accounting and financial reporting processes and internal control over financial reporting;

●	the audit and integrity of the Company’s financial statements;

●	the qualifications, independence, and performance of the Company’s registered public accounting firm;

●	the Company’s compliance with accounting, regulatory and related legal requirements;

●	risk assessment and risk management; and

●	such other duties and responsibilities as are enumerated in or consistent with the terms of reference.

The Audit and Risk Committee is required to be composed exclusively of “independent directors,” as defined under the Nasdaq listing standards and the rules and regulations of the SEC, and each of whom must be, among other requirements, “financially literate,” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, VivoPower is required to certify to Nasdaq that the committee has at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

The Board has determined that William Langdon satisfies Nasdaq’s definition of financial sophistication and also qualified as an “audit committee financial expert” as defined under rules and regulations of the SEC.

Nomination Committee

The Nomination Committee of the Board is comprised of William Langdon, the chairman of the Nomination Committee, and Peter Jeavons, both of whom the Board has determined to be independent under the applicable Nasdaq listing standards. William Langdon and Peter Jeavons joined the committee on June 16, 2020.

The Nomination Committee has a written charter, a form of which is available on VivoPower’s website at www.vivopower.com.

The Nomination Committee is responsible for overseeing the selection of persons to be nominated to serve on VivoPower’s Board.

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The Nomination Committee considers persons identified by its members, management, shareholders, investment bankers and others. Pursuant to its charter, the Nomination Committee, before any appointment is made by the Board, evaluates the balance of skills, knowledge, experience and diversity on the Board, and, in the light of this evaluation, prepares a description of the role and capabilities required for a particular appointment, and consider candidates on merit and against objective criteria and with due regard for the benefits of diversity on the Board, taking care that appointees have enough time available to devote to the position.

The Nomination Committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Nomination Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The Nomination Committee will not distinguish among nominees recommended by shareholders and other persons.

Remuneration Committee

The Remuneration Committee is comprised of Peter Jeavons (Chair of the Remuneration Committee), and William Langdon, both of whom the Board has determined is independent under the applicable Nasdaq listing standards. Peter Jeavons and William Langdon joined the committee on June 16, 2020.

The Remuneration Committee has a written charter, a form of which is available on VivoPower’s website at www.vivopower.com.

The Remuneration Committee’s duties, which are specified in our Remuneration Committee Charter, include, but are not limited to:

●	setting the remuneration policy for all executive directors and executive officers, including pension rights and any compensation payments;

●	reviewing the appropriateness and relevance of the remuneration policy;

●	determining total individual compensation packages;

●	and designing share incentive and share option plans, determining awards thereunder and administering such plans;

●	approving design of, and targets for, performance-related pay schemes;

●	determining pension arrangements;

●	appointing compensation consultants;

●	approving contractual appointment terms for directors and senior executives; and related duties.

Sustainability Committee

The Sustainability Committee is comprised of Peter Jeavons (chair of the Sustainability Committee), and Kevin Chin.

The Sustainability Committee has a written charter, a form of which is available on VivoPower’s website at www.vivopower.com.

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The Sustainability Committee’s duties, which are specified in our Sustainability Committee Charter include, but are not limited to:

●	oversee and monitor VivoPower’s Safety and Health policies, procedures and programs and track any safety and health scorecards against benchmarks;

●	review VivoPower’s B Corp certification and governance policies and initiatives with a view to continuously improving VivoPower’s B score;

●	maintain, update and review the effectiveness of VivoPower’s environmental policies and initiatives designed to ensure environmental sustainability and the minimization of the Company’s environmental footprint;

●	determining total individual compensation packages;

●	review the effectiveness of VivoPower’s policies and initiatives with regards to community and staff engagement as well as broader corporate social responsibility; and

●	oversee and monitor the reputational impacts of VivoPower’s business strategies and practices, including policies and to ensure appropriate safeguards are in place for dealing fairly and ethically with customers, suppliers, competitors and other stakeholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, executive officers and employees, including our chief executive officer, chief financial officer, controller, or other persons performing similar functions, which is a “code of ethics” as defined in Item 16B of Form 20-F promulgated by the SEC. The full text of the Code of Business Conduct and Ethics is posted on the investor relations section of our website at www.vivopower.com.

If we make any amendment to the Code of Business Conduct and Ethics or grant any waivers, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC. Under Item 16B of Form 20-F, if a waiver or amendment of the Code of Business Conduct and Ethics applies to our principal executive officer, principal financial officer, or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we are required to disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

E. Employees

As of December 31, 2024, we had 14 (June 30, 2024: 92; June 30, 2023: 108; June 30, 2022: 242) employees and subcontractors, as follows:

As at December 31, 2024	Australia	US	U.K.	Netherlands	Total
Sales and Business Development	-	1	-	-	1
Central Services and Management	3	-	2	-	5
Engineering and Critical Power Services	2	-	4	2	8
Total employees	5	1	6	2	14

As at June 30, 2024	Australia	US	U.K.	Netherlands	Total
Sales and Business Development	3	1	-	1	5
Central Services and Management	9	1	-	12	21
Engineering and Critical Power Services	46	-	-	21	67
Total employees	58	2	-	34	93

As at June 30, 2023
Sales and Business Development	3	1	-	9	13
Central Services and Management	10	1	3	4	18
Engineering and Critical Power Services	53	-	-	24	77
Total employees	66	2	3	37	108

As at June 30, 2022
Sales and Business Development	9	1	-	2	12
Central Services and Management	23	1	3	2	30
Engineering and Critical Power Services	187	-	-	14	201
Total employees	219	2	3	18	242

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J.A. Martin’s ex-solar operations contributed employees classified under the Engineering and Critical Power Services segment in prior years. However, since the financial year ended 30 June 2023, its employee numbers have been excluded given it was disposed in July 2022.

Kenshaw contributed employees classified under the Engineering and Critical Power Services segment in all financial years up to 30 June 2024. Kenshaw was divested in July 2024, and adjusting for this sale the number of employees for the financial year ended 30 June 2024 would be 27.

We have never experienced labor-related work stoppages or strikes and believe that we have good relations with our employees.

F. Share Ownership

The following table sets forth information regarding the beneficial ownership of VivoPower Ordinary Shares as of May 1, 2025, by:

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

The beneficial ownership of VivoPower’s Ordinary Shares is based on 10,112,212 Ordinary Shares issued and outstanding on May 1, 2025. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have significant voting and investment power with respect to all Ordinary Shares beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percentage of Outstanding Shares
Kevin Chin (2)	1,782,466	(3)	17.6%
Michael Hui	11,282		<1%
William Langdon	7,020		<1%
Peter Jeavons	6,426		<1%

All Directors and Executive officers as a group (4 persons)	1,346,110		17.9%

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o VivoPower International PLC, Blackwell House, Guildhall Yard, London EC2V 5AE, United Kingdom.
(2)	The business address is at Level 11, 110 Mary Street, Brisbane, QLD 4000, Australia.
(3)	Represents shares held by Arowana Global Impact Pty Ltd (previously Arowana Partners Group Ltd), The Panaga Group Trust, KTFC Superannuation Fund and Chin Family Super Fund, of which Mr. Chin is a beneficiary and /or one of the directors of the corporate trustee of such fund, and AWN Holdings Limited for which Mr. Chin has shared voting power. However, it excludes shares held in charitable foundations, which Mr. Chin has gifted or donated shares in the Company too and where he has no beneficial interests or voting and investment power.

None of the above shareholders have different voting rights from other shareholders as of the date of this prospectus.

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VivoPower Equity Incentive Plan

On July 3, 2017, the Board approved adoption of the Company’s 2017 Omnibus Incentive Plan (the “Incentive Plan”), which was subsequently approved by shareholders. The purpose of the Incentive Plan is to provide a means through which the Company and its subsidiaries may attract and retain key personnel and to provide a means whereby personnel of the Company and its subsidiaries can acquire and maintain equity interests in the Company and align their interests with those of the Company’s stockholders. Types of awards that may be granted under the Incentive Plan include options, stock appreciation rights, restricted stock and restricted stock units, stock bonus awards and performance compensation awards. The Remuneration Committee of the Board administers the Incentive Plan and determines the terms and conditions of the awards. Awards are evidenced by an award agreement containing the terms and conditions of each award. Under the Incentive Plan (or a Sub-Plan for Non-Employees that was also approved with the Incentive Plan), the Company may grant awards to employees, executives, officers, consults, or advisors of the Company or its subsidiaries.

On July 6, 2023, the shareholders approved an amendment to the Incentive Plan allowing the number of Ordinary Shares reserved under the Incentive Plan to automatically increase each July 1, beginning on July 1, 2023, and ending on July 2, 2032, by 5.0% of the outstanding number of Ordinary Shares on the immediately preceding June 30, or such lesser amount as determined by the Company’s Remuneration Committee.

During the financial years ended 30 June 2024, 2023, 2022 and 2021, the following awards under the Incentive Plan have been granted, and have vested or forfeit:

	Number of RSUs, PSUs and BSAs (thousands)	Weighted average grant date fair value $000
Outstanding at June 30, 2022	279	$471
Granted	912	303
Vested	(356)	(123)
Forfeit	(178)	(320)
Outstanding at June 30, 2023	657	$331
Granted	128	234
Vested/Settled	(150)	(248)
Reverse stock split impact	(591)	(298)
Forfeit	(11)	(3)
Outstanding at June 30, 2024	33	$16

Tembo Long Term Incentive Plan

During FY2023, Tembo e-LV BV established a performance incentive plan for participants to benefit from any potential future trade sale, IPO, recapitalization or merger of Tembo e-LV and subsidiaries within the EV business unit. In the event of such an action, participants will earn Long Term Incentive (“LTI”) points according to an allocation decided by the Remuneration Committee of a profit share of 20% of the net gain made by the Company from the corporate action, less previously invested amounts.

G. Disclosure of a Registrant’s Action to Recover Erroneously Awarded Compensation

There was no erroneously awarded compensation attributable to accounting restatements during or after the fiscal year ending 30 June 2024.

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MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

The following table sets forth information with respect to beneficial ownership of our Ordinary Shares as of May 1, 2025 by each person known to us to beneficially own 5% and more of our Ordinary Shares.

The beneficial ownership of VivoPower’s Ordinary Shares is determined based on 10,112,212 Ordinary Shares issued and outstanding on May 1, 2025. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Beneficial Ownership
AWN Holdings Limited (1)	891,618	8.8%
Thomas John Corley (2)	570,000	5.6%
Kevin Chin (3)	890,848	8.8%

(1)	Represents shares held by AWN and its subsidiaries including Arowana Australasian Special Situations Fund 1 Pty Limited (“Arowana Fund Co”), Arowana Australasian VCMP 2, LP (“Arowana Fund GP”), Arowana Australasian Special Situations Partnership 1, LP (“Arowana Fund”), Arowana Energy Holdings Pty Ltd. (“Arowana Energy”), AWN, as the controlling shareholder of each entity is deemed to beneficially own 891,618 Ordinary Shares. The business address of these entities is c/o AWN Holdings Limited, at Level 11, 153 Walker Street, North Sydney, New South Wales 2060, Australia.

(2)	As disclosed in a Schedule 13G/A filed by the reporting person on December 5, 2024. The address of the reporting person is 132 Washington Place State College, PA 16801.

(3)	Represents shares held by Arowana Global Impact Pty Ltd (previously Arowana Partners Group Ltd), The Panaga Group Trust, KTFC Superannuation Fund and Chin Family Super Fund, of which Mr. Chin is a beneficiary and /or one of the directors of the corporate trustee of such fund. However, it excludes shares held in charitable foundations, which Mr. Chin has gifted or donated shares in the Company too and where he has no beneficial interests or voting and investment power.

None of the above shareholders have different voting rights from other shareholders as of the date of this prospectus.

Related Party Transactions

Transactions and Balances with Related Persons

Kevin Chin, Chairman and Chief Executive Officer of VivoPower, is also Chairman and Chief Executive Officer of AWN. As of May 1, 2025, AWN held a 8.8% equity interest in the Company.

During the period, a number of services were provided to the Company from AWN and its subsidiaries; the extent of the transactions between the two groups is listed below.

On June 30, 2021, the Company agreed to refinance its existing $21.1 million shareholder loan with AWN Holdings Limited (“AWN”), with repayment of principal from January 1, 2023 in sixty monthly instalments of $0.35 million to loan maturity on December 31, 2027. The interest rate and line fee was agreed at 8% and 0.8% respectively, but no interest or line fee settlements are required until after a corporate liquidity event has occurred. In addition, the Company agreed to a refinancing fee of $0.34 million in two tranches on June 30, 2022 and December 31, 2022. Security granted to AWN comprised of the Specific Security Deed and the General Security.

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On January 11, 2023, amendments to the loan were agreed with AWN:

(i)	to defer repayment of principal to commence on April 1, 2025, with repayments over 60 months to March 31, 2030.

(ii)	to defer interest payments from October 1, 2023, becoming due and payable on the earlier of a) completion by VivoPower of a debt or equity raise of at least $25 million, and b) October 1, 2024.
(iii)	to extend the increased interest rate and line fee of 10.00% and 2.00% per annum respectively commenced on October 1, 2021 to the earlier of a) March 31, 2025 or b) the date a minimum prepayment of $1,000,000 is made.

(iv)	to extend the initial refinancing fee accruing incrementally at 1.6% per annum from July 1, 2021 and become payable at the earlier of a) $1.0 million prepayment being made or b) April 1, 2025.

(v)	to defer the repayment date of the previous fixed facility extension fee of $0.355 million, becoming payable on April 1, 2025.

(vi)	In addition to previously agreed refinancing fees, an additional $0.855 million fixed refinancing fee will accrue immediately and become payable on April 1, 2025.

On June 30, 2023, further amendments to the loan were agreed with AWN:

(i)	to defer interest payments from October 1, 2024 to April 1, 2025, and to replace the conditional requirement to repay accrued interest upon completion by VivoPower of a debt or equity raise of at least $25 million, with the conditional requirement to make repayments of interest and/or principal to meet the mandatory repayment schedule described in sections (ii) and (iii) below following a qualifying liquidity event.

(ii)	upon completion by VivoPower International PLC of a qualifying liquidity event of at least $5.0 million, Aevitas O Holdings Pty Limited are required to make mandatory prepayment of principal and interest to AWN in accordance with the following schedule:

a)	proceeds $5 million to $7.5 million - pay 25% of amounts raised;
b)	proceeds $7.5 million to $12.5 million - pay $1.875 million plus 45% of amounts raised;
c)	proceeds $12.5 million and above - pay $4.125 million plus 50% of amounts raised.

(iii)	for the purposes of the mandatory prepayment requirement, a ‘qualifying liquidity event’ excludes direct investments into VivoPower’s subsidiary, Tembo, and debt raised in respect of working capital finance facilities, but includes:

a)	equity or debt raise;
b)	trade sale of underlying subsidiary or business unit (including, for example, Aevitas and Caret); and
c)	loan repayment from Tembo to VivoPower.

(iv)	as consideration for the concessions agreed with AWN, VivoPower International PLC committed to issue AWN with 500,000 warrants, with a duration of 12 months, at an exercise price of $6.7 per share.

On June 30, 2024, VivoPower amended and extended its $34 million shareholder loan financing agreement with AWN. The agreement consolidated all shareholder loans into a single tranche and reclassified them as non-current, thereby improving VivoPower’s balance sheet. AWN also received an option to acquire 1,150,000 Tembo shares post-business combination with Cactus Acquisition Corp 1 Limited at $1.35 per share. The loan bears a weighted average interest rate of 11.3% per annum and matures on 30 June 2030.

In December 2024, the independent directors of VivoPower and AWN agreed that AWN would extend the maturity date of part of the loan that would otherwise have been due for payment within 12 months of December 31, 2024. Subsequently, it was agreed that VivoPower would issue 1.2 million warrants with an exercise price of $1 to AWN as consideration for the extension of the maturity date. These warrants have not yet been issued, but once issued, they will be immediately exercisable for ordinary shares subject to the appropriate corporate governance and regulatory requirements.

In December 2021, a short term loan of $1.1 million (A$1.5 million) was provided from AWN to Aevitas O Holdings Pty Limited at an interest rate of 10.0%, increasing to 12.5% from January 1, 2022. The loan is set to expire on April 1, 2025 (initially set as April 30, 2022, then extended on June 30, 2022, to October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower International PLC of a debt or equity raise of at least $25 million was dropped on June 30, 2023. Facility extension fees of $29,000 (A$40,000) and $43,500 (A$60,000) are payable upon maturity, relating to the two extensions respectively.

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On February 22, 2022, a short term $3.0 million loan was provided from AWN to Aevitas O Holdings Pty Limited, with interest rate of 10.00% per annum payable on the principal sum upon maturity. The loan is set to expire on April 1, 2025 (initially set as May 13, 2022, then extended on June 30, 2022, to October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower of a debt or equity raise of at least $25 million was dropped on June 30, 2023. Facility extension fees of $85,000 and $110,000 are payable upon maturity, relating to the two extensions respectively.

On December 22, 2022, a short term $3.0 million loan was provided from AWN to Aevitas O Holdings Pty Limited, with interest rate of BBSY bid floating rate (on average 3.60% for the period from inception to June 30, 2023) plus fixed margin of 15.0% per annum payable on the principal sum upon maturity. A 1% facility establishment fee of $30,000 was deducted upon initial loan drawdown, and a further 3% exit fee of $90,000 is payable on expiry. The loan is set to expire on April 1, 2025 (initially set as October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower of a debt or equity raise of at least $25 million was agreed on January 11, 2023, then dropped on June 30, 2023. A facility extension fee of $115,000 is payable upon maturity.

In February and March 2023, further short term loans of A$0.5 million and A$0.25 million were established between AWN and Aevitas O Holdings Pty Limited, drawn down between February and May 2023. The loans have interest rate of BBSY bid floating rate plus fixed margin of 15.0% per annum payable on the principal sum upon maturity, with expiry dates of June 30, 2023. 1% facility establishment fees of total A$7,500 were deducted upon loan drawdowns, and further 3% exit fees of total A$22,500 are payable on expiry. On June 30, 2023, the expiry of the loans was amended to August 31, 2023.

Michael Hui, non-executive director of VivoPower International PLC, is also an employee and director of AWN. Mr. Hui is paid fees of $50,000 per annum during the year. Mr. Hui elected to receive 100% of his fees in cash. $25,000 remaining accrued and payable as at June 30, 2023. Mr. Hui also receives equity-based remuneration in relation to his involvement in management of Critical Power Services segment, and the hyper-turnaround and hyperscaling program. Of the 1,750 ($13,125) annual retention RSUs granted on April 1, 2020, vesting annually from June 2021 to June 2026, 350 RSUs ($2,625) vested in 2023. Of the 5,250 ($39,375) performance RSUs vesting quarterly from September 2020 to June 2023, dependent on meeting quarterly performance goals, 631 RSUs ($4,736) vested in 2023. A further 2,000 annual retention RSUs ($5,200) were granted to Mr. Hui on January 11, 2023, vesting annually from December 2023 to December 2025.

From time to time, costs incurred by AWN on behalf of VivoPower are recharged to the Company. During the year ended June 30, 2023, $1,138,346 was recharged to the Company (year ended June 30, 2022: $343,806, year ended June 30, 2021: $1,028,096). At June 30, 2023, the Company has a payable to AWN in respect of recharges of $1,392,303 (June 30, 2022: $313,688, June 30, 2021: $4,345).

Aevitas is indebted to The Panaga Group Trust, of which Mr. Kevin Chin is a beneficiary and one of the directors of the corporate trustee of such trust, with 4,697 Aevitas Preference Shares, of face value A$46,970. The Panaga Group Trust earned A$3,303 ($2,189) dividends on the Aevitas Preference Shares during the year ended June 30, 2023.

Mr. Chin is paid fees of £68,000 per annum as Chairman during the year, payable to Arowana Global Impact Pty Ltd (formerly Arowana Partners Group Pty Ltd).

As CEO, Mr. Chin is paid £325,000 base fees, £38,000 annual professional development allowance. Of the base salary £325,000, 4 months were paid in cash, whilst for 8 months, Mr. Chin agreed to receive payment in the form of 541,666 cashless warrants in VivoPower shares, exercisable in the period 3 June 2024 to 3 June 2029 at an exercise price of $6.0. Shares issued following exercising of warrants will remain restricted for 12 months. Mr. Chin has gifted these warrants to a benevolent foundation.

In August 2023, the Company received a short-term funding from Arowana International UK Limited amounting to £25,000 for working capital purposes which was repaid in September 2023. In addition, the Company also received an interest only basis loan amounting $48,000 from Arowana United Enterprises Pte Ltd in October 6, 2023 stipulating a nominal rate of 8% per annum.

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Mr. Chin receives equity-based remuneration in relation to his involvement in leading the hyper-turnaround and hyperscaling program. Of the 8,720 ($65,400) annual retention RSUs granted on April 1, 2020, vesting annually from June 2021 to June 2026, 1,744 RSUs ($13,080) vested in 2023. Of the 26,160 ($196,200) performance RSUs vesting quarterly from September 2020 to June 2023, dependent on meeting quarterly performance goals, 3,146 RSUs ($23,592) vested in 2023. In December 2021, the Remuneration Committee approved an equity award of RSUs in relation to short-term incentives for the year ended June 30, 2022, vesting in June 2023 deferred from June 2022. The award vested 9,429 RSUs ($275,330), based on Mr. Chin’s base salary £325,000 x 1.3237 exchange rate x 64% performance measurement / $2.92 VWAP (Volume weighted average price). A further 2,000 annual retention RSUs ($5,200) were granted to Mr. Chin on January 11, 2023, vesting annually from December 2023 to December 2025.

On November 26, 2021, APG provided a loan of $0.37 million to Caret, to provide working capital assistance. The loan incurred interest during the year of $22,895 at 8% plus a 2% facility fee, plus a one-off establishment fee of $7,400. The loan plus interest were repaid in August 2022.

VivoPower Policy on Conflicts of Interest

VivoPower’s Code of Business Conduct and Ethics requires that situations that could be reasonably expected to give rise to a conflict of interest be fully disclosed to the Company’s Compliance Officer and provides that conflicts of interest may only be waived by the Board or an appropriate committee of the Board. Under the Code of Business Conduct and Ethics, a conflict of interest is deemed to occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole, and in general the Code of Business Conduct and Ethics provides that, subject to certain exceptions in the Code, the following should be considered conflicts of interest: (i) no employee may be employed or engaged by a business that competes with the Company or deprives it of any business; (ii) no employee should use corporate property, information or his or her position with the Company to secure a business opportunity that would otherwise be available to the Company; (iii) no employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier, financing partner or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions; (iv) no employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business or entity if such interest adversely affects the employee’s performance of duties or responsibilities to the Company, or requires the employee to devote time to it during such employee’s working hours at the Company except that with the prior approval of the Board, an employee may hold up to 5% ownership interest in a publicly traded company that is in competition with the Company; provided that if the employee’s ownership interest in such publicly traded company increases to more than 5%, the employee must immediately report such ownership to the Compliance Officer; no employee may hold any ownership interest in a privately held company that is in competition with the Company except with the prior approval of the board; and no employee may hold any ownership interest in a company that has a business relationship with the Company if such employee’s duties at the Company include managing or supervising the Company’s business relations with that company.

The Company’s Audit and Risk Committee, pursuant to its written charter, is responsible for maintaining oversight of conflict of interest transactions to help to ensure that they are appropriately disclosed and make recommendations to the Board regarding authorization. The Audit and Risk Committee considers all relevant factors when determining whether to approve a conflict of interest transaction, including whether the conflict of interest transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Company requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about conflict of interest transactions.

These procedures are intended to determine whether any such conflict of interest impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

The Company also complies with English law provisions in relation to directors’ conflicts contained in the Companies Act 2006 and specific provisions contained in the Company’s articles of association. The Companies Act 2006 permits directors of U.K. public limited companies to have conflicts of interests provided that their articles of association permit directors to authorize a conflict and the directors do authorize any such conflict in accordance with such provision.

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TAXATION

U.K. Tax Considerations

The following statements are a general guide to certain aspects of current U.K. tax law and the current published practice of HM Revenue and Customs, both of which are subject to change, possibly with retrospective effect.

The following statements are intended to apply to holders of Ordinary Shares who are only resident for tax purposes in the U.K., who hold the Ordinary Shares as investments and who are the beneficial owners of the Ordinary Shares. The statements may not apply to certain classes of holders of Ordinary Shares, such as dealers in securities and persons acquiring Ordinary Shares in connection with their employment. Prospective investors in Ordinary Shares who are in any doubt as to their tax position regarding the acquisition, ownership and disposition of the Ordinary Shares should consult their own tax advisers.

Dividends

Withholding tax

We will not be required to deduct or withhold U.K. tax at source from dividend payments we make.

Individuals

U.K. resident and domiciled holders do not have to pay tax on the first  £500 of dividend income received in the 2024/2025U.K. tax year (the “dividend allowance”). However, tax will be levied on any dividends received over the dividend allowance at 8.75% on dividend income within the basic rate band, 33.75% on dividend income within the higher rate band and 39.35% on dividend income within the additional rate band.

Corporate shareholders within the charge to U.K. corporation tax

Holders of Ordinary Shares within the charge to U.K. corporation tax which are “small companies” for the purposes of Chapter 2 of Part 9A of the Corporation Tax Act 2009 (for the purposes of U.K. taxation of dividends) will not be subject to U.K. corporation tax on any dividend received from us provided certain conditions are met (including an anti-avoidance condition).

Other holders within the charge to U.K. corporation tax will not normally be subject to tax on dividends from us, provided that one of a number of possible exemptions applies.

If the conditions for exemption are not met or cease to be satisfied, or such a holder elects for an otherwise exempt dividend to be taxable, the holder will be subject to U.K. corporation tax on dividends received from us, at the applicable rate of U.K. corporation tax 25% for companies with profits in excess of £250,000, 19% for companies with profits below £50,000, and marginal relief for companies with profits between £50,000 and £250,000 ).

Capital gains

Individuals

For individual holders who are resident in the U.K. and individual holders who are temporarily non-resident and subsequently resume residence in the U.K. within a certain time, the principal factors that will determine the U.K. capital gains tax position on a disposal or deemed disposal of Ordinary Shares are the extent to which the holder realizes any other capital gains in the U.K. tax year in which the disposal is made, the extent to which the holder has incurred unrelieved capital losses in that or earlier U.K. tax years, and the level of the annual allowance of tax-free gains in that U.K. tax year (the “annual exemption”). The current annual exemption for the 2024/2025 tax year is £3,000 for individuals and personal representatives, and £1,500 for most trustees .

Subject to any reliefs that may be available, an individual holder will be subject to capital gains tax on any gain above the annual exemption amount at a rate of 10 % or 20% depending on the total amount of the individual’s taxable income in the same tax year as the disposal takes place.

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Companies

A disposal or deemed disposal of Ordinary Shares by a holder within the charge to U.K. corporation tax may give rise to a chargeable gain or allowable loss for the purposes of U.K. corporation tax, depending on the circumstances and subject to any exemptions or reliefs that apply or may be available. UK corporation tax is charged on chargeable gains at the current main rate of 25% for companies with profits exceeding £250,000, and a lower rate of 19% for companies with profits up to £50,000. Marginal relief applies to companies with profits between these amounts, providing a gradual increase in the corporation tax rate from 19% to 25%.. Holders within the charge to U.K. corporation tax will, for the purposes of computing chargeable gains, be allowed to claim an indexation allowance which applies to reduce capital gains (but not to create or increase an allowable loss) to the extent that such gains arise due to inflation although the allowance has now been frozen and now only applies to assets acquired prior to 31 December 2017.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The statements in this section entitled “Stamp Duty and Stamp Duty Reserve Tax (“SDRT”) are intended as a general guide to the current U.K. stamp duty and SDRT position. The discussion below relates to holders wherever resident, but investors should note that certain categories of person are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for SDRT under the Stamp Duty Reserve Tax Regulations 1986.

General

Except in relation to depositary receipt systems and clearance services (to which the special rules outlined below apply):

●	No stamp duty or SDRT will arise on the issue of our shares;
●	An agreement to transfer our shares will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. SDRT is, in general, payable by the purchaser;
●	Instruments transferring our shares will generally be subject to stamp duty at the rate of 0.5% of the consideration given for the transfer (rounded up to the next £5). The purchaser normally pays the stamp duty;
●	If a duly stamped transfer completing an agreement to transfer is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional), any SDRT already paid is generally repayable, normally with interest, and any SDRT charge yet to be paid is cancelled.

Depositary Receipt Systems and Clearance Services

U.K. domestic law provides that where our Ordinary Shares are issued or transferred to a depositary receipt system or clearance service (or their nominees or agents) SDRT (in the case of an issue of shares) and stamp duty or SDRT (in the case of a transfer of shares) may be payable, broadly at the higher rate of 1.5% of the amount or value of the consideration given (or, in certain circumstances, the value of the shares) (rounded up to the nearest £5 in the case of stamp duty). Generally, transfers within such depositary receipt system or clearance service are thereafter not subject to stamp duty or SDRT, provided that (in the case of a clearance service) no election under section 97A of the Finance Act 1986 has been made (as to which, see further below).

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However, following the European Court of Justice decision in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v. The Commissioners of Her Majesty’s Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v. The Commissioners of Her Majesty’s Revenue & Customs (“HMRC”), HMRC (now His Majesty’s Revenue and Customs) has confirmed that a charge to 1.5% SDRT is no longer payable when new shares are issued to a depositary receipt system or clearance service (such as, in our understanding, DTC). Following the UK’s exit from the European Union on 31 January 2020, HMRC has confirmed that the 1.5% charges on the issue of new shares will remain disapplied unless and until such time as UK domestic legislation is amended to the contrary.

HMRC remains of the view that where our shares are transferred (a) to, or to a nominee or an agent for, a person whose business is or includes the provision of clearance services or (b) to, or to a nominee or an agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT will generally be payable at the higher rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of our shares.

There is an exception from the 1.5% charge on the transfer to, or to a nominee or agent for, a clearance service where the clearance service has made and maintained an election under section 97A(1) of the Finance Act 1986 which has been approved by HMRC. In these circumstances, stamp duty or SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer will arise on any transfer of our shares into such a clearance service and on subsequent agreements to transfer such shares within such clearance service. It is our understanding that DTC has not made an election under section 97A(1) of the Finance Act of 1986, and that therefore transfers or agreements to transfer shares held in book entry (i.e., electronic) form within the facilities of DTC should not be subject to U.K. stamp duty or SDRT.

Any liability for stamp duty or SDRT in respect of a transfer into a clearance service or depositary receipt system, or in respect of a transfer within such a service, which does arise will strictly be accountable by the clearance service or depositary receipt system operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. holders (as defined below) of the purchase, ownership and disposition of our Ordinary Shares issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case, in effect as of the date hereof. Except as expressly described herein, this discussion does not address the U.S. federal income tax considerations that may apply to U.S. holders under the “Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains” (the “Treaty”). All of the foregoing authorities are subject to change or differing interpretations, which change or differing interpretation could apply with retroactive effect and could affect the tax consequences described below. We have not sought nor intend to seek an opinion from counsel or a ruling from the IRS regarding the matters discussed below. There can be no assurances that the IRS or a court will not take a contrary or different position to that discussed below concerning the tax consequences of the purchase, ownership and disposition of our Ordinary Shares.

This discussion addresses only the U.S. federal income tax considerations for U.S. holders that hold our Ordinary Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a U.S. holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, . this discussion does not address tax considerations applicable to a U.S. holder of our Ordinary Shares that may be subject to special tax rules including, without limitation, the following:

●	banks, financial institutions or insurance companies;

●	brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

●	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively, or governmental organizations;

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●	real estate investment trusts, regulated investment companies or grantor trusts;

●	persons that hold our Ordinary Shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

●	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that will hold our Ordinary Shares through such an entity;

●	S corporations;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons that received our Ordinary Shares through the exercise of an employee stock option or otherwise as compensation;

●	persons that received our Ordinary Shares through the exercise of an employee stock option or otherwise as compensation;

●	persons that own directly, indirectly, or through attribution ten percent (10%) or more of the total voting power or value of all our outstanding shares; and

●	U.S. holders that have a “functional currency” other than the U.S. dollar.

Further, this summary does not address the U.S. federal estate, gift, or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations of the acquisition, ownership and disposition of our Ordinary Shares. It also does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

In addition, this summary does not include any tax consequences of the potential merger of Tembo with Cactus Acquisition Corp 1 Limited (CCTS) or any other transactions undertaken in connection with.

For the purposes of this summary, a “U.S. holder” is a beneficial owner of our Ordinary Shares that is (or is treated as), for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or,

●	a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all of the substantial decisions of such trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our Ordinary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships hold our Ordinary Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax considerations to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR ORDINARY SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

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Distributions

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distribution of cash or property paid to a U.S. holder with respect to our Ordinary Shares will generally be included a U.S. holder’s gross income as a dividend on the date actually or constructively received to the extent such distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits will be treated first as a non-taxable return of capital to the U.S. holder, thereby reducing the U.S. holder’s adjusted tax basis in our Ordinary Shares (but not below zero), and, to the extent in excess of such basis, will generally be taxable to the U.S. holder as either long-term or short-term capital gain depending upon whether the U.S. holder has held our Ordinary Shares for more than one year as of the time such distribution is actually or constructively received. However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution generally will be taxable to U.S. holders as dividends for U.S. federal income tax purposes.

Dividends on our Ordinary Shares will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations with respect to dividends received from other U.S. corporations. With respect to our non-corporate U.S. holders, including individual U.S. holders, dividends will be taxed at the lower applicable long-term capital gains rate applicable to “qualified dividend income” only if our Ordinary Shares are readily tradable on an established securities market in the United States, including Nasdaq (on which our Ordinary Shares are currently listed but the market price of our Ordinary Shares has frequently been highly volatile and has fluctuated in a wide range, which potentially could result in delisting of our Ordinary Shares from Nasdaq), or we are eligible for benefits of the Treaty, we are not a PFIC (as defined below) at the time the dividend was paid or in the previous year, and certain holding and other requirements are met. U.S. holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to our Ordinary Shares.

The amount of any distribution paid in Great British pounds will be the U.S. dollar value of the Great British pound calculated by reference to the spot rate of exchange in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the distribution is converted into U.S. dollars on the date of receipt, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the distribution. A U.S. holder may have foreign currency gain or loss if the distribution is converted into U.S. dollars after the date of receipt. In general, foreign currency gain or loss will be treated as U.S.-source ordinary income or loss. U.S. holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss.

Sale, Exchange or Other Taxable Disposition of Our Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,”, a U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of our Ordinary Shares in an amount equal to the difference between the amount realized from such sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in such Ordinary Shares disposed of. Such gain or loss generally will be a capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gains realized by a non-corporate U.S. holder may be taxed at reduced rates of taxation. The deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

A U.S. holder’s adjusted tax basis in our Ordinary Shares generally will equal the cost of such Ordinary Shares, adjusted by the amount, if any, of distributions in excess of our current and accumulated earnings and profits, and the amount realized on a sale, exchange or other taxable disposition of our Ordinary Shares will be the amount received determined on the date of disposition.

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Passive Foreign Investment Company Rules

In general, a corporation organized outside the United States will be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes in any taxable year in which (a) 75% or more of its gross income is “passive income” (as defined in the Code) or (b) 50% or more of its assets by value either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets. For this purpose, “gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. For purposes of the PFIC tests described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

If we were a PFIC for any taxable year during which a U.S. holder owned our Ordinary Shares, we would generally continue to be treated as a PFIC with respect to such U.S. holder for all succeeding taxable years during which such U.S. holder held our Ordinary Shares, even if we ceased to meet the threshold requirements for PFIC status.

We do not believe that we were a PFIC for the taxable year that ended immediately prior to the taxable year that includes this offering and do not expect to be treated as a PFIC for the current taxable year that includes this offering or future taxable years. Whether we are treated as a PFIC is a factual determination that must be made annually after the end of each taxable year. This determination, and our PFIC status for each taxable year, will depend on the composition of our and our subsidiaries’ income and assets and the value of our and our subsidiaries’ assets (which may be determined in part by reference to our market capitalization) at such time, including the relative value of our passive investment assets compared to the value of our goodwill and going concern value relating to our active business operation. Moreover, the application of the PFIC rules is unclear in certain respects. The IRS or a court may disagree with our determinations, including the manner in which we determine the value of our assets and the percentage of our assets that are passive assets under the PFIC rules. Therefore, there can be no assurance that we will not be a PFIC for the current taxable year that includes this offering or any future taxable year.

Under attribution rules, if we were a PFIC for any taxable year and any subsidiary or other entity in which we held a direct or indirect equity interest is also a PFIC (a “Lower-tier PFIC”), U.S. holders would be deemed to own their proportionate share of any such Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the following paragraph on (i) certain distributions by the Lower-tier PFIC and (ii) a disposition of equity interests of the Lower-tier PFIC, in each case, as if the U.S. holders held such interests directly, even though the U.S. holders have not received the proceeds of those distributions or dispositions directly.

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary Shares, the U.S. holder may be subject to adverse tax consequences. Generally, gain recognized by a U.S. holder upon a disposition (including, under certain circumstances, a pledge) of our Ordinary Shares by the U.S. holder would be allocated ratably over the U.S. holder’s holding period for such Ordinary Shares. The amounts allocated to the taxable year of disposition and to taxable years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amount. Further, to the extent that any distribution received by a U.S. holder on our Ordinary Shares exceeds 125% of the average of the annual distributions on such Ordinary Shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

If we are considered a PFIC for a taxable year, certain elections may be available that would result in alternative treatments (such as mark-to-market treatment, as discussed below) of our Ordinary Shares. U.S. Holders should consult their own tax advisors to determine whether any of these alternative treatments would be available if we were to be considered a PFIC for a taxable year and, if so, what the consequences of the alternative treatments would be in their particular circumstances and regarding the application of the PFIC rules to their investment in our Ordinary Shares generally. U.S. holders should assume, however, that a “qualified electing fund election” to treat us as a “qualified electing fund” will not be available with respect our Ordinary Shares because we do not intend to provide the necessary information to allow U.S. holders to make such an election.

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If a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year (but not with respect to any Lower-tier PFICs, if any). If a U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) our Ordinary Shares in us and for which we are determined to be a PFIC, such U.S. holder generally will not be subject to the PFIC rules described above with respect to our Ordinary Shares. Instead, in general, the U.S. holder will include as ordinary income in each taxable year the excess, if any, of the U.S. holder’s fair market value of our Ordinary Shares at the end of its taxable year over the U.S. holder’s adjusted basis in our Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains, as described above under “—Distributions” and “—Sale, Exchange or Other Taxable Disposition of Our Ordinary Shares,” respectively. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in our Ordinary Shares over the fair market value of our Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in our Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of our Ordinary Shares will be treated as ordinary income. However, because a mark-to-market election generally cannot be made for equity interests in a Lower-tier PFIC, the rules described above that apply if no election were made may continue to apply with respect to a U.S. holder’s indirect interest in any Lower-tier PFIC, even if a U.S. holder were to make a valid mark-to-market election with respect to our Ordinary Shares. As a result, it is possible that any mark-to-market election will be of limited benefit. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which our Ordinary Shares are currently listed but there is potential risk of a delisting of our Ordinary Shares from Nasdaq, as discussed above under “—Distributions”), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless our Ordinary Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Ordinary Shares under their particular circumstances.

If a U.S. holder owns our Ordinary Shares during any taxable year in which we are a PFIC, the U.S. holder generally may be required to file an IRS Form 8621 (whether or not a mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders are urged to consult with their own tax advisers regarding our PFIC status for any taxable year, the availability of mark-to-market election described above and the potential application of the PFIC rules.

Backup Withholding and Information Reporting

U.S. holders generally will be subject to information reporting requirements with respect to dividends on our Ordinary Shares and on the proceeds from the sale, exchange or taxable disposition of our Ordinary Shares that are paid within the United States, by a U.S. payor or through certain U.S.-related financial intermediaries, unless the U.S. holder is a corporation or other exempt recipient. In addition, a U.S. holder may be subject to backup withholding on such payments, unless the U.S. holder provides a correct taxpayer identification number and makes other required certifications or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Financial Asset Reporting

Certain U.S. holders may be required to file IRS Form 926 reporting the payment of the offer price for our Ordinary Shares to us. Substantial penalties may be imposed upon a U.S. holder that fails to comply. Each U.S. holder should consult its own tax advisor as to the possible obligation to file IRS Form 926 with this reporting requirement, and the period of limitations on assessment and collection of United States federal income taxes will be extended in the event of a failure to comply.

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Furthermore, certain U.S. holders who are individuals and certain entities will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include our Ordinary Shares if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. holders are urged to consult their own tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in our Ordinary Shares.

THIS DISCUSSION ABOVE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR ORDINARY SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, we have engaged Chardan to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, it is possible that we will not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all investors in this offering under federal securities and state law, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. Investors who do not enter into a securities purchase agreement with us shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus starting on or about May 29, 2025.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 6.5% of the aggregate gross cash proceeds to us from the sale of the securities in the offering.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Ordinary Share	Total
Public offering price	$6.05	$113,740,000
Placement agent fees	$0.39325	$7,393,100
Proceeds to us (before expenses)	$5.65675	$106,346,900

The Company shall be obligated to pay or reimburse the placement agent for any reasonable and documented out of pocket fees and disbursements of the placement agent’s legal counsel. The maximum amount that the Company shall be required to pay or reimburse the placement agreement (including with respect to placement agent’s legal counsel) shall be US$125,000.

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Lock-Up Agreements

We and each of our officers and directors and certain shareholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our ordinary shares or other securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 45 days after this offering is completed.

Right of First Refusal

The Company and the placement agent agree that for a period of nine (9) months from the closing of this offering, the Company grants the placement agent the right, on at least the same terms and conditions offered to us by other investment banking service providers, to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company (such right, the “Right of First Refusal”), which right is exercisable in the placement agent’s sole discretion.

Listing

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “VVPR.”

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the Ordinary Shares by the Placement Agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

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Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the placement agent, or by its affiliates. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as an underwriter, and should not be relied upon by investors.

Certain Relationships

The Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit an offering of the securities or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

DESCRIPTION OF OUR SECURITIES BEING REGISTERED

The securities to be registered on this registration statement on Form F-1 include up to an aggregate amount of 18,800,000 Ordinary Shares.

General

We are incorporated as a public company with limited liability and our affairs are governed by our articles of association and the laws of England.

The following description summarizes the most important terms of our share capital. We have adopted an amended and restated articles of association, and this description summarizes the provisions that are included therein. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Securities Being Registered” section, you should refer to our amended and restated articles of association, which is included as an exhibit to the registration statement of which this prospectus is part, and to the applicable provisions of the Companies Act 2006 (the “Companies Act”).

Our Ordinary Shares have the rights and restrictions described in the subsection entitled “Key Provisions in our Articles of Association.”

We are not permitted under English law to hold our own shares unless they are repurchased by us and held in treasury.

Key Provisions in our Articles of Association

The following is a summary of certain key provisions of our articles of association.

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Objects and Purposes

The Companies Act abolished the need for an objects clause and, as such, our objects are unrestricted.

Shares and Rights Attaching to Them

General

Other than the voting rights described herein, all Ordinary Shares have the same rights and rank pari passu in all respects. Subject to the provisions of the Companies Act and any other relevant legislation, our shares may be issued with such preferred, deferred or other rights, or such restrictions, whether in relation to dividends, returns of capital, voting or otherwise, as may be determined by ordinary resolution (or, failing any such determination, as the directors may determine). We may also issue shares, which are, or are liable to be, redeemed at the option of us or the holder.

Voting Rights

The holders of Ordinary Shares are entitled to vote at general meetings of shareholders. Each ordinary shareholder is entitled, on a show of hands, to one vote; and on a poll, to one vote for each Ordinary Share held. For as long as any Ordinary Shares are held in a settlement system by the Depository Trust Company, all votes shall take place on a poll.

In the case of joint holders of a share, the vote of the joint holder whose name appears first on the register of members in respect of the joint holding shall be accepted to the exclusion of the votes of the other joint holders.

A shareholder is entitled to appoint another person as his proxy (or in the case of a corporation, a corporative representative) to exercise all or any of his rights to attend and to speak and vote at a general meeting.

Capital Calls

Under our articles of association, the liability of our shareholders is limited to the amount, if any, unpaid on the shares held by them.

The directors may from time to time make calls on shareholders in respect of any monies unpaid on their shares, whether in respect of nominal value of the shares or by way of premium. Shareholders are required to pay called amounts on shares subject to receiving at least 14 clear days’ notice specifying the time and place for payment. “Clear days” notice means calendar days and excludes the date of mailing, the date of receipt or deemed receipt of the notice and the date of the meeting itself. If a shareholder fails to pay any part of a call, the directors may serve further notice naming another day not being less than 14 clear days from the date of the further notice requiring payment and stating that in the event of non-payment the shares in respect of which the call was made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the directors.

Restrictions on Voting Where Sums Overdue on Shares

None of our shareholders (whether in person by proxy or, in the case of a corporate member, by a duly authorized representative) shall (unless the directors otherwise determine) be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

Dividends

The directors may pay interim and final dividends in accordance with the respective rights and restrictions attached to any share or class of share, if it appears to them that they are justified by the profits available for distribution.

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Unless otherwise provided by the rights attaching to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, and apportioned and paid proportionally to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the directors resolve, be forfeited and cease to remain owing by us. In addition, we will not be considered a trustee with respect to, or liable to pay interest on, the amount of any payment into a separate account by the directors or any unclaimed dividend or other sum payable on or in respect of a share.

We may cease to send any payment in respect of any dividend payable in respect of a share if:

●	in respect of at least two consecutive dividends payable on that share the check or warrant has been returned undelivered or remains uncashed (or another method of payment has failed);

●	in respect of one dividend payable on that share the check or warrant has been returned undelivered or remains uncashed, or another method of payment has failed, and reasonable inquiries have failed to establish any new address or account of the recipient; or

●	a recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend by the means by which the directors have decided that a payment is to be made, or by which the recipient has elected to receive payment, and such address or details are necessary in order for us to make the relevant payment in accordance with such decision or election, but, subject to the articles of association, we may recommence sending checks or warrants or using another method of payment for dividends payable on that share if the person(s) entitled so request and have supplied in writing a new address or account to be used for that purpose.

The directors may, with the authority of an ordinary resolution of the Company, offer to shareholders the right to elect to receive, in lieu of a dividend, an allotment of new shares credited as fully paid. The directors may also direct payment of a dividend wholly or partly by the distribution of specific assets.

Distribution of Assets on Winding-up

If the Company is wound up, the liquidator may, with the sanction of a special resolution and any other sanction required by law, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he may with the like sanction determine, but no member shall be compelled to accept any assets upon which there is a liability.

Variation of Rights

The rights attached to any class may be varied, either while we are a going concern or during or in contemplation of a winding up (a) in such manner (if any) as may be provided by those rights; or (b) in the absence of any such provision, with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class, but not otherwise.

Transfer of Shares

All of our shares in certificated form may be transferred by an instrument of transfer in any usual or common form or any form acceptable to the directors and permitted by the Companies Act and any other relevant legislation.

The directors may, in their absolute discretion, refuse to register the transfer of a share in certificated form which is not fully paid. They may also refuse to register a transfer of a share in certificated form (whether fully paid or not) unless the instrument of transfer: (a) is lodged, duly stamped, at our registered office or at such other place as the directors may appoint and (except in the case of a transfer by a financial institution where a certificate has not been issued in respect of the share) is accompanied by the certificate for the share to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (b) is in respect of only one class of share; and (c) is in favor of not more than four transferees.

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Alteration of Capital

We may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares; and sub-divide our shares, or any of them, into shares of a smaller amount than our existing shares; and determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage as compared with the others.

Pre-emption Rights

There are no rights of pre-emption under our articles of association in respect of transfers of issued Ordinary Shares. In certain circumstances, our shareholders may have statutory pre-emption rights under the Companies Act in respect of the allotment of new shares in our company. These statutory pre-emption rights, when applicable, would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such Ordinary Shares would be offered to our shareholders. These statutory pre-emption rights may be disapplied by a special resolution passed by shareholders in a general meeting or a specific provision in our articles of association.

Directors

Number

Subject to the provisions of the Companies Act, a majority of the directors may from time to time fix the maximum number of directors and unless so fixed the number of directors (other than alternate directors) shall not be subject to any maximum. The minimum number shall not be less than two.

Classification

The directors of VivoPower shall be divided into three classes, as nearly equal in number as possible and designated as Class A, Class B and Class C. At each succeeding annual general meeting of VivoPower, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term.

Appointment of Directors

The directors may appoint a person who is willing to act as a director, and is permitted by law to do so, to be a director, either to fill a vacancy or as an additional director.

Termination of a Director’s Appointment

A director may be removed with the approval of all of the other directors and a person would cease to be a director as the result of certain other circumstances as set out in our articles of association, including resignation, by law and continuous non-attendance at board meetings. Directors are not subject to retirement at a specified age limit under our articles of association.

Borrowing Powers

Under our directors’ general power to manage our business, our directors may exercise all our powers to borrow money and to mortgage or charge our undertaking, property and uncalled capital or parts thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

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Quorum

The quorum necessary for the transaction of business of the directors may be fixed from time to time by the directors and unless so fixed shall be two. Provided that a director declares his interest (as outlined in the subsection entitled “Directors’ Interests and Restrictions” below) a director may vote as a director in regard to any transaction in which he is interested or upon any matter arising therefrom and if he shall so vote his vote shall be counted and he shall be counted in the quorum present at the meeting (aside from in relation to counting towards quorum in relation to the authorization of a director’s conflict).

Directors’ Interests and Restrictions

Subject to the provisions of the Companies Act, and provided that he has disclosed in accordance with English law the nature and extent of any material interests of his, a director notwithstanding his office:

●	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

●	may be a director or other officer of, or be employed by, or hold any position with, or be a party to any transaction or arrangement with, or otherwise interested in, anybody corporate in which the Company is interested; and

●	notwithstanding the fact that a proposed decision of the directors concerns or relates to any matter in which a director has, or may have, directly or indirectly, any kind of interest whatsoever, that director may participate in the decision-making process for both quorum and voting purposes although any director facing such a conflict is not to be counted as participating in the decision to authorize the conflict for quorum or voting purposes.

A director shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Remuneration

Until otherwise determined by ordinary resolution, the directors may determine the amount of fees to be paid to the directors for their services provided that any fees paid to the directors shall not exceed the amounts set out in the then applicable directors’ remuneration policy approved by members for the purposes of section 439A of the Companies Act 2006.

Any director who holds any other office with us, or who serves on any committee of the directors, or who performs, or undertakes to perform, services which the directors consider go beyond the ordinary duties of a director may be paid such additional remuneration as the directors may determine.

The directors may also be paid all reasonable expenses properly incurred by them in connection with the exercise of their powers and the discharge of their responsibilities as directors.

Share Qualification of Directors

Our articles of association do not require a director to hold any shares in us by way of qualification. A director who is not a member shall nevertheless be entitled to attend and speak at general meetings.

Indemnity of Officers

Subject to the provisions of any relevant legislation, each of our directors and other officers (excluding an auditor) may be entitled to be indemnified by us against all liabilities incurred by him in the execution and discharge of his duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director.

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Shareholders Meetings

Calling of General Meetings

A general meeting may be called by a majority of the directors, the chairman of the board of directors or the chief executive officer. The directors are also required to call a general meeting once we have received requests to hold a general meeting from shareholders representing at least 5% of the paid up capital of the company entitled to vote at a general meeting.

Quorum of Meetings

No business shall be transacted at any meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorized representative of a corporation which is a member (including for this purpose two persons who are proxies or corporate representatives of the same member), shall be a quorum.

Attendance

The directors or the chairman of the meeting may direct that any person wishing to attend any general meeting should submit to and comply with such searches or other security arrangements as they consider appropriate in the circumstances.

The directors may make arrangements for simultaneous attendance and participation by electronic means allowing persons not present together at the same place to attend, speak and vote at general meetings.

Limitation on Owning Securities

Our articles of association do not restrict in any way the ownership or voting of our shares by non-residents.

Disclosure of Interests in Shares

If we serve a demand on a person under section 793 of the Companies Act (which requires a person to disclose an interest in shares), that person will be required to disclose any interest he has in our shares. Failure to disclose any interest can result in the following sanctions: suspension of the right to attend or vote (whether in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class or on any poll; and where the interest in shares represent at least 0.25% of their class (excluding treasury shares) also the withholding of any dividend payable in respect of those shares and the restriction of the transfer of any shares (subject to certain exceptions).

Exchange Controls

Other than applicable taxation, anti-money laundering and counter-terrorist financing law and regulation and certain economic sanctions which may be in force from time to time, there are no English laws or regulation, or any provision of our articles of association, which would prevent the import or export of capital or the remittance of dividends, interest or other payments by us to holders of our Ordinary Shares who are not residents of the U.K. on a general basis.

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Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act 2006 must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors	Under English law, the procedure by which directors (other than a company’s initial directors) are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders at a general meeting, resolutions appointing each director must be voted on individually unless the shareholders present vote to disapply this requirement without any vote in opposition.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

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	England and Wales	Delaware
General Meeting

Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting and, if the directors fail to do so within a prescribed period, may themselves call a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act 2006, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as resolutions to remove directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights	Under the Companies Act 2006, “equity securities”, being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“Ordinary Shares”) or (ii) rights to subscribe for, or to convert securities into, Ordinary Shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise (in each case in accordance with the provisions of the Companies Act 2006).	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

104

	England and Wales	Delaware
Authority to Allot	Under the Companies Act 2006, the directors of a company must not allot shares or grant rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise (in each case in accordance with the provisions of the Companies Act 2006).	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under the Companies Act 2006, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity”(being an indemnity against liability incurred by the director to a person other than the company or an associated company as long as he is successful in defending the claim or criminal proceedings or in obtaining relief from the court); and (c) provide a “qualifying pension scheme indemnity”(being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan)

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

		●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

		●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

		●	intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

		●	any transaction from which the director derives an improper personal benefit.

105

	England and Wales	Delaware
Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or by the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll. Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder vote on Certain Transactions	The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors that are used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

	● the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders, or class thereof present and voting, either in person or by proxy; and	● the approval of the board of directors; and

	● the approval of the court.	● approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

106

		England and Wales	Delaware
Standard of Conduct for Directors	Under English law, a director owes various statutory and fiduciary duties to the company, including:

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

●

to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole, subject in certain specified circumstances to consider or act in the interests of the creditors of the company;

	●	to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
	●	to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;
	●	to exercise independent judgement;
	●	to exercise reasonable care, skill and diligence;
	●	not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and
	●	a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

107

	England and Wales	Delaware
Shareholder Litigation	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from an act or omission involving a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some or all of its shareholders.	●	Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
		●	state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and
		●	allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
		●	State the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Other UK Law Considerations

Squeeze-out

Under the Companies Act, if a takeover offer (as defined in section 974 of the Companies Act) is made for the shares of a company and the offeror were to acquire, or unconditionally contract to acquire:

●	not less than 90% in value of the shares to which the takeover offer relates (the “Takeover Offer Shares”); and

●	where those shares are voting shares, not less than 90% of the voting rights attached to the Takeover Offer Shares, the offeror could acquire compulsorily the remaining 10% within three months of the last day on which its offer can be accepted. It would do so by sending a notice to outstanding shareholders telling them that it will acquire compulsorily their Takeover Offer Shares and then, six weeks later, it would execute a transfer of the outstanding Takeover Offer Shares in its favor and pay the consideration to the company, which would hold the consideration on trust for outstanding shareholders. The consideration offered to the shareholders whose Takeover Offer Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

108

Sell-out

The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer (as defined in Section 974 of the Companies Act). If a takeover offer related to all the shares of a company and, at any time before the end of the period within which the offer could be accepted, the offeror held or had agreed to acquire not less than 90% of the shares to which the offer relates, any holder of the shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his or her right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a shareholder exercises his or her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company’s shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person’s interest and (so far as is within such person’s knowledge) details of any other interest that subsists or subsisted in those shares.

If a shareholder defaults in supplying the company with the required details in relation to the shares in question (the “Default Shares”), the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, the directors may direct that:

●	any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

●	no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company’s articles of association) may be registered (unless such shareholder is not in default and the transfer does not relate to Default Shares).

Dividends

Under English law, before a company can lawfully make a distribution, it must ensure that it has sufficient distributable reserves. A company’s distributable reserves are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made.

In addition to having sufficient distributable reserves, a public company will not be permitted to make a distribution if, at the time, the amount of its net assets (that is, the aggregate of the company’s assets less the aggregate of its liabilities) is less than the aggregate of its issued and paid-up share capital and undistributable reserves, or if the distribution would result in the amount of its net assets being less than that aggregate.

Purchase of Own Shares

Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase. A public limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares.

109

Subject to the foregoing, because the Nasdaq Capital Market is not a “recognized investment exchange” under the Companies Act, a company may purchase its own fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of its Ordinary Shares before the purchase takes place. Any authority will not be effective if any shareholder from whom the company proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

A share buy back by a company of its Ordinary Shares will give rise to UK stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company, and such stamp duty will be paid by the company.

Our articles of association do not have conditions governing changes in our capital which are more stringent than those required by law.

Statutory Pre-emption Rights

Under English law, a company must not allot equity securities to a person on any terms unless the following conditions are satisfied:

●	it has made an offer to each person who holds Ordinary Shares in the company to allot to them on the same or more favorable terms a proportion of those securities that is as nearly as practicable equal to the proportion in nominal value held by them of the Ordinary Share capital of the company; and

●	the period during which any such offer may be accepted has expired or the company has received notice of the acceptance or refusal of every offer so made.

For these purposes “equity securities” means Ordinary Shares in the company or rights to subscribe for, or to convert securities into, Ordinary Shares in the company. “Ordinary Shares” means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution.

The statutory pre-emption rights are subject to certain exceptions, including the issue of Ordinary Shares for non-cash consideration, an allotment of bonus shares and the allotment of equity securities pursuant to an employees’ share scheme. The statutory pre-emption rights may also be disapplied with the approval of 75% of shareholders.

Shareholder Rights

Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our members. For English law purposes, our members are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. In the case of shares held in a settlement system operated by the Depository Trust Company (“DTC”), the registered member will be DTC’s nominee, Cede & Co. If a person who holds their Ordinary Shares in DTC wishes to exercise certain of the rights granted under the Companies Act, they may be required to first take steps to withdraw their Ordinary Shares from the settlement system operated by DTC and become the registered holder of the shares in our register of members. A withdrawal of shares from DTC may have tax implications.

UK City Code on Takeovers and Mergers

The Company does not believe that it is subject to the Takeover Code as it considers that it falls outside of the types of company the Takeover Panel specifies it regulates (set out in Section 3(a) of the Code). However, as a UK public limited company, VivoPower may, in certain limited circumstances, become subject to the Takeover Code. VivoPower will keep this matter under review.

Any takeover proposal for the company would not, therefore, at the present time be governed by the Takeover Code and the Panel would not have jurisdiction in relation to any such transaction.

110

History of Security Issuances

We were incorporated on February 1, 2016 with an issued share capital of 5,000 Ordinary Shares of nominal value of £1.00 each. Since incorporation there have been the following changes to our share capital:

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on August 3, 2016: that the existing 5,000 Ordinary Shares of £1 each in the capital of the Company be sub-divided into 551,438 Ordinary Shares of £ 0.0906721 each;

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on August 3, 2016: that a further 20,450 Ordinary Shares of £ 0.0906721 each be allotted up to an aggregate nominal amount of £1,854.29;

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on August 3, 2016 that the share capital be redenominated from Great British Pounds to U.S. Dollars;

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on October 6, 2020: that shares in the Company be allotted up to an aggregate nominal amount of $18,000; and

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on November 10, 2022: that shares in the Company be allotted up to an aggregate nominal amount of US $18,000;

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on July 6, 2023: that a reverse stock split of its outstanding Ordinary Shares be implemented;

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on December 28, 2023: that shares in the Company be allotted up to an aggregate nominal amount of US $3,600,000.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021.

Listing

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “VVPR.”

EXPENSES

The following are the estimated expenses of this offering payable by us, excluding placement agent fees, with respect to the sale of our Ordinary Shares in this offering. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates and may change:

Amount
SEC registration & FINRA fees	$10,330
Legal fees & expenses	$250,000
Accounting fees & expenses	$10,000
Miscellaneous costs	$19,670
Total	$290,000

111

LEGAL MATTERS

The validity of our Ordinary Shares and certain matters governed by English law will be passed on for us by Shoosmiths LLP. Perkins Coie LLP will pass upon certain matters of New York law for us in connection with this offering. Hunter Taubman Fischer & Li LLC is acting as counsel for the Placement Agent in connection with certain U.S. legal matters related to this offering.

EXPERTS

The consolidated financial statements of VivoPower International PLC appearing in this prospectus for the years ended June 30, 2024, 2023 and 2022 have been audited by PKF Littlejohn LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of PKF Littlejohn LLP is 15 Westferry Circus, Canary Wharf, London E14 4HD.

ENFORCEMENT OF JUDGMENTS

We are a public limited company incorporated under the laws of England and Wales. Certain of our directors and executive officers and experts named in this prospectus reside outside of the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for an investor to serve process on us or our directors and executive officers or to compel any of them to appear in Court in the United States or to enforce judgments obtained in U.S. courts against them or us, including judgments based on civil liability provisions of the securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive in the United Kingdom if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file Annual Reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

We also maintain a website at www.vivopower.com through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

112

VIVOPOWER INTERNATIONAL PLC

F-1

VIVOPOWER INTERNATIONAL PLC
Unaudited Consolidated Statement of Financial Position
As of December 31, 2024 and June 30, 2024

		December 31	June 30
	Notes	2024	2024
(US dollars in thousands)		Unaudited	Audited
ASSETS
Non-current assets
Property, plant and equipment	10	415	439
Intangible assets	11	15,795	15,235
Investments		-	-
Deferred tax assets	9	3,842	4,099
Total non-current assets		20,052	19,773

Current assets
Cash and cash equivalents	13	26	199
Restricted cash	14	210	292
Trade and other receivables	15	10,268	10,044
Inventory	16	1,540	1,646
Assets held for sale		-	5,479
Total current assets		12,044	17,660
TOTAL ASSETS		32,096	37,433

EQUITY AND LIABILITIES
Current liabilities
Trade and other payables	18	35,365	37,929
Income tax liability		271	280
Provisions		2,291	2,230
Loans and borrowings	19	2,258	8,171
Liabilities held for sale		-	5,515
Total current liabilities		40,185	54,125

Non-current liabilities
Other payables		-	-
Loans and borrowings	19	26,734	20,915
Provisions		57	57
Deferred tax liability		3,036	2,873
Total non-current liabilities		29,827	23,845
Total Liabilities		70,012	77,970

Equity
Share capital		1,043	533
Share premium		114,660	108,220
Cumulative translation reserve		396	2
Other reserves		(6,548)	(6,301)
Accumulated deficit		(147,467)	(142,991)
Total equity		(37,916)	(40,537)

TOTAL EQUITY AND LIABILITIES		32,096	37,433

F-2

VIVOPOWER INTERNATIONAL PLC
Unaudited Consolidated Statement of Comprehensive Income1
For the Six Months Ended December 31, 2024 and 2023

		Six months ended December 31
(US dollars in thousands except per share amounts)	Notes	2024	2023
Revenue from contracts with customers	4	63	-
Cost of sales		(63)	(16)
Gross profit		-	(16)
General and administrative expenses		(2,350)	(3,738)
Gain/(loss) on sale of assets		16	-
Other income	5	-	(2)
Depreciation of property, plant and equipment		(52)	(151)
Amortization of intangible assets		(185)	(412)
Operating loss	6	(2,571)	(4,319)
Restructuring & other non-recurring costs	7	4	(1,261)
Finance income	8	-	7
Finance expense	8	(3,216)	(2,155)
Loss before income tax		(5,783)	(7,728)
Income tax	9	(381)	196
Loss from continuing operations		(6,164)	(7,532)
Income/ (loss) from discontinued operations	17	1,688	(296)
Loss for the period		(4,476)	(7,828)

Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Currency translation differences recognized directly in equity		-	-
Total comprehensive (loss)/income for the period		(4,476)	(7,828)

Earnings per share		USD	USD
Basic		(0.654)	(2.920)
Diluted		(0.654)	(2.920)

Note:

(1)	Financials for continuing operations for both six months ended December 31, 2024, and six months ended December 31, 2023, up to the “Loss from continuing operations” line and for earnings per share.
(2)	Earnings per share has been restated for a 1:10 reverse stock split completed on 5 October 2023

F-3

VIVOPOWER INTERNATIONAL PLC
Unaudited Consolidated Statement of Changes in Equity
For the Six Months Ended December 31, 2024

(US dollars in thousands)	Share Capital	Share Premium	Other Reserves	Cumulative Translation Reserve	Retained Earnings	Non-controlling interest	Total Equity
At July 1, 2023	308	105,018	(6,492)	1,203	(96,291)	-	3,746
Total comprehensive loss for the period	-	-	-	-	(7,828)	-	(7,828)
Other comprehensive income/(expense)	-	-	84	(1,113)	-	-	(1,029)
Equity instruments	-	-	266	-	-	-	266
Employee share awards	15	-	192	-	-	-	207
Capital raises	64	599	(67)	-	-	-	596
At December 31, 2023	387	105,617	(6,017)	90	(104,119)	-	(4,042)

Total comprehensive loss for the period	-	-	-	-	(38,872)	-	(38,872)
FX on translation of foreign operations	-	-	(77)	(88)	-	-	(165)
Equity instruments	-	-	(116)	-	-	-	(116)
Employee share awards	4,000	340,000	49	-	-	-	393
Capital raises	142	2,263	(140)	-	-	-	2,265
At June 30, 2024	533	108,220	(6,301)	2	(142,991)	-	(40,537)
Total comprehensive loss for the period					(4,476)		(4,476)
Other comprehensive income/(expense)				394			394
Employee share awards							-
Capital raises	510	6,440	(247)	-	-	-	6,703
At December 31, 2024	1,043	114,660	(6,548)	396	(147,467)	-	(37,916)

F-4

VIVOPOWER INTERNATIONAL PLC
Unaudited Consolidated Statement of Cash Flow
For the Six Months Ended December 31, 2024

		Six months ended December 31
(US dollars in thousands)	Notes	2024	2023
Loss from continuing operations	4	(6,164)	(7,532)
Income from discontinued operations		1,688	(296)
Income tax	9	411	(439)
Finance expense		3,216	1,224
Depreciation of property, plant and equipment		52	292
Amortization/Impairment of intangibles assets		181	1,674
Share-based payments		-	208
Decrease in trade and other receivables	15	(224)	1,341
Increase / (decrease) in trade and other payables	18	(5,414)	3,833
Increase in inventories	16	106	(253)
Increase / (decrease) in provisions		61	58
Net cash used in operating activities		(6,087)	110

Cash flows from investing activities
Proceeds on sale of property, plant and equipment		(28)	-
Purchase of property, plant and equipment		(736)	(336)
Purchase of intangibles			(1,788)
Net cash from / (used in) investing activities		(764)	(2,124)

Cash flows from financing activities
Issuance of share capital		6,703	598
Related party loan borrowings		(94)	1,128
Lease repayments		-	(173)
Debtor finance (repayments) / borrowings		-	(114)
Other borrowings / (repayments)		-	19
Transfers from restricted cash		82	124
Finance expense		-	-
Net cash from financing activities		6,691	1,582

Net (decrease) / increase in cash and cash equivalents		(160)	(433)
Effects of exchange rate changes on cash held		(13)	(5)
Cash and cash equivalents at the beginning of the period		199	553
Cash and cash equivalents at the end of the period		26	115

F-5

Notes to Unaudited Consolidated Financial Statements

for the Half Year Ended December 31, 2024

1. Reporting entity

VivoPower International PLC (“VivoPower” or the “Company”) is a public company limited by shares and incorporated under the laws of England and Wales and domiciled in the United Kingdom. The address of the Company’s registered office is Blackwell House, Guildhall Yard, London, England EC2V 5AE.

The unaudited consolidated financial statements comprise the financial statements of the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”). Since June 30, 2021, the Company no longer has an ultimate controlling party, as AWN Holdings Limited (collectively with its affiliates and subsidiaries, “AWN”) holds less than 50% equity interest in the Company. In prior periods, the ultimate controlling party and the results into which these financials were consolidated was AWN, a company registered in Australia.

2. Significant accounting policies

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all periods presented, unless otherwise stated.

2.1 Basis of preparation

VivoPower International PLC unaudited consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, IFRIC interpretations and the Companies Act 2006 applicable to companies reporting under IFRS. The unaudited consolidated financial statements have been prepared under the historical cost convention, except when accounting for acquisitions, whereby fair values have been applied.

The preparation of financial statements with adopted IFRS requires the use of critical accounting estimates. It also requires the management to exercise judgement in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where the assumptions and estimates are significant to the unaudited consolidated financial statements are disclosed in Note 3.

The financial statements have been prepared on a going concern basis, as the directors believe the Company will be able to meet its liabilities as they fall due.

As at December 31, 2024, the Company had unrestricted cash totaling $0.03 million, compared to $0.1 million as at December 31, 2023. It also had outstanding debt and borrowing totaling $29.0 million, compared to $33.3 million as at December 31, 2023. Most of these borrowings do not fall due for repayment until 1 April 2025 and are thus classified under long-term liabilities.

Over the next twelve months, the Company expects growth in revenues and continued EBITDA generation, an increase in revenue and costs in scaling up the Electric Vehicles business as the operation scales via its activities with demand from its signed partnerships in its chosen markets. The Company will also be investing in further capitalized development costs in electric vehicles in preparation for Tembo series production. The Company will also be investing in property, plant and equipment, particularly in Tembo.

This expected growth implies sizeable funding requirements over FY2025, which the Company is planning to finance through significant equity capital raises, asset-backed financing, debtor financing, working capital optimization with suppliers and customers, and tax relief on R&D expenditure, either at Group or subsidiary levels depending on what is best suited to the Company’s growth needs and optimizing for cost of capital.

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To ensure success of the business, the directors have prepared and reviewed additional plans to mitigate any cash flow risk that may arise during the next twelve months. These include:

●	Regular re-forecasting process and flexing of opex and capex cost growth according to liquidity needs;
●	Phased approach to hiring of personnel to sustain growth of the Tembo business;
●	Staging the timing of property, plant and equipment and software capex as per business requirements;
●	Careful project planning and commercial structuring of current projects;
●	Possible sale, spin off, or distribution in specie of Caret, LLC (“Caret”),
●	Purchase order financing, debtor financing facilities;
●	Staging the timing of equity raises to minimize dilution; and
●	Renegotiation of terms on loans and supply chain.

Based on the foregoing, the Directors believe these actions provide sufficient cash to support business operations and meet funding requirements as they become due, despite financial, economic and political uncertainty. The Directors therefore have a reasonable expectation that the Company has adequate resources to continue in operational existence for the foreseeable future. Thus, they have continued to adopt the going concern basis in preparing the financial statements.

All financial information presented in US dollars has been rounded to the nearest thousand.

2.2 Basis of consolidation

The unaudited consolidated financial statements include those of VivoPower International PLC and all of its subsidiary undertakings.

Subsidiary undertakings are those entities controlled directly or indirectly by the Company. The Company controls an investee when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The results of the subsidiaries acquired are included in the Unaudited Consolidated Statement of Comprehensive Income from the date of acquisition using the same accounting policies of those of the Group. All business combinations are accounted for using the purchase method. The consideration transferred in a business combination is the fair value at the acquisition date of the assets transferred and the liabilities incurred by the Group and includes the fair value of any contingent consideration arrangement. Acquisition-related costs are recognized in the income statement as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with those used by other members of the Group.

All intra-group balances and transactions, including any unrealized income and expense arising from intra-group transactions, are eliminated in full in preparing the unaudited consolidated financial statements. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

2.3 Business combination

The acquisition method of accounting is used to account for all business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for the acquisition of a subsidiary comprises the:

●	fair values of the assets transferred
●	liabilities incurred to the former owners of the acquired businesses
●	equity interests issued by the Company
●	fair value of any asset or liability resulting from a contingent consideration arrangement, and
●	fair value of any pre-existing equity interest in the subsidiary.

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Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date. The Group recognizes any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. Acquisition-related costs are expenses as incurred.

The excess of the:

●	consideration transferred
●	amount of any non-controlling interest in the acquired entity, and
●	acquisition-date fair value of any previous equity interest in the acquired entity over the fair value of the net identifiable assets acquired is recorded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognized directly in profit or loss as a bargain purchase.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value, with changes in fair value recognized in profit or loss.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in profit or loss.

2.4 Intangible assets

All intangible assets, except goodwill, are stated at fair value less accumulated amortization and any accumulated impairment losses. Goodwill is not amortized and is stated at cost less any accumulated impairment losses. Any gain on a bargain purchase is recognized in profit or loss immediately.

Goodwill

Goodwill is reviewed annually to test for impairment.

Other intangible assets

Intangible assets acquired through a business combination are initially measured at fair value and then amortized over their useful economic lives. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates.

Development expenditure includes the product development project for ruggedized electric vehicles in Tembo, pre-series-production expenditure on developing vehicle specifications and production processes. Capitalized costs include primarily internal payroll costs, external consultants and computer software.

F-8

Development expenditure on U.S. solar projects includes securing land rights, completing feasibility studies, negotiating power purchase agreements, and other costs incurred to prepare project sales for Notice to Proceed with construction and hence sale to a partner as a shovel ready project.

For both electric vehicles product development project, and U.S. solar development projects, it is the Company’s intention to complete the projects. It expects to obtain adequate technical, financial and other resources to complete the projects, and management consider that it is probable for the future economic benefits attributable to the development expenditure to flow to the entity; and that the cost of the asset can be measured reliably. Accordingly, the development expenditure is recognized under IAS 38 – Intangible Assets as an intangible asset.

All other expenditure, including expenditure on internally generated goodwill and brands, and research costs, are recognized in profit or loss as incurred.

Amortization is calculated on a straight-line basis to write down the assets over their useful economic lives at the following rates:

●	Development expenditure - 5 to 10 years
●	Customer relationships – 5 to 10 years
●	Trade names – 15 to 25 years
●	Favorable supply contracts – 15 years
●	Other – 5 years

2.5 Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. The cost of an item of property, plant and equipment comprises its purchase price and the costs directly attributable to bringing the asset into use.

When parts of an item of property, plant and equipment have different useful lives, they are accounted as separate items (major components) of property, plant and equipment.

Depreciation is calculated on a straight-line basis so as to write down the assets to their estimated residual value over their useful economic lives at the following rates:

●	Computer equipment - 3 years
●	Fixtures and fittings - 3 to 20 years
●	Motor vehicles - 5 years
●	Plant and equipment – 3.5 to 10 years
●	Right-of-use assets – remaining term of lease

2.6 Assets classified as held for sale and discontinued operations

Assets are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are measured at the lower of their carrying value and fair value less costs to sell. An impairment loss is recognized for any subsequent write-down of the asset to fair value less costs to sell.

A discontinued operation is a component of the Company that has been disposed of or is classified as held for sale and represents a separate major line of business or geographical area of operations. The results of discontinued operations are presented separately in the statement of profit or loss.

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2.7 Inventory

Inventories are stated at the lower of cost and net realizable value, in accordance with IAS 2 – Inventories. The cost includes all direct and indirect variable production expenses, plus fixed expenses based on the normal capacity of each production facility. The net realizable value of inventories intended to be sold corresponds to their selling price, as estimated based on market conditions and any relevant external information sources, less the estimated costs necessary to complete the sale.

2.8 Leases

The Group leases offices, workshops, motor vehicles, and equipment for fixed periods of 2 months to 8 years but may have extension options. Extension options are not recognized by the Group in the determination of lease liabilities unless renewals are reasonably certain.

Contracts may contain both lease and non-lease components. The Group allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. However, for leases of real estate for which the Group is a lessee, it has elected not to separate lease and non-lease components and instead accounts for these as a single lease component.

Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Group.

Assets and liabilities arising from a lease are initially measured on a present value basis, with lease payments discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the Group’s incremental borrowing rate is used. The Group presents lease liabilities in loans and borrowings in the Statement of Financial Position.

Lease payments are allocated between principal and finance cost. The finance cost is charged to the Statement of Comprehensive Income over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are presented in property, plant and equipment and depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

2.9 Impairment of non-financial assets

Goodwill is allocated to cash-generating units for the purposes of impairment testing. The recoverable amount of the cash-generating unit (‘CGU’) to which the goodwill relates is tested annually for impairment or when events or changes to circumstances indicate that it might be impaired.

The carrying values of property, plant and equipment, investments and intangible assets other than goodwill are reviewed for impairment only when events indicate the carrying value may be impaired.

In an impairment test the recoverable amount of the cash-generating unit or asset is estimated in order to determine the existence or extent of any impairment loss. The recoverable amount is the higher of fair value less costs to sell and the value in use to the Group. An impairment loss is recognized to the extent that the carrying value exceeds the recoverable amount. In determining a cash-generating unit’s or asset’s value in use, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time-value of money and risks specific to the cash-generating unit or asset that have not already been included in the estimate of future cash flows. All impairment losses are recognized in the Statement of Comprehensive Income.

An impairment loss in respect of goodwill is not reversed. In the case of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. These impairment losses are reversed if there has been any change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent so that the asset’s carrying amount does not exceed the carrying value that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

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2.10 Financial instruments

Financial assets and liabilities are recognized in the Group’s Unaudited Statement of Financial Position when the Group becomes a party to the contracted provision of the instrument. The following policies for financial instruments have been applied in the preparation of the unaudited consolidated financial statements.

The Company classifies its financial assets in the following measurement categories:

●	those to be measured subsequently at fair value through profit or loss; and,
●	those to be measured at amortized cost.

The classification depends on the business model for managing the financial assets and the contractual terms of the cash flows. Financial assets are classified as at amortized cost only if both of the following criteria are met:

●	the asset is held within a business model whose objective is to collect contractual cash flows; and,
●	the contractual terms give rise to cash flows that are solely payments of principal and interest.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

●	in the principal market for the asset or liability; or,
●	in the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 - quoted (unadjusted) market prices in active markets for identical assets or liabilities;

Level 2 - valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; and

Level 3 - valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

Cash and cash equivalents

For the purpose of preparation of the Statement of Cash Flow, cash and cash equivalents includes cash at bank and in hand.

Restricted cash

Restricted cash are cash and cash equivalents whose availability for use within the Group is subject to certain restrictions by third parties.

F-11

Bank borrowings

Interest-bearing bank loans are recorded at the proceeds received. Direct issue costs paid on the establishment of loan facilities are recognized over the term of the loan on a straight-line basis. The initial payment is taken to the Statement of Financial Position and then amortized over the full-length of the facility.

Trade and other receivables

Trade and other receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less any allowance for the expected future issue of credit notes and for non-recoverability due to credit risk. The Group applies the IFRS 9 – Financial Instruments simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. To measure expected credit losses, trade receivables and contract assets have been grouped based on shared risk characteristics.

Trade and other payables

Trade and other payables are non-interest bearing and are stated at amortized cost using the effective interest method.

Share capital

Ordinary Shares, nominal value $0.12 per share (the “Ordinary Shares”) are classified as equity. Incremental costs directly attributable to the issue of Ordinary Shares are recognized as a deduction from equity, net of any tax effects.

Repurchase of share capital (treasury shares)

When share capital recognized as equity is repurchased as equity by the Company the amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognized as a deduction from equity, and excluded from the number of shares in issue when calculating earnings per share.

2.11 Taxation

Income tax expense comprises current and deferred tax.

Current tax is recognized based on the amounts expected to be paid or recovered under the tax rates and laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax is provided on temporary timing differences that arise between the carrying amounts of assets and liabilities for financial reporting purposes and their corresponding tax values. Liabilities are recorded on all temporary differences except in respect of initial recognition of goodwill and in respect of investments in subsidiaries where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that it will not reverse in the foreseeable future. Deferred tax assets are recognized to the extent that it is probable that future taxable profits will be available against which the asset can be offset. Deferred tax is measured on an undiscounted basis using the tax rates and laws that have been enacted or substantively enacted by the end of the accounting period.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, they relate to income taxes levied by the same tax authority and the Group intends to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Current and deferred tax are recognized in the Statement of Comprehensive Income, except when the tax relates to items charged or credited directly to equity, in which case it is dealt with directly in equity.

F-12

2.12 Provisions

Provisions are recognized when the Group has a present obligation because of a past event, it is probable that the Group will be required to settle that obligation, and it can be measured reliably.

Provisions are measured at the directors’ best estimate of the expenditure required to settle the obligation at the date of Statement of Financial Position.

Where the time value of money is material, provisions are measured at the present value of expenditures expected to be paid in settlement.

2.13 Earnings per share

The Group presents basic and diluted earnings per share (“EPS”) data for Ordinary Shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of Ordinary Shares, excluding the shares held as treasury shares. Currently there are no diluting effects on EPS for Ordinary Shares, therefore, diluted EPS is the same as basic EPS.

2.14 Foreign currencies

The Company’s functional and presentational currency is the US dollar. Items included in the separate financial statements of each Group entity are measured in the functional currency of that entity. Transactions denominated in foreign currencies are translated into the functional currency of the entity at the rates of exchange prevailing at the dates of the individual transactions. Foreign currency monetary assets and liabilities are translated at the rates of exchange prevailing at the end of the reporting period.

Exchange gains and losses arising are charged to the Statement of Comprehensive Income within finance income or expenses. The Statement of Comprehensive Income and Statement of Financial Position of foreign entities are translated into US dollars on consolidation at the average rates for the period and the rates prevailing at the end of the reporting period respectively. Exchange gains and losses arising on the translation of the Group’s net investment foreign entities are recognized as a separate component of shareholders’ equity.

Foreign currency denominated share capital and related share premium and reserve accounts are recorded at the historical exchange rate at the time the shares were issued, or the equity created.

2.15 Revenue from contracts with customers

Revenue comprises the fair value of the consideration received or receivable for the sale of services in the ordinary course of the Group’s activities. Revenue is shown net of discounts, value-added tax, other sales related taxes, and after the elimination of sales within the Group.

Revenue comprises development revenues, electrical installations, electrical servicing and maintenance, generator sales, vehicle spec conversion and conversion kits. Revenue is recognized upon satisfaction of contractual performance obligations.

The Group has a number of different revenue streams and the key components in determining the correct recognition are as follows:

Development revenue, which is revenue generated from development services relating to the building and construction of solar projects, is recognized on a percentage completion basis as the value is accrued by the end user over the life of the contract. The periodic recognition is calculated through weekly project progress reports.

On longer-term power services projects such as large-scale equipment provision and installation, the performance obligation of completing the installation is satisfied over time, and revenue is recognized on a percentage completion basis using an input method. Revenue for stand-alone equipment sales is recognized at the point of passing control of the asset to the customer. Other revenue for small jobs and those completed in a limited timeframe are recognized when the job is complete and accepted by the customer.

F-13

Revenue for sale of electric vehicles, kits for electric vehicles and related products is recognized upon delivery to the customer. Where distribution agreements are agreed with external parties to participate in the assembly of vehicles, revenue recognition will be assessed under IFRS 15 - Revenue from Contracts with Customers, to establish the principal and agent in the relationship between the parties and with the end customer.

Warranties are of short duration and only cover defective workmanship and defective materials. No additional services are committed to which generate a performance obligation.

No adjustment is made for the effects of financing, as the Company expects, at contract inception, that the period between when the goods and services are transferred to the customer and when the customer pays, will be one year or less.

If the revenue recognized for goods and services rendered by the Company exceeds amounts that the Company is entitled to bill the customer, a contract asset is recognized. If amounts billed exceed the revenue recognized for goods and services rendered, a contract liability is recognized.

Incremental costs of obtaining a contract are expensed as incurred.

2.16 Other income

Other income in relation to government grants, is recognized in the period that the related costs, for which the grants are intended to compensate, are expensed.

2.17 Employee benefits

Pension

The employer pension contributions are associated with defined contribution schemes. The costs are therefore recognized in the month in which the contribution is incurred, which is consistent with recognition of payroll expenses.

Short-term benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount because of past service provided by the employee and the obligation can be reliably measured.

Short-term compensated absences

A liability for short-term compensated absences, such as holidays, is recognized for the amount the Group may be required to pay because of the unused entitlement that has accumulated at the end of the reporting period.

Share-based payments

Shares issued to employees and other participants under the Omnibus Incentive Plan 2017 are recognized over the expected vesting period, using the grant date share price, in accordance with IFRS 2 Share-based Payments.

2.18 Restructuring and other non-recurring costs

Restructuring and other non-recurring costs are by nature one-time incurrences and do not represent the normal trading activities of the business and accordingly are disclosed separately on the Unaudited Consolidated Statement of Comprehensive Income in accordance with IAS 1 – Presentation of Financial Statements in order to draw them to the attention of the reader of the financial statements. Restructuring costs are defined in accordance with IAS 37 – Provisions, Contingent Liabilities and Contingent Assets as being related to sale or termination of a line of business, closure of business locations, changes in management structure, or fundamental reorganizations.

Other non-recurring costs include litigation expenses for former employees, including fees for legal services and provisions under IAS 37 for legal fee dispute resolutions that are probable to result in a quantifiable financial outflow by the Company.

F-14

Other non-recurring costs also include legal and professional costs for project review and investigation detailed review and sales campaign for solar projects managed by the ISS joint venture partner.

Other non-recurring costs also include provisions created for the recoverability of UK input taxes claimed in prior years.

2.19 New standards, amendments and interpretations

At the date of authorization of these financial statements the following Standards and Interpretations which have not been applied in these financial statements were in issue but not yet effective:

International Accounting Standards (amendments)	Effective date*
Amendment to IAS 1 - Non-current liabilities with covenants	1 January 2024
IFRS 16 - Amendments regarding lease liability in a sale and leaseback	1 January 2024
Amendment to IAS 7 and IFRS 7 - Supplier finance	1 January 2024
Amendments to IAS 21 - Lack of Exchangeability	1 January 2025
Amendment to IFRS 9 and IFRS 7 - Classification and Measurement of Financial Instruments	1 January 2026
IFRS 18 Presentation and Disclosure in Financial Statements	1 January 2027
IFRS 19 Subsidiaries without Public Accountability: Disclosures	1 January 2024
IFRS S1, ‘General requirements for disclosure of sustainability-related financial information	1 January 2024
IFRS S2, ‘Climate-related disclosures’
*Years beginning on or after

The Directors do not expect that the adoption of the standards listed above will have a material impact on the financial statements of the Group or Company in future periods.

3. Significant accounting judgements and estimates

In preparing the unaudited consolidated financial statements, the directors are required to make judgements in applying the Group’s accounting policies and in making estimates and making assumptions about the future. These estimates could have a significant risk of causing a material adjustment to the carrying value of assets and liabilities in the future financial periods. The critical judgements that have been made in arriving at the amounts recognized in the unaudited consolidated financial statements are discussed below.

3.1	Revenue from contracts with customers – determining the timing of satisfaction of services

As disclosed in Note 2.15 to the Financial Statements the Group concluded that Solar Development revenue and revenue from other long-term projects is recognized over time as the customer simultaneously receives and consumes the benefits provided. The Group determined that the percentage completion basis is the best method in measuring progress because there is a direct relationship between the Group’s effort and the transfer of services to the customer. The judgement used in applying the percentage completion basis affects the amount and timing of revenue from contracts.

3.2	Impairment of non-financial assets

The carrying values of property, plant and equipment, investments and intangible assets other than goodwill are reviewed for impairment only when events indicate the carrying value may be impaired. Goodwill is tested annually for impairment or when events or changes to circumstances indicate that it might be impaired.

Impairment assessments require the use of estimates and assumptions. To assess impairment, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time-value of money and risks specific to the related cash-generating unit. Judgement was applied in making estimates and assumptions about the future cash flows, including the appropriateness of discounts rates applied and operating performance (which includes production and sales volumes), as further disclosed in Note 14. These estimates and assumptions are subject to risk and uncertainty. Therefore, there is a possibility that changes in circumstances will impact these projections, which may impact the recoverable amount of assets and/or CGUs.

3.3	Operating profit/(loss)

In preparing the unaudited consolidated financial statements of the Group, judgement was applied with respect to those items which are presented in the Unaudited Consolidated Statement of Comprehensive Income as included within operating profit/(loss). Those revenues and expenses which are determined to be specifically related to the on-going operating activities of the business are included within operating profit/(loss). Expenses or charges to earnings which are not related to operating activities, are one-time costs determined to be not representative of the normal trading activities of the business, or that arise from revaluation of assets, are reported below operating profit/(loss).

3.4	Litigation provision

No new litigation provision was recorded at December 31, 2024.

3.5	Capitalization of product development costs

The Group capitalizes costs for product development projects in the EV segment. The capitalization of costs is based on management’s judgement that technological and economic feasibility is confirmed, and all other recognition criteria within IAS 38 can be demonstrated. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation, discount rates to be applied and the expected period of benefits.

F-15

3.6	Income taxes

In recognizing income tax assets and liabilities, management makes estimates of the likely outcome of decisions by tax authorities on transactions and events whose treatment for tax purposes is uncertain. Where the outcome of such matters is different, or expected to be different, from previous assessments made by management, a change to the carrying value of the income tax assets and liabilities will be recorded in the period in which such determination is made. The carrying values of income tax assets and liabilities are disclosed separately in the Unaudited Consolidated Statement of Financial Position.

3.7	Deferred tax assets

Deferred tax assets for unused tax losses amounting to $3.8 million at December 31, 2024 (June 30, 2024: $4.1 million) are recognized to the extent that it is probable that sufficient taxable profit will be available against which the losses can be utilized. Management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the deferred tax assets recorded at the reporting date could be impacted.

3.8	Exchangeable preference shares, exchangeable notes and Aevitas preference shares

As part of the IPO listing process, VivoPower acquired Aevitas. The instruments previously issued by Aevitas were restructured to become exchangeable into VivoPower shares. The Company considered IAS 32 paragraph 16 in determining the accounting treatment. The Company has determined the instruments to be treated as equity under the “fixed-for-fixed” rule meaning that both the amount of consideration received/receivable and the number of equity instruments to be issued must be fixed for the instrument to be classified as equity. Both elements are satisfied within the instruments.

Whilst the majority of the Aevitas exchangeable preference shares and exchangeable notes were converted into Ordinary Shares in VivoPower in July 2021 a minority of investors in the instruments elected to accept new Aevitas Preference Shares. The Company considered IAS 32 paragraph 16 in determining the accounting treatment, and has determined the new Aevitas Preference Shares instruments should be treated as equity.

3.9	Fair value measurement

The fair values of financial assets and liabilities recorded in the statement of financial position are measured using valuation techniques including discounted cash flow (DCF) models. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. Changes in assumptions about these factors could affect the reported fair value. When the fair values of non-financial assets/CGUs need to be determined, for example in business combinations and for impairment testing purposes, they are measured using valuation techniques including the DCF model.

4 Revenue and segmental information

The Group determines and presents operating segments based on the information that is provided internally to the board of directors of the Company (the “Board”), which is the Group’s chief operating decision maker.

Management analyzes our business in five reportable segments: Critical Power Services, Electric Vehicles, Sustainable Energy Solutions, Solar Development and Corporate Office. Critical Power Services is represented by VivoPower’s wholly owned-subsidiary Aevitas. In turn, Aevitas wholly owned Kenshaw Electrical Pty Limited (“Kenshaw”) and Kenshaw Solar Pty Ltd (previously J.A. Martin) (“Aevitas Solar”), both of which operate in Australia with a focus on the design, supply, installation and maintenance of critical power, control and distribution systems, including for solar farms. J.A. Martin and NDT Services were sold in July 2022 and Kenshaw Electrical was sold in July 2024. Electric Vehicles is represented by Tembo e-LV B.V. (“Tembo Netherlands”) and Tembo EV Australia Pty Ltd (“Tembo Australia”), (in combination “Tembo”) a specialist battery-electric and off-road vehicle company delivering electric vehicles (“EV”) for mining and other industrial customers globally. Sustainable Energy Solutions (“SES”) is the design, evaluation, sale and implementation of renewable energy infrastructure to customers, both on a standalone basis and in support of Tembo EVs. Solar Development is represented by Caret and comprises three active utility-scale solar projects under development in the United States. Corporate Office is the Company’s corporate functions, including costs to maintain the Nasdaq public company listing, comply with applicable SEC reporting requirements, and related investor relations and is located in the U.K.

F-16

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including any revenues and expenses that relate to the transactions with any of the Group’s other components. Operating segments results are reviewed regularly by the Board to assess its performance and make decisions about resources to be allocated to the segment, and for which discrete financial information is available.

Segment results that are reported to the Board include items directly attributable to a segment as well as those that can be allocated to a segment on a reasonable basis.

4.1	Revenue

Revenue from continuing operations by product and service as of half year ended December 31, 2024 is as follows:

	Six months ended December 31
(US dollars in thousands)	2024	2023
	unaudited	audited
Electrical products and related services	-	-
Electric vehicles & related products & services	63	-
Total revenue	63	-

Revenue from continuing operations in the first six months ending December 31, 2024, was $0.01 million, up from nil in the first half of the prior fiscal year.

Revenue in Electric Vehicle division was recognized in the Australian business during the half year ended 31 December, 2024.

Revenue in Electric Vehicle division was not recognized during the half year ended 31 December 2023 notwithstanding the receipt of some deposits for orders. This reflects a conservative accounting policy that only recognizes revenue upon full deliver of the vehicles. In addition, it reflects the cessation of non-electric vehicle related revenues (that formed part of the legacy Tembo business).

Revenue from continuing operations by geographic location is follows:

	Six months ended December 31
(US dollars in thousands)	2024	2023
Australia	63	-
Netherlands	-	-
United States	-	-
Total revenue	63	-

F-17

4.2	Operating segments

a)	Segment results of operations

Results of operations by reportable segment are as follows:

	Continuing operations						Discontinued operations
Six months ended December 31, 2024 (US dollars in thousands)	Critical Power Services	Electric Vehicle	Solar	SES	Corporate	Total	Critical Power Services	Total
Revenue from contracts with customers	-	63	-	-	-	63	-	63
Costs of sales:
COS - Edenvale	-					-		-
Other cost of sales	-	(63)	-	-	-	(63)	-	(63)
Total Cost of Sales	-	(63)	-	-	-	(63)	-	(63)
Gross profit	-	-	-	-	-	-	-	-
General and administrative expenses	(8)	(720)	(11)	(54)	(1,557)	(2,350)	-	(2,350)
Gain/(loss) on solar development	-	-	-	16	-	16	1,688	1,704
Other income	-	-	-	-	-	-	-	-
Depreciation and amortization	-	(235)	-	(1)	(1)	(237)	-	(237)
Operating loss	(8)	(955)	(11)	(39)	(1,558)	(2,571)	1,688	(883)
Restructuring & other non-recurring costs	-	-	4	-	-	4	-	4
Finance income	-	-	-	-	-	-	-	-
Finance expense	(187)	(532)	-	2	(2,499)	(3,216)	-	(3,216)
Loss before income tax	(195)	(1,487)	(7)	(37)	(4,057)	(5,783)	1,688	(4,095)
Income tax	-	(380)	-	-	(1)	(381)	-	(381)
Loss for the period	(195)	(1,867)	(7)	(37)	(4,058)	(6,164)	1,688	(4,476)

	Continuing operations						Discontinued
Six months ended December 31, 2023	Critical Power Services	Electric Vehicle	Solar	SES	Corporate	Total	Critical Power Services	Total
Revenue from contracts with customers	-	-	-	-	-	-	5,910	5,910
Costs of sales:	-	-	-	-	-	-	-
COVID 19 disruption	-	-	-	-	-	-	-	-
Other cost of sales	(16)	-	-	-	-	(16)	(5,357)	(5,373)
Total Cost of Sales	(16)	-	-	-	-	(16)	(5,357)	(5,373)
Gross profit	(16)	-	-	-	-	(16)	553	537
General and administrative expenses	(49)	(748)	(30)	(172)	(2,739)	(3,738)	(612)	(4,350)
Gain/(loss) on solar development	-	-	-	-	-	-	-	-
Other income	47	-	-	(49)	-	(2)	48	46
Depreciation and amortization	(221)	(335)	-	(2)	(5)	(563)	(143)	(706)
Operating loss	(239)	(1,083)	(30)	(223)	(2,744)	(4,319)	(154)	(4,473)
Restructuring & other non-recurring costs	-	-	(1,261)	-	-	(1,261)	-	(1,261)
Finance income	7	-	-	-	-	7	-	7
Finance expense	(1,752)	(137)	-	(27)	(239)	(2,155)	(142)	(2,297)
Loss before income tax	(1,984)	(1,220)	(1,291)	(250)	(2,983)	(7,728)	(296)	(8,024)
Income tax	-	196	-	-	-	196	-	196
Loss for the period	(1,984)	(1,024)	(1,291)	(250)	(2,983)	(7,532)	(296)	(7,828)

F-18

5. Other income

There was nil other income from continuing operations in the six months ended December 31, 2024.

6. Operating profit/(loss)

The Company and its subsidiaries (the “Group”) generated from continuing operations revenue of $0.1 million, gross profit of nil, operating loss of $2.6 million, and net loss of $6.2 million in the six months ending December 31, 2024. This compares to the same period in the prior year when the Group generated revenue of nil, gross loss of $0.02 million, operating loss of $4.3 million, and net loss of $7.5 million in the six months ending December 31, 2023.

7. Restructuring and other non-recurring costs

Restructuring and other non-recurring costs by nature are one-time incurrences, and therefore, do not represent normal trading activities of the business. These costs are disclosed separately in order to draw them to the attention of the reader of the financial information and enable comparability in future periods.

The results of operations for the six months ending December 31, 2024 results to restructuring costs amounting to a reversal of $4 thousand. The first half of the prior fiscal year includes $1.3 million of expenses on restructuring projects relating to the impairment of intangible assets in the Solar development division.

	Six months ended December 31
(US dollars in thousands)	2024	2023
Corporate restructuring - legal and other fees	-	-
Corporate restructuring - litigation provision	-	-
Fiscal refunds provision	-	-
Impairment and write-off	(4)	1,261
Relocation	-	-
Remediation costs	-	-
Gain on sale of assets	-	-
Total restructuring costs	(4)	1,261

8. Finance income and expense

In the six months ended December 31, 2024, the Company incurred net finance costs of $3.2 million, consisting of $2.4 million interest on related party loans, $0.6 million net foreign exchange loss, $0.2 million combined expense from convertible preference shares and interest on other debt. Finance expense of $2.1 million for the six months ended December 31, 2023 consists primarily of interest expense associated with the interest payable on outstanding related party loans with AWN of $2.9 million, $0.6 million combined expense from convertible preference shares and interest on other debt offset by foreign exchange gains of $1.3 million.

F-19

The components of net finance expense from continuing operations are as follows:

	Six months ended December 31
(US dollars in thousands)	2024	2023
Shareholder loan	2,410	2,840
Convertible preference shares and loan notes	150	103
Debtor invoice financing	-	15
Interest on leases	-	8
Other finance costs	75	1
Foreign exchange	581	(1,281)
Waived dividends and interest on convertible preference shares and loan notes	-	462
Total net finance expenses	3,216	2,148

9. Taxation

(a)	Tax (charge)/credit

The Company is subject to income tax for the period ended December 31, 2024, at rates of 19%, 21%, 19% and 25% in the United Kingdom, the U.SA., Netherlands, and Australia, respectively, and it uses estimates in determining its provision for income taxes.

(b)	Deferred tax

Deferred tax assets have decreased $0.3 million to $3.8 million at end of December 31, 2024, due to derecognition of deferred tax assets as a result of the disposal of Kenshaw’s operating assets.

Deferred tax has been recognized in the current period using the tax rates applicable to each of the tax jurisdictions in which the Group operates. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities.

10. Property, plant and equipment

Property, plant and equipment was steady at $0.4 million as at December 31, 2024, versus $0.4 million at June 30, 2024.

11. Intangible assets

Intangible assets have increased $0.6 million from $15.2 million at June 30, 2024, to $15.8 million at December 31, 2024, resulting from $0.6 million additions in Electric Vehicles relating to product development activities.

12. Investment in subsidiaries

The principal operating undertakings in which the Group’s interest at December 31, 2024 is 20% or more are as follows:

No.	Subsidiaries	Incorporated	% Owned	Purpose
1	VivoPower International Services Limited	Jersey	100%	Operating company
2	VivoPower USA, LLC	United States	100%	Holding company
3	VivoPower US-NC-31, LLC	United States	100%	Dormant
4	VivoPower US-NC-47, LLC	United States	100%	Dormant
5	VivoPower (USA) Development, LLC	United States	100%	Holding company
6	Caret, LLC (formerly Innovative Solar Ventures I, LLC)	United States	100%	Operating company
7	Caret Decimal, LLC	United States	100%	Operating company
8	VIWR AU Pty Ltd (formerly VivoPower Pty Ltd)	Australia	100%	Holding company
9	Aevitas O Holdings Pty Ltd	Australia	100%	Holding company
10	Aevitas Group Limited	Australia	100%	Holding company
11	Aevitas Holdings Pty Ltd	Australia	100%	Holding company
12	Electrical Engineering Group Pty Limited	Australia	100%	Holding company
13	KESW EL Pty Ltd (formerly Kenshaw Electrical Pty Ltd)	Australia	100%	Operating company
14	Tembo Technologies Pty Ltd (formerly Tembo EV Australia Pty Ltd)	Australia	100%	Operating company
15	TemboDrive Pty Ltd	Australia	100%	Operating company
16	VivoPower Philippines Inc.	Philippines	64%	Dormant
17	VivoPower RE Solutions Inc.	Philippines	64%	Dormant
18	V.V.P. Holdings Inc	Philippines	40%	Dormant
19	Tembo e-LV B.V.	Netherlands	100%	Holding company
20	Tembo EV Pty Ltd	Australia	100%	Operating company
21	Tembo 4x4 e-LV B.V.	Netherlands	100%	Operating company
22	FD 4x4 Centre B.V.	Netherlands	100%	Operating company

Notwithstanding a 40% ownership by the Company, V.V.P. Holdings Inc is under the control of VIWR AU Pty Ltd (formerly VivoPower Pty Ltd), and therefore is consolidated into the group financial statements of VivoPower International PLC.

F-20

13. Cash and cash equivalents

(US dollars in thousands)	December 31, 2024	June 30, 2024
Cash at bank and in hand	26	199

14. Restricted cash

(US dollars in thousands)	December 31, 2024	June 30, 2024
Bank guarantee security deposit	210	292

At December 31, 2024, there is a total of $0.2 million (December 31, 2023, $0.3) of cash which is subject to restriction as security for bank guarantees provided to customers in support of performance obligations under power services contracts.

15. Trade and other receivables

Trade and other receivables of $10.2 million at December 31, 2024, have increased by $0.2 million since June 30, 2024, mainly due to an increase in prepayments in Tembo Australia.

16. Inventory

Inventory of $1.5 million at December 31, 2024, mainly comprises raw materials in the Electric Vehicles and Critical Power Services segments (June 30, 2024: $1.6 million).

17. Discontinued operation

On July 2, 2024, the operating assets of KESW EL Pty Ltd (formerly Kenshaw Electrical Pty Limited) were sold to ARA Electrical Engineering Services Pty Limited for $0.8 million (AU$1.2 million) consideration.

18. Trade and other payables

Trade and other payables of $35.4 million as at December 31, 2024, have decreased by $2.6 million since June 30, 2024, due to repayment of trade payables and the timing of payments on supplier contracts and other liabilities.

In accordance with IFRS 15 – Revenue from Contracts with Customers, deferred income is presented as a separate line item. Deferred income relates to the Company’s obligation to transfer goods or services to customers for which the Company has received consideration (or the amount is due) from customers. Deferred income is recorded as revenue when the Company fulfils its performance obligations under the contract.

F-21

19. Loans and borrowings

As of December 31, 2024, the Company had $29.0 million of loans and borrowings outstanding, compared to $29.1 million at June 30, 2024, comprised of the following:

	December 31	June 30
(US dollars in thousands)	2024	2024
Current liabilities:
Debtor invoice finance facility	67	67
Related party loan	2,191	8,104
	3,037	2,384
Non-current liabilities:
Related party loan	26,734	20,915

Total loans and borrowings	28,992	29,086

20. Financial instruments

(a) Financial risk management

The Group’s principal financial instruments are bank balances, cash and medium-term loans. The main purpose of these financial instruments is to manage the Group’s funding and liquidity requirements. The Group also has other financial instruments such as trade receivables and trade payables which arise directly from its operations.

The Group is exposed through its operations to the following financial risks:

●	Liquidity risk
●	Credit risk
●	Foreign currency risk
●	Interest rate risk

The Board has overall responsibility for the establishment and oversight of the Group’s risk management framework. Policy for managing risks is set by the Chief Executive Officer and is implemented by the Group’s finance department. All risks are managed centrally with tight control of all financial matters.

(b) Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group considers that liquidity risk is effectively managed and mitigated. The Group held unrestricted cash resources of $0.02 million at December 31, 2024 (June 30, 2024: $0.2 million). The ratio of current assets to current liabilities at December 31, 2024 is 0:30 (June 30, 2024: 0.33).

The Group maintains near-term cash flow forecasts that enable it to identify its borrowings requirement so that remedial action can be taken if necessary.

F-22

(c) Credit risk

The primary risk arises from the Group’s receivables from customers and contract assets. The majority of the Group’s customers are long-standing and have been a customer of the Group for many years. Losses have occurred infrequently. The Group is mainly exposed to credit risks from credit sales, but the Group has no significant concentrations of credit risk and keeps the credit status of customers under review. Credit risks of customers of new customers are reviewed before entering into contracts. The debtor exposure is monitored by Group finance and the local entities review and report their exposure on a monthly basis.

The Group does not consider the exposure to the above risks to be significant and has therefore not presented a sensitivity analysis on the identified risks.

The credit quality of debtors neither past due nor impaired is good. Refer to Note 19 for further analysis on trade receivables.

(d) Foreign currency risk

The Group operates internationally and is exposed to foreign exchange risk as part of its operations.

Cash reserves at half year period ended December 31, 2024 of $0.0 million are unrestricted and are domiciled as follows:

	Local currency	Amount in USD
AUD	23	15
EUR	-	-
USD	11	11
GBP	-	-
Total cash reserve		26

The Group’s investments in overseas subsidiaries are not hedged as those currency positions are either USD denominated and/or considered to be long-term in nature.

(e) Interest rate risk

As a result of the related party loan agreement the Group is exposed to interest rate volatility. However, the interest rate is fixed for the medium term, therefore, the risk is largely mitigated for the near future. The Group will continue to monitor the movements in the wider global economy.

F-23

21. Subsequent events

A Business Combination Agreement was signed in August 2024 for the merger of Tembo with Cactus Acquisition Corp 1 Limited (CCTS), a special purpose acquisition company. The transaction is progressing and is expected to be completed in the first half of calendar year 2025, with Tembo to be listed as a separate entity on the Nasdaq.

On January 10, 2025, the Company filed a Form 6-K disclosing that it had received a notice from the Nasdaq Listing Qualifications Department, indicating that it was not in compliance with Nasdaq Listing Rule 5550(b)(1). The Company did not meet the minimum stockholders’ equity requirement of US$2.5 million and also did not satisfy the alternative continued listing criteria based on market value of listed securities or net income from continuing operations.

In response to the Notice, the Company submitted its initial compliance plan to Nasdaq on January 13, 2025, within the prescribed 45-day period. Updated plans were subsequently submitted on March 3, March 18 and April 17, 2025, reflecting refinements to the Company’s strategy to regain and maintain compliance.

On April 25, 2025, the Company received an extension letter from Nasdaq granting it until July 2, 2025, to regain compliance.

On January 13, 2025, VivoPower’s Caret Digital announced securing a CAD$140 million binding investment commitment from GEM Global Yield (GGY). The investment is structured as a share subscription facility, providing Caret Digital with capital flexibility to support its business expansion, including upcoming acquisitions and product development in the digital solutions space.

On January 22, 2025, VivoPower confirmed that Tembo is on track to fulfill orders and commence deliveries of its Tembo Tuskers electric utility vehicles (EUVs) from Sydney, Australia, in February 2025. The deliveries are part of Tembo’s subscription program, targeting mining and industrial fleet operators in Australia. This milestone supports Tembo’s commitment to providing ruggedized EV solutions for demanding sectors.

The Company announced on January 31, 2025, that it will incorporate digital assets into its corporate treasury management strategy. Additionally, the Company’s treasury may elect to hold a portion of its reserves in Bitcoin, XRP, and/or Dogecoin, subject to ongoing market assessments and risk management considerations.

Building on this, and subject to raising a minimum of US$50 million in gross proceeds, the Company intends to implement an XRP-focused treasury strategy using funds that are in excess of its working capital and debt reduction requirements. The Company has adopted a treasury policy under which the principal holding in its treasury reserve on the balance sheet will be allocated to XRP, by applying a proven public-market treasury model to an asset that’s earlier in its lifecycle, structurally reflexive, and which benefits from a substantial and growing ecosystem of real world financial use-cases.

The Board of Directors approved the Company’s new treasury policy, authorizing long-term accumulation of Digital Assets. The Company also aims to actively participate in the growth of the Digital Asset eco-system in an effort to secure the network and earn rewards that can be reinvested.

On February 10, 2025, Tembo announced signing a definitive supply agreement with Asilia Africa, a leading safari operator. The agreement covers the supply of Tembo’s electric utility vehicles (EUVs) to support Asilia’s sustainable safari operations across East Africa. This deal aligns with Tembo’s mission to advance electrification in environmentally sensitive industries and regions.

On March 3, 2025, VivoPower announced the activation and extension of its stock buyback program, authorizing the repurchase of up to US$5 million of its ordinary shares. The decision reflects the company’s belief that its shares are undervalued and highlights its commitment to enhancing shareholder value while maintaining capital flexibility.

On March 18 2025, VivoPower’s Tembo signed a Heads of Agreement with Associated Vehicle Assemblers Ltd. (AVA), East Africa’s leading vehicle assembler. The agreement sets out terms for assembling Tembo’s electric utility vehicles (EUVs) in Kenya, targeting regional markets in East and Southern Africa. This partnership supports Tembo’s strategy to localize assembly and distribution while contributing to regional decarbonization efforts.

On March 20 2025, VivoPower announced its intent to spin off Caret Digital via a direct listing on Nasdaq, accompanied by a dividend share distribution to existing VivoPower shareholders. The spin-off is designed to unlock value and provide direct exposure to Caret Digital’s growing digital asset and AI-focused businesses. The dividend distribution will be made to all eligible VVPR shareholders as of a future record date, which will be announced closer to the listing.

On March 24, 2025, the Company disclosed that it had received an unsolicited, non-binding all-cash takeover proposal from Energi Holdings Limited (“Energi”), an Abu Dhabi-headquartered energy solutions company. The proposal aimed to acquire all non-affiliated free float shares of the Company at an enterprise value of US$120 million, subject to due diligence.

F-24

Subsequently, on March 27, 2025, the Company agreed to grant Energi an exclusivity period of eight weeks to conduct due diligence, contingent upon Energi increasing its non-binding all-cash takeover proposal to an enterprise valuation of US$180 million.

On April 9, 2025, the Company announced that Energi had amended its proposal to a proportional offer to acquire 80% of the unaffiliated free float shares of the Company. This revised proposal is subject to the completion of due diligence and the negotiation and execution of definitive transaction documents.

On April 11, 2025, the Company announced that Tembo had signed a Definitive Distribution Agreement worth up to an estimated US$85 million with leading Saudi Arabian energy and environmental solutions provider Green Watt to sell and distribute 1,600 Tembo electric utility vehicle (EUV) units across the Kingdom of Saudi Arabia over the next five years.

On May 7, 2025, Energi confirmed that it has completed phase 1 of due diligence in relation to the proposal to proportionally acquire 80% of the unaffiliated free float shares of the Company. The phase 2 due diligence is anticipated to take a further 4 weeks and be completed by the 2nd week of June. As of the date of this filing, the Company remains in exclusive discussions with Energi and continues to evaluate the proposal in consultation with its financial and legal advisors. There can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated on the terms currently contemplated, or at all.

As at December 31, 2024, AWN held a significant equity interest in the Company. Since June 30, 2021, the Company no longer has an ultimate controlling party.

In prior periods, the ultimate controlling party and the results into which these financials were consolidated was AWN, a company registered in Australia.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the benefits of the events or transactions described in this communication and the expected returns therefrom. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

For further guidance on risks, uncertainties and other factors that can have an impact on our outcomes, please refer to Item 3. Key Information – D. Risk Factors, as reported in the Company’s Annual Report on Form 20-F, for the year ended June 30, 2024. Specifically, the consolidated financial statements included therein were prepared on a going concern basis and do not include any adjustments that result from uncertainty about our ability to continue as a going concern. However, if losses continue, and if we are unable to raise additional financing on sufficiently attractive terms or generate cash through sales of solar projects or other material assets or other means, then we may not have sufficient liquidity to sustain our operations and may not be able to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-25

Independent Auditor’s Report to the Members of VivoPower International PLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS  AND SHAREHOLDERS OF VIVOPOWER INTERNATIONAL PLC

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of VivoPower International PLC and its subsidiaries (the Company) as of 30 June 2024, 2023, and 2022, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended 30 June 2024, 2023, and 2022 and the related notes and schedules (collectively referred to as the consolidated financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of 30 June 2024, 2023, and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended 30 June 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial doubt about the Company’s ability to continue as a Going Concern

We draw attention to note 2.1 in the financial statements, which indicates that the group and company are reliant on raising finance and capital within the 12 months, further reduce its cash burn rate, negotiate payment plans with its key creditors and lenders and generate sufficient revenues and cashflows from its expanded range of products and solutions, following the date of approval of these financial statements in order to meet its working capital requirements and continue to fund operations over this period. As stated in note 2.1, these events or conditions, indicate that substantial doubt exists about the group’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

In auditing the financial statements, we have concluded that the director’s use of the going concern basis of accounting in the preparation of the financial statements is appropriate. Our evaluation of the directors’ assessment of the group’s ability to continue to adopt the going concern basis of accounting included a review of the group and budgets and cash flow forecasts for the period of at least twelve months from the date of approval of the financial statements, including checking the mathematical accuracy of the budgets and discussion of significant assumptions used by the management.

We reviewed the net current liabilities outstanding and payable in the next 12 months as of 30 September 2024 and reviewed the plans of the group regarding settling these liabilities post 30 September, including payment plans with certain creditors and lenders. We have also reviewed the latest available bank statements, regulatory announcements and board minutes and assessed subsequent events impacting going concern.

Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.

Critical audit matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-26

Critical Audit Matter	How we addressed the matter in our audit

Going concern basis of preparation

The financial statements have been prepared on a going concern basis which assumes that the Company and Group will be able to discharge its liabilities as they fall due, despite the net current liability position of $36 million as at June 30, 2024.

Our work in this area included:

● Obtaining the Groups cash flow forecast for a period of twelve months from the date of the financial statements;

● Obtaining the latest current net liability position, evidence of certain third party and related party’s agreement to defer current liabilities over a period of one year;

● Verifying, the post year end receipt of cash in respect of share issues subsequent to the year end and the proceeds on the disposal of Vivo PTY Limited, along with the settlement of liabilities post year end;

● Obtaining the signed loan facility providing for the future draw down of $12m, which the Directors consider to be satisfactory to enable them to meet the net liability position and to provide further working capital for the business;

● Assessing the appropriateness of the disclosure of the going concern basis of preparation, including the substantial doubt about the Company’s ability to continue as a going concern.

Recoverability of intangible assets and testing for impairment

As at June 30, 2024 the carrying value of goodwill and intangible assets was $2 million. Details of these assets and the related critical judgements and estimates are disclosed in notes 3.2 and 14.

The carrying value of goodwill and other intangible assets is significant and at risk of non-recoverability. The estimated recoverable amount of these balances is subjective due to the inherent uncertainty involved in forecasting and discounting cash flows.

Our work in this area included:

● Reviewing and challenging management’s value in use calculations and/or their fair value less costs to sell calculations, including the rationale behind the key assumptions and cash flow forecasts;

● Checking the mathematical accuracy of the value in use calculations;

● Performing sensitivity analysis on reasonably possible changes in key assumptions and the impact on the headroom;

● Assessing the accuracy of budgets and forecasts used in prior periods to actual results;

● Performing an independent assessment to identify any indicators of impairment; and

● Assessing the appropriateness of the group’s disclosure in respect of the judgements and estimates on whether an impairment exists, the sensitivity analysis on the headroom and the disclosure of the impairment charges amounting to $29.5m (refer to Note 13).

Capitalisation of development costs in accordance with IAS 38

As at June 30, 2024 the carrying value of capitalised intangible assets was $11.6 million. There is a risk that the capitalised costs are ineligible in accordance with the requirements of IAS 38. Details of these assets and the related critical judgements and estimates are disclosed in notes 3.5 and 13.

Given the significance of the development costs on the Group’s statement of financial position and the significant management judgement involved in the determination and the assessment of the carrying values of these assets, there is a risk these costs are not fully recoverable and should be impaired.

Our work in this area included:

● Testing an appropriate sample of additions during the year to supporting documentation;

● Testing and evaluating that all the eligibility criteria for capitalisation within IAS 38 have been met;

● Considering whether there are indicators of impairment, in conjunction with revenues achieved and contracted; and

● Checking the presentation and disclosure requirements are appropriate.

We have served as the Company’s auditors since 2017.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP	15 Westferry Circus
Canary Wharf
December 19, 2024	London E14 4HD

F-27

Consolidated Statement of Comprehensive Income

for the Year Ended June 30, 2024

		Year Ended June 30
(US dollars in thousands, except per share amounts)	Note	2024	2023	2022
Revenue from contracts with customers	4	16	4,055	10,160
Cost of sales	4	27	(4,294)	(9,489)
Cost of sales - non-recurring events	4	-	(3,850)	(1,881)

Gross profit/(loss)		43	(4,089)	(1,210)
General and administrative expenses	9	(7,521)	(6,425)	(12,397)
Other gains/(losses)	5	89	31	(54)
Other income	6	-	82	78
Depreciation of property, plant and equipment	12	(746)	(508)	(471)
Amortization of intangible assets	13	(384)	(831)	(850)
Operating loss	7	(8,519)	(11,740)	(14,904)
Restructuring and other non-recurring costs	8	(1,392)	(1,662)	(448)
Impairment losses	13	(29,686)	(421)	-
Finance income	10	1,396	1,156	173
Finance expense	10	(6,015)	(6,839)	(8,481)
Loss before income tax	7	(44,216)	(19,506)	(23,660)
Income tax	11	(1,603)	(559)	1,142
Loss from continuing operations	7	(45,819)	(20,065)	(22,518)
(Loss)/profit from discontinued operations	20	(881)	(4,290)	464
Loss for the period		(46,700)	(24,355)	(22,054)

Losses attributable to:
Equity owners of VivoPower International PLC		(46,700)	(24,355)	(22,054)
		(46,700)	(24,355)	(22,054)
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Currency translation differences recognized directly in equity		(1,194)	1,236	1,043
Total comprehensive loss for the period attributable to owners of the company		(47,894)	(23,119)	(21,011)
Earnings per share attributable to owners of the company (dollars)
Continuing Operations
Basic	26	(14.88)	(8.13)	(10.86)
Diluted	26	(14.88)	(8.13)	(10.86)
Discontinued Operations
Basic	26	(0.29)	(1.74)	0.22
Diluted	26	(0.29)	(1.74)	0.22

See notes to financial statements

F-28

Consolidated Statement of Financial Position

As at June 30, 2024

		Year Ended June 30
(US dollars in thousands)	Note	2024	2023	2022
ASSETS
Non-current assets
Property, plant and equipment	12	439	3,742	3,743
Intangible assets	13	15,235	42,175	39,577
Deferred tax assets	11	4,099	5,136	4,668
Total non-current assets		19,773	51,053	47,988

Current assets
Cash and cash equivalents	15	199	553	1,285
Restricted cash	16	292	608	1,195
Trade and other receivables	17	10,044	7,087	9,088
Inventory	18	1,646	2,115	1,887
Assets classified as held for sale	19/20	5,479	-	8,214
Total current assets		17,660	10,363	21,669
TOTAL ASSETS		37,433	61,416	69,657

EQUITY AND LIABILITIES
Current liabilities
Trade and other payables	21	37,929	14,597	15,457
Income tax liability	11	280	156	132
Provisions	22	2,230	1,778	1,104
Loans and borrowings	23	8,171	2,384	5,109
Liabilities classified as held for sale	20	5,515	-	1,497
Total current liabilities		54,125	18,915	23,299

Non-current liabilities
Other payables	21	-	6,443	-
Provisions	22	57	76	57
Loans and borrowings	23	20,915	30,004	23,452
Deferred tax liabilities	11	2,873	2,232	1,234
Total non-current liabilities		23,845	38,755	24,743
Total liabilities		77,970	57,670	48,042

Equity
Share capital	24	533	308	256
Share premium	24	108,220	105,018	99,418
Cumulative translation reserve		2	1,203	(139)
Other reserves	25	(6,301)	(6,492)	(5,984)
Accumulated deficit		(142,991)	(96,291)	(71,936)
Equity and reserves attributable to owners		(40,537)	3,746	21,615
Total equity		(40,537)	3,746	21,615
TOTAL EQUITY AND LIABILITIES		37,433	61,416	69,657

These financial statements were approved by the Board of Directors on December 19, 2024, and were signed on its behalf by Kevin Chin.

See notes to financial statements

F-29

Consolidated Statement of Cash Flow

for the Year Ended June 30, 2024

		Year Ended June 30
(US dollars in thousands)	Note	2024	2023	2022
Cash flows from operating activities
Loss from continuing operations		(45,819)	(20,065)	(22,518)
(Loss)/profit from discontinued operations	20	(881)	(4,290)	464
Income tax	11	1,771	561	(1,926)
Finance expense	10	6,015	4,973	5,334
Finance income	10	(1,396)	-	-
Depreciation of property, plant and equipment	12	749	750	770
Amortization of intangible assets	13	823	831	1,172
Loss on disposal of property, plant and equipment		471	-	-
Other gains/(losses)	6	(89)	(30)	13
Impairment of goodwill and intangible assets	13	29,844	-	-
Share-based payments		750	147	2,010
Decrease in trade and other receivables	17	1,340	6,355	3,438
(Increase)/decrease in inventory	18	(188)	(680)	102
Increase in trade and other payables	21	7,651	5,332	6,583
Increase/(decrease) in provisions	22	452	674	(572)
Net cash from/(used in) operating activities		1,493	(5,442)	(5,130)

Cash flows from investing activities
Proceeds on sale of property, plant and equipment	12	22	110	57
Purchase of property, plant and equipment	12	(609)	(1,029)	(1,165)
Investment in capital projects	13	(3,979)	(3,857)	(4,254)
Proceeds on disposal of J.A Martin ex-solar business	20	-	2,874	-
Proceeds on sale of capital projects	13	-	47	19
Acquisitions - consideration		-	(66)	-
Net cash used in investing activities		(4,566)	(1,921)	(5,343)

Cash flows from financing activities
Other borrowings	23	-	(108)	(85)
Lease repayments	23	(201)	(43)	-
Proceeds from investor	21	1,000	300	-
Capital raise proceeds	24	2,524	5,500	243
Equity instruments and capital raise costs	25	-	(397)	(47)
Debtor finance borrowings/(repayments)	23	(1,262)	1,297	(4)
Loans from related parties	23	781	3,572	4,231
Repayment of loans from related parties	23	(370)	(370)	-
Bank loan borrowings	23	(7)	(138)	(166)
Chattel mortgage borrowings	23	(62)	(267)	74
Finance expense	10	-	(3,239)	(636)
Transfer from/(to) restricted cash	16	316	587	(55)
Net cash from financing activities		2,719	6,694	3,555

Net (decrease) in cash and cash equivalents		(354)	(669)	(6,918)
Cash and cash equivalents at the beginning of the period	15	553	1,285	8,604
Effect of exchange rate movements on cash held		-	(63)	(401)
Cash and cash equivalents at the end of the period	15	199	553	1,285

See notes to financial statements

F-30

Consolidated Statement of Changes in Equity

for the Year Ended June 30, 2024

(US dollars in thousands)	Share capital	Share premium	Cumulative translation reserve	Other reserves	Accumulated deficit	Non-controlling interest	Total
At June 30, 2021	222	76,229	(1,465)	15,314	(49,882)	-	40,418
Loss for the year	-	-	-	-	(22,054)	-	(22,054)
Other comprehensive income/(expense)	-	-	1,326	(283)	-	-	1,043
	222	76,229	(139)	15,031	(71,936)	-	19,407
Transactions with owners in their capacity as owners
Capital raises	1	243	-	(122)	-	-	122
Other share issuances	1	217	-	(144)	-	-	74
Employee share awards	8	2,287	-	(283)	-	-	2,012
Conversion of Aevitas equity instruments	24	20,442	-	(20,466)	-	-	-
	34	23,189	-	(21,015)	-	-	2,208

At June 30, 2022	256	99,418	(139)	(5,984)	(71,936)	-	21,615
Loss for the year	-	-	-	-	(24,355)	-	(24,355)
Other comprehensive income/(expense)	-	-	1,342	(106)	-	-	1,236
	256	99,418	1,203	(6,090)	(96,291)	-	(1,504)
Transactions with owners in their capacity as owners
Equity instruments	-	-	-	49	-	-	49
Capital raises	51	5,449	-	(446)	-	-	5,054
Employee share awards	1	151	-	(5)	-	-	147
	52	5,600	-	(402)	-	-	5,250

At June 30, 2023	308	105,018	1,203	(6,492)	(96,291)	-	3,746
Loss for the year	-	-	-	-	(46,700)	-	(46,700)
Other comprehensive income/(expense)	-	-	(1,201)	7	-	-	(1,194)
	308	105,018	2	(6,485)	(142,991)	-	(44,148)
Transactions with owners in their capacity as owners
Equity instruments			-	150	-	-	150
Capital raises	206	2,862	-	(207)	-	-	2,861
Employee share awards	19	340	-	241	-	-	600
	225	3,202	-	184	-	-	3,611

At June 30, 2024	533	108,220	2	(6,301)	(142,991)	-	(40,537)

For further information on “Other Reserves” please see Note 25.

F-31

Notes to Consolidated Financial Statements

for the Year Ended June 30, 2024

1. Reporting entity

VivoPower International PLC (“VivoPower” or the “Company”) is a public company limited by shares and incorporated under the laws of England and Wales and domiciled in the United Kingdom. The address of the Company’s registered office is The Scalpel, 18th Floor, 52 Lime Street, London EC3M 7AF, United Kingdom.

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”). Since June 30, 2021, the Company no longer has an ultimate controlling party, as AWN Holdings Limited (collectively with its affiliates and subsidiaries, “AWN”) holds less than 50% equity interest in the Company, being 20.1% as at June 30, 2024. In prior periods, the ultimate controlling party and the results into which these financials were consolidated was AWN, a company registered in Australia.

2. Significant accounting policies

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all periods presented, unless otherwise stated. In October 2024, the company implemented a 10-to-1 reverse stock split, this was applied retrospectively to shares.

2.1 Basis of preparation

VivoPower International PLC consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, IFRIC interpretations and the Companies Act 2006 applicable to companies reporting under IFRS. The consolidated financial statements have been prepared under the historical cost convention, except when accounting for acquisitions, whereby fair values have been applied.

The preparation of financial statements with adopted IFRS requires the use of critical accounting estimates. It also requires the management to exercise judgement in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where the assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 3.

Management has, in the preparation of the audited financial statements of the Group for the year ended June 2024, fully considered and evaluated going concern. Following a comprehensive assessment of the Group’s financial position and projections over the going concern assessment period of 12 months from the expected date of signing the audited financial statements, the assessment of management is that the Group remains a going concern.

Accordingly, management recommends to the Board of Directors that, based on the above assessment, consider the Group remains a going concern as at the date of this report.

The financial statements have been prepared on a going concern basis, as the directors believe the Company will be able to meet its liabilities as they fall due.

The going concern assessment has been considered with reference to:

(a) the scenario that the Tembo spin off reverse merger IPO is consummated (current expectation is by the end of the first quarter of calendar 2025). Following the completion of this Tembo spin off reverse merger the following probable outcomes arise for VivoPower:

●	VivoPower will continue to retain approximately 55% of the separately listed Tembo Group and consolidate Tembo in its accounts;

●	VivoPower’s cash burn rate will reduce to to a budgeted $154K per month;

●	Subject to the funds raised by Tembo as part of its reverse merger IPO, VivoPower will be paid back up to the full amount of what is owed to it by Tembo within 6 months of Tembo becoming a separate listed company

●	VivoPower’s share price is likely to be re-rated following completion of the separate listing of Tembo, to reflect a valuation closer to the trading price of Tembo

●	VivoPower, subject to fulfilling terms and conditions of the proposed reverse merger with hydrogen technology company, F.A.S.T, will itself be subject to a reverse merger at a significant valuation uplift to current share price; and

●	VivoPower will itself be able to raise additional capital via the equity capital markets, as it has done over the past 12 months despite very challenging market conditions and a number of unexpected obstacles. Since November 2023, VivoPower has been able to raise approximately $10 million of capital despite volatile market conditions

(b)	the scenario where the Tembo spin off reverse merger IPO does not materialize. In this probable scenario, the following outcomes would arise for VivoPower:.

●	VivoPower would continue to retain 100% ownership of the Tembo Group;

●	The combined cash burn rate of VivoPower, including Tembo’s operations, would be expected be approximately $357K per month;

●	Despite the increased cash burn rate, the combined entity (VivoPower and Tembo) is projected to generate net cash inflows from operating activities by June 2025. This positive cash generation is expected to provide significant support for the Group’s liquidity and overall financial health: and

●	VivoPower would have the ability to raise additional capital to support Tembo’s growth, enabling further investment in scaling Tembo’s operations and capturing new opportunities.

F-32

As part of the going concern assessment, we also reviewed the net current liabilities outstanding (payable in the next 12 months) as of 30 September 2024, which amounted to $9.3 million. After accounting for adjustments such as excluding payables to related and friendly parties, liabilities settled post-30 September, and reclassifying accrued interest to non-current liabilities, the adjusted net current liabilities has been reduced to $5.4 million.

Additionally, our analysis indicates that the budgeted combined average monthly cash burn (not accounting for sales, deposits and other cash inflows) for VivoPower and Tembo over the next 12 months is approximately $357 thousand per month, or equivalent to $4.3 million per annum.

Considering both the adjusted net liabilities and cash burn, the projected cash outlay for the next 12 months is estimated to be $9.7 million.

As at June 30, 2024, the Company had unrestricted cash totaling $0.2 million compared to $0.6 million as at June 30, 2023 and $1.3 million as at June 30, 2022. However, post balance date, the Company raised $7m from the issuance of ordinary shares pursuant to an F3 registration statement and an F1 registration statement.

As at 30 June 2024, the Company had outstanding debt and borrowing totaling $29.1 million, compared to $32.4 million as at June 30, 2023 and $28.6 million as at June 30, 2022. The outstanding debt and borrowings are to related parties who are also the major shareholders. Most of these borrowings do not fall due for repayment in the next 12 months and are thus classified under long-term liabilities.

Management believes that it will be able to (a) raise sufficient capital over the next 12 months and/or (b) further reduce its cash burn rate and/or (c) negotiate payment plans with its key creditors and lenders and/or (d) generate sufficient revenues and cashflows from its expanded range of products and solutions to ensure that the Company has the requisite liquidity to fund its net current assets/liabilities and cash burn.

Over the next twelve months, with the strategic rationalization of the Company’s business units and the expansion of the Electric Vehicles and ancillary SES products and solutions range, together with the strategic pivot to a cost effective Asian supply chain, the Company expects to grow revenues in a profitable manner. Furthermore, with the Asian supply chain in place, the Company no longer needs to invest in assembly and production facilities, reducing capital expenditure requirements.

To ensure the going concern status of the business, the directors have prepared and reviewed additional plans to mitigate any liquidity risk that may arise during the next twelve months. These include:

●	Delaying any capital expenditures;
●	Reduce or delay operational expenditure scaleup plans;
●	Reduce research and development expenditure;
●	Considered management of supplier and lender payments;
●	Continuous improvement in efficiency and cost management through the use of artificial intelligence tools; and
●	Ensuring the Company is always able to raise debt or equity capital.

Based on the foregoing, the Directors believe these actions provide sufficient cash to support business operations and meet funding requirements as they become due through the next 12 months. The Directors therefore have a reasonable expectation that the Company has adequate resources to continue in operational existence for the foreseeable future. Thus, they have continued to adopt the going concern basis in preparing the financial statements. However, if we continue to experience losses and we are not able to raise additional financing to provide the funding to grow the revenue streams of the Company to become profit making, or generate cash through sale of assets, we may not have sufficient liquidity to sustain our operations and to continue as a going concern, accordingly there is a material uncertainty that may cause significant doubt about the going concern nature of the Group. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Significant effort has been undertaken to review and rationalize our expenses and creditors, resulting in an expected spend of approximately $9.7 million over the next 12 months.

With access to the $12 million facility, in addition to the $8.7 million owed to us by TAG, we believe there are, and will continue to be, sufficient resources to support operations for at least the next 12 months. This assessment excludes any potential additional funds from Tembo’s de-SPAC process, anticipated sales revenues, or the joint venture related to our Caret operations.

All financial information presented in US dollars has been rounded to the nearest thousand.

2.2 Basis of consolidation

The consolidated financial statements include those of VivoPower International PLC and all of its subsidiary undertakings.

Subsidiary undertakings are those entities controlled directly or indirectly by the Company. The Company controls an investee when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The results of the subsidiaries acquired are included in the Consolidated Statement of Comprehensive Income from the date of acquisition using the same accounting policies of those of the Group. All business combinations are accounted for using the purchase method. The consideration transferred in a business combination is the fair value at the acquisition date of the assets transferred and the liabilities incurred by the Group and includes the fair value of any contingent consideration arrangement. Acquisition-related costs are recognized in the income statement as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with those used by other members of the Group.

All intra-group balances and transactions, including any unrealized income and expense arising from intra-group transactions, are eliminated in full in preparing the consolidated financial statements. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

2.3 Business combination

The acquisition method of accounting is used to account for all business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for the acquisition of a subsidiary comprises the:

●	fair values of the assets transferred

●	liabilities incurred to the former owners of the acquired businesses

●	equity interests issued by the Company

●	fair value of any asset or liability resulting from a contingent consideration arrangement, and

●	fair value of any pre-existing equity interest in the subsidiary.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date. The Group recognizes any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. Acquisition-related costs are expenses as incurred.

The excess of the:

●	consideration transferred

●	amount of any non-controlling interest in the acquired entity, and

●	acquisition-date fair value of any previous equity interest in the acquired entity

F-33

over the fair value of the net identifiable assets acquired is recorded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognized directly in profit or loss as a bargain purchase.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value, with changes in fair value recognized in profit or loss.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in profit or loss.

2.4 Intangible assets

All intangible assets, except goodwill, are stated at fair value less accumulated amortization and any accumulated impairment losses. Goodwill is not amortized and is stated at cost less any accumulated impairment losses. Any gain on a bargain purchase is recognized in profit or loss immediately.

Goodwill

Goodwill arose on the effective acquisition of VivoPower Pty Ltd, Aevitas O Holdings Limited (“Aevitas”) and Tembo e-LV B.V. Goodwill is reviewed annually to test for impairment.

Negative goodwill arose on the acquisition of the remaining 50% share of ISV from Innovative Solar Systems, LC (“ISS”), constituting a bargain purchase. The gain was immediately recognized in the profit and loss during the year ended June 30, 2021.

Other intangible assets

Intangible assets acquired through a business combination are initially measured at fair value and then amortized over their useful economic lives. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates.

Development expenditure includes the product development project for ruggedized electric vehicles in Tembo, pre-series-production expenditure on developing vehicle specifications and production processes. Capitalized costs include primarily internal payroll costs, external consultants and computer software.

Development expenditure on U.S. solar projects includes securing land rights, completing feasibility studies, negotiating power purchase agreements, and other costs incurred to prepare project sales for Notice to Proceed with construction and hence sale to a partner as a shovel ready project.

For both electric vehicles product development project, and U.S. solar development projects, it is the Company’s intention to complete the projects. It expects to obtain adequate technical, financial and other resources to complete the projects, and management consider that it is probable for the future economic benefits attributable to the development expenditure to flow to the entity; and that the cost of the asset can be measured reliably. Accordingly, the development expenditure is recognized under IAS 38 – Intangible Assets as an intangible asset.

All other expenditure, including expenditure on internally generated goodwill and brands, and research costs, are recognized in profit or loss as incurred.

Amortization is calculated on a straight-line basis to write down the assets over their useful economic lives at the following rates:

●	Development expenditure - 5 to 10 years

●	Customer relationships – 5 to 10 years

●	Trade names – 15 to 25 years

●	Favorable supply contracts – 15 years

●	Other – 5 years

F-34

2.5 Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. The cost of an item of property, plant and equipment comprises its purchase price and the costs directly attributable to bringing the asset into use.

When parts of an item of property, plant and equipment have different useful lives, they are accounted as separate items (major components) of property, plant and equipment.

Depreciation is calculated on a straight-line basis so as to write down the assets to their estimated residual value over their useful economic lives at the following rates:

●	Computer equipment - 3 years

●	Fixtures and fittings - 3 to 20 years

●	Motor vehicles - 5 years

●	Plant and equipment – 3.5 to 10 years

●	Right-of-use assets – remaining term of lease

2.6 Assets classified as held for sale and discontinued operations

Assets are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are measured at the lower of their carrying value and fair value less costs to sell. An impairment loss is recognized for any subsequent write-down of the asset to fair value less costs to sell.

A discontinued operation is a component of the Company that has been disposed of or is classified as held for sale and represents a separate major line of business or geographical area of operations. The results of discontinued operations are presented separately in the Statement of Comprehensive Income

2.7 Inventory

Inventories are stated at the lower of cost and net realizable value, in accordance with IAS 2 – Inventories. The cost includes all direct and indirect variable production expenses, plus fixed expenses based on the normal capacity of each production facility. The net realizable value of inventories intended to be sold corresponds to their selling price, as estimated based on market conditions and any relevant external information sources, less the estimated costs necessary to complete the sale.

2.8 Leases

The Group leased offices, workshops, motor vehicles, and equipment for fixed periods of 2 months to 8 years but may have extension options. Extension options were not recognized by the Group in the determination of lease liabilities unless renewals are reasonably certain.

Contracts could contain both lease and non-lease components. The Group allocated the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. However, for leases of real estate for which the Group is a lessee, it elected not to separate lease and non-lease components and instead accounts for these as a single lease component.

Lease terms were negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets were not be used as security for borrowing purposes.

Leases were recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Group.

Assets and liabilities arising from a lease were initially measured on a present value basis, with lease payments discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the Group’s incremental borrowing rate is used. The Group presents lease liabilities in loans and borrowings in the Statement of Financial Position.

Lease payments were allocated between principal and finance cost. The finance cost is charged to the Statement of Comprehensive Income over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are presented in property, plant and equipment and depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

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2.9 Impairment of non-financial assets

Goodwill is allocated to cash-generating units for the purposes of impairment testing. The recoverable amount of the cash-generating unit (‘CGU’) to which the goodwill relates is tested annually for impairment or when events or changes to circumstances indicate that it might be impaired.

The carrying values of property, plant and equipment, investments and intangible assets other than goodwill are reviewed for impairment only when events indicate the carrying value may be impaired.

In an impairment test the recoverable amount of the cash-generating unit or asset is estimated in order to determine the existence or extent of any impairment loss. The recoverable amount is the higher of fair value less costs to sell and the value in use to the Group. An impairment loss is recognized to the extent that the carrying value exceeds the recoverable amount. In determining a cash-generating unit’s or asset’s value in use, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time-value of money and risks specific to the cash-generating unit or asset that have not already been included in the estimate of future cash flows. All impairment losses are recognized in the Statement of Comprehensive Income.

An impairment loss in respect of goodwill is not reversed. In the case of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. These impairment losses are reversed if there has been any change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent so that the asset’s carrying amount does not exceed the carrying value that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

2.10 Financial instruments

Financial assets and liabilities are recognized in the Group’s Statement of Financial Position when the Group becomes a party to the contracted provision of the instrument. The following policies for financial instruments have been applied in the preparation of the consolidated financial statements.

The Company classifies its financial assets in the following measurement categories:

●	those to be measured subsequently at fair value through profit or loss; and,

●	those to be measured at amortized cost.

The classification depends on the business model for managing the financial assets and the contractual terms of the cash flows. Financial assets are classified as at amortized cost only if both of the following criteria are met:

●	the asset is held within a business model whose objective is to collect contractual cash flows; and,

●	the contractual terms give rise to cash flows that are solely payments of principal and interest.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

●	in the principal market for the asset or liability; or,

●	in the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 - quoted (unadjusted) market prices in active markets for identical assets or liabilities;

Level 2 - valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; and

Level 3 - valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

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Cash and cash equivalents

For the purpose of preparation of the Statement of Cash Flow, cash and cash equivalents includes cash at bank and in hand.

Restricted cash

Restricted cash are cash and cash equivalents whose availability for use within the Group is subject to certain restrictions by third parties.

Bank borrowings

Interest-bearing bank loans are recorded at the proceeds received. Direct issue costs paid on the establishment of loan facilities are recognized over the term of the loan on a straight-line basis. The initial payment is taken to the Statement of Financial Position and then amortized over the full-length of the facility.

Trade and other receivables

Trade and other receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less any allowance for the expected future issue of credit notes and for non-recoverability due to credit risk. The Group applies the IFRS 9 – Financial Instruments simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. To measure expected credit losses, trade receivables and contract assets have been grouped based on shared risk characteristics.

Trade and other payables

Trade and other payables are non-interest bearing and are stated at amortized cost using the effective interest method.

Share capital

Ordinary Shares, nominal value $0.12 per share (the “Ordinary Shares”) are classified as equity. Incremental costs directly attributable to the issue of Ordinary Shares are recognized as a deduction from equity, net of any tax effects.

Repurchase of share capital (treasury shares)

When share capital recognized as equity is repurchased as equity by the Company the amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognized as a deduction from equity, and excluded from the number of shares in issue when calculating earnings per share.

2.11 Taxation

Income tax expense comprises current and deferred tax.

Current tax is recognized based on the amounts expected to be paid or recovered under the tax rates and laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax is provided on temporary timing differences that arise between the carrying amounts of assets and liabilities for financial reporting purposes and their corresponding tax values. Liabilities are recorded on all temporary differences except in respect of initial recognition of goodwill and in respect of investments in subsidiaries where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that it will not reverse in the foreseeable future. Deferred tax assets are recognized to the extent that it is probable that future taxable profits will be available against which the asset can be offset. Deferred tax is measured on an undiscounted basis using the tax rates and laws that have been enacted or substantively enacted by the end of the accounting period.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, they relate to income taxes levied by the same tax authority and the Group intends to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Current and deferred tax are recognized in the Statement of Comprehensive Income, except when the tax relates to items charged or credited directly to equity, in which case it is dealt with directly in equity.

2.12 Provisions

Provisions are recognized when the Group has a present obligation because of a past event, it is probable that the Group will be required to settle that obligation, and it can be measured reliably.

Provisions are measured at the directors’ best estimate of the expenditure required to settle the obligation at the date of Statement of Financial Position.

Where the time value of money is material, provisions are measured at the present value of expenditures expected to be paid in settlement.

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2.13 Earnings per share

The Group presents basic and diluted earnings per share (“EPS”) data for Ordinary Shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of Ordinary Shares, excluding the shares held as treasury shares. Currently there are no diluting effects on EPS for Ordinary Shares, therefore, diluted EPS is the same as basic EPS.

2.14 Foreign currencies

The Company’s functional and presentational currency is the US dollar. Items included in the separate financial statements of each Group entity are measured in the functional currency of that entity. Transactions denominated in foreign currencies are translated into the functional currency of the entity at the rates of exchange prevailing at the dates of the individual transactions. Foreign currency monetary assets and liabilities are translated at the rates of exchange prevailing at the end of the reporting period.

Exchange gains and losses arising are charged to the Statement of Comprehensive Income within finance income or expenses. The Statement of Comprehensive Income and Statement of Financial Position of foreign entities are translated into US dollars on consolidation at the average rates for the period and the rates prevailing at the end of the reporting period respectively. Exchange gains and losses arising on the translation of the Group’s net investment foreign entities are recognized as a separate component of shareholders’ equity.

Foreign currency denominated share capital and related share premium and reserve accounts are recorded at the historical exchange rate at the time the shares were issued, or the equity created.

2.15 Revenue from contracts with customers

Revenue comprises the fair value of the consideration received or receivable for the sale of services in the ordinary course of the Group’s activities. Revenue is shown net of discounts, value-added tax, other sales related taxes, and after the elimination of sales within the Group.

Revenue comprises development revenues, electrical installations, electrical servicing and maintenance, generator sales, vehicle spec conversion and conversion kits. Revenue is recognized upon satisfaction of contractual performance obligations.

The Group has a number of different revenue streams and the key components in determining the correct recognition are as follows:

Development revenue, which is revenue generated from development services relating to the building and construction of solar projects, is recognized on a percentage completion basis as the value is accrued by the end user over the life of the contract. The periodic recognition is calculated through weekly project progress reports.

On longer-term power services projects such as large-scale equipment provision and installation, the performance obligation of completing the installation is satisfied over time, and revenue is recognized on a percentage completion basis using an input method. Revenue for stand-alone equipment sales is recognized at the point of passing control of the asset to the customer. Other revenue for small jobs and those completed in a limited timeframe are recognized when the job is complete and accepted by the customer.

Revenue for sale of electric vehicles, kits for electric vehicles and related products is recognized upon delivery to the customer. Where distribution agreements are agreed with external parties to participate in the assembly of vehicles, revenue recognition will be assessed under IFRS 15 - Revenue from Contracts with Customers, to establish the principal and agent in the relationship between the parties and with the end customer.

Warranties are of short duration and only cover defective workmanship and defective materials. No additional services are committed to which generate a performance obligation.

No adjustment is made for the effects of financing, as the Company expects, at contract inception, that the period between when the goods and services are transferred to the customer and when the customer pays, will be one year or less.

If the revenue recognized for goods and services rendered by the Company exceeds amounts that the Company is entitled to bill the customer, a contract asset is recognized. If amounts billed exceed the revenue recognized for goods and services rendered, a contract liability is recognized.

Incremental costs of obtaining a contract are expensed as incurred.

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2.16 Other income

Other income in relation to government grants, is recognized in the period that the related costs, for which the grants are intended to compensate, are expensed.

2.17 Employee benefits

Pension

The employer pension contributions are associated with defined contribution schemes. The costs are therefore recognized in the month in which the contribution is incurred, which is consistent with recognition of payroll expenses.

Short-term benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount because of past service provided by the employee and the obligation can be reliably measured.

Short-term compensated absences

A liability for short-term compensated absences, such as holidays, is recognized for the amount the Group may be required to pay because of the unused entitlement that has accumulated at the end of the reporting period.

Share-based payments

Shares issued to employees and other participants under the Omnibus Incentive Plan 2017 are recognized over the expected vesting period, using the grant date share price, in accordance with IFRS 2 Share-based Payments.

2.18 Restructuring and other non-recurring costs

Restructuring and other non-recurring costs are by nature one-time incurrences and do not represent the normal trading activities of the business and accordingly are disclosed separately on the Consolidated Statement of Comprehensive Income in accordance with IAS 1 – Presentation of Financial Statements in order to draw them to the attention of the reader of the financial statements. Restructuring costs are defined in accordance with IAS 37 – Provisions, Contingent Liabilities and Contingent Assets as being related to sale or termination of a line of business, closure of business locations, changes in management structure, or fundamental reorganizations.

Other non-recurring costs include litigation expenses for former employees, including fees for legal services and provisions under IAS 37 for legal fee dispute resolutions that are probable to result in a quantifiable financial outflow by the Company.

Other non-recurring costs also include provisions created for the recoverability of UK input taxes claimed in prior years.

2.19 New standards, amendments and interpretations

At the date of authorization of these financial statements the following Standards and Interpretations which have not been applied in these financial statements were in issue but not yet effective:

International Accounting Standards (amendments)	Effective date*
Amendment to IAS 1 - Non-current liabilities with covenants	1 January 2024
IFRS 16 - Amendments regarding lease liability in a sale and leaseback	1 January 2024
Amendment to IAS 7 and IFRS 7 - Supplier finance	1 January 2024
Amendments to IAS 21 - Lack of Exchangeability	1 January 2025
Amendment to IFRS 9 and IFRS 7 - Classification and Measurement of Financial Instruments	1 January 2026
IFRS 18 Presentation and Disclosure in Financial Statements	1 January 2027
IFRS 19 Subsidiaries without Public Accountability: Disclosures	1 January 2024
IFRS S1, ‘General requirements for disclosure of sustainability-related financial information	1 January 2024
IFRS S2, ‘Climate-related disclosures’
*Years beginning on or after

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The Directors do not expect that the adoption of the standards listed above will have a material impact on the financial statements of the Group or Company in future periods.

3. Significant accounting judgements and estimates

In preparing the consolidated financial statements, the directors are required to make judgements in applying the Group’s accounting policies and in making estimates and making assumptions about the future. These estimates could have a significant risk of causing a material adjustment to the carrying value of assets and liabilities in the future financial periods. The critical judgements that have been made in arriving at the amounts recognized in the consolidated financial statements are discussed below.

3.1	Revenue from contracts with customers – determining the timing of satisfaction of services

As disclosed in Note 2.15 to the Financial Statements the Group concluded that Solar Development revenue and revenue from other long-term projects is recognized over time as the customer simultaneously receives and consumes the benefits provided. The Group determined that the percentage completion basis is the best method in measuring progress because there is a direct relationship between the Group’s effort and the transfer of services to the customer. The judgement used in applying the percentage completion basis affects the amount and timing of revenue from contracts.

3.2	Impairment of non-financial assets

The carrying values of property, plant and equipment, investments and intangible assets other than goodwill are reviewed for impairment only when events indicate the carrying value may be impaired. Goodwill is tested annually for impairment or when events or changes to circumstances indicate that it might be impaired.

Impairment assessments require the use of estimates and assumptions. To assess impairment, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time-value of money and risks specific to the related cash-generating unit. Judgement was applied in making estimates and assumptions about the future cash flows, including the appropriateness of discounts rates applied and operating performance (which includes production and sales volumes), as further disclosed in Note 13. These estimates and assumptions are subject to risk and uncertainty. Therefore, there is a possibility that changes in circumstances will impact these projections, which may impact the recoverable amount of assets and/or CGUs.

Intangibles impaired during the year were for Caret leases abandoned or not renewed. Additionally, following the sales of Kenshaw electric Pty Ltd, effective July 1st, 2024, Goodwill and Intangible assets held by other Australian entities in Kenshaw were impaired as part of our discontinued operations review.

During the year, a total of $29.8 million of intangibles and goodwill were assessed to be impaired.

These include Caret intangibles amounting to $11.2 million for the impairment of all solar projects with the exception of TX75 and TX341.

Following the sale of Kenshaw Electric Pty Ltd, the company recorded an additional write-off of goodwill and intangibles totaling $9.5 million. Additionally, the related goodwill amounting to $9.1 million for PTY was written off as it entered voluntary administration in FY24.

3.3	Operating profit/(loss)

In preparing the consolidated financial statements of the Group, judgement was applied with respect to those items which are presented in the Consolidated Statement of Comprehensive Income as included within operating profit/(loss). Those revenues and expenses which are determined to be specifically related to the on-going operating activities of the business are included within operating profit/(loss). Expenses or charges to earnings which are not related to operating activities, are one-time costs determined to be not representative of the normal trading activities of the business, or that arise from revaluation of assets, are reported below operating profit/(loss).

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3.4	Litigation provision

A litigation provision of $0.2 million has been made in the accounts as settlement of the lawsuit with the Estate of the Late W.Q. Richards over Caret leases TX144 and TX145. The suit was settled with a payment of $0.05 million made in September 2024 to be followed by 12 equal monthly payments of $14,583.33.

3.5	Capitalization of product development costs

The Group capitalizes costs for product development projects in the EV segment. The capitalization of costs is based on management’s judgement that technological and economic feasibility is confirmed, and all other recognition criteria within IAS 38 can be demonstrated. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation, discount rates to be applied and the expected period of benefits. As of June 30, 2024, the carrying amount of capitalized development costs were $ 11.6 million (2023: $7.8 million).

3.6	Income taxes

In recognizing income tax assets and liabilities, management makes estimates of the likely outcome of decisions by tax authorities on transactions and events whose treatment for tax purposes is uncertain. Where the outcome of such matters is different, or expected to be different, from previous assessments made by management, a change to the carrying value of the income tax assets and liabilities will be recorded in the period in which such determination is made. The carrying values of income tax assets and liabilities are disclosed separately in the Consolidated Statement of Financial Position.

3.7	Deferred tax assets

Deferred tax assets for unused tax losses amounting to $4.1 million at June 30, 2024 (June 30, 2023: $4.3 million; June 30, 2022: $4.7 million) are recognized to the extent that it is probable that sufficient taxable profit will be available against which the losses can be utilized. Management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the deferred tax assets recorded at the reporting date could be impacted.

3.8	Fair value measurement

The fair values of financial assets and liabilities recorded in the statement of financial position are measured using valuation techniques including discounted cash flow (DCF) models. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. Changes in assumptions about these factors could affect the reported fair value. When the fair values of non-financial assets/CGUs need to be determined, for example in business combinations and for impairment testing purposes, they are measured using valuation techniques including the DCF model.

4 Revenue and segmental information

The Group determines and presents operating segments based on the information that is provided internally to the board of directors of the Company (the “Board”), which is the Group’s chief operating decision maker.

Management analyzes our business in five reportable segments: Critical Power Services, Electric Vehicles, Sustainable Energy Solutions, Solar Development and Corporate Office. Critical Power Services is represented by VivoPower’s wholly owned subsidiary Aevitas. In turn, Aevitas wholly owns Kenshaw Solar Pty Ltd (previously J.A. Martin) (“Aevitas Solar”) and Kenshaw Electrical Pty Limited (“Kenshaw”), both of which operate in Australia with a focus on the design, supply, installation and maintenance of critical power, control and distribution systems, including for solar farms.

Electric Vehicles is represented by Tembo e-LV B.V. (“Tembo”), a Netherlands-based specialist battery-electric and off-road vehicle company delivering electric vehicles (“EV”) for mining and other rugged industrial customers globally; Tembo also includes Tembo EV Pty Ltd based in Australia that recently launched the Tembo Tusker electric pickup truck in Australia and New Zealand and Tembo Technologies Pty Ltd. That is developing an all-electric Jeepney for the Philippines transport market. For FY24, there was no revenue recognised from either Tembo EV Pty Ltd or Tembo Technologies Pty Ltd.

Sustainable Energy Solutions (“SES”) is the design, evaluation, sale and implementation of renewable energy infrastructure to customers, both on a standalone basis and in support of Tembo EVs.

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Solar Development is represented by Caret in the United States. Corporate Office is the Company’s corporate functions, including costs to maintain the Nasdaq public company listing, comply with applicable SEC reporting requirements, and related investor relations and is located in the U.K.

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including any revenues and expenses that relate to the transactions with any of the Group’s other components. Operating segments results are reviewed regularly by the Board to assess its performance and make decisions about resources to be allocated to the segment, and for which discrete financial information is available.

Segment results that are reported to the Board include items directly attributable to a segment as well as those that can be allocated to a segment on a reasonable basis.

4.1	Revenue

Revenue from continuing operations by geographic location is as follows:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Australia	-	2,591	8,670
Netherlands	16	1,464	1,490
Total revenues	16	4,055	10,160

Revenue by product and service is as follows:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Electrical products and related services	-	2,591	8,670
Vehicle spec conversion	-	-	789
Conversion kits	16	1,394	301
Accessories	-	70	400
Total revenues	16	4,055	10,160

The Group had one customer representing more than 10% of revenue for the year ended June 30, 2024 (year ended June 30, 2023: 1; year ended June 30, 2022: none).

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4.2	Operating segments

a)	Segment results of operations

Results of operations by reportable segment are as follows:

Year Ended June	Continuing operations						Discontinued operations	Total
30, 2024 (US dollars in	Critical Power	Solar	Electric	Sustainable Energy	Corporate	Total	Critical Power
thousands)	Services	Development	Vehicles	Solutions	Office	Continuing	Services
Revenue from contracts with customers	-	-	16	-	-	16	11,811	11,827
Costs of sales - other	(52)	-	102	(23)	-	27	(10,268)	(10,241)
Cost of sales - non-recurring events	-	-	-	-	-	-	-	-
Gross profit	(52)	-	118	(23)	-	43	1,543	1,586
General and administrative expenses	(53)	(344)	(1,794)	(324)	(5,006)	(7,521)	(1,228)	(8,749)
Other gains/(losses)	47	-	10	32	-	89	4	93
Other income	-	-	-	-	-	-	99	99
Depreciation and amortization	(448)	-	(671)	(3)	(8)	(1,130)	(439)	(1,569)
Operating loss	(506)	(344)	(2,337)	(318)	(5,014)	(8,519)	(21)	(8,540)
Restructuring and other non-recurring costs	-	-	-	-	(1,392)	(1,392)	2	(1,390)
Impairment losses	(48,315)	(11,187)	(366)	10,787	(77,325)	(29,686)	(552)	(30,238)
Finance expense - net	(3,741)	(2)	(2,726)	(68)	1,918	(4,619)	(310)	(4,929)
Profit/(loss) before income tax	44,068	(11,533)	(5,429)	10,491	(81,813)	(44,216)	(881)	(45,097)
Income tax	(797)	-	277	(1,083)	-	(1,603)	-	(1,603)
Loss for the year	43,271	(11,533)	(5,152)	9,408	(81,813)	(45,819)	(881)	(46,700)

Year Ended June	Continuing operations						Discontinued operations	Total
30, 2023 (US dollars in	Critical Power	Solar	Electric	Sustainable Energy	Corporate	Total	Critical Power
thousands)	Services	Development	Vehicles	Solutions	Office	Continuing	Services
Revenue from contracts with customers	2,591	-	1,464	-	-	4,055	11,005	15,060
Costs of sales - other	(2,722)	-	(1,572)	-	-	(4,294)	(9,178)	(13,472)
Cost of sales - non-recurring events	(3,850)	-	-	-	-	(3,850)	-	(3,850)
Gross profit	(3,981)	-	(108)	-	-	(4,089)	1,827	(2,262)
General and administrative expenses	(195)	(297)	(1,005)	(367)	(4,561)	(6,425)	(1,195)	(7,620)
Gain/(loss) on solar development	1	-	-	30	-	31	(4,208)	(4,177)
Other income	13	69	-	-	-	82	37	119
Depreciation and amortization	(653)	-	(673)	(3)	(10)	(1,339)	(242)	(1,581)
Operating loss	(4,815)	(228)	(1,786)	(340)	(4,571)	(11,740)	(3,781)	(15,521)
Restructuring and other non-recurring costs	-	-	200	-	(1,862)	(1,662)	(1)	(1,663)
Impairment loss			(414)		(7)	(421)	-	(421)
Finance expense - net	(6,314)	(34)	936	(50)	(221)	(5,683)	(527)	(6,210)
Profit/(loss) before income tax	(11,129)	(262)	(1,064)	(390)	(6,661)	(19,506)	(4,309)	(23,815)
Income tax	(638)	-	(40)	119	-	(559)	19	(540)
Loss for the year	(11,767)	(262)	(1,104)	(271)	(6,661)	(20,065)	(4,290)	(24,355)

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Year Ended June	Continuing operations						Discontinued operations	Total
30, 2022 (US dollars in	Critical Power	Solar	Electric	Sustainable Energy	Corporate	Total	Critical Power
thousands)	Services	Development	Vehicles	Solutions	Office	Continuing	Services
Revenue	8,670	-	1,490	-	-	10,160	27,456	37,616
Costs of sales - other	(7,985)	-	(1,504)	-	-	(9,489)	(24,661)	(34,150)
Cost of sales - non-recurring events	(1,881)	-	-	-	-	(1,881)	-	(1,881)
Gross profit	(1,196)	-	(14)	-	-	(1,210)	2,795	1,585
General and administrative expenses	(154)	(80)	(2,901)	(1,660)	(7,602)	(12,397)	(2,899)	(15,296)
Other gains/(losses)	62	(139)	-	23	-	(54)	41	(13)
Other income	78	-	-	-	-	78	908	986
Depreciation and amortization	(866)	-	(443)	(3)	(9)	(1,321)	(1,066)	(2,387)
Operating profit/(loss)	(2,076)	(219)	(3,358)	(1,640)	(7,611)	(14,904)	(221)	(15,125)
Restructuring and other non-recurring costs	40	-	(429)	-	(59)	(448)	5	(443)
Finance expense - net	(7,347)	-	(974)	23	(10)	(8,308)	(295)	(8,603)
Profit/(loss) before income tax	(9,383)	(219)	(4,761)	(1,617)	(7,680)	(23,660)	(511)	(24,171)
Income tax	523	-	575	192	(148)	1,142	975	2,117
Loss for the year	(8,860)	(219)	(4,186)	(1,425)	(7,828)	(22,518)	464	(22,054)

b)	Segment net assets

Net assets by reportable segment are as follows:

As at June 30, 2024	Critical Power	Solar	Electric	Sustainable Energy	Corporate
(US dollars in thousands)	Services	Development	Vehicles	Solutions	Office	Total

Assets	5,958	1,549	20,674	72	9,180	37,433
Liabilities	(8,596)	(284)	(17,550)	(1,026)	(50,514)	(77,970)
Net assets/(liabilities)	(2,638)	1,265	3,124	(954)	(41,334)	(40,537)

As at June 30, 2023	Critical Power	Solar	Electric	Sustainable Energy	Corporate
(US dollars in thousands)	Services	Development	Vehicles	Solutions	Office	Total

Assets	18,034	12,726	17,493	10,343	2,819	61,416
Liabilities	(15,539)	-	(7,564)	(645)	(33,921)	(57,670)
Net assets/(liabilities)	2,495	12,726	9,929	9,698	(31,102)	3,746

As at June 30, 2022	Critical Power	Solar	Electric	Sustainable Energy	Corporate
(US dollars in thousands)	Services	Development	Vehicles	Solutions	Office	Total

Assets	30,878	22,505	14,202	1,170	903	69,657
Liabilities	(13,452)	(377)	(4,528)	(485)	(29,200)	(48,042)
Net assets/(liabilities)	17,426	22,128	9,673	685	(28,297)	21,615

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5. Other gains/(losses)

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Australian solar projects	32	31	23
Other gains/(losses)	57	-	(77)
Total gain/(loss) on Solar Development	89	31	(54)

6. Other income

The Australian government’s Jobkeeper allowance helped keep Australian citizens in jobs and supported businesses affected by the significant economic impact of the COVID-19 pandemic. The allowance is included in other income and recognized in the period that the related costs, for which it is intended to compensate, are expensed. There are no unfulfilled conditions or other contingencies attaching to these grants. The Group did not benefit directly from any other forms of government assistance. This also includes a previous year deposit which was refunded in March 2023. There is no other income recognized in the year ended June 30, 2024.

7. Operating profit/(loss)

Operating profit/(loss) from continuing operations is stated after charging/(crediting):

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Amortization of intangible assets	384	831	850
Depreciation of property, plant and equipment	746	750	770
Auditors’ remuneration - audit fees	267	193	177
Auditors’ remuneration - tax services	-	8	12
Directors’ emoluments	742	719	693
(Gain)/loss on disposal of assets	(89)	(30)	13

8. Restructuring and other non-recurring costs

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Corporate restructuring - professional fees	-	200	194
Corporate restructuring - litigation provision	-	-	(128)
Fiscal refunds provision	1,389	1,768	-
Remediation	-	(361)	382
Acquisition related and other costs	3	55	-
Total	1,392	1,662	448

In the year ended June 30, 2024, the Company also incurred non-recurring costs of $1.4 million (June 30, 2023: $1.8 million) relating to the provision for VAT liability that is assessed by HMRC.

In our FY23 accounts, a provision of $1 million was made for the potential failure to convince HMRC that the VAT claims made by VivoPower International PLC (PLC) were correct and should be refunded to the company. During FY24, HMRC cancelled the VAT Registration for PLC on the basis that the claim had no merit. Post year-end, PLC has lodged a formal appeal with HMRC and is currently considering further options, which may include seeking a Tribunal hearing if necessary.

Also, in FY24 HMRC cancelled the VAT registration of VivoPower International Services Ltd (VISL) due to outstanding payments. Post year end VISL has lodged a formal appeal with HMRC. Should this appeal fail we then plan to insist on a Tribunal hearing.

Additionally, post year end both PLC and VISL have engaged a UK based legal firm specializing in solving VAT issues with HMRC.

Restructuring and other non-recurring costs by nature are one-time incurrences, and therefore, do not represent normal trading activities of the business. These costs are disclosed separately in order to draw them to the attention of the reader of the financial information and enable comparability in future periods.

F-45

9. Staff numbers and costs

The average number of employees (including directors) during the period was:

	Year Ended June 30
	2024	2023	2022
Sales and Business Development	4	11	13
Central Services and Management	10	18	29
Production	46	64	212
Total	60	93	254

Their aggregate remuneration costs comprised:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Salaries, wages and incentives	2,045	5,465	15,237
Social security costs	362	430	730
Pension contributions	175	369	844
Short-term compensated absences	39	366	1,277
Total	2,621	6,630	18,088

Directors’ emoluments for the year ended June 30, 2024 were $358,292 (year ended June 30, 2023: $347,179; year ended June 30, 2022: $376,043) of which the highest paid director received $85,571 (year ended June 30, 2023: $81,819; year ended June 30, 2022: $91,029). Our Executive Chairman, Kevin Chin, also received an additional $325,000 for his role as the CEO during the year ended June 30, 2024 (year ended June 30, 2023: $325,000). Director emoluments include employer social security costs.

Key Management Personnel:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Salaries, wages and incentives	957	1,120	1,578
Social security costs	6	38	151
Pension contributions	35	60	114
Equity incentives	-	-	392
Total	998	1,218	2,236

Key management personnel are those below the Board level that have a significant impact on the operations of the business. The number of key management personnel, including directors for the year ended June 30, 2024 was  8 (year ended June 30, 2023: 10; year ended June 30, 2022: 10).

10. Finance income and expense

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Finance income
Foreign exchange gain	1,380	1,150	173
Interest income	16	6	-
Total finance income	1,396	1,156	173

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Finance expense
Related party loan interest payable	4,637	3,801	3,351
Convertible loan notes and preference shares interest payable	267	204	217
Lease liability interest payable	13	15	4
Bank interest payable	49	41	(4)
Foreign exchange losses	452	2,540	4,757
Other finance costs	597	238	156
Total finance expense	6,015	6,839	8,481

F-46

11. Taxation

(a)	Tax (charge)/credit

	Year Ended June 30
	2024			2023			2022
(US dollars in thousands)	Continuing	Discontinued	Total	Continuing	Discontinued	Total	Continuing	Discontinued	Total
Current tax
UK corporation tax	-	-	-	-	-	-	(52)	-	(52)
Foreign tax	-	-	-	(924)	-	(924)	818	-	818
Total current tax	-	-	-	(924)	-	(924)	766	-	766

Deferred tax
Current year
UK tax	-	-	-	-	-	-	(96)	-	(96)
Foreign tax	(1,603)	-	(1,603)	365	19	384	471	975	1,446
Total deferred tax	(1,603)	-	(1,603)	365	19	384	375	975	1,350

Total income tax	(1,603)	-	(1,603)	(559)	19	(540)	1,141	975	2,116

The difference between the total tax charge and the amount calculated by applying the weighted average corporation tax rates applicable to each of the tax jurisdictions in which the Group operates to the profit before tax is shown below.

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Loss before income tax before continuing operations	(44,216)	(19,506)	(23,660)
Group weighted average corporation tax rate	18.36%	26.60%	22.20%
Tax at standard rate	8,121	5,189	5,253
Effects of:
Expenses that are not deductible for tax purposes	-	-	(833)
Adjustment to prior year tax provisions	-	-	137
Deferred tax assets not recognized on tax losses	(9,724)	(5,748)	(3,415)
Total income tax from continuing operation for the period recognized in the
Consolidated Statement of Comprehensive Income	(1,603)	(559)	1,142

(b)	Deferred tax

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Deferred tax assets	4,099	5,136	4,668
Deferred tax liabilities	(2,873)	(2,232)	(1,234)
Net deferred tax asset	1,226	2,904	3,434

F-47

The deferred tax assets are analyzed as follows:

Deferred tax assets	Tax losses	Other timing differences	Total

June 30, 2021	1,853	642	2,495
Credit/(charged) to comprehensive income	2,227	(54)	2,173
June 30, 2022	4,080	588	4,668
Credit to comprehensive income	196	272	468
June 30, 2023	4,276	860	5,136
Charge to comprehensive income	(177)	(860)	(1,037)
June 30, 2024	4,099	-	4,099

The deferred tax liabilities are analyzed as follows:

Deferred tax liabilities	Accelerated allowances	Other timing differences	Total
June 30, 2021	-	(411)	(411)
Charged to comprehensive income	-	(823)	(823)
June 30, 2022	-	(1,234)	(1,234)
Charged to comprehensive income	-	(998)	(998)
June 30, 2023	-	(2,232)	(2,232)
Charged to comprehensive income		(641)	(641)
June 30, 2024	-	(2,873)	(2,873)

Deferred tax has been recognized in the current period using the tax rates applicable to each of the tax jurisdictions in which the Group operates. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities.

12. Property, plant and equipment

(US dollars in thousands)	Computer Equipment	Motor Vehicles	Plant & Equipment	Fixtures & Fittings	Right-of-Use Assets	Total
Cost
At June 30, 2021	562	1,568	1,611	122	2,691	6,554
Foreign exchange	(41)	(154)	(146)	(10)	(214)	(565)
Additions	28	184	343	209	2,470	3,234
Disposals	-	(150)	(48)	-	(53)	(251)
Reclass to assets held for sale	(231)	(1,015)	(320)	(74)	(1,295)	(2,935)
At June 30, 2022	318	433	1,440	247	3,599	6,037
Reclassifications/corrections	-	-	-	-	(707)	(707)
Foreign exchange	(10)	(23)	(32)	(9)	(43)	(117)
Additions	36	92	558	10	239	935
Disposals	(37)	(39)	(250)	-	(54)	(380)
At June 30, 2023	307	463	1,716	248	3,034	5,768
Reclass to assets held for sale[1]	(235)	(400)	(867)	(249)	(2,049)	(3,800)
Foreign exchange	1	2	-	-	(5)	(2)
Additions	18	307	57	1	226	609
Disposals	(3)	(63)	(495)	-	(1,131)	(1,692)
At June 30, 2024	88	309	411	-	75	883

F-48

(US dollars in thousands)	Computer Equipment	Motor Vehicles	Plant & Equipment	Fixtures & Fittings	Right-of-Use Assets	Total
Depreciation
At June 30, 2021	399	970	872	56	1,682	3,979
Foreign exchange	(33)	(95)	(93)	(6)	(167)	(394)
Charge for the year (including discontinued operations)	69	186	179	22	752	1,208
Disposals	-	(131)	(9)	-	(53)	(193)
Reclass to assets held for sale	(197)	(719)	(232)	(43)	(1,115)	(2,306)
At June 30, 2022	238	211	717	29	1,099	2,294
Reclassifications/corrections	-	-	-	-	(685)	(685)
Foreign exchange	(5)	(10)	(18)	(1)	(29)	(63)
Charge for the year	48	90	179	22	411	750
Disposals	(26)	(28)	(171)	0	-45	(270)
At June 30, 2023	255	263	707	50	751	2,026
Reclass to assets held for sale[1]	(201)	(287)	(543)	(71)	(616)	(1,759)
Foreign exchange	(1)	3	1	-	(23)	(28)
Charge for the year	31	87	136	21	474	749
Disposals	(4)	(40)	(30)	-	(470)	(544)
At June 30, 2024	80	20	269	1	75	444

Net book value	Computer Equipment	Motor vehicles	Plant & Equipment	Fixtures & Fittings	Right-of-Use Assets	Total
At June 30, 2022	80	222	723	218	2,500	3,743
At June 30, 2023	52	200	1,009	198	2,283	3,742
At June 30, 2024	8	289	142	-	-	439

1.	Reclassification to Held for Sale at June 30, 2024 on account of the sale of Kenshaw Electrical, refer to Note 20 Discontinued Operations

13. Intangible assets

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Goodwill	1,635	17,697	18,269
Other intangible assets	13,600	24,478	21,308
Total	15,235	42,175	39,577

a)	Goodwill

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
As at July 1	17,697	18,269	25,794
Reclassification to held for sale assets	-	-	(5,289)
Impairment losses	(16,124)	-	-
Foreign exchange	62	(572)	(2,236)
Carrying value	1,635	17,697	18,269

F-49

b)

The carrying amounts of goodwill by Cash Generating Unit (“CGU”) are as follows:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Aevitas O Holdings Limited (allocated to the Critical Power Services segment)	-	6,946	7,222
VivoPower Pty Ltd (allocated to the Solar Development segment)	-	9,091	9,451
Tembo (allocated to the Electric Vehicle segment)	1,635	1,660	1,595
Total	1,635	17,697	18,269

The Group conducts impairment tests on the carrying value of goodwill and intangibles annually, or more frequently if there are any indications that goodwill might be impaired. The recoverable amount of the Cash Generating Unit (“CGU”) to which goodwill has been allocated is determined from value in use calculations. The key assumptions in the calculations are the discount rates applied, expected operating margin levels and long-term growth rates. Management estimates discount rates that reflect the current market assessments while margins and growth rates are based upon approved budgets and related projections.

The Group prepares cash flow forecasts using the approved budgets for the coming fiscal year and management projections for the following two years. Cash flows are also projected for subsequent years as management believe that the investment is held for the long term. These budgets and projections reflect management’s view of the expected market conditions and the position of the CGU’s products and services within those markets.

Following the sale of Kenshaw Electric on July 2nd 2024, the CGU represented by Aevitas (being Critical Power Services) was written off as no longer being capable of being recovered from ongoing operations.

With the sale of Kenshaw and the writing off of all goodwill and intangibles, it was then required to affect a similar write-off of the goodwill and intangibles held by VivoPower Pty Ltd (PTY) as also no longer capable of being recovered. On July 5, 2024 following a detailed internal review of PTY it was decided to place it into Voluntary Administration, hence requiring the final write off of all PTY’s goodwill and intangibles held in other subsidiaries.

The intangibles represented by Tembo e-LV and its subsidiaries was assessed to have a value in excess of its carrying value. Key assumptions used in the assessment of impairment were discount rate based on the weighted average cost of capital of 13.7% (June 30, 2023: 12%, June 30, 2022: 12%) and an EBITDA compound average annual growth rate (CAGR) of 283% over the next 5 years. We have conducted a discounted cashflow for the impairment testing model; we have not included the terminal value in our analysis. Growth rates reflect the commencement of planned series production at volume during the 5 year period, as the product development project is completed for the current variant, to meet customer demand per sales agreements of over 15,000 units with major international distribution partners, including Access Industriel, Bodiz Automotive LLC., GHH Mining Machines, Fource Maline, Cheetah EV etc.

We conducted a sensitivity analysis to assess the impact of changes in key assumptions on the impairment testing outcome for Tembo. In this analysis, we considered a 5% increase in the discount rate (WACC) and a 50% reduction in the compound annual growth rate (CAGR). The results indicate that, even with these adjusted assumptions, no impairment would need to be recognised. The analysis further revealed that an impairment would only be triggered if the CAGR falls below 71% at a WACC of 18.2%.

In reviewing past performance and lack of Revenues we have analyzed the following;

●	Supply Chain issues relating to limited cash flows to procure components
●	Staffing issues relating to the changing nature of our R&D activities
●	Moving from Design to Test and potential rework
●	Customer appetite to place orders and commit
●	Customer acceptance of our revised Terms of Trade
●	Now aligned with what other EV Conversion Kits suppliers are requiring
●	Supplier’s capability to deliver the volumes we believe we can sell
●	Tembo’s ability to train and support the early adopters of our kits

The CGU represented by Caret active solar projects (TX75 and TX341) was assessed to have a value in excess of its carrying value and hence no further adjustments to capitalized development costs were considered necessary. Other sites were discontinued during the year and their carrying value is impaired.

F-50

(b)	Other intangible assets

(US dollars in thousands)	Customer Relationships	Trade Names	Favorable Supply Contracts	Solar Projects	Product Development	Other Intangible Assets	Total Intangible Assets
Cost
At June 30, 2021	5,781	3,028	4,484	11,744	513	169	25,719
Foreign exchange	(542)	(271)	(376)	-	(63)	(13)	(1,265)
Additions	-	-	-	878	3,355	19	4,252
Disposals	-	(9)	-	-	-	-	(9)
Reclass to Assets held for sale	(2,687)	(1,385)	-	-	-	-	(4,072)
At June 30, 2022	2,552	1,363	4,108	12,622	3,805	175	24,625
Foreign exchange	4	(25)	(157)	-	302	(1)	123
Additions	-	-	-	103	3,725	29	3,857
Disposals	-	-	-	(47)	-	-	(47)
At June 30, 2023	2,556	1,338	3,951	12,678	7,832	203	28,558
Foreign exchange	(9)	1	25	-	(112)	-	(95)
Additions	-	-	-	13	3,966	-	3,979
At June 30, 2024	2,547	1,339	3,976	12,691	11,686	203	32,442

Amortization and Impairment	Customer Relationships	Trade Names	Favorable Supply Contracts	Solar Projects	Product Development	Other	Total
At June 30, 2021	2,158	855	1,368	-	18	169	4,568
Foreign exchange	(208)	(79)	(115)	-	(2)	(13)	(417)
Amortization	405	181	274	-	-	-	860
Disposals	-	-	-	-	-	-	-
Reclass to Assets held for sale	(1,232)	(462)	-	-	-	-	(1,694)
At June 30, 2022	1,123	495	1,527	-	16	156	3,317
Foreign exchange	(1)	(8)	(61)	-	2	-	(68)
Amortization	385	137	266	-	43	-	831
Disposals	-	-	-	-	-	-	-
At June 30, 2023	1,507	624	1,732	-	61	156	4,080
Foreign exchange	(6)	(1)	19	-	(3)	-	9
Amortization and impairment	680	626	2,225	11,188	34	-	14,753
At June 30, 2024	2,181	1,249	3,976	11,188	92	156	18,842

Net book value	Customer Relationships	Trade Names	Favorable Supply Contracts	Solar Projects	Product Development	Other	Total
At June 30, 2022	1,429	868	2,581	12,622	3,789	19	21,308
At June 30, 2023	1,049	714	2,219	12,678	7,771	47	24,478
At June 30, 2024	366	90	-	1,503	11,594	47	13,600

Customer relationships and trade names have an average remaining period of amortization of 3 years and 3 years respectively. Solar projects and electric vehicle product development costs are incomplete and not generating revenue and therefore are not amortized in FY24.

Additions for the year comprise $4.0 million electric vehicle product development costs in Tembo and $0.01 million of solar project development costs in Caret.

F-51

14. Investment in subsidiaries

The principal operating undertakings in which the Group’s interest at June 30, 2024 is 20% or more are as follows:

Subsidiary Undertakings	Percentage of shares held	Registered address
VivoPower International Services Limited	100%	28 Esplanade, St Helier, Jersey, JE2 3QA
VivoPower USA, LLC	100%
VivoPower US-NC-31, LLC	100%
VivoPower US-NC-47, LLC	100%	251 Little Falls Drive, Wilmington, DE,
VivoPower (USA) Development, LLC	100%	USA 19808
Caret, LLC (formerly Innovative Solar Ventures I, LLC)	100%
Caret Decimal, LLC	100%

VIWR AU Pty Ltd (formerly VivoPower Pty Ltd)	100%
Aevitas O Holdings Pty Ltd	100%
Aevitas Group Limited	100%
Aevitas Holdings Pty Ltd	100%	153 Walker St, North Sydney NSW, Australia 2060
Electrical Engineering Group Pty Limited	100%
Kenshaw Solar Pty Ltd (formerly J.A. Martin Electrical Pty Limited)	100%
KESW EL Pty Ltd (formerly Kenshaw Electrical Pty Limited)*	100%
Tembo Technologies Pty Ltd (formerly Tembo EV Australia Pty Ltd)	100%
Tembo EV Pty Ltd	100%	Level 11, 153 Walker Street, North Sydney NSW, 2060 Australia
TemboDrive Pty Ltd	100%

VivoPower Philippines Inc.	64%	Unit 10A, Net Lima Building, 5th Avenue cor. 26th Street,
VivoPower RE Solutions Inc.	64%	E-Square Zone, Crescent Park West, Bonifacio Global City,
V.V.P. Holdings Inc.**	40%	Taguig, Metro Manila

Tembo e-LV B.V.	100%
Tembo 4x4 e-LV B.V.	100%	Marinus van Meelweg 20, 5657 EN, Eindhoven, NL
FD 4x4 Centre B.V.	100%

*	These entities were subsidiaries of the Company as of June 30, 2024 but were subsequently sold and are no longer subsidiaries of the Company as of the date of this report

**	V.V.P. Holdings Inc. is controlled by VivoPower Pty Ltd, notwithstanding only owning 40% of the ordinary share capital.

15. Cash and cash equivalents

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Cash at bank and in hand	199	553	1,285

The credit ratings of the counterparties with which cash was held are detailed in the table below.

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
A+	11	(8)	171
A	-	-	-
A-	-	2	2
AA-	188	559	1,112
Total	199	553	1,285

F-52

16. Restricted cash

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Bank guarantee security deposit	292	608	1,195

At June 30, 2024, there is a total of $0.3 million (June 30, 2023, $0.6 million; June 30, 2022, $1.2 million) of cash which is subject to restriction as security for bank guarantees provided to customers in support of performance obligations under power services contracts.

17. Trade and other receivables

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Current receivables
Trade receivables	-	1,649	3,866
Contract assets	254	893	694
Other current assets	67	66	-
Prepayments	79	277	787
Other receivables	9,644	4,027	3,055
Deposits	-	-	504
Current tax receivable	-	175	182
Total	10,044	7,087	9,088

Other receivables at June 30, 2024 includes receivable from investor amounting to $10.0 million representing their subscription investment into Tembo, of which $8.7 million was not yet paid. The corresponding shares related to this have not yet been issued and as such classified in “Shares to be issued” under Trade and other payables in the Consolidated Statement of Financial Position. Other receivables also include a receivable from our transfer agent Chardan Capital Markets for ATM issuance proceeds which were only credited to the Group’s account on July 1, 2024.

In accordance with IFRS 15, contract assets are presented as a separate line item. The Company has not recognized any loss allowance for contract assets.

Analysis of trade receivables:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Trade receivables	-	1,649	3,866
Less: credit note provision	-	-	-
Total	-	1,649	3,866

The maximum exposure to credit risk for trade receivables by geographic region was:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Australia	-	1,451	2,684
Netherlands	-	198	1,182
Total	-	1,649	3,866

The aging of the trade receivables, net of provisions is:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
0-90 days	-	1,410	3,306
Greater than 90 days	-	239	560
Total	-	1,649	3,866

F-53

18. Inventory

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Raw materials	1,646	2,115	1,887
Total	1,646	2,115	1,887

19. Assets classified as held for sale

		Year Ended June 30
(US dollars in thousands)	% Owned	2024	2023	2022
Kenshaw Solar Pty Ltd (formerly J.A. Martin Electrical Pty Limited) - ex solar	100%	-	-	8,214
KESW EL Pty Ltd (formerly Kenshaw Electrical Pty Ltd)		5,479	-	-
Total		5,479	-	8,214

The ex power and critical supply operations of Kenshaw Electrical Pty Ltd were sold on July 2, 2024.   As disclosed in note 20, the assets and liabilities of the disposed operation met the definition of discontinued operation under IFRS 5 at June 30, 2024. Accordingly, assets and liabilities of the discontinued operation were reclassified to assets and liabilities held for sale as at June 30, 2024. As detailed in note 20, assets held for sale of $5.5 million as at June 30, 2024 comprised goodwill of $0.2 million, inventories of $0.7 million, property, plant and equipment of $2.1 million and trade and other receivables of $2.4 million.

20. Discontinued operations

On July 2, 2024, Kenshaw Electrical Pty Ltd was sold for a consideration of $0.8 million (AU$1.2 million).

Financial information relating to the discontinued operation for the period to the date of disposal is set out below:

Financial performance and cash flow information

The financial performance and cash flow information presented are for the years ended June 30, 2024, 2023 and 2022:

Schedule of financial performance and cash flow information

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Revenues	11,909	11,005	27,456
Cost of sales	(10,268)	(9,178)	(24,661)
Expenses	(2,522)	(6,136)	(3,306)
Loss before income tax	(881)	(4,309)	(511)
Income tax expense	-	19	975
Gain/(loss) from discontinued operations	(881)	(4,290)	464

Net cash inflow/(outflow) from operating activities	(881)	(4,290)	464
Net cash inflow/(outflow) from investing activities	-	-	-
Net cash inflow/(outflow) from financing activities	-	-	-
Net increase in cash generated by subsidiary	(881)	(4,290)	464

F-54

Assets and liabilities of disposal group as held for sale

The following assets and liabilities were reclassified as held for sale in relation to the discontinued operations as at June 30, 2024 and 2022; the assets and liabilities held for sale as of June 30, 2022 were subsequently disposed of in the year ended June 30, 2023:

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Assets classified as held for sale
Trade and other receivables	2,366	-	239
Inventories	657
Property, plant and equipment	2,040	-	629
Goodwill	210	-	5,289
Intangible assets	-	-	2,057
Deferred tax assets	206
Total assets of disposal group classified as held for sale	5,479	-	8,214

Liabilities directly associated with assets classified as held for sale
Trade and other payables	2,722	-	91
Current debt	1,267	-	1,126
Non-current debt	77	-	74
Lease liabilities - current	263	-	157
Lease liabilities - non-current	1,186	-	49
Total liabilities of disposal group classified as held for sale	5,515	-	1,497

Net assets/(liabilities) identified as held for sale	(36)	-	6,717

Estimated gain on sale - Kenshaw Electrical Pty Ltd	USD 000	AUD 000
Consideration received or receivable
Cash
Purchase price	2,668	4,000
Working capital adjustment	(1,860)	(2,789)
Cash	808	1,211
Fair value of contingent consideration	-	-
Less costs to sell	-	-
Total disposal consideration	808	1,211
Estimated carrying amount of net assets/(liabilities) sold	(36)	(54)
Estimated gain on sale as at June 30, 2024	844	1,265

Disposal consideration for the sale of Kenshaw Electrical Pty Ltd on July 2, 2024 comprised of cash purchase price including completion working capital adjustments of $2.7 million (AU$4.0 million). Net book value of net liabilities sold was $0.03 million (AU$0.1 million), resulting in a gain on disposal of $0.8 million (AU$1.3 million).

Disposal consideration for the sale of Kenshaw Solar Pty Ltd on July 1, 2022, comprised cash purchase price including completion working capital adjustments of $2.9 million (AU$4.3 million). Initial estimate of fair value of deferred contingent consideration of $4.5 million, as recorded in July 2022, payable 12 months after completion, applied a contracted 4.5x multiple to year 1 forecast EBITDA of AU$2.7 million, discounted at 10% to net present value, less purchase price paid. The final deferred consideration of $0.6 million (AU$ 0.9 million) was received in August 2023. Costs to sell comprised advisory fees of $0.4 million (AU$0.5 million). Net book value of net assets sold was $7.0 million (AU$10.1 million), resulting in a loss on disposal of $3.9 million (AU$5.4 million).

Reconciliation of adjusted loss on sale – Kenshaw Solar Pty Ltd	USD 000	AUD 000
Gain on sale - as estimated at June 30, 2022	34	50
Cash consideration adjustment	378	529
Fair value of contingent consideration adjustment	(3,965)	(5,548)
Cost to sell adjustment	(18)	(25)
Carrying amount of net assets sold adjustment	(283)	(397)
Loss on sale reported in year ended June 30, 2023	(3,854)	(5,391)

F-55

21. Trade and other payables

	Year Ended June 30
(US dollars in thousands)	2024	2023	2022
Current trade and other payables
Trade payables	10,973	7,725	5,692
Shares to be issued	10,000	2,500	-
Accruals	13,188	1,321	4,322
Related party payable	-	-	477
Payroll liabilities	3,574	2,077	2,210
Sales tax payable	-	116	949
Deferred income	10	318	974
Other creditors	184	540	833
Total current trade and other payables	37,929	14,597	15,457

Non-current other payables
Non-current accrued interest	-	6,129	-
Non-current accrued loan and other fees	-	314	-
Total non-current other payables	-	6,443	-

In accordance with IFRS 15 – Revenue from Contracts with Customers, deferred income is presented as a separate line item. Deferred income relates to the Company’s obligation to transfer goods or services to customers for which the Company has received consideration (or the amount is due) from customers. Deferred income is recorded as revenue when the Company fulfils its performance obligations under the contract.

Non-current accrued interest relates to interest on AWN related party loans, where pursuant to amendments to loan terms agreed on June 30, 2023, obligations to pay accrued interest on all loans except bridging loans issued after December 31, 2022 are deferred until April 30, 2025. The liabilities are then classified as current in “Accruals” line item under Current trade and other payables given that they are due within a year from FY24

22. Provisions

	As at June 30
(US dollars in thousands)	2024	2023	2022
Current provisions
Employee entitlements	11	502	635
Fiscal	2,038	1,174	-
Litigation	181	-	-
Warranty	-	102	116
Remediation	-	-	353
Total current provisions	2,230	1,778	1,104

Non-current provisions
Employee entitlements	13	76	57
Litigation	44	-	-
Total non-current provisions	57	76	57

Total provisions	2,287	1,854	1,162

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In the year ended June 30, 2024, the Company also incurred non-recurring costs of $1.4 million (June 30, 2023: $1.8 million) relating to the provision for VAT liability that is assessed by HMRC.

In our FY23 accounts, a provision of $1 million was made for the potential failure to convince HMRC that the VAT claims made by VivoPower International PLC (PLC) were correct and should be refunded to the company. During FY24, HMRC cancelled the VAT Registration for PLC on the basis that the claim had no merit. Post year-end, PLC has lodged a formal appeal with HMRC and is currently considering further options, which may include seeking a Tribunal hearing if necessary.

Also, in FY24 HMRC cancelled the VAT registration of VivoPower International Services Ltd (VISL) due to outstanding payments. Post year end VISL has lodged a formal appeal with HMRC. Should this appeal fail we then plan to insist on a Tribunal hearing.

Additionally, post year end both PLC and VISL have engaged a UK based legal firm specializing in solving VAT issues with HMRC.

Warranty provisions in Australia relate to the servicing of generators and is based on a percentage of revenue generated. For FY24, this provision is no longer required as the acquirer of Kenshaw has taken responsibility for this.

Employee entitlements in Australia is attributable to Kenshaw Electrical Pty Ltd which forms part of the liabilities held for sale for FY24.

A litigation provision of $0.2 million has been made in the accounts as settlement of the lawsuit with the Estate of the Late W.Q. Richards over Caret leases TX144 and TX145. The suit was subsequently settled with a payment of $50k made in October 2024 to be followed by 12 equal monthly payments of $14,583.33.

(US dollars in thousands)	Employee Entitlements	Remediation	Fiscal	Litigation	Warranty	Total
At June 30, 2022	692	353	-	-	116	1,161
Foreign exchange	(27)	8	-	-	(4)	(23)
Additional provisions	-	-	1,174	-	-	1,174
Reverse unused provisions	(1)	(361)	-	-	(10)	(372)
Provisions utilized	(86)	-	-	-	-	(86)
At June 30, 2023	578	-	1,174	-	102	1,854
Foreign exchange	4	-	-	-	1	5
Additional provisions	63	-	864	225	-	1,152
Disposals and transfers to AHFS	(621)	-	-	-	(103)	(724)
At June 30, 2024	24	-	2,038	225	-	2,287

F-57

23. Loans and borrowings

	As at June 30
(US dollars in thousands)	2024	2023	2022
Current liabilities
Debtor invoice financing	67	1,329	-
Lease liabilities	-	462	505
Shareholder loans	8,104	497	4,285
Chattel mortgage	-	89	142
Financing agreement	-	-	-
Bank loan	-	7	145
Other borrowings	-	-	32
Total	8,171	2,384	5,109

Non-current liabilities
Lease liabilities	-	1,843	1,959
Shareholder loan	20,915	28,111	21,121
Chattel mortgage	-	50	264
Financing agreement	-	-	108
Bank loan	-	-	-
Total	20,915	30,004	23,452

Total	29,086	32,388	28,561

Debtor invoice financing

In FY23, a new facility with a limit of AU$2.5 million was established by Kenshaw. As of June 30, 2024, this facility amounting to AU$1.8 million is reclassified to “Assets held for sale” as a result of Kenshaw Electrical Pty Ltd sale.

Shareholder loans

On June 30, 2021, the Company agreed a refinancing of its existing $21.1 million shareholder loan with AWN, with repayment of principal from January 1, 2023 in sixty monthly instalments of $0.35 million to loan maturity on December 31, 2027. The interest rate and line fee was agreed at 8% and 0.8% respectively, but no interest or line fee settlements were required until after a corporate liquidity event had occurred. In addition, the Company agreed to a refinancing fee of $0.34 million in two tranches on June 30, 2022 and December 31, 2022. Security granted to AWN comprised of the Specific Security Deed and the General Security.

On June 30, 2022 further amendments to the loan were agreed with AWN:

(i) to defer repayment of principal to commence on October 1, 2023, with repayments over 60 months to September 30, 2028,

(ii) to defer interest payments from October 1, 2021, becoming due and payable on the earlier of a) completion by VivoPower of a debt or equity raise of at least $25 million, and b) October 1, 2023.

(iii) to increase the interest rate and line fee to 10.00% and 2.00% per annum respectively during the period from October 1, 2021 to the earlier of a) September 30, 2023 or b) the date a minimum prepayment of $1,000,000 is made.

(iv) the initial refinancing fee of $0.34 million is to be amended to accrue incrementally at 1.6% per annum from July 1, 2021 and become payable at the earlier of a) $1.0 million prepayment being made or b) October 1, 2023.

(v) a new fixed facility extension fee of $0.355 million is payable in return for this amendment, to accrue immediately but becoming payable on October 1, 2023.

On January 11, 2023, further amendments to the loan were agreed with AWN:

(i) to defer repayment of principal to commence on April 1, 2025, with repayments over 60 months to March 31, 2030.

(ii) to defer interest payments from October 1, 2023, becoming due and payable on the earlier of a) completion by VivoPower of a debt or equity raise of at least $25 million, and b) October 1, 2024.

(iii) to extend the increased interest rate and line fee of 10.00% and 2.00% per annum respectively commenced on October 1, 2021 to the earlier of a) March 31, 2025 or b) the date a minimum Prepayment of $1,000,000 is made.

(iv) to extend the initial refinancing fee accruing incrementally at 1.6% per annum from July 1, 2021 and become payable at the earlier of a) $1.0 million prepayment being made or b) April 1, 2025.

(v) to defer the repayment date of the previous fixed facility extension fee of $0.355 million, becoming payable on April 1, 2025.

(vi) In addition to previously agreed refinancing fees, an additional $0.855 million fixed refinancing fee will accrue immediately and become payable on April 1, 2025.

On June 30, 2023, further amendments to the loan were agreed with AWN:

(i) to defer interest payments from October 1, 2024 to April 1, 2025, and to replace the conditional requirement to repay accrued interest upon completion by VivoPower of a debt or equity raise of at least $25 million, with the conditional requirement to make repayments of interest and/or principal to meet the mandatory repayment schedule described in sections (ii) and (iii) below following a qualifying liquidity event.

F-58

(ii) upon completion by VivoPower International PLC of a qualifying liquidity event of at least $5.0 million, Aevitas is required to make mandatory prepayment of principal and interest to AWN in accordance with the following schedule:

a) proceeds $5 million to $7.5 million - pay 25% of amounts raised;

b) proceeds $7.5 million to $12.5 million - pay $1.875 million plus 45% of amounts raised;

c) proceeds $12.5 million and above - pay $4.125 million plus 50% of amounts raised.

(iii) for the purposes of the mandatory prepayment requirement, a ‘qualifying liquidity event’ excludes direct investments into VivoPower’s subsidiary, Tembo, and debt raised in respect of working capital finance facilities, but includes:

a) equity or debt raise;

b) trade sale of underlying subsidiary or business unit (including, for example, Aevitas and Caret); and

c) loan repayment from Tembo to VivoPower..

(iv) as consideration for the concessions agreed with AWN, VivoPower International PLC committed to issue AWN with 500,000 warrants, with a duration of 12 months, at an exercise price of $0.67 per share.

On June 30, 2024, VivoPower amended its shareholder loan financing agreement with AWN. The loan includes a facility limit of $34 million, of which a drawdown of $8.1 million principal is due to be repaid in the current period, and $20.9 million principal is non-current. The agreement consolidated all shareholder loans into a single tranche. AWN also received an option to acquire 1,150,000 Tembo shares post-business combination with Cactus Acquisition Corp 1 Limited at $1.35 per share.

We also conducted an assessment in accordance with IFRS 9 to evaluate the novation of the loan. We concluded that there was no substantial modification in the net present value of the loan.

Short-term loans

In December 2021, a short term loan of $1.1 million (AU$1.5 million) was provided from AWN to Aevitas O Holdings Pty Limited at an interest rate of 10.0%, increasing to 12.5% from January 1, 2022. The loan is set to expire on April 1, 2025 (initially set as April 30, 2022, then extended on June 30, 2022, to October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower International PLC of a debt or equity raise of at least $25 million was dropped on June 30, 2023. Facility extension fees of $29,000 (AU$40,000) and $43,500 (AU$60,000) are payable upon maturity, relating to the two extensions respectively.

On February 22, 2022, a short term $3.0 million loan was provided from AWN to Aevitas, with interest rate of 10.00% per annum payable on the principal sum upon maturity. The loan is set to expire on April 1, 2025 (initially set as May 13, 2022, then extended on June 30, 2022, to October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower of a debt or equity raise of at least $25 million was dropped on June 30, 2023. Facility extension fees of $85,000 and $110,000 are payable upon maturity, relating to the two extensions respectively.

On December 22, 2022, a short term $3.0 million loan was provided from AWN to Aevitas, with interest rate of BBSY bid floating rate (on average 3.60% for the period from inception to June 30, 2023) plus fixed margin of 15.0% per annum payable on the principal sum upon maturity. A 1% facility establishment fee of $30,000 was deducted upon initial loan drawdown, and a further 3% exit fee of $90,000 is payable on expiry. The loan is set to expire on April 1, 2025 (initially set as October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower of a debt or equity raise of at least $25 million was agreed on January 11, 2023, then dropped on June 30, 2023. A facility extension fee of $115,000 is payable upon maturity.

F-59

In February and March 2023, further short-term loans of AU$0.5 million and AU$0.25 million were established between AWN and VivoPower, drawn down between February and May 2023. On June 30, 2023, the expiry of the loans was amended to August 31, 2023.

On June 30, 2024, VivoPower amended its shareholder loan financing agreement with AWN. The loan includes a facility limit of $34 million, of which a drawdown of $8.1 million principal is due to be repaid in the current period, and $20.9 million principal is non-current. The agreement consolidated all shareholder loans into a single tranche. AWN also received an option to acquire 1,150,000 Tembo shares post-business combination with Cactus Acquisition Corp 1 Limited at $1.35 per share.

Lease liabilities

Lease liabilities have decreased during the year by $2.3 million to nil due to sale of Kenshaw. Depreciation expense on right-of-use assets and interest expense on associated lease liabilities for the year ended June 30, 2024 amounting to $0.5 million and $0.2 million respectively, are recognized in the Consolidated Statement of Comprehensive Income. Total lease payments for the year ended June 30, 2024 amounted to $0.2 million (June 30, 2023: $0.04 million).

The obligations under lease liabilities are as follows:

	Minimum Lease Payments			Present Value of Minimum Lease Payments
	As at June 30			As at June 30
(US dollars in thousands)	2024	2023	2022	2024	2023	2022
Amounts payable under lease liabilities:
Less than one year	-	576	546	-	462	444
Later than one year but not more than five	-	2,223	2,545	-	1,843	2,020
	-	2,799	3,091	-	2,305	2,464
Future finance charges	-	(494)	(627)	-	-	-
Total lease obligations	-	2,305	2,464	-	2,305	2,464

24. Called up share capital

	As at June 30
	2024	2023	2022
Allotted, called up and fully paid
Ordinary shares of $0.12 each	$533,298	$307,815	$255,819
Number allotted	4,439,733	25,651,140	21,318,118
Ordinary shares of $0.12 each	$533,298	$307,815	$255,819

At the Company’s last Annual General Meeting on December 28, 2023, the Directors were given a new authority to allot shares up to an aggregate nominal amount of $3,600,000.

Movements in Ordinary Shares:

	Shares No.	Par value USD 000	Share premium USD 000	Total USD 000
At June 30, 2022	21,318,118	256	99,418	99,674
Capital raises [1]	4,230,770	51	5,449	5,500
Employee share scheme issues [2]	102,252	1	151	152
At June 30, 2023	25,651,140	308	105,018	105,326
Capital raises [1]	1,715,191	206	2,862	3,068
Employee share scheme issues [2]	282,836	19	340	359
Reverse stock split3(	(23,209,434)	-	-	-
At June 30, 2024	4,439,733	533	108,220	108,753

1	During the year ended June 30, 2024, the company issued 1,715,191 million shares to capital market investors through At the Market issuances and registered direct offerings, raising $3.1 million in gross proceeds.

On July 29, 2022, the Company entered into a Securities Purchase Agreement to issue and sell, in a registered direct offering directly to an investor, (i) an aggregate of 2,300,000 Ordinary Shares (the “Shares”), nominal value $0.012 per share, at an offering price of $1.30 per share and (ii) an aggregate of 1,930,770 pre-funded warrants exercisable for Ordinary Shares at an offering price of $1.2999 per pre-funded warrant, for gross proceeds of approximately $5.5 million before deducting the placement agent fee and related offering expenses. The pre-funded warrants were sold to the Investor whose purchase of Ordinary Shares in the Registered Offering would otherwise result in the Investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding Ordinary Shares immediately following the consummation of the Registered Offering, in lieu of Ordinary Shares. Each pre-funded warrant represents the right to purchase one Ordinary Share at an exercise price of $0.0001 per share. The pre-funded warrants were exercised on November 22, 2022.

In a concurrent private placement, the Company agreed to issue to the investor, Series A Warrants exercisable for an aggregate of 4,230,770 Ordinary Shares at an exercise price of $1.30 per share. Each Series A Warrant will be exercisable on February 2, 2023 and will expire on February 2, 2028. The Series A Warrants and the Ordinary Shares issuable upon the exercise of the Series A Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder.

F-60

Each share has the same right to receive dividends and repayment of capital and represents one vote at shareholders’ meetings. Proceeds received in addition to the nominal value of the shares issued during the year have been included in share premium. The costs associated with the issuance of new shares are included within other reserves (see Note 27). Share premium has also been recorded in respect of the share capital related to employee share awards.

25. Other reserves

(US dollars in thousands)	Preference shares 1	Shares pending issue	Capital raising costs 2	Equity incentive costs 3	Share awards issuance 3	Foreign exchange	Total
At June 30, 2021	3,270	20,466	(8,828)	1,422	(971)	(45)	15,314
Issuance of shares	-	(20,466)	-	-	-	-	(20,466)
Share issuance costs	-	-	(122)	1,452	(1,879)	-	(549)
Other movements	-	-	-	-	-	(283)	(283)
At June 30, 2022	3,270	-	(8,950)	2,874	(2,850)	(328)	(5,984)
Interest on equity instruments	198	-	-	-	-	-	198
Equity instruments payments	(149)	-	-	-		-	(149)
Capital raising costs	-	-	(446)	-	-	-	(446)
Equity incentives cost less shares issued	-	-	-	147	(154)	-	(7)
Other movements		-	-	-	-	(104)	(104)
At June 30, 2023	3,319	-	(9,396)	3,021	(3,004)	(432)	(6,492)
Interest on equity instruments	150	-	-	-	-	-	150
Capital raising costs	-	-	(207)	-	-	-	(207)
Equity incentives cost less shares issued	-	-	-	333	(92)	-	241
Other movements	-	-	-	-	-	7	7
At June 30, 2024	3,469	-	(9,603)	3,354	(3,096)	(425)	(6,301)

1	During the year, the Company accrued $0.15 million dividends on Aevitas preference shares.

F-61

2	The $0.2 million of transaction costs incurred in the year ended June 30, 2024 (year ended June 30, 2023: $0.4 million; year ended June 30, 2022: $0.1 million) relate primarily to capital raises on Nasdaq.

3	During the year ended June 30, 2024, $0.3 million was expensed towards share incentive awards to employees, directors, and consultants of the Company under the 2017 Omnibus Incentive Plan (year ended June 30, 2023: $0.1 million). Amounts are expensed at the award grant price over the vesting period, adjusted for actual quantities upon vesting. Of the expenses recorded, $0.3 million of shares were delivered to participants (year ended June 30, 2023: $0.1 million). During the years ended June 30, 2024 and June 30, 2023, the following awards under the Incentive Plan have been granted, and have vested or been forfeit:

	Number of RSUs, PSUs and BSAs (thousands)	Weighted average grant date fair value $000
Outstanding at June 30, 2022	279	$471
Granted	912	303
Vested	(356)	(123)
Forfeit	(178)	(320)
Outstanding at June 30, 2023	657	$331
Granted	128	234
Vested/Settled	(150)	(248)
Reverse stock split impact	(591)	(298)
Forfeit	(11)	(3)
Outstanding at June 30, 2024	33	$16

In October 2024, the company implemented a 10-to-1 reverse stock split, which impacted the outstanding number of RSUs, PSUs, and BSAs. The reverse stock split proportionally reduced the number of outstanding awards, including their weighted average grant date fair value. As a result, employees holding these grants experienced a corresponding adjustment in the value of their awards to align with the revised share structure. This adjustment ensures that the economic value and equity proportion represented by the awards remain consistent post-split.

26. Earnings / (Loss) per share

The earnings / (loss) and weighted average numbers of Ordinary Shares used in the calculation of earnings / (loss) per share are as follows:

	As at June 30
(US dollars in thousands)	2024	2023	2022
Loss for the year / period attributable to equity owners	(46,700)	(24,355)	(22,054)
Weighted average number of shares in issue (‘000s)	3,079	2,467	2,074
Basic earnings/(loss) per share (dollars)	(15.17)	(9.87)	(10.64)
Diluted earnings/(loss) per share (dollars)	(15.17)	(9.87)	(10.64)

On October 4, 2023, the Company announced a one-for-ten (1-10) reverse stock split and par value change of its Ordinary Shares which began trading on a post-split basis on October 6, 2023. The reverse stock split has been applied retrospectively to the prior years’ share figures for the purpose of calculating EPS.

27. Pensions

The Company’s principal pension plan comprises the compulsory superannuation scheme in Australia, where the Company contributed 11% during the year, and for FY25, the Company is required to contribute 11.5%. A pension scheme is also in place for U.K. employees, where the Company contributes 7% (year ended June 30, 2024: 7%; year ended June 30, 2023: 7%). A pension scheme is also in place for Netherlands employees where the Company is required to contribute 10.3%. The pension charge for the year represents contributions payable by the Group which amounted to $0.1 million (year ended June 30, 2023: $0.4 million; year ended June 30, 2022: $0.9 million).

	As at June 30
(US dollars in thousands)	2024	2023	2022
PLC	-	-	12
VISL	11	20	33
KSH	95	294	293
KSO	1	33	552
PTY	19	21	43
Total Pension recognized in P&L	126	369	933

F-62

28. Financial instruments

	As at June 30
(US dollars in thousands)	2024	2023	2022
Financial assets at amortized cost
Trade and other receivables	9,644	5,676	6,921
Cash and cash equivalents	199	553	1,285
Restricted cash	292	608	1,195
Total	10,135	6,837	9,401

Financial liabilities at amortized cost
Loans and borrowings	29,086	32,388	28,561
Trade and other payables	24,345	9,586	10,847
Total	53,431	41,974	39,408

The amounts disclosed in the above table for trade and other receivables and trade and other payables do not agree to the amount reported in the Company’s Consolidated Statement of Financial Position as they exclude prepaid expenses, payroll liabilities and sales tax payable, current tax receivables and contract assets and liabilities which do not meet the definition of financial assets or liabilities.

(a) Financial risk management

The Group’s principal financial instruments are bank balances, cash and medium-term loans. The main purpose of these financial instruments is to manage the Group’s funding and liquidity requirements. The Group also has other financial instruments such as trade receivables and trade payables which arise directly from its operations.

The Group is exposed through its operations to the following financial risks:

●	Liquidity risk

●	Credit risk

●	Foreign currency risk

●	Interest rate risk

The Board has overall responsibility for the establishment and oversight of the Group’s risk management framework. Policy for managing risks is set by the Chief Executive Officer and is implemented by the Group’s finance department. All risks are managed centrally with tight control of all financial matters.

(b) Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group considers that liquidity risk is effectively managed and mitigated. The Group held unrestricted cash resources of $0.2 million at June 30, 2024 (June 30, 2023: $0.6m; June 30, 2022: $1.3m). The ratio of current assets to current liabilities at June 30, 2024 is 0.33 (June 30, 2023: 0.54; June 30, 2022: 0.93).

Following sale of ex-solar J.A. Martin operations on July 1, 2022, the AU$2.1 million J.A. Martin debtor finance facility (drawn down at June 30, 2022: nil; June 30, 2021: nil) was cancelled and a new facility with a limit of AU$2.5 million and variable interest rate that is currently 7.75% was established by Kenshaw, as well as a trade finance facility of $0.5 million. As of June 30, 2024, this facility amounting to AU$1.8 million is reclassified to “Assets held for sale” as a result of Kenshaw Electrical Pty Ltd sale.

The Group maintains near-term cash flow forecasts that enable it to identify its borrowings requirement so that remedial action can be taken if necessary.

As part of the going concern assessment (explained earlier), we also reviewed the net current liabilities outstanding (payable in the next 12 months) as of 30 September 2024, which amounted to $9.3 million. After accounting for adjustments such as excluding payables to related and friendly parties, liabilities settled post-30 September, and reclassifying accrued interest to non-current liabilities (AWN has provided confirmation to defer the interest accrued to them by more than 12 months), the adjusted net current liabilities has been reduced to approximately $5.4 million. Additionally, our analysis indicates that the budgeted combined average monthly cash burn (not accounting for sales, deposits and other cash inflows) for VivoPower and Tembo over the next 12 months is approximately $357 thousand per month, or equivalent to approximately $4.3 million per annum. Considering both the adjusted net liabilities and cash burn, the projected cash outlay for the next 12 months is estimated to be approximately $9.7 million. As of the date of this report the company has finalized a $12 million facility.

With the upcoming cash requirements the Company recently also embarked on a ‘Sum of the Parts’ exercise to identify under-valued assets and determine ways to monetize them separately. These efforts include, but are not limited to:

○	Spinning Tembo off independently via a SPAC which has been valued at $838 million USD

○	A reverse merger with FAST at a potential valuation of $522 million USD

○	Bringing forward the sale of the Caret portfolio with a potential value of $7.2 million USD

○	Further approaches to the market for the sale of VivoPower shares.

F-63

○	Working with potential investors, currently under NDA’s, to invest in both Tembo and VivoPower directly to take advantage of our current stock price.

Contractual maturities of financial liabilities, including interest payments, are as follows:

Year Ended June 30, 2024		Less than			More than
(US dollars in thousands)	Total	1 year	1-3 years	3-5 years	5 years
Contractual maturity of financial liabilities
Trade and other payables (financial liabilities)	24,345	24,345	-	-	-
Borrowings	29,086	8,171	853	20,062	-
Lease liabilities	-	-	-	-	-
Total	53,431	32,516	853	20,062	-

Year Ended June 30, 2023		Less than			More than
(US dollars in thousands)	Total	1 year	1-3 years	3-5 years	5 years
Contractual maturity of financial liabilities
Trade and other payables (financial liabilities)	9,586	9,586	-	-	-
Borrowings	30,083	1,922	12,323	8,447	7,391
Lease liabilities	2,305	462	1,375	415	53
Total	41,974	11,970	13,698	8,862	7,444

Year Ended June 30, 2022		Less than			More than
(US dollars in thousands)	Total	1 year	1-3 years	3-5 years	5 years
Contractual maturity of financial liabilities
Trade and other payables (financial liabilities)	10,847	10,847	-	-	-
Borrowings	26,097	4,604	11,283	10,210	-
Lease liabilities	2,464	506	846	1,112	-
Total	39,408	15,957	12,129	11,322	-

(c) Credit risk

The primary risk arises from the Group’s receivables from customers and contract assets. The majority of the Group’s customers are long-standing and have been a customer of the Group for many years. Losses have occurred infrequently. The Group is mainly exposed to credit risks from credit sales, but the Group has no significant concentrations of credit risk and keeps the credit status of customers under review. Credit risks of customers of new customers are reviewed before entering into contracts. The debtor exposure is monitored by Group finance and the local entities review and report their exposure on a monthly basis.

The Group does not consider the exposure to the above risks to be significant and has therefore not presented a sensitivity analysis on the identified risks.

(d) Foreign currency risk

The Group operates internationally and is exposed to foreign exchange risk on sales and purchases that are denominated in currencies other than the respective functional currencies of the Group entities to which they relate, primarily between USD, AUD, EUR and GBP.

The Group’s investments in overseas subsidiaries are not hedged as those currency positions are either USD denominated and/or considered to be long-term in nature.

The Group is exposed to foreign exchange risk on the following balances at June 30, 2024:

●	Cash and cash equivalents $0.2 million denominated in AUD.

●	Restricted cash $0.3 million denominated in AUD.

●	Trade and other receivables $0.4 million denominated in AUD, $2.1 million in GBP and $0.8 million in EUR.

●	Trade and other payables $6.2 million denominated in AUD, $2.2 million in EUR and $5.5 million in GBP.

Of the total shareholder loan of $29.1 million, $27.1 million is denominated in USD and $1.9 million is denominated in AUD.

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(e) Interest rate risk

As a result of the related party loan agreement the Group is exposed to interest rate volatility. However, the interest rate is fixed for the medium term, therefore, the risk is largely mitigated for the near future. The Group will continue to monitor the movements in the wider global economy.

29. Related party transactions

AWN Group Holdings Pty Ltd (AWN) is no longer the ultimate controlling party of VivoPower however it does retain significant influence. As at June 30, 2024, AWN holds a 20.1% equity interest in the Company. The Board of Directors of VivoPower operates at arms-length from that of AWN. To the extent there are matters between the two companies of a confidential or commercial nature Mr. Chin recuses himself from these matters. AWN does not participate in the day to day operations of VivoPower.

Kevin Chin, Chairman and Chief Executive Officer of VivoPower, is also Chief Executive Officer of AWN. During the period, a number of services were provided to the Company from AWN and its subsidiaries; the extent of the transactions between the two groups is listed below. Mr. Chin recused himself from these activities to ensure there was no conflict of interest.

On January 11, 2023, amendments to the related party loan were agreed with AWN:

(i) to defer repayment of principal to commence on April 1, 2025, with repayments over 60 months to March 31, 2030.

(ii) to defer interest payments from October 1, 2023, becoming due and payable on the earlier of a) completion by VivoPower of a debt or equity raise of at least $25 million, and b) October 1, 2024.

(iii) to extend the increased interest rate and line fee of 10.00% and 2.00% per annum respectively commenced on October 1, 2021 to the earlier of a) March 31, 2025 or b) the date a minimum Prepayment of $1,000,000 is made.

(iv) to extend the initial refinancing fee accruing incrementally at 1.6% per annum from July 1, 2021 and become payable at the earlier of a) $1.0 million prepayment being made or b) April 1, 2025.

(v) to defer the repayment date of the previous fixed facility extension fee of $0.355 million, becoming payable on April 1, 2025.

(vi) In addition to previously agreed refinancing fees, an additional $0.855 million fixed refinancing fee will accrue immediately and become payable on April 1, 2025.

On June 30, 2023, further amendments to the loan were agreed with AWN:

(i) to defer interest payments from October 1, 2024 to April 1, 2025, and to replace the conditional requirement to repay accrued interest upon completion by VivoPower of a debt or equity raise of at least $25 million, with the conditional requirement to make repayments of interest and/or principal to meet the mandatory repayment schedule described in sections (ii) and (iii) below following a qualifying liquidity event.

(ii) upon completion by VivoPower International PLC of a qualifying liquidity event of at least $5.0 million, Aevitas is required to make mandatory prepayment of principal and interest to AWN Holdings in accordance with the following schedule:

a) proceeds $5 million to $7.5 million - pay 25% of amounts raised;

b) proceeds $7.5 million to $12.5 million - pay $1.875 million plus 45% of amounts raised;

c) proceeds $12.5 million and above - pay $4.125 million plus 25% of amounts raised.

(iii) for the purposes of the mandatory prepayment requirement, a ‘qualifying liquidity event’ excludes direct investments into VivoPower’s subsidiary, Tembo, and debt raised in respect of working capital finance facilities, but includes:

a) equity or debt raise;

b) trade sale of underlying subsidiary or business unit (including, for example, Aevitas and Caret); and

c) loan repayment from Tembo to VivoPower.

(iv) as consideration for the concessions agreed with AWN, VivoPower International PLC committed to issue AWN with 500,000 warrants, with a duration of 12 months, at an exercise price of $0.67 per share.

On June 30, 2024, VivoPower amended its shareholder loan financing agreement with AWN. The loan includes a facility limit of $34 million, of which a drawdown of $8.1 million principal is due to be repaid in the current period, and $20.9 million principal is non-current. In addition there is $12 million in interest and fees on the AWN loan due to be repaid in the current period. The agreement consolidated all shareholder loans into a single tranche. AWN also received an option to acquire 1,150,000 Tembo shares post-business combination with Cactus Acquisition Corp 1 Limited at $1.35 per share. Post balance date, AWN agreed to a 9 month grace period for the repayment of $11 million accrued interest, and a deferral of $8.9 million of principal for repayment from April 1, 2025 to January 1, 2026. This renders all but $1 million of interest non-current in nature, and all of the loan principal non-current.

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In December 2021, a short-term loan of $1.1 million (AU$1.5 million) was provided from AWN to Aevitas O Holdings Pty Limited at an interest rate of 10.0%, increasing to 12.5% from January 1, 2022. The loan is set to expire on April 1, 2025 (initially set as April 30, 2022, then extended to the earlier of October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower International PLC of a debt or equity raise of at least S$25 million was dropped on June 30, 2023. Facility extension fees of AU$29,000 (AU$40,000) and $43,500 (AU$60,000) are payable upon maturity, relating to the two extensions respectively.

On February 22, 2022, a short-term $3.0 million loan was provided from AWN to Aevitas, with an interest rate of 10.00% per annum payable on the principal sum upon maturity. The loan is set to expire on April 1, 2025 (initially set as May 13, 2022, then extended to the earlier of October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower International PLC of a debt or equity raise of at least S$25 million was dropped on June 30, 2023. Facility extension fees of $85,000 and $110,000 are payable upon maturity, relating to the two extensions respectively.

On December 22, 2022, a short-term $3.0 million loan was provided from AWN to Aevitas, with an interest rate of BBSY bid floating rate (on average 3.60% for the period from inception to June 30, 2023) plus fixed margin of 15.0% per annum payable on the principal sum upon maturity. A 1% facility establishment fee of $30,000 was deducted upon initial loan drawdown, and a further 3% exit fee of $90,000 is payable on expiry. The loan is set to expire on April 1, 2025 (initially set as October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower International PLC of a debt or equity raise of at least S$25 million was agreed on January 11, 2023, then dropped on June 30, 2023. A facility extension fee of $115,000 is payable upon maturity.

In February and March 2023, further short-term loans of AU$0.5 million and AU$0.25 million were established between AWN and VivoPower, drawn down between February and May 2023. On June 30, 2023, the expiry or the loans was amended to August 31, 2023.

On June 30, 2024, VivoPower amended its shareholder loan financing agreement with AWN. The loan includes a facility limit of $34 million, of which a drawdown of $8.1 million principal is due to be repaid in the current period, and $20.9 million principal is non-current. In addition there is $12 million in interest and fees on the AWN loan due to be repaid in the current period. The agreement consolidated all shareholder loans into a single tranche.

Mr. Hui is paid fees of $50,000 per annum during the year. Mr. Hui elected to receive 100% of his fees in cash. $50,000 remaining accrued and payable as at June 30, 2024. Mr. Hui also receives equity-based remuneration in relation to his involvement in management of Critical Power Services segment, and the hyper-turnaround and hyperscaling program. Of the 17,500 ($13,125) annual retention RSUs granted on April 1, 2020, vesting annually from June 2021 to June 2026, 3,500 RSUs ($2,625) vested in the current year. Of the 52,500 ($39,375) performance RSUs vesting quarterly from September 2020 to June 2023, dependent on meeting quarterly performance goals, 6,314 RSUs ($4,736) vested in the current year. A further 20,000 annual retention RSUs ($5,200) were granted to Mr. Hui on January 11, 2023, vesting annually from December 2023 to December 2025.

From time to time, costs incurred by AWN on behalf of VivoPower are recharged to the Company. During the year ended June 30, 2024, $617,334 was recharged to the Company (year ended June 30, 2022: $1,138,346; year ended June 30, 2022: $343,806). At June 30, 2024, the Company has a payable to AWN in respect of recharges of $886,676 (June 30, 2023: $1,392,303, June 30, 2022: $313,688).

Aevitas is indebted to The Panaga Group Trust, of which Mr. Kevin Chin is a beneficiary and one of the directors of the corporate trustee of such trust, with 4,697 Aevitas Preference Shares, of face value AU$46,970. The Panaga Group Trust earned AU$3,302 ($2,188) dividends on the Aevitas Preference Shares during the year ended June 30, 2023.

Chairman’s fees for Kevin Chin in the amount of £68,000 ($85,570) were charged to the Company by Arowana Partners Group Pty Ltd (“APG”) in the current year. A further $0.4 million (as of June 30, 2023: $0.1 million) incurred by APG on behalf of the Company were recharged to the Company in the year. At June 30, 2024, the Company had an account payable of $0.7 million (as of June 30, 2023: $0.2 million) respect of these services. Mr. Chin is a shareholder and director of Arowana Partners Group Pty Ltd during the year ended June 30, 2024.

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As CEO, Mr. Chin is paid £325,000 base fees, £38,000 annual professional development allowance. A further $0.5 million incurred by Arowana International UK Limited were recharged to the Company in the year. Of the base salary in FY23, 4 months were paid in cash, whilst for 8 months, Mr. Chin agreed to receive payment in the form of 541,666 cashless warrants in VivoPower shares, exercisable in the period June 3, 2024 to June 3, 2029 at an exercise price of $0.60. Shares issued following exercising of warrants will remain restricted for 12 months. Mr. Chin has allocated these warrants to a benevolent cause, the ASEAN Foundation. At June 30, 2024, the Company had an account payable of $1.2 million in respect of these services and recharges.

Mr. Chin receives equity-based remuneration in relation to his involvement in leading the hyper-turnaround and hyperscaling program. Of the 87,200 ($65,400) annual retention RSUs granted on April 1, 2020, vesting annually from June 2021 to June 2026, 17,440 RSUs ($13,080) vested in the current year. Of the 261,600 ($196,200) performance RSUs vesting quarterly from September 2020 to June 2023, dependent on meeting quarterly performance goals, 31,456 RSUs ($23,592) vested in the current year. In December 2021, the Remuneration Committee approved an equity award of RSUs in relation to short-term incentives for the year ended June 30, 2022, vesting in June 2023 deferred from June 2022. The award vested 94,291 RSUs ($275,330), based on Mr. Chin’s base salary £325,000 x 1.3237 exchange rate x 64% performance measurement / $2.92 VWAP (Volume weighted average price). A further 20,000 annual retention RSUs ($5,200) were granted to Mr. Chin on January 11, 2023, vesting annually from December 2023 to December 2025.

On November 26, 2021, APG provided a loan of $0.37 million to Caret, to provide working capital assistance. The loan incurred interest during the year of $22,895 at 8% plus a 2% facility fee, plus a one-off establishment fee of $7,400. The loan plus interest were repaid in August 2022.

In August 2023, the Company received a short-term funding from Arowana International UK Limited amounting to £25,000 for working capital purposes which was repaid in September 2023. In addition, the Company also received an interest only basis loan amounting $48,000 from Arowana United Enterprises Pte Ltd in October 6, 2023 stipulating a nominal rate of 8% per annum.

30. Subsequent events

Post the balance sheet date Tembo executed a definitive Business Combination Agreement with CCTS on August 29, 2024; the business combination is expected to by completed by the first quarter of the calendar year 2025, with Tembo being listed as a separate entity on the Nasdaq.

On July 2, 2024, as part of the Company’s previously announced strategic focus on its fast-growing business units being Electric Vehicles and Sustainable Energy Solutions, the Company announced the sale of its non-core business unit, Kenshaw Electrical, for gross consideration of approximately AU$1.2 million. By divesting non-core assets, VivoPower believes it can concentrate on advancing its core sustainable energy solutions and electric vehicle businesses.

On September 17, 2024, the Company entered into a placement agency agreement with Chardan Capital Markets LLC for an offering of up to 10,000,000 Ordinary Shares at $1.25 per share, under the Company’s Registration Statement on Form F-1 (No. 333-281065), effective August 29, 2024. The offering closed early on September 27, 2024, resulting in the issuance of 3,200,000 Ordinary Shares to institutional investors, generating approximately $4 million in gross proceeds.

On November 23, 2024, AWN agreed to a 9 month grace period for the repayment of $11 million accrued interest, and a deferral of $8.9 million of principal for repayment from April 1, 2025 to January 1, 2026. This renders all but $1 million of interest non-current in nature, and all of the loan principal non-current.

31. Key management personnel compensation

Key management personnel, which are those roles that have a Group management aspect to them, are included in Note 9 to the consolidated financial statements.

32. Ultimate controlling party

As at June 30, 2024, AWN held a 20.1% equity interest in the Company. Since June 30, 2021, the Company no longer has an ultimate controlling party.

In prior periods, the ultimate controlling party and the results into which these financials were consolidated was AWN, a company registered in Australia.

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18,800,000 Ordinary Shares

VIVOPOWER INTERNATIONAL PLC

(Incorporated in England and Wales)

PROSPECTUS

The date of this prospectus is May 27, 2025.

Chardan